      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 2004

                                                              REGISTRATION NO.
                                                              333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                          THL BEDDING HOLDING COMPANY
             (Exact name of Registrant as specified in its charter)
                             ---------------------

              DELAWARE                               2511                              20-0646221
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

                        ONE CONCOURSE PARKWAY, SUITE 800
                          ATLANTA, GEORGIA 30328-6188
                                 (770) 512-7700
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                             ---------------------
                              WILLIAM S. CREEKMUIR
                          EXECUTIVE VICE PRESIDENT AND
                            CHIEF FINANCIAL OFFICER
                          THL BEDDING HOLDING COMPANY
                        ONE CONCOURSE PARKWAY, SUITE 800
                          ATLANTA, GEORGIA 30328-6188
                                 (770) 512-7700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

               ALEXANDER D. LYNCH, ESQ.                              LESLIE N. SILVERMAN, ESQ.
              WEIL, GOTSHAL & MANGES LLP                                SANDRA L. FLOW, ESQ.
                   767 FIFTH AVENUE                              CLEARY, GOTTLIEB, STEEN & HAMILTON
                  NEW YORK, NY 10153                                      1 LIBERTY PLAZA
                    (212) 310-8000                                       NEW YORK, NY 10006
                                                                           (212) 225-2000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                             ---------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM        AMOUNT OF
                   TITLE OF EACH CLASS OF                     AGGREGATE OFFERING      REGISTRATION
                SECURITIES TO BE REGISTERED                        PRICE(1)               FEE
------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value...............................     $345,000,000           $43,712
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION. DATED JUNE 4, 2004.

                                              SHARES

                                 (SIMMONS LOGO)

                          THL BEDDING HOLDING COMPANY

                                  COMMON STOCK
                             ---------------------
     This is an initial public offering of shares of common stock of THL Bedding Holding Company.

     THL Bedding Holding Company is offering           of the shares to be sold
in the offering. The selling stockholders identified in this prospectus are
offering an additional           shares. THL Bedding Holding Company will not
receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

     Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per
share will be between $     and $     . THL Bedding Holding Company intends to
list the common stock on the New York Stock Exchange under the symbol "   ".

     SEE "RISK FACTORS" ON PAGE 10 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.
                             ---------------------
     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                             ---------------------

                                                              Per Share     Total
                                                              ---------   ----------
Initial public offering price...............................  $           $
Underwriting discount.......................................  $           $
Proceeds, before expenses, to THL Bedding Holding Company...  $           $
Proceeds, before expenses, to the selling stockholders......  $           $

     To the extent that the underwriters sell more than           shares of
common stock, the underwriters have the option to purchase up to an additional shares from the selling stockholders at the initial public offering price less the underwriting discount.
                             ---------------------
     The underwriters expect to deliver the shares against payment in New York,
New York on           , 2004.

GOLDMAN, SACHS & CO.                                                   CITIGROUP

DEUTSCHE BANK SECURITIES           LEHMAN BROTHERS           UBS INVESTMENT BANK

                           SUNTRUST ROBINSON HUMPHREY
                             ---------------------
                       Prospectus dated           , 2004.

                                   [ARTWORK]

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER WE NOR THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NEITHER WE NOR THE SELLING STOCKHOLDERS ARE MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

     IN THIS PROSPECTUS, WE RELY ON AND REFER TO INFORMATION AND STATISTICS REGARDING OUR INDUSTRY. WE OBTAINED THIS MARKET DATA FROM INDEPENDENT INDUSTRY PUBLICATIONS OR OTHER PUBLICLY AVAILABLE INFORMATION. ALTHOUGH WE BELIEVE THAT THESE SOURCES ARE RELIABLE, WE HAVE NOT INDEPENDENTLY VERIFIED AND DO NOT GUARANTEE THE ACCURACY AND COMPLETENESS OF THIS INFORMATION.
                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................   10
Disclosure Regarding Forward-Looking Statements.............   21
Use of Proceeds.............................................   22
Dividend Policy.............................................   22
Capitalization..............................................   23
Dilution....................................................   24
Unaudited Pro Forma and Pro Forma As Adjusted Financial
  Data......................................................   26
Selected Historical Consolidated Financial and Other
  Operating Data............................................   35
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   39
Business....................................................   59
Management and Directors....................................   71
Principal and Selling Stockholders..........................   79
Certain Relationships and Related Party Transactions........   82
Description of Capital Stock................................   85
Shares Eligible for Future Sale.............................   87
Underwriting................................................   89
Validity of Securities......................................   91
Experts.....................................................   91
Available Information.......................................   91
Index to Consolidated Financial Statements..................  F-1

     Until           , 2004 (25 days after the date of this prospectus), all
dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     This summary highlights selected information about us and the material terms of the offering. This summary does not contain all of the information that you should consider before making an investment decision. This prospectus contains forward-looking statements that involve risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in "Risk Factors" and elsewhere in this prospectus. Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' option to purchase additional shares. Unless otherwise indicated, the terms "fiscal year" and "year" in this prospectus refer to the 52 or 53 weeks ended on the last Saturday in December of the year referenced, except with respect to the year ended December 27, 2003, which refers to the consolidated results for our predecessor for the period from December 29, 2002 through December 19, 2003 combined with our consolidated results for the period from December 20, 2003 through December 27, 2003.

                                  OUR BUSINESS

     We are a leading manufacturer and distributor of branded bedding products in the United States. We sell a broad range of mattresses and foundations under our well-recognized brand names, including Simmons(R), Beautyrest(R), our flagship product, and BackCare(R). Over our 134-year history, we have developed numerous innovations, including the first mass-produced innerspring mattress, the Pocketed Coil(R) innerspring, the "Murphy Bed," the Hide-a-Bed(R) sofa and our patented "no flip" mattress. We also pioneered the national distribution of queen and king size mattresses and, in 2001, introduced the Olympic(R) Queen mattress, an extra-wide queen mattress. For the year ended December 27, 2003 and the quarter ended March 27, 2004, we generated net sales of $806.3 million and $223.3 million, respectively, which represents growth of 13.8% over the year ended December 28, 2002 and 19.7% over the quarter ended March 29, 2003, respectively.

     The majority of our products are innerspring mattresses and foundations, which comprise an estimated 80%-90% of the U.S. wholesale bedding industry, according to industry sources. We place particular emphasis on premium products targeted to sell at higher-end retail price points of $799 and above per queen set. Additionally, we focus on selling queen and larger size mattresses. For the year ended December 27, 2003, we derived approximately 57% of our sales from mattresses with retail price points of $799 and above (39% from above $1,000) and approximately 83% of our sales from queen and larger size mattresses. We believe these product categories offer faster growth and higher gross margins than other bedding segments. Primarily as a result of this focus, our average unit selling price ("AUSP") for the year ended December 27, 2003 was approximately 50% above the industry average as reported by the International Sleep Products Association ("ISPA").

     We sell to a diverse nationwide base of approximately 3,400 retail customers, representing over 11,000 outlets, including furniture stores, specialty sleep shops, department stores and furniture rental stores. Our sales force added approximately 700 net new retail accounts from January 2001 to December 2003, broadening our revenue base and improving customer credit quality. We support these retailers with significant advertising and promotional spending, as well as extensive customer service.

     We also distribute branded bedding products on a contract sales basis, with an emphasis on premium products, directly to the hospitality industry and government agencies. Starwood Hotels & Resorts Worldwide, Inc. has selected our Beautyrest(R) mattress as the product for their "Heavenly Bed" program, a luxury hotel room program targeted at their preferred customer club members. In addition, we license selected trademarks, patents and other intellectual property to various domestic and foreign manufacturers.

     We operate 17 manufacturing facilities strategically located throughout the United States and Puerto Rico. Unlike many of our competitors that operate as associations of independent licensees, we have national in-house manufacturing capabilities. We believe that there are a number of important advantages to operating nationally, including the ability to service multi-state accounts, maintain more consistent quality of products and leverage research and development activities. Our just-in-time manufacturing capability enables us to manufacture and ship approximately 75% of our products to our retail customers within five business days of receiving their order and to minimize our working capital requirements.

     We have proven research and development capabilities. Guided by our Better Sleep Through Science(R) philosophy, we apply extensive research to design, develop, manufacture and market innovative sleep products to provide consumers with a better night's sleep. We currently own 44 domestic and 188 international patents, and have 28 domestic and 38 international patent applications pending.

     In 2000, our management team began investing heavily in training to revitalize our corporate culture. Under the supportive team environment our management introduced, we have designed new products, diversified our customer base, standardized manufacturing processes and upgraded our information systems. In January 2004, Simmons was named one of FORTUNE magazine's "100 Best Places To Work". We have also improved our cost structure through our "Zero Waste" initiative, a program begun in January 2001 that focuses on the key result areas of safety, quality, service and cost. As a result of these and other efforts, our gross margin has increased from 40.8% for the year ended December 30, 2000 to 48.2% for the year ended December 27, 2003.

                                    INDUSTRY

     We compete in the U.S. wholesale bedding industry, which generated sales of approximately $5.0 billion in 2003, according to ISPA. While there are approximately 700 bedding manufacturers in the United States, four companies (including Simmons) accounted for approximately 59% of the industry's wholesale revenues for 2003 according to Furniture/Today. The remainder of the domestic conventional bedding market primarily consists of hundreds of smaller independent local and regional manufacturers.

     The U.S. bedding industry is characterized by growing unit demand, rising AUSPs and stability throughout various economic environments. Annual growth of total bedding industry sales has averaged approximately 5.9% over the last twenty years. During this period, there has been just one year in which industry revenues declined (0.3% in 2001). This stability and resistance to economic downturns is due largely to replacement purchases, which account for approximately 80% of bedding industry sales. In addition, high shipping costs and the short lead times demanded by mattress retailers limited Asian imports to less than 3% of the U.S. market in 2003 according to the International Trade Association. For the twelve months ended March 31, 2004, ISPA estimates that total bedding industry sales increased 10.1% over the prior twelve-month period.

     We believe that current trends favor increased consumer spending on mattresses. These trends are particularly favorable for sales of mattresses at the premium end of the market and queen and larger size mattresses, two areas where we believe we are well-positioned. We believe that the factors contributing to growth in these areas include:

     - Rapid growth in the 39-57 year old segment of the population, the largest and fastest growing segment of the population according to the U.S. Census Bureau, a group that tends to have higher earnings and more discretionary income and makes a disproportionate share of the purchases of bedding products relative to the general population;

     - Growth in the size of homes, which increased from an average of approximately 1,725 square feet in 1983 to approximately 2,320 square feet in 2003, and the number of bedrooms in homes in the last twenty years, according to the National Association of Home Builders;

     - Strong historical and projected growth in the number of people purchasing second homes, which grew approximately 17% from 1990-2000 according to the U.S. Census Bureau;

     - Increasing consumer awareness of the health benefits of better sleep, as evidenced by a study conducted by the Better Sleep Council in March 2004, in which 90% of all respondents reported that a good mattress was essential to health and well being; and

     - Greater relative profitability that the bedding category provides to retailers, particularly in higher-end products.

     As a result of these and other trends, mattress units sold in the United States at retail price points of at least $1,000, as a percent of total mattress units sold, rose from 15.5% in 2000 to 19.8% in 2003, according to ISPA. Mattress units sold by us at retail price points of at least $1,000, as a percent of total mattress units sold by us, rose from 20.7% in 2000 to 39.2% in 2003. Additionally, queen and larger size mattress units sold in the United States, as a percent of total mattress units sold, rose from 43.3% in 2000 to 46.5% in 2003, according to ISPA. Queen and larger size mattress units sold by us, as a percent of total mattress units sold by us, rose from 66.0% in 2000 to 70.9% in 2003.

                             COMPETITIVE STRENGTHS

     We believe that the following key competitive strengths will contribute to our continued success:

     - LEADING MARKET POSITION, PARTICULARLY IN PREMIUM SEGMENTS. According to Furniture/Today, we are the second largest bedding manufacturer in the United States, with an estimated 15.7% market share for 2003. Because our AUSP is 50% higher than the industry average, we believe that our market share is significantly greater in the premium segments and queen and larger size mattresses.

     - STRONG PORTFOLIO OF BRANDS. We have a strong portfolio of brands, including Simmons(R), Beautyrest(R) and BackCare(R). These brands together have approximately 84% domestic brand recognition, according to a 2002 report that we commissioned.

     - INDUSTRY-LEADING INNOVATION AND NEW PRODUCT INTRODUCTIONS. Guided by our Better Sleep Through Science(R) philosophy, we apply extensive research to design, develop, manufacture and market innovative sleep products to provide consumers with a better night's sleep. We believe our continuing focus on innovation and new product introductions has led us to increase our unit sales and AUSP.

     - SUPERIOR MANUFACTURING PLATFORM. Our manufacturing facilities are strategically located throughout the United States and Puerto Rico with complete national coverage. We are vertically integrated and manufacture our Pocketed Coil(R) springs at each of our plants. Our just-in-time manufacturing system, supported by our fully integrated information technology systems, allows us to manufacture and ship approximately 75% of our products to our retail customers within five business days of receiving their order.

     - HIGHLY DIVERSIFIED CUSTOMER BASE. We sell to a diverse nationwide customer base of approximately 3,400 retail customers, representing over 11,000 outlets, including furniture, specialty bedding and department stores and furniture rental centers. No single customer accounted for more than 4.2% of our sales in 2003.

     - STRONG TRACK RECORD OF GROWTH AND FREE CASH FLOW GENERATION. Driven by a shift in sales mix to higher margin products, a focus on the elimination of manufacturing waste, as well as control over fixed manufacturing costs and selling, general and administrative expenses, we have significantly increased our gross margin and operating cash flow. Additionally, we have low capital expenditure and working capital requirements. Our ability to generate strong and consistent free cash flow has given us the flexibility to invest in our operations, pursue attractive growth opportunities and reduce debt.

     - OUTSTANDING MANAGEMENT TEAM DRIVING A UNIQUE CORPORATE CULTURE. Our management team, which includes executives with significant bedding and consumer products experience, has helped us build a high-performance culture. A significant portion of the compensation of our management team and certain key employees is subject to performance-based vesting, and
       our management team currently owns approximately   % of our common equity
       on a fully-diluted as-converted basis, after giving effect to the vesting of all outstanding restricted stock ( % after this offering). In January 2004, Simmons was named one of FORTUNE magazine's "100 Best Places To Work."

                                  OUR STRATEGY

     Our goal is to further enhance our position as a leading manufacturer and distributor of branded bedding products. Key elements of our strategy include:

     - INCREASE MARKET SHARE IN PREMIUM SEGMENTS. We are focused on increasing our market share in the higher-margin and higher-growth premium segments, which include mattresses sold at retail price points greater than $1,000. In 2003, we launched a number of additional products in the premium segments, including several high-end luxury mattress lines through our subsidiary, Windsor Bedding Co., LLC, with retail price points ranging from $2,899 to $8,999 for queen sets.

     - CONTINUE TO INTRODUCE NEW INNOVATIVE PRODUCTS. We plan to continue our successful record of innovation and to introduce new products designed to increase our unit sales and AUSP. We intend to launch new Beautyrest(R) and BackCare(R) product lines in 2005.

     - INCREASE CUSTOMER PENETRATION. We seek to improve the quality of, and selectively expand, our customer base through the following dual-pronged approach:

        - Expand Within Existing Accounts. Only 48% of our retail customers carry both our leading lines of mattresses, Beautyrest(R) and BackCare(R), and we believe that with focused marketing and education of retail salespersons, we can significantly increase our penetration levels. In addition, we believe our new product introductions will allow us to penetrate further our existing accounts.

        - Target New Accounts. Continuing on our prior success of opening new accounts, our management team has targeted a significant number of new accounts on a national and regional basis in our current and new distribution channels.

     - OPTIMIZE COST STRUCTURE AND MANUFACTURING NETWORK. We intend to continue managing our cost structure while driving revenue growth. Our "Zero Waste" initiative, which started in 2001 and is focused upon safety, quality, service and cost, has been instrumental in generating cost savings and expanding margins. In 2003, we began a process to optimize our manufacturing network by replacing and repositioning existing facilities. We believe we have additional opportunities to leverage further our manufacturing network and our selling, general and administrative infrastructure.

     - PURSUE SELECTIVE ACQUISITION OPPORTUNITIES. We license our trademarks, patents and other intellectual property to various domestic and foreign manufacturers and distributors. These licensees generated sales of Simmons-branded products of over $400 million in 2002. We believe there may be opportunities to selectively acquire licensees and other bedding businesses in the future.

                           OUR CORPORATE INFORMATION

     We are a corporation organized under the laws of the State of Delaware. Our principal executive office is located at One Concourse Parkway, Suite 800, Atlanta, Georgia 30328 and our telephone number is (770) 512-7700. Our website address is www.simmons.com. Our website, and the information contained in our website, is not a part of this prospectus.

     Unless the context otherwise requires, references to "THL Holding" refer to THL Bedding Holding Company, references to "we," "our," "ours" and "us" refer to THL Holding and its consolidated subsidiaries, and references to "Simmons" refer to Simmons Company and its consolidated subsidiaries. We intend to change the name of THL Holding to Simmons Company and to change the name of Simmons to Simmons Bedding Company.

     THL Holding is the direct parent of THL-SC Bedding Company, which is the direct parent of Simmons Company. All of our business operations are conducted by Simmons. THL Holding was formed by Thomas H. Lee Equity Fund V, L.P., or "THL," an affiliate of Thomas H. Lee Partners, L.P. The capital stock of THL Holding is currently owned by affiliates of THL, affiliates of Fenway Partners Inc. (Simmons' former equity sponsor) and some members of our management. For more information on the beneficial ownership of THL Holding, see "Principal and Selling Stockholders."

     In November 2003, THL Bedding Company, a subsidiary of THL-SC Bedding Company, acquired Simmons Holdings, Inc., which we refer to as "Simmons Holdings." Concurrently with the closing of that transaction on December 19, 2003, each of THL Bedding Company and Simmons Company merged with and into Simmons Holdings, with Simmons Holdings continuing as the surviving corporation. Simmons Holdings was then renamed Simmons Company. We refer to the acquisition and mergers as the "Acquisition."

                             ---------------------

     Simmons(R), Beautyrest(R), BackCare(R), Deep Sleep(R), Olympic(R) Queen, Pocketed Coil(R), Better Sleep Through Science(R), Hide-A-Bed(R), The Do Not Disturb Mattress(R), Slumberland(R) and Dreamwell(R) are registered United States trademarks of Simmons Company or one of its wholly owned subsidiaries, and sang(TM), Pocketed Cable Coil(TM), BackCare Kids(TM), BackCare Advanced(TM), Living Right(TM), World Class(TM), Exceptionale(TM), Latitudes(TM), Moisture Ban(TM), RightHeight(TM) and Columbia Fine Bedding(TM) are unregistered trademarks of Simmons Company or one of its wholly owned subsidiaries. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective holders.

                                  THE OFFERING

Common stock offered by us....          shares

Common stock offered by the
selling stockholders..........          shares

Common stock to be outstanding
after this offering...........          shares

Use of proceeds...............   We intend to use the net proceeds of this
                                 offering to repay a portion of our outstanding indebtedness and to fund working capital. See
                                 "Use of Proceeds."

Proposed New York Stock
Exchange symbol...............   "   "

Risk factors..................   See "Risk Factors" beginning on page 10 of this
                                 prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

     The number of shares of common stock outstanding after this offering is based on the number of shares of common stock outstanding as of March 27, 2004 and, unless otherwise indicated, assumes:

     - the conversion of all outstanding shares of our Class A common stock into our Class B common stock, which will be renamed as common stock; and

     - a   -for-  split of our common stock.

     The number of shares outstanding:

     - does not include           shares of our common stock reserved for future
       grants under our compensation plans; and

     - assumes no exercise of the underwriters' option to purchase up to an
       additional           shares.

     Unless specifically stated otherwise, the information in this prospectus:

     - assumes no exercise of the underwriters' option to purchase up to an
       additional           shares;

     - assumes an initial public offering price of $     per share, the midpoint
       of the offering range set forth on the cover of this prospectus;

     - assumes the conversion of all outstanding shares of our Class A common stock into our Class B common stock and the renaming of our Class B common stock as common stock;

     - gives effect to a   -for-  split of our common stock; and

     - reflects the filing, prior to the completion of this offering, of our amended and restated certificate of incorporation, referred to in this prospectus as our certificate of incorporation, and the adoption of our amended and restated by-laws, referred to in this prospectus as our by-laws.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     Our predecessor company for the period from December 31, 2000 to December 19, 2003 is Simmons Company. We completed the Acquisition (which was accounted for using the purchase method of accounting) as of December 19, 2003. Our capital structure changed significantly as a result of the Acquisition. Due to required purchase accounting adjustments relating to that transaction the consolidated financial and other data for the period subsequent to the acquisition (the "Successor" period) are not comparable to such data for the periods prior to the acquisition (the "Predecessor" periods).

     The following table sets forth our summary historical and unaudited pro forma condensed consolidated financial and operating data for the periods indicated. We derived the consolidated statement of operations data for 2001, 2002 and the period from December 29, 2002 through December 19, 2003 and the balance sheet data as of December 29, 2001 and December 28, 2002 from the audited financial statements of the Predecessor. We derived the consolidated statement of operations data for the period from December 20, 2003 through December 27, 2003 and the balance sheet data as of December 27, 2003 from the audited financial statements of the Successor. The unaudited historical condensed consolidated financial data, as of and for the quarters ended March 29, 2003 and March 27, 2004, have been derived from the Predecessor's and the Successor's unaudited condensed consolidated financial statements, respectively. The historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance, and results for the three months ended March 27, 2004 are not necessarily indicative of our results of operations for the full year.

     The summary unaudited pro forma financial data as of and for the year ended December 27, 2003 and for the quarter ended March 29, 2003 have been prepared to give pro forma effect to the Acquisition and the elimination of non-recurring charges resulting directly from the Acquisition and the termination of our deferred compensation plan as if each had occurred on December 29, 2002. The summary unaudited pro forma as adjusted financial data as of and for the quarter ended March 27, 2004 have been prepared to give pro forma effect to the Acquisition and the elimination of non-recurring charges resulting directly from the Acquisition, termination of our deferred compensation plan and this offering as if each had occurred on December 28, 2003. The summary unaudited pro forma and pro forma as adjusted financial data is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Acquisition, the termination of our deferred compensation plan or this offering actually been consummated on the date indicated and do not purport to indicate balance sheet data or results of operations for any future period.

     The following data should be read in conjunction with "Unaudited Pro Forma and Pro Forma As Adjusted Financial Information," "Selected Historical Consolidated Financial and Other Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Predecessor's and Successor's financial statements and related notes thereto included elsewhere in this prospectus.


                                    PREDECESSOR                 SUCCESSOR     PRO FORMA    PREDECESSOR
                        -----------------------------------   -------------   ----------   -----------
                        FOR THE    FOR THE                                     FOR THE       FOR THE
                          YEAR       YEAR      PERIOD FROM     PERIOD FROM       YEAR        QUARTER
                         ENDED      ENDED     DEC. 29, 2002   DEC. 20, 2003     ENDED         ENDED
                        DEC. 29,   DEC. 28,      THROUGH         THROUGH       DEC. 27,     MARCH 29,
                          2001       2002     DEC. 19, 2003   DEC. 27, 2003      2003         2003
                        --------   --------   -------------   -------------   ----------   -----------
                              (DOLLARS IN THOUSANDS)                   (DOLLARS IN THOUSANDS)
STATEMENT OF
  OPERATIONS DATA:
Net sales.............  $655,209   $708,595     $797,616       $    8,717     $  806,333    $186,615
Cost of products
  sold................   379,131    369,617      410,081            7,596        413,973      98,233
                        --------   --------     --------       ----------     ----------    --------
  Gross profit........   276,078    338,978      387,535            1,121        392,360      88,382
Selling, general and
  administrative
  expenses............   226,953    268,603      304,625            4,442        304,439      69,414
Variable stock
  compensation
  expense(1)..........    14,847     15,561       68,415               --             --         830
Amortization of
  intangibles.........    11,414      1,246          306              311         13,895          72
Licensing fee.........    (9,501)    (9,002)     (10,361)            (276)       (10,637)     (2,614)
Other(2)..............    10,698     20,285       22,399               --            926         772
                        --------   --------     --------       ----------     ----------    --------
  Operating income....    21,667     42,285        2,151           (3,356)        83,737      19,908
Interest expense,
  net(3)..............    39,450     32,000       45,092            4,661         44,840       7,379
                        --------   --------     --------       ----------     ----------    --------
Income (loss) before
  income taxes and
  minority interest...   (17,783)    10,285      (42,941)          (8,017)        38,897      12,529
Income taxes
  (benefit)...........    (7,676)    12,005       (8,845)            (827)        25,371       5,049
                        --------   --------     --------       ----------     ----------    --------
  Loss before minority
    interest..........   (10,107)    (1,720)     (34,096)          (7,190)        13,526       7,480
Minority interest in
  loss................      (470)    (1,109)          --               --             --          --
                        --------   --------     --------       ----------     ----------    --------
Net income (loss).....  $ (9,637)  $   (611)    $(34,096)      $   (7,190)    $   13,526    $  7,480
                        ========   ========     ========       ==========     ==========    ========
Earnings per share(4):
  Basic...............                                              (1.95)          3.49
  Diluted.............                                                              2.85
BALANCE SHEET DATA (AT
  END OF PERIOD):
Working capital(5)....  $ 26,320   $ 10,326                    $   26,908                   $ 40,742
Cash and cash
  equivalents.........     3,264      7,108                         3,670                      1,773
Total assets..........   432,175    411,031                     1,183,119                    411,431
Total debt............   340,583    290,782                       770,253                    292,968
Total common
  stockholders' equity
  (deficit)...........   (61,321)   (81,336)                      260,477                    (65,766)
OTHER DATA:
Adjusted EBITDA(6)....  $ 86,238   $102,897     $124,900       $     (604)                  $ 29,066
Cash flows from (used
  in) operations......    35,911     75,605       60,029           (3,493)                   (10,114)
Cash flows from (used
  in) investing
  activities..........    (8,209)   (11,421)     (10,473)        (815,880)                      (553)
Cash flows from (used
  in) financing
  activities..........   (30,142)   (60,321)     (55,328)         821,483                      5,241
Capital
  expenditures........     5,729      7,961        8,791               --                        442

                                                  PRO FORMA
                        PRO FORMA   SUCCESSOR    AS ADJUSTED
                        ---------   ----------   -----------
                         FOR THE     FOR THE       FOR THE
                         QUARTER     QUARTER       QUARTER
                          ENDED       ENDED         ENDED
                        MARCH 29,   MARCH 27,     MARCH 27,
                          2003         2004         2004
                        ---------   ----------   -----------
                               (DOLLARS IN THOUSANDS)
STATEMENT OF
  OPERATIONS DATA:
Net sales.............  $186,615    $  223,320   $  223,320
Cost of products
  sold................    97,396       119,865      113,381
                        --------    ----------   ----------
  Gross profit........    89,219       103,455      109,939
Selling, general and
  administrative
  expenses............    68,164        81,953       81,578
Variable stock
  compensation
  expense(1)..........        --         3,308           --
Amortization of
  intangibles.........     3,480         3,486        3,486
Licensing fee.........    (2,614)       (2,581)      (2,581)
Other(2)..............       772            --           --
                        --------    ----------   ----------
  Operating income....    19,417        17,289       27,456
Interest expense,
  net(3)..............    11,662        11,093
                        --------    ----------   ----------
Income (loss) before
  income taxes and
  minority interest...     7,755         6,196
Income taxes
  (benefit)...........     3,234         2,231
                        --------    ----------   ----------
  Loss before minority
    interest..........     4,521         3,965
Minority interest in
  loss................        --            --           --
                        --------    ----------   ----------
Net income (loss).....  $  4,521    $    3,965   $
                        ========    ==========   ==========
Earnings per share(4):
  Basic...............                    1.08
  Diluted.............                    0.87
BALANCE SHEET DATA (AT
  END OF PERIOD):
Working capital(5)....              $   31,965   $
Cash and cash
  equivalents.........                     859
Total assets..........               1,183,666
Total debt............                 757,937
Total common
  stockholders' equity
  (deficit)...........                 264,440
OTHER DATA:
Adjusted EBITDA(6)....              $   37,300
Cash flows from (used
  in) operations......                  11,556
Cash flows from (used
  in) investing
  activities..........                  (1,811)
Cash flows from (used
  in) financing
  activities..........                 (12,554)
Capital
  expenditures........                   1,817

---------------

(1) Predecessor variable stock compensation expense related to director, consultant and employee regular and superincentive stock options. Successor variable stock compensation expense relates to the fluctuations in value of the deemed A shares of THL Holding held by certain members of our management in a deferred compensation plan.

(2) Includes ESOP expense of $2.8 million for 2001; goodwill impairment charges of $7.9 million and $20.3 million for 2001 and 2002, respectively; $21.5 million of transaction expenses related to the Acquisition for the Predecessor period from December 29, 2002 through December 19, 2003 ("Predecessor '03"); and other charges of $0.9 million for Predecessor '03.

(3) Includes for Predecessor '03 tender premium of $10.8 million for the 10.25% Series B senior subordinated notes which were redeemed in April 2004 and $8.9 million of unamortized debt issuance costs related to debt repaid in connection with the Acquisition.

(4) Earnings per share has been omitted from Predecessor periods as such information is not considered meaningful due to the change in capital structure in connection with the Acquisition.

(5) Defined as current assets (excluding cash and assets held for sale) less current liabilities (excluding current maturities of long-term debt and liabilities held for sale).

(6) Adjusted EBITDA is presented because we consider it to be a measure of our ability to incur and service debt. Adjusted EBITDA as presented herein is a financial measure that is used in Simmons' new senior credit facility as a factor in determining our compliance with minimum cash interest coverage ratio and maximum leverage ratio financial covenants (see "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Liquidity and Capital Resources") and to test whether certain transactions are permitted. Our failure to comply with these covenants could result in an event of default, which if not cured or waived could have a material adverse effect on our results of operations, financial position and cash flows. In addition, we base our assessment on the recoverability of our indefinite-lived goodwill on a multiple of Adjusted EBITDA. Adjusted EBITDA does not represent net income or cash flow from operations as those terms are defined by generally accepted accounting principles in the United States ("GAAP"). See "Selected Historical Financial and Other Operating Data" for a reconciliation between Adjusted EBITDA to net income (loss) and cash flows from (used in) operations.

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below may not be the only ones we face. If any of the following risks actually occurs, our business, results of operations or financial condition would likely suffer. In such an event, the trading price of our common stock could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

  WE OPERATE IN THE HIGHLY COMPETITIVE BEDDING INDUSTRY, AND IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, WE MAY LOSE CUSTOMERS AND OUR SALES MAY DECLINE.

     The bedding industry is highly competitive. There are approximately 700 bedding manufacturers in the United States. We, along with Sealy Corporation, Serta, Inc. and The Spring Air Company, accounted for approximately 59% of wholesale bedding revenues for fiscal year 2003, according to Furniture/Today, a home furnishings industry publication. We could experience increased future competition resulting in price reductions, margin reductions or loss of market share. In addition, we may not be able to compete effectively in the future. Increased competition or our failure to compete effectively could cause us to lose customers, impair our ability to attract new customers or result in a decline in sales, which would impair our business, financial condition and operating results. Furthermore, some of our principal competitors may be less leveraged, have greater access to financial or other resources, have lower cost operations and/or be better able to withstand changing market conditions.

  REGULATORY REQUIREMENTS RELATING TO OUR PRODUCTS MAY INCREASE OUR COSTS, ALTER OUR MANUFACTURING PROCESSES AND IMPAIR OUR PRODUCT PERFORMANCE.

     Our products and raw materials are and will continue to be subject to regulation in the United States by various federal, state and local regulatory authorities. In addition, other governments and agencies in other jurisdictions regulate the sale and distribution of our products and raw materials. These rules and regulations may change from time to time. Compliance with these regulations may negatively impact our business. For example, the California Department of Consumer Affairs has adopted new open flame resistance standards, scheduled to be effective in 2005. The U.S. Congress, U.S. Consumer Product Safety Commission and various state regulatory agencies are also considering new laws, rules and regulations relating to open flame resistance standards for the mattress industry. We are developing product solutions that are intended to enable us to meet the new standard as currently adopted in California. However, because new standards that differ from the California laws may be adopted in other jurisdictions, the solutions being developed will not necessarily meet all the new standards. Compliance with new rules and regulations may increase our costs, alter our manufacturing processes and impair the performance of our products.

  LEGAL AND REGULATORY REQUIREMENTS RELATING TO OUR OPERATIONS MAY IMPOSE COSTS OR CHARGES ON OUR BUSINESS.

     Our marketing and advertising practices could become the subject of proceedings before regulatory authorities or claims by other parties, which could require us to alter or end these practices or adopt new practices that are not as effective or are more expensive. In addition, our operations are subject to federal, state and local laws and regulations relating to pollution, environmental protection and occupational health and safety. We may not be in complete compliance with all these requirements at all times. Failure to comply with these laws, rules and regulations may subject us to fines or other administrative actions which could increase our operating costs or impair our business. In addition, under various environmental laws, we may be held liable for the costs of remediating releases of hazardous substances at any properties currently or previously owned or operated by us or at any site to which we sent hazardous substances for disposal. This liability may be imposed without fault, and the amount could be material.

  OUR NEW PRODUCT LAUNCHES MAY NOT BE SUCCESSFUL.

     Each year we invest significant time and resources in research and development to improve our product offerings. In addition, we incur increased costs in the near term associated with the introduction of new lines and the training of our employees in new manufacturing and sales processes. We are subject to a number of risks inherent in new product introductions, including development delays, failure of new products to achieve anticipated levels of market acceptance and costs associated with failed product introductions. In addition, we have a limited ability to adjust price points on existing products, and any failure of new product introductions may reduce our ability to sell our products at appropriate price levels.

  WE RELY ON A SMALL NUMBER OF SUPPLIERS, AND IF WE EXPERIENCE DIFFICULTY WITH A MAJOR SUPPLIER, WE MAY HAVE DIFFICULTY FINDING ALTERNATIVE SOURCES. THIS COULD DISRUPT OUR BUSINESS.

     We purchase a large percentage of our conventional bedding raw materials centrally from a small number of suppliers to obtain volume discounts and achieve economies of scale. In 2003, we bought approximately 77% of our raw materials from ten suppliers.

     We have long-term supply agreements with several suppliers, including Leggett & Platt, Incorporated ("L&P") and National Standard Company. With the exception of L&P and National Standard Company, we believe that we can readily replace our suppliers, if necessary.

     L&P supplies the majority of certain bedding components (including certain spring components, insulator pads, wire, fiber, quilt backing and flange material) to the bedding industry. In each of 2002 and 2003, we bought approximately one-third of our raw materials from L&P. Under our agreements with L&P, we are required to buy a majority of our requirements of certain components from it, such as grid tops, open coil innersprings and wire. Those agreements generally expire in 2010. National Standard Company is the sole supplier available for the stranded wire used in our Pocketed Cable Coil(TM) products, and our agreement with National Standard Company expires in 2006. Because we may not be able to find alternative sources for some of these components on terms as favorable to us or at all, our business, financial condition and results of operations could be impaired if we lose L&P or National Standard Company as a supplier. Further, if we do not reach committed levels of purchases, various additional payments could be required to be paid to these suppliers or certain sales volume rebates could be lost. If we fail to meet the minimum purchase requirements, the various agreements with L&P will be amended to provide for one-year terms with renewal rights, except that the grid top supply agreement is terminable by L&P with 180 days' notice.

     Additionally, our wholesale bedding segment primarily utilizes two different third-party logistics providers which, in the aggregate, accounted for 74% of our outbound wholesale shipments in 2003. Any instability of these providers or change in our relationship with these companies could materially disrupt our business.

  WE ARE SUBJECT TO FLUCTUATIONS IN THE COST AND AVAILABILITY OF RAW MATERIALS, WHICH COULD INCREASE OUR COSTS OR DISRUPT OUR PRODUCTION.

     The major raw materials that we purchase for production are wire, spring components, lumber, cotton, insulator pads, innerspring, fabrics and roll goods consisting of foam, fiber, ticking and non-wovens. The price and availability of these raw materials are subject to market conditions affecting supply and demand. In particular, the price of many of these raw materials can be impacted by fluctuations in steel and petrochemical prices. We have experienced significant increases in the costs of wire and steel springs, lumber and polyurethane in the second quarter of fiscal 2004. These increases have outpaced the general rate of inflation and may continue to accelerate in the future. Our gross margin, financial condition and results of operations may be impaired by increases in raw material costs to the extent we are unable to pass those higher costs on to our customers. In addition, if these materials are not available on a timely basis or at all, we may not be able to produce our products and our sales may decline.

  BECAUSE WE DEPEND ON OUR SIGNIFICANT CUSTOMERS AND LICENSEES, A DECREASE OR INTERRUPTION IN THEIR BUSINESS WITH US COULD REDUCE OUR SALES AND PROFITS.

     Our top ten customers collectively accounted for 29.8% of our sales in 2003. During this period, our largest customer accounted for 4.2% of our sales. Many of our customer arrangements are by purchase order or are terminable at will. Several of our customer arrangements are governed by long-term supply agreements for which we make initial cash payments. A substantial decrease or interruption in business from our significant customers could result in a reduction in net sales, an increase in bad debt expense or the loss of future business, any of which could impair our business, financial condition or results of operations. Additionally, the expiration of a long-term supply agreement could result in the loss of future business, the payment of additional amounts to secure a contract renewal or an increase in required advertising support, any of which could impair our business, financial condition or results of operations.

     Retailers may, and in the past some of our retailers did, consolidate, undergo restructurings or reorganizations or realign their affiliations. These events may result, and have resulted, in a decrease in the number of stores that carry our products, an increase in the ownership concentration in the retail industry or our being required to record significant bad debt expense. Retailers may decide to carry only a limited number of brands of mattress products, which could affect our ability to sell our products to them on favorable terms, if at all, and could negatively impact our business, financial condition or results of operations.

     Our licensing agreements generated royalties and technology fees of $10.6 million in 2003. The activities and success of our licensees are beyond our control in many respects. Our contractual arrangements with our licensees are often exclusive and sometimes perpetual, and will restrict our ability to sell products or carry out other business activities in foreign licensed territories and certain domestic licensed product categories. The loss of any of our significant licensees, their failure to successfully market and sell Simmons-branded products or our failure to resolve disputes over license territory could harm our profitability.

  A CHANGE OR DETERIORATION IN LABOR RELATIONS OR THE INABILITY TO RENEW OUR COLLECTIVE BARGAINING AGREEMENTS COULD DISRUPT OUR BUSINESS OPERATIONS AND INCREASE OUR COSTS, WHICH COULD NEGATIVELY IMPACT SALES AND DECREASE OUR PROFITABILITY.

     At seven of our seventeen manufacturing facilities, our employees are represented by at least one of the following unions:

     - the United Steelworkers;

     - the Teamsters;

     - the United Furniture Workers;

     - the Longshoremen; or

     - the International Association of Machinists and Aerospace Workers.

     Union contracts are typically for two- to four-year terms. We may not be able to renew these contracts on a timely basis or on favorable terms. It is possible that labor union efforts to organize employees at additional non-union facilities may be successful. It is also possible that we may experience labor-related work stoppages in the future. Any of these developments could disrupt our business operations or increase costs, which would decrease our sales and profitability.

  THE LOSS OF THE SERVICES OF ANY MEMBER OF OUR SENIOR MANAGEMENT TEAM COULD IMPAIR OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY AND NEGATIVELY IMPACT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We depend on the continued services of our senior management team, including Charles Eitel, our Chief Executive Officer; Robert Hellyer, our President; William Creekmuir, an Executive Vice President and our Chief Financial Officer; and Rhonda Rousch, our Executive Vice President of Human Resources. The loss of any of these key officers could impair our ability to execute our business strategy and negatively impact our business, financial condition and results of operations. We do not carry key man insurance for any of our management executives.

  IF WE ARE NOT ABLE TO PROTECT OUR TRADE SECRETS OR MAINTAIN OUR TRADEMARKS, PATENTS AND OTHER INTELLECTUAL PROPERTY, WE MAY NOT BE ABLE TO PREVENT COMPETITORS FROM DEVELOPING SIMILAR PRODUCTS OR MARKETING IN A MANNER THAT CAPITALIZES ON OUR TRADEMARKS.

     Brands and branded products are very important to our business. We have a large number of well-known trademarks and service marks registered in the United States and abroad, and we continue to pursue many pending applications to register marks domestically and internationally. We also have a significant portfolio of patents and patent applications that have been issued or are being pursued both domestically and abroad. For example, we possess several patents on the equipment and processes used to manufacture our Pocketed Coil(R) innersprings, one of which expired in the first quarter of 2004. Certain patents expire every year. In addition, certain marks, trade secrets, know-how and other proprietary materials and technology that we use in our business are not registered or subject to patent protection. Our intellectual property is important to the design, manufacture, marketing and distribution of our products and services.

     To compete effectively with other companies, we must maintain the proprietary nature of our owned and licensed intellectual property. Despite our efforts, we cannot eliminate the following risks:

     - we may not be able to prevent others from exploiting brands or technology covered by our trademarks, service marks, patents and other rights;

     - we may not be able to extend our existing brands to new product offerings or new territories;

     - our products and promotional materials, including trademarks and service marks, may now or in the future violate the proprietary rights of others;

     - we may be prevented from using our own trademarks, service marks, product designs or manufacturing technology, if challenged;

     - we may be unable to afford to enforce or defend our trademarks, service marks, patents and other rights;

     - our patents, trademarks, trade secrets and service marks may be found to be legally invalid and, therefore, unenforceable;

     - our pending applications regarding trademarks, service marks and patents may not result in marks being registered or patents being issued;

     - we have not obtained protection for all of our brands and technology in all countries, and we may not be able to act against infringers in certain territories where we have not obtained rights; and

     - we may be unable to protect our technological advantages when our patents expire.

     The nature and value of our intellectual property may be affected by a change in law domestically or abroad. In light of the political and economic circumstances in certain foreign jurisdictions, our rights may not be enforced or enforceable in foreign countries even if they are validly issued or registered.

     While we do not believe that our overall success is dependent upon any particular intellectual property rights, any inability to maintain the proprietary nature of our intellectual property could have a material negative effect on our business. For example, an action to enforce our rights or an action brought by a third party challenging our rights, could impair our financial condition or results of operations, either as a result of a negative ruling with respect to our use, the validity or enforceability of our intellectual property or through the time consumed and legal costs involved in bringing or defending such an action.

  WE MAY FACE EXPOSURE TO PRODUCT LIABILITY CLAIMS, WHICH COULD REDUCE OUR LIQUIDITY AND PROFITABILITY AND REDUCE CONSUMER CONFIDENCE IN OUR PRODUCTS.

     We face an inherent business risk of exposure to product liability claims if the use of any of our products results in personal injury or property damage. In the event that any of our products prove to be defective, we may be required to recall or redesign those products, which could be costly and impact our profitability. We maintain insurance against product liability claims, but that coverage may not continue to be available on terms acceptable to us and may not be adequate to cover any liabilities actually incurred. A successful claim brought against us in excess of available insurance coverage, or any claim or product recall that results in significant adverse publicity against us, could result in consumers purchasing fewer of our products, which could also reduce our liquidity and profitability.

  THE OPENING OF OUR NEW MANUFACTURING FACILITIES MAY BE DELAYED OR MORE COSTLY THAN ANTICIPATED, WHICH WOULD RESULT IN OUR INCURRING ADDITIONAL EXPENSES RELATED TO CONSTRUCTION AND THE TRANSITION OF OPERATIONS TO THOSE NEW FACILITIES.

     Our new manufacturing facility in Hazleton, Pennsylvania opened in March 2004 (replacing our Columbus, Ohio facility), and we are constructing a new manufacturing facility in Waycross, Georgia (replacing our Jacksonville, Florida facility), which is expected to open in the third quarter of 2004. The opening of new facilities will have a negative impact on our gross margin due to plant shut-down costs for the plants replaced by the new facilities and operating inefficiencies at the new facilities as employees are trained. In addition, we may experience delays or cost over-runs in the construction of our Waycross, Georgia facility, which could harm our business, financial condition or results of operations.

  AN INCREASE IN OUR RETURN RATES OR AN INADEQUACY IN OUR WARRANTY RESERVES COULD ADVERSELY AFFECT OUR LIQUIDITY AND PROFITABILITY.

     As we expand our sales, our return rates may not remain within our historical levels. An increase in return rates could significantly impair our liquidity and profitability. We also generally provide our customers with a limited ten-year warranty against manufacturing defects on our conventional bedding products. The historical costs to us of honoring warranty claims have been within management's expectations. However, as we have released new products in recent years, many are fairly early in their product life cycles. Because our products have not been in use by our customers for the full warranty period, we rely on the combination of historical experience and product testing for the development of our estimate for warranty claims. Our actual level of warranty claims could prove to be greater than the level of warranty claims we estimated based on our products' performance during product testing. We have also experienced non-warranty returns for reasons generally related to order entry errors and shipping damage, as well as customer accommodation. If our warranty reserves are not adequate to cover future warranty claims, their inadequacy could have a material adverse effect on our liquidity and profitability.

  FUTURE ACQUISITIONS MAY STRAIN OUR BUSINESS AND RESOURCES AND MAY RESULT IN DILUTION TO OUR STOCKHOLDERS.

     We may need to acquire additional businesses, products or proprietary rights in the future in order to remain competitive. We may not be able to identify suitable acquisition candidates. In the event that we do identify an appropriate acquisition candidate, we may not be able to negotiate the terms of any such acquisition successfully, finance such acquisition or successfully integrate such acquired business, products or technologies into our existing business and operations. Further, the negotiation of potential acquisitions, as well as the integration of an acquired business, could cause significant diversions of management time and resources. Any potential acquisition, whether or not consummated, could seriously harm our business, operating results and financial condition. If we consummate one or more significant acquisitions in which the consideration consists of stock or other securities, our stockholders could suffer significant dilution of their interests in us. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash to consummate any such acquisition. Acquisition financing may not be available on favorable terms, or at all, and our existing indebtedness may limit our ability to finance or consummate any potential acquisition. In addition, we may be required to impair significant amounts of goodwill and other intangible assets in connection with future acquisitions, which may seriously harm our operating results.

  WE HAVE A SIGNIFICANT AMOUNT OF INDEBTEDNESS, WHICH COULD IMPAIR OUR FINANCIAL POSITION.

     We have a significant amount of indebtedness. As of March 27, 2004, we had outstanding indebtedness of $757.9 million. This level of indebtedness could:

     - make it more difficult for us to meet all our obligations to creditors, who could then require us to do such things as restructure our indebtedness, sell assets or raise additional debt or equity capital;

     - require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures and other general corporate purposes;

     - limit our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy, research and development costs or other purposes;

     - limit our flexibility in planning for and reacting to changes in our business and in the industry in which we operate, which could make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

     - place us at a disadvantage compared to our competitors that have less debt.

     Any of the above listed factors could impair our business, financial condition and results of operations.

  WE ARE VULNERABLE TO INTEREST RATE RISK WITH RESPECT TO OUR DEBT, WHICH COULD LEAD TO AN INCREASE IN INTEREST EXPENSE.

     We are subject to interest rate risk in connection with our variable rate indebtedness. Interest rate changes could increase the amount of our interest payments and thus negatively impact our future earnings and cash flows. We currently estimate that our annual interest expense on our floating rate indebtedness would increase by $0.9 million for each increase in interest rates of 1%. Future changes in prevailing interest rates could have a greater impact on our annual interest expense.

  TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE SUFFICIENT CASH FLOW DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business may not generate sufficient cash flow from operations, sales growth may not be realized on schedule or at all, and future borrowings may not be available to us under our senior secured credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

     If our cash flow and capital resources are insufficient to allow us to make scheduled payments on our other debt, we may have to sell assets, seek additional capital or restructure or refinance our debt. The terms of our debt may not allow for these alternative measures, and these measures may not satisfy our scheduled debt service obligations.

  THE TERMS OF OUR INDEBTEDNESS RESTRICT OUR MANAGEMENT'S DISCRETION IN OPERATING OUR BUSINESS.

     The terms of our indebtedness require Simmons to maintain specified financial ratios and meet or exceed specific financial tests, among other obligations. In addition, those terms restrict Simmons' ability to, among other things:

     - pay dividends to us;

     - merge or consolidate with other entities;

     - repurchase shares of its common stock;

     - incur additional indebtedness;

     - sell assets;

     - make prepayments or capital expenditures in excess of specified levels;
       and

     - make acquisitions.

     A failure to maintain and satisfy the financial ratios and tests contained in the documents governing our indebtedness could lead to an event of default, which could result in an acceleration of our indebtedness.

  DESPITE CURRENT INDEBTEDNESS LEVELS, WE MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL EXISTING INDEBTEDNESS.

     We may be able to incur substantial additional indebtedness in the future. The terms of our senior secured credit facility, senior unsecured facility and the indenture governing our senior subordinated notes limit, but do not prohibit, us from doing so. As of March 27, 2004, additional availability under the revolving credit portion of our senior secured credit facility was $64.5 million. Further, our senior secured credit facility permits us to incur, and the indenture governing our senior subordinated notes and our senior unsecured facility do not prohibit us from incurring, up to $100 million of additional term loans or revolving credit loans in the future, although none of the lenders under our senior secured credit facility are obligated to make that additional credit available to us. All those borrowings would rank senior to the common stock in the event of our liquidation. In addition, we may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness, including our senior secured credit facility, our senior unsecured facility and our senior subordinated notes, on commercially reasonable terms or at all. If new debt is added to our current debt levels or if we are unable to refinance our indebtedness on commercially reasonable terms or at all, the related risks that we now face could intensify.

  OUR QUARTERLY REVENUES AND OPERATING RESULTS CAN FLUCTUATE SUBSTANTIALLY AND BE DIFFICULT TO FORECAST.

     Our quarterly revenues and results of operations are difficult to forecast. We may experience fluctuations in revenues and operating results from quarter to quarter. The reasons for these fluctuations may include, but are not limited to:

     - competitive conditions in the bedding industry;

     - costs of compliance with regulatory requirements;

     - the timing and success of our new product launches;

     - problems with our suppliers;

     - costs of raw materials;

     - our relationships with our significant customers and licensees;

     - changes in our labor relations;

     - costs associated with protecting our intellectual property and proprietary rights;

     - product liability claims;

     - changes in prevailing interest rates;

     - general weakening of the economy or a reduction in consumer confidence or spending resulting in a decrease in the overall demand for bedding;

     - changes in product return rates or warranty claims; and

     - political conditions or events.

     Period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. We cannot assure you that our sales will increase or be sustained in future periods or that we will be profitable in any future period. Any shortfalls in sales or earnings in any given period from levels expected by securities or industry analysts could have an immediate and significant adverse effect on the trading price of our common stock.

  WE ARE A HOLDING COMPANY WITH NO BUSINESS OPERATIONS OF OUR OWN AND DEPEND ON OUR SUBSIDIARIES FOR CASH.

     We are a holding company with no significant business operations of our own. Our business operations are conducted through our subsidiaries. Dividends from, and cash generated by, our subsidiaries will be our principal sources of cash to pay indebtedness, fund operations and pay dividends. Accordingly, our ability to repay our indebtedness, fund our operations and distribute dividends to our stockholders is dependent on the earnings and the distribution of funds from our subsidiaries. The terms of our senior credit facility and the indenture governing our senior subordinated notes significantly restrict our subsidiaries from paying dividends and otherwise transferring cash or other assets to us. Furthermore, our subsidiaries are permitted under the terms of our senior credit facility and other indebtedness to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us.

RISKS RELATING TO OUR COMMON STOCK AND THIS OFFERING

  THERE MAY NOT BE AN ACTIVE, LIQUID TRADING MARKET FOR OUR COMMON STOCK.

     Prior to this offering, there has been no public market for our common stock. An active, liquid trading market for our common stock may not develop or be maintained following this offering. As a result, you may not be able to sell your shares of our common stock quickly or at the market price. The initial public offering price of our common stock will be determined by negotiation between us and representatives of the underwriters based upon a number of factors and may not be indicative of prices that will prevail following the completion of this offering. The market price of our common stock may decline below the initial public offering price, and you may not be able to resell your shares of our common stock at or above the initial offering price.

  WE EXPECT THAT OUR STOCK PRICE WILL FLUCTUATE SIGNIFICANTLY, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

     The trading price of our common stock is likely to be volatile and subject to wide price fluctuations in response to various factors, including:

     - market conditions in the broader stock market in general, or in the bedding industry in particular;

     - actual or anticipated fluctuations in our quarterly financial and operating results;

     - developments or disputes concerning our intellectual property or proprietary rights;

     - introduction of design innovations or new products by us or our competitors;

     - issuance of new or changed securities analysts' reports or recommendations;

     - additions or departures of key personnel;

     - regulatory developments;

     - issues in manufacturing our products;

     - litigation; and

     - economic and political conditions or events.

     These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

  IF THE OWNERSHIP OF OUR COMMON STOCK CONTINUES TO BE HIGHLY CONCENTRATED, IT MAY PREVENT YOU AND OTHER STOCKHOLDERS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS AND MAY RESULT IN CONFLICTS OF INTEREST THAT COULD CAUSE OUR STOCK PRICE TO DECLINE.

     THL Holding is controlled by affiliates of THL. THL and its affiliates will
beneficially own or control approximately   % of the outstanding shares of our
common stock following the completion of this offering. Accordingly, THL and its affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of us, even if a change of control would benefit our other stockholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors' perception that conflicts of interest may exist or arise.

  IF SECURITIES OR INDUSTRY ANALYSTS DO NOT PUBLISH RESEARCH OR REPORTS ABOUT OUR BUSINESS, IF THEY CHANGE THEIR RECOMMENDATIONS REGARDING OUR STOCK ADVERSELY OR IF OUR OPERATING RESULTS DO NOT MEET THEIR EXPECTATIONS, OUR STOCK PRICE AND TRADING VOLUME COULD DECLINE.

     The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

  FUTURE SALES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS MAY CAUSE OUR STOCK PRICE TO FALL.

     The market price of our common stock could decline as a result of sales by our existing stockholders in the market after this offering, or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. The lock-up agreements delivered by our executive officers, directors and substantially all of our stockholders provide that Goldman, Sachs & Co. and Citigroup Global Markets Inc., on behalf of the underwriters, in their sole discretion, may release those parties, at any time or from time to time and without notice, from their obligation not to dispose of shares of common stock
for a period of    days after the date of this prospectus. Goldman, Sachs & Co.
and Citigroup Global Markets Inc. have no pre-established conditions to waiving the terms of the lock-up agreements, and any decision by them to waive those conditions would depend on a number of factors, which may include market conditions, the performance of the common stock in the market and our financial condition at that time.

  WE WILL HAVE BROAD DISCRETION IN HOW WE USE THE PROCEEDS OF THIS OFFERING, AND WE MAY NOT USE THESE PROCEEDS EFFECTIVELY, WHICH COULD AFFECT OUR RESULTS OF OPERATIONS AND CAUSE OUR STOCK PRICE TO DECLINE.

     We cannot specify with certainty the amounts we will spend on particular uses of the net proceeds from this offering. Our management will have broad discretion in the application of the net proceeds from this offering but currently intends to use the net proceeds as described in "Use of Proceeds." Our management could spend the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay product development.

  PROVISIONS OF OUR CHARTER DOCUMENTS OR DELAWARE LAW COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY, EVEN IF THE ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS, AND COULD MAKE IT MORE DIFFICULT FOR YOU TO CHANGE MANAGEMENT.

     Our certificate of incorporation and bylaws and Delaware law contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in management that our stockholders might deem advantageous. Specific provisions in our certificate of incorporation include:

     - our ability to issue preferred stock with terms that the board of directors may determine;

     - limitations on the ability to remove directors;

     - advance notice requirements for stockholder proposals and nominations;
       and

     - limitations on convening stockholder meetings.

     Section 203 of the Delaware General Corporation Law prohibits specified business combinations with stockholders owning 15% or more of our outstanding voting stock. As a result of the provisions in our certificate of incorporation and Delaware law, the price investors may be willing to pay in the future for shares of our common stock may be limited.

  EVOLVING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE MAY RESULT IN ADDITIONAL EXPENSES AND CONTINUING UNCERTAINTY.

     Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and New York Stock Exchange rules are creating uncertainty for public companies. We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of those costs. These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us that may have an adverse effect on our business.

  WE DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

     We currently intend to retain our future earnings, if any, to fund the development and growth of our businesses. In addition, the terms of existing or any future debt may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

  NEW INVESTORS IN OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL BOOK VALUE DILUTION AFTER THIS OFFERING.

     The initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of the outstanding common stock immediately after the offering. Based on an assumed initial public
offering price of $     per share (the midpoint of the range set forth on the
cover of this prospectus) and our net tangible book value as of           ,
2004, if you purchase our common stock in this offering you will pay more for your shares than the amounts paid by existing shareholders for their shares and
you will suffer immediate dilution of approximately $     per share in pro forma
net tangible book value. As a result of this dilution, investors purchasing stock in this offering may receive significantly less than the full purchase price that they paid for the shares purchased in this offering in the event of a liquidation.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements," which include information concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. Many of these statements appear, in particular, under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." When used in this prospectus, the words "estimates," "expects," "anticipates," projects," "plans," "intends," "believes" and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and beliefs, but there can be no assurance that we will realize our expectations or that our beliefs will prove correct.

     There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in this prospectus, including under the heading "Risk Factors." As described in this prospectus, such risks, uncertainties and other important factors include, among others:

     - the level of competition in the bedding industry;

     - regulatory requirements;

     - the success of new products;

     - our relationships with our major suppliers;

     - fluctuations in costs of raw materials;

     - our relationship with significant customers and licensees;

     - our labor relations;

     - departure of key personnel;

     - encroachments on our intellectual property;

     - product liability claims;

     - the timing, cost and success of opening new manufacturing facilities;

     - our level of indebtedness;

     - interest rate risks;

     - future acquisitions;

     - an increase in return rates; and

     - our being a holding company without operations of our own.

     There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

     All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. Except as may be required by law, we undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

     We estimate that the net proceeds from this offering with respect to the
shares to be sold by us will be $     million, after deducting underwriting
discounts and commissions and estimated offering expenses payable by us and
assuming a public offering price of $     per share. We will not receive any of
the proceeds from the sale of shares by the selling stockholders.

     We intend to use the net proceeds of this offering to repay a portion of our outstanding indebtedness and to fund working capital.

     The foregoing use of the net proceeds from this offering represents our current intentions based upon our present plans and business condition. We retain broad discretion in the allocation and use of the net proceeds of this offering, and a change in our plans or business condition could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus. Pending the uses described above, we intend to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

     THL Holding has not paid any cash dividends on any class of our common equity during the last two fiscal years. We are obligated to accrue dividends on our Class A common stock. In connection with this offering, our Class A common
stock (together with all accrued and unpaid dividends through           of
$          ) will be converted into shares of our Class B common stock (which will be renamed common stock). We do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors may deem relevant. Our ability to pay dividends on our common stock may also be restricted by the terms of our outstanding indebtedness.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and our capitalization as of March 27, 2004:

     - on an actual basis;

     - on a pro forma basis, reflecting the issuance of 197,998.36 shares of Class A common stock in connection with the termination of the deferred compensation plan as if the termination had occurred as of December 28, 2003; and

     - on a pro forma as adjusted basis, reflecting (i) the sale of shares of common stock in this offering at an assumed initial public
       offering price of $     per share (the midpoint of the offering range set
       forth on the cover of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us,
       (ii) repayment of indebtedness; (iii) the conversion of all outstanding shares of our Class A common stock into Class B common stock and the renaming of Class B common stock as common stock and (iv) a
       -for-          split of our common stock.

     You should read this table in conjunction with the sections of this prospectus entitled "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our consolidated financial statements and related notes.

                                                             AS OF MARCH 27, 2004
                                                        -------------------------------
                                                                              PRO FORMA
                                                                     PRO         AS
                                                         ACTUAL     FORMA     ADJUSTED
                                                        --------   --------   ---------
                                                             (DOLLARS IN MILLIONS)
Cash and cash equivalents.............................  $    0.9   $    0.9
                                                        ========   ========
Long-term debt (including current portion):
  Senior secured credit facility:
     Term loan facility...............................  $  396.6   $  396.6
  Senior unsecured facility...........................     140.0      140.0
  Old Simmons notes...................................       5.3        5.3
  7.875% Senior Subordinated Notes due 2014...........     200.0      200.0
  Other debt..........................................      16.0       16.0
                                                        --------   --------
     Total long-term debt.............................     757.9      757.9
  Deferred compensation...............................      23.1         --
Stockholders' equity:
  Class A common stock................................       0.1        0.1
  Class B common stock................................        --         --
  Common stock........................................        --         --
  Additional paid-in-capital..........................     267.5      287.4
  Accumulated deficit.................................      (3.2)      (0.1)
  Accumulated other comprehensive income..............        --         --
                                                        --------   --------
     Total stockholders' equity.......................     264.4      287.6
                                                        --------   --------
Total capitalization..................................  $1,045.4   $1,045.5
                                                        ========   ========

                                    DILUTION

     If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share and the historical adjusted net tangible book value per share of common stock upon the completion of this offering. The historical adjusted net tangible book value as of March 27, 2004 was approximately $
million, or approximately $     per share. Historical adjusted net tangible book
value per share represents our total tangible assets less total liabilities divided by the pro forma total number of shares of common stock outstanding. Dilution in historical adjusted net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after the closing of this offering.

     After giving effect to the sale of the shares of common stock at an assumed
initial public offering price of $     per share (the midpoint of the offering
range set forth on the cover of this prospectus) and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of March 27, 2004 would have
been approximately $     million, or $     per share of common stock. This
represents an immediate increase in net tangible book value of $     per share
to our existing stockholders and an immediate dilution of $     per share to new
investors purchasing shares of common stock in this offering at the initial offering price.

     The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share.............             $
  Historical adjusted net tangible book value per share as
     of March 27, 2004......................................  $
                                                              --------
  Increase per share attributable to new investors..........
Pro forma net tangible book value per share after this
  offering..................................................
Dilution per share to new investors.........................             $

     The following table summarizes as of March 27, 2004 the number of shares of our common stock purchased from us, the total consideration paid to us, and the average price per share paid to us by our existing stockholders and to be paid by new investors purchasing shares of our common stock in this offering. The
table assumes an initial public offering price of $     per share, and deducts
underwriting discounts and commissions and estimated offering expenses payable by us:

                                         SHARES PURCHASED    TOTAL CONSIDERATION     AVERAGE
                                        ------------------   --------------------   PRICE PER
                                         NUMBER    PERCENT    AMOUNT     PERCENT      SHARE
                                        --------   -------   ---------   --------   ---------
Existing stockholders.................                  %    $                %     $
New investors.........................
                                        --------     ---     --------      ---      --------
Total.................................               100%    $             100%     $

     The above discussion and tables are based on           shares of common
stock issued and outstanding as of March 27, 2004 and assumes:

     - the conversion of all shares of our Class A common stock (together with
       all accrued and unpaid dividends through           of $     ) into our
       Class B common stock and the renaming of our Class B common stock as common stock; and

     - a      -for-     split of our common stock.

     This number of shares outstanding:

     - does not include           shares of our common stock reserved for future
       grants under our compensation plans; and

     - assumes no exercise of the underwriters' option to purchase up to an
       additional           shares.

     If the underwriters' option to purchase additional shares is exercised in
full, the shares held by existing stockholders will decrease to      % of the
total number of shares of common stock outstanding after this offering, and the
number of shares held by new investors will increase to      , or      %, of the
total number of shares of common stock outstanding after this offering.

     In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

          UNAUDITED PRO FORMA AND PRO FORMA AS ADJUSTED FINANCIAL DATA

     The following unaudited pro forma and pro forma as adjusted financial statements have been derived by application of pro forma adjustments to our historical consolidated financial statement included elsewhere in this prospectus. The unaudited pro forma financial data for the year ended December 27, 2003 and for the quarter ended March 29, 2003 have been prepared to give pro forma effect to the Acquisition and the elimination of non-recurring charges resulting directly from the Acquisition, and the termination of our deferred compensation plan as if each had occurred on December 29, 2002. The unaudited pro forma as adjusted financial data for the year ended December 27, 2003 and for the quarter ended March 29, 2003 have been prepared to give pro forma effect to the Acquisition and the elimination of non-recurring charges resulting directly from the Acquisition, the termination of our deferred compensation plan and this offering as if each had occurred on December 29, 2002. The unaudited pro forma financial data for the quarter ended March 27, 2004 have been prepared to give pro forma effect to the termination of our deferred compensation plan as if each had occurred on December 28, 2003. The unaudited pro forma as adjusted financial data for the quarter ended March 27, 2004 have been prepared to give pro forma effect to the Acquisition and the elimination of non-recovering charges resulting directly from the Acquisition, termination of our deferred compensation plan and this offering as if each had occurred on December 28, 2003. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma as adjusted statements of operations.

     The unaudited pro forma and pro forma as adjusted financial data is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Acquisition, the termination of our deferred compensation plan or this offering actually been consummated on the date indicated and do not purport to indicate balance sheet data or results of operations for any future period. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma and pro forma as adjusted statement of operations should be read in conjunction with the information contained in "Selected Historical Consolidated Financial and Other Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes thereto appearing elsewhere in this prospectus.

     The Company's capital structure changed significantly as a result of the December 19, 2003 acquisition and the concurrent refinancing of debt. Due to required purchase accounting adjustments relating to such transaction the consolidated financial and other data for the Successor period is not comparable to such data for the Predecessor periods. The pro forma information, including the allocation of the purchase price, is based on management's estimates and valuations of the tangible and intangible assets being acquired. As required in pro forma financial statements, one-time charges, the most significant of which is a $6.5 million charge related to inventory recorded at fair market value in connection with the Acquisition and sold during the first quarter of 2004, has been excluded from these unaudited pro forma condensed consolidated financial statements. The purchase price, including acquisition related costs, used in the unaudited pro forma financial data was $1.1 billion.

                 UNAUDITED PRO FORMA AND PRO FORMA AS ADJUSTED
                       CONDENSED STATEMENT OF OPERATIONS

                  FOR THE FISCAL YEAR ENDED DECEMBER 27, 2003

                          PREDECESSOR         SUCCESSOR
                           HISTORICAL         HISTORICAL                        DEFERRED
                          PERIOD FROM        PERIOD FROM      ACQUISITION     COMPENSATION                  OFFERING     PRO FORMA
                         DEC. 29, 2002      DEC. 20, 2003      PRO FORMA       PRO FORMA                    PRO FORMA       AS
                        TO DEC. 19, 2003   TO DEC. 27, 2003   ADJUSTMENTS     ADJUSTMENTS      PRO FORMA   ADJUSTMENTS   ADJUSTED
                        ----------------   ----------------   -----------     ------------     ---------   -----------   ---------
                          (DOLLARS IN                                      (DOLLARS IN THOUSANDS)
                           THOUSANDS)
Net sales.............      $797,616           $ 8,717        $        --     $        --      $806,333                  $806,333
Cost of sales.........       410,081             7,596             (3,704)(a)          --       413,973                   413,973
                            --------           -------        -----------     -----------      --------                  --------
Gross profit..........       387,535             1,121              3,704              --       392,360                   392,360
Operating expenses:
  Selling, general and
  administrative......       304,625             4,442             (4,628)(b)          --       304,439       (1,451)(i)  302,988
  Variable stock
    compensation
    expense...........        68,415                --            (57,002)(c)     (11,413)(h)        --                        --
  Amortization of
    intangibles.......           306               311             13,278(d)           --        13,895                    13,895
  Transaction
    expenses..........        22,399                --            (21,473)(e)          --           926                       926
  Licensing fees......       (10,361)             (276)                --              --       (10,637)                  (10,637)
                            --------           -------        -----------     -----------      --------                  --------
Total operating
  expenses                   385,384             4,477            (69,825)        (11,413)      308,623                   307,172
Operating income......         2,151            (3,356)            73,529          11,413        83,737                    85,188
Interest expense,
  net.................        45,092             4,661             (4,913)(f)          --        44,840
                            --------           -------        -----------     -----------      --------
Income (loss) before
  income taxes........       (42,941)           (8,017)            78,442          11,413        38,897
Income tax expense
  (benefit)...........        (8,845)             (827)            30,592(g)        4,451(g)     25,371
                            --------           -------        -----------     -----------      --------
Net income (loss).....      $(34,096)          $(7,190)       $    47,850     $     6,962      $ 13,526
                            ========           =======        ===========     ===========      ========
Net income (loss)
  available to common
  stockholders........      $(34,096)          $(7,190)       $    47,850     $     6,962      $ 13,526
                            ========           =======        ===========     ===========      ========
Earnings per share:
  Basic...............
  Diluted.............
Weighted average
  shares (in
  thousands):
  Basic...............
  Diluted.............

    See accompanying Notes to Unaudited Pro Forma and Pro Forma As Adjusted
                                 Financial Data

     NOTES TO UNAUDITED PRO FORMA AND PRO FORMA AS ADJUSTED FINANCIAL DATA

     The following pro forma adjustments relate to the unaudited pro forma and pro forma as adjusted statement of operations for the year ended December 27, 2003:

          (a) Represents adjustments for (i) a $2.5 million reduction in depreciation expense resulting from the new bases of property, plant and equipment described below; (ii) a $1.7 million reduction related to the elimination of the step-up of the inventory basis to fair market value as a result of the Acquisition, which was subsequently sold during the eight day period ended December 27, 2003; and (iii) a $0.5 increase in amortization expense resulting from the step-up to fair market value of leases.

          Our property, plant and equipment increased $15.7 million due to the valuation of the property, plant and equipment in connection with the purchase price allocation of the Acquisition. Additionally, the remaining useful lives of the property, plant and equipment were extended from an average of three years to an average of seven years as a result of this valuation.

          (b) Represents adjustments for (i) a $3.2 million reduction in depreciation expense as discussed above in note (a); (ii) a $2.9 million reduction in management fees resulting from the cancellation of the Fenway management agreement in connection with the Acquisition; and (iii) a $1.5 million increase in management fees resulting from the new management agreement with THL Managers V, LLC.

          (c) Represents adjustments for (i) a $68.4 million reduction in variable stock compensation expense resulting from the elimination of stock option plans; and (ii) a $11.4 million increase in non-cash stock compensation expense resulting from the issuance of the deemed Class A shares held in the deferred compensation plan of THL Holding.

          (d) Represents additional amortization expense as a result of the recognition of $83.4 million of identifiable definite-lived intangible assets resulting from the Acquisition. The definite-lived intangible assets are being amortized over various periods ranging from one to eleven years.

          (e) Represents expenses incurred in connection with the Acquisition that will not be incurred in future periods.

          (f) Represents adjustments to interest expense for the new debt incurred, the elimination of historical interest expense connected with the debt repaid as a result of the Acquisition and the elimination of one-time financing charges resulting from the Acquisition (in millions):

                                                               YEAR ENDED
                                                              DECEMBER 27,
                                                                  2003
                                                              ------------
Interest on new revolving credit facility(1)................     $  3.0
Interest on new term loan B facility(2).....................       17.0
Interest on new senior unsecured notes(3)...................        7.3
Interest on new senior subordinated notes...................       15.8
Amortization of new deferred financing fees.................        2.8
Elimination of Acquisition expenses.........................      (21.3)
Elimination of historical interest expense and amortization
  of deferred financing fees................................      (29.5)
                                                                 ------
Net adjustment of interest expense..........................     $  4.9
                                                                 ======

---------------

        (1) Assumed interest rate of 3.95%.

        (2) Assumed interest rate of 4.20%.

        (3) Assumed interest rate of 5.20%.

     Interest for the revolving credit facility accrues at the Eurodollar rate plus 2.50% per annum subject to adjustment based on a pricing grid. The new term loan B facility accrues interest at the Eurodollar rate plus 2.75% per annum subject to adjustment based on a pricing grid. The senior unsecured facility accrues interest at the Eurodollar rate plus 3.75% per annum. The actual rates will vary from those used to compute the above adjustment of interest expense due to floating rates applicable to our new revolving credit facility, new term loan B facility and senior unsecured notes. The effect on pre-tax income of a 1/8% variance in these rates would be approximately $0.7 million for an annual period.

          (g) Represents the tax effect on the pro forma adjustments based on an effective tax rate of 39%.

          (h) Represents adjustment to eliminate variable stock compensation expense resulting from our termination of our deferred compensation plan.

     The following adjustments relate to the unaudited pro forma as adjusted statement of operations for the year ended December 27, 2003:

          (i) Represents adjustment to eliminate management fees of $1.5 million associated with our management agreement with THL Managers V, LLC. The management fees will be accelerated in connection with the initial public offering and future management fees will be cancelled.

                 UNAUDITED PRO FORMA AND PRO FORMA AS ADJUSTED
                       CONDENSED STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDED MARCH 29, 2003

                          PREDECESSOR                     DEFERRED
                           HISTORICAL     ACQUISITION   COMPENSATION                OFFERING     PRO FORMA
                         QUARTER ENDED     PRO FORMA     PRO FORMA                  PRO FORMA       AS
                         MARCH 29, 2003   ADJUSTMENTS   ADJUSTMENTS    PRO FORMA   ADJUSTMENTS   ADJUSTED
                         --------------   -----------   ------------   ---------   -----------   ---------
                          (DOLLARS IN                 (DOLLARS IN THOUSANDS)
                           THOUSANDS)
Net sales..............     $186,615        $    --         $ --       $186,615                  $186,615
Cost of sales..........       98,233           (837)(j)       --         97,396                    97,396
                            --------        -------         ----       --------                  --------
Gross profit...........       88,382            837           --         89,219                    89,219
Operating expenses:
  Selling, general and
     administrative....       69,414         (1,250)(k)       --         68,164        (375)(q)    67,789
  Variable stock
     compensation
     expense...........          830           (918)(l)       88(p)          --                        --
  Amortization of
     intangibles.......           72          3,408(m)        --          3,480                     3,480
  Transaction
     expenses..........          772             --           --            772                       772
  Licensing fees.......       (2,614)            --           --         (2,614)                   (2,614)
                            --------        -------         ----       --------      ------      --------
Total operating
  expenses.............       68,474          1,240           88         69,802        (375)       69,427
Operating income.......       19,908           (403)         (88)        19,417                    19,792
Interest expense,
  net..................        7,379          4,283(n)        --         11,662
                            --------        -------         ----       --------
Income (loss) before
  income taxes.........       12,529         (4,686)         (88)         7,755
Income tax expense
  (benefit)............        5,049         (1,781)(o)      (34)(o)      3,234
                            --------        -------         ----       --------
Net income (loss)......     $  7,480        $(2,905)        $(54)      $  4,521
                            ========        =======         ====       ========
Net income (loss)
  available to common
  stockholders.........     $  7,480        $(2,905)        $(54)      $  4,521
                            ========        =======         ====       ========
Earnings per share:
  Basic................
  Diluted..............
Weighted average shares
  (in thousands):
  Basic................
  Diluted..............

    See accompanying Notes to Unaudited Pro Forma and Pro Forma As Adjusted
                                 Financial Data

     NOTES TO UNAUDITED PRO FORMA AND PRO FORMA AS ADJUSTED FINANCIAL DATA

     The following pro forma adjustments relate to the unaudited pro forma and pro forma condensed consolidated statement of operations for the quarter ended March 29, 2003:

          (j) Represents adjustments for (i) a $1.0 million reduction in depreciation expense resulting from the new bases of property, plant and equipment; and (ii) a $0.2 million increase in amortization expense resulting from the step-up to fair market value of leases.

          (k) Represents adjustments for (i) a $1.0 million reduction in depreciation expense as discussed above; (ii) a $0.7 million reduction in management fees resulting from the cancellation of the Fenway management agreement in connection with the Acquisition; and (iii) a $0.4 million increase in management fees resulting from the new management agreement with THL Managers V, LLC.

          (l) Represents adjustments for (i) a $0.8 million reduction in variable stock compensation expense resulting from the elimination of Predecessor stock option plans; and (ii) a $0.1 million reduction in variable stock compensation expense resulting from the estimated decrease in value of the deemed Class A shares held in the deferred compensation plan of THL Holding.

          (m) Represents additional amortization expense as a result of the recognition of $83.4 million of identifiable lived intangible assets resulting from the Acquisition. The definite lived intangible assets are being amortized over various periods ranging from one to eleven years.

          (n) Represents adjustments to interest expense for the new debt incurred, the elimination of historical interest expense connected with the debt repaid as a result of the Acquisition and the elimination of one-time financing charges resulting from the Acquisition (in millions):

                                                              QUARTER ENDED
                                                                MARCH 27,
                                                                  2003
                                                              -------------
Interest on new revolving credit facility(1)................      $ 0.8
Interest on new term loan B facility(2).....................        4.3
Interest on new senior unsecured notes(3)...................        1.8
Interest on new senior subordinated notes...................        4.0
Amortization of new deferred financing fees.................        0.7
Elimination of historical interest expense and amortization
  of deferred financing fees................................       (7.3)
                                                                  -----
Net adjustment of interest expense..........................      $ 4.3
                                                                  =====

---------------

        (1) Assumed interest rate of 3.95%.

        (2) Assumed interest rate of 4.20%.

        (3) Assumed interest rate of 5.20%.

        Interest for the revolving credit facility accrues at the Eurodollar rate plus 2.50% per annum subject to adjustment based on a pricing grid. The new term loan B facility accrues interest at the Eurodollar rate plus 2.75% per annum subject to adjustment based on a pricing grid. The senior unsecured facility accrues interest at the Eurodollar rate plus 3.75% per annum. The actual rates will vary from those used to compute the above adjustment of interest expense due to floating rates applicable to our new revolving credit facility, new term loan B facility and senior unsecured notes. The effect on pretax income of a 1/8% variance in these rates would be approximately $0.7 million for an annual period.

          (o) Represents the tax effect on the pro forma adjustments based on the effective tax rate of 39%.

          (p) Represents adjustment to eliminate variable stock compensation expense resulting from the termination of the deferred compensation plan.

     The following adjustments relate to the unaudited pro forma as adjusted statement of operations for the quarter ended March 29, 2003:

          (q) Represents adjustment to eliminate management fees of $0.4 million associated with our management agreement with THL Managers V, LLC. The management fees will be accelerated in connection with the initial public offering and future management fees will be cancelled.

       UNAUDITED PRO FORMA AND PRO FORMA AS ADJUSTED CONDENSED STATEMENT
                                 OF OPERATIONS
                      FOR THE QUARTER ENDED MARCH 27, 2004

                          SUCCESSOR
                          HISTORICAL
                         PERIOD FROM                     DEFERRED
                        DEC. 28, 2003    ACQUISITION   COMPENSATION                OFFERING     PRO FORMA
                           THROUGH        PRO FORMA     PRO FORMA                  PRO FORMA       AS
                        MARCH 27, 2004   ADJUSTMENTS   ADJUSTMENTS    PRO FORMA   ADJUSTMENTS   ADJUSTED
                        --------------   -----------   ------------   ---------   -----------   ---------
                                                     (DOLLARS IN THOUSANDS)
Net sales.............     $223,320        $    --       $    --      $223,320                  $223,320
Cost of sales.........      119,865         (6,484)(r)        --       113,381                   113,381
                           --------        -------       -------      --------                  --------
Gross profit..........      103,455          6,484            --       109,939                   109,939
Operating expenses:
  Selling, general and
     administrative...       81,953             --            --        81,953        (375)(u)    81,578
  Variable stock
     compensation
     expense..........        3,308             --        (3,308)(s)        --                        --
  Amortization of
     intangibles......        3,486             --            --         3,486                     3,486
  Transaction
     expenses.........           --             --            --            --                        --
  Licensing fees......       (2,581)            --            --        (2,581)                   (2,581)
                           --------        -------       -------      --------      ------      --------
Total operating
  expenses............       86,166             --        (3,308)       82,858        (375)       82,483
Operating income......       17,289          6,484         3,308        27,081                    27,456
Interest expense,
  net.................       11,093             --            --        11,093
                           --------        -------       -------      --------
Income (loss) before
  income taxes........        6,196          6,484         3,308        15,988
Income tax expense
  (benefit)...........        2,231          2,529(t)      1,290(t)      6,050
                           --------        -------       -------      --------
Net income (loss).....     $  3,965        $ 3,955       $ 2,018      $  9,938
                           ========        =======       =======      ========
Net income (loss)
  available to common
  stockholders........     $  3,965        $ 3,955       $ 2,018      $  9,938
                           ========        =======       =======      ========
Earnings per share:
  Basic...............
  Diluted.............
Weighted Average
  Shares (in
  thousands):
  Basic...............
  Diluted.............

    See accompanying Notes to Unaudited Pro Forma and Pro Forma As Adjusted
                                 Financial Data

     NOTES TO UNAUDITED PRO FORMA AND PRO FORMA AS ADJUSTED FINANCIAL DATA

     The following pro forma adjustments relate to the unaudited pro forma and pro forma condensed statement of operations for the quarter ended March 27, 2004:

          (r) Represents adjustment for the elimination of the one-time step-up of inventory in connection with the Acquisition that was sold in the first quarter of 2004.

          (s) Represents adjustment to eliminate variable stock compensation expense resulting from the termination of the deferred compensation plan.

          (t) Represents the tax effect on the pro forma adjustments based on the effective tax rate of 39%.

          (u) Represents adjustment to eliminate management fees of $0.4 million associated with our management agreement with THL Managers V, LLC. The management fees will be accelerated in connection with the initial public offering and future management fees will be cancelled.

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA

     Our predecessor company for the period from December 27, 1998 to December 19, 2003 is Simmons Company. We completed the Acquisition (which was accounted for using the purchase method of accounting) as of December 19, 2003. Our capital structure changed significantly as a result of the Acquisition. Due to required purchase accounting adjustments relating to that transaction the consolidated financial and other data for the Successor period are not comparable to such data for the Predecessor periods.

     Set forth below is selected historical consolidated financial and other operating data for THL Holding. We derived the consolidated statement of operations data for 1999, 2000, 2001, 2002 and the period from December 29, 2002 through December 19, 2003 and the balance sheet data as of December 25, 1999, December 30, 2000, December 29, 2001 and December 28, 2002 from the audited financial statements of the Predecessor. We derived the consolidated statement of operations data for the period from December 20, 2003 through December 27, 2003 and the balance sheet data as of December 27, 2003 from the audited financial statements of the Successor. The unaudited historical condensed consolidated financial data, as of and for the quarters ended March 29, 2003 and March 27, 2004, have been derived from the Predecessor's and the Successor's unaudited condensed consolidated financial statements, respectively. The accompanying selected historical consolidated financial and other operating data contain all adjustments that, in the opinion of management, are necessary to present fairly our financial position for the periods presented. All adjustments in the periods presented herein are normal and recurring in nature unless otherwise disclosed. The selected historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance and results of operations for the full year. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes and other financial information appearing elsewhere in this prospectus.

                                                PREDECESSOR                            SUCCESSOR     PREDECESSOR    SUCCESSOR
                         ---------------------------------------------------------   -------------   -----------   -----------
                         FOR THE    FOR THE    FOR THE    FOR THE                                      FOR THE       FOR THE
                           YEAR       YEAR       YEAR       YEAR      PERIOD FROM     PERIOD FROM      QUARTER       QUARTER
                          ENDED      ENDED      ENDED      ENDED     DEC. 29, 2002   DEC. 20, 2003      ENDED         ENDED
                         DEC. 25,   DEC. 30,   DEC. 29,   DEC. 28,      THROUGH         THROUGH       MARCH 29,     MARCH 27,
                           1999       2000       2001       2002     DEC. 19, 2003   DEC. 27, 2003      2003          2004
                         --------   --------   --------   --------   -------------   -------------   -----------   -----------
                                          (DOLLARS IN THOUSANDS)                       (DOLLARS IN THOUSANDS)      (DOLLARS IN
                                                                                                                   THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Net sales..............  $550,062   $699,741   $655,209   $708,595     $797,616       $    8,717      $186,615     $  223,320
Cost of products
  sold.................   348,920    414,102    379,131    369,617      410,081            7,596        98,233        119,865
                         --------   --------   --------   --------     --------       ----------      --------     ----------
  Gross profit.........   201,142    285,639    276,078    338,978      387,535            1,121        88,382        103,455
Selling, general and
  administrative
  expenses.............   168,205    259,221    226,953    268,603      304,625            4,442        69,414         81,953
Variable stock
  compensation
  expense(1)...........        --        574     14,847     15,561       68,415               --           830          3,308
Amortization of
  intangibles..........     7,628     10,530     11,414      1,246          306              311            72          3,486
Licensing fee..........    (7,717)    (8,437)    (9,501)    (9,002)     (10,361)            (276)       (2,614)        (2,581)
Other(2)...............     7,169      7,117     10,698     20,285       22,399               --           772             --
                         --------   --------   --------   --------     --------       ----------      --------     ----------
  Operating income.....    25,857     16,634     21,667     42,285        2,151           (3,356)       19,908         17,289
Interest expense,
  net(3)...............    38,220     39,989     39,450     32,000       45,092            4,661         7,379         11,093
                         --------   --------   --------   --------     --------       ----------      --------     ----------
Income (loss) before
  income taxes and
  minority interest....   (12,363)   (23,355)   (17,783)    10,285      (42,941)          (8,017)       12,529          6,196
Income taxes
  (benefit)............    (1,673)    (4,813)    (7,676)    12,005       (8,845)            (827)        5,049          2,231
                         --------   --------   --------   --------     --------       ----------      --------     ----------
  Loss before minority
    interest...........   (10,690)   (18,542)   (10,107)    (1,720)     (34,096)          (7,190)        7,480          3,965
Minority interest in
  loss.................        --       (421)      (470)    (1,109)          --               --            --             --
                         --------   --------   --------   --------     --------       ----------      --------     ----------
Net income (loss)......  $(10,690)  $(18,121)  $ (9,637)  $   (611)    $(34,096)      $   (7,190)     $  7,480     $    3,965
                         ========   ========   ========   ========     ========       ==========      ========     ==========
Earnings per share(4):
  Basic................                                                                    (1.95)                        1.08
  Diluted..............                                                                                                  0.87
BALANCE SHEET DATA (AT
  END OF PERIOD):
Working capital(5).....  $ 55,253   $ 37,338   $ 26,320   $ 10,326                    $   26,908      $ 40,742     $   31,965
Cash and cash
  equivalents..........     4,533      5,765      3,264      7,108                         3,670         1,773            859
Total assets...........   407,049    469,378    432,175    411,031                     1,183,119       411,431      1,183,666
Total debt.............   347,751    365,060    340,583    290,782                       770,253       292,968        757,937
Total common
  stockholders' equity
  (deficit)............   (30,318)   (33,567)   (61,321)   (81,336)                      260,477       (65,766)       264,440
OTHER DATA:
Adjusted EBITDA(6).....  $ 68,010   $ 73,763   $ 86,238   $102,897     $124,900       $     (604)     $ 29,066     $   37,300
Cash flows from (used
  in) operations.......       924     22,618     35,911     75,605       60,029           (3,493)      (10,114)        11,556
Cash flows from (used
  in) investing
  activities...........    13,041    (55,083)    (8,209)   (11,421)     (10,473)        (815,880)         (553)        (1,811)
Cash flows from (used
  in) financing
  activities...........    10,604     33,717    (30,142)   (60,321)     (55,328)         821,483         5,421        (12,554)
Capital expenditures...     9,041     15,556      5,729      7,961        8,791               --           442          1,817

---------------

(1) Predecessor variable stock compensation expense related to director, consultant and employee regular and superincentive stock options. Successor variable stock compensation expense relates to the fluctuations in value of the deemed Class A shares of THL Holding held by certain members of our management in a deferred compensation plan.

(2) Includes ESOP expense of $7.2 million, $7.1 million and $2.8 million for the years ended 1999, 2000 and 2001, respectively; goodwill impairment charges of $7.9 million and $20.3 million for the years ended 2001 and 2002, respectively; $21.5 million of transaction expenses related to the Acquisition for Predecessor '03; and other charges of $0.9 million for Predecessor '03.

(3) Includes for the Predecessor '03 tender premium of $10.8 million for the 10.25% Series B senior subordinated notes which were redeemed in April 2004 and $8.9 million of unamortized debt issuance costs related to debt repaid in connection with the Acquisition.

(4) Earnings per share has been omitted from Predecessor periods as such information is not considered meaningful due to the change in capital structure in connection with the Acquisition.

(5) Defined as current assets (excluding cash and assets held for sale) less current liabilities (excluding current maturities of long-term debt and liabilities held for sale).

(6) Adjusted EBITDA is presented because we consider it to be a measure of our ability to incur and service debt. Adjusted EBITDA as presented herein is a financial measure that is used in Simmons' new senior credit facility as a factor in determining our compliance with minimum cash interest coverage ratio and maximum leverage ratio financial covenants (see "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Liquidity and Capital Resources") and to test whether certain transactions are permitted. Our failure to comply with these covenants could result in an event of default, which if not cured or waived could have a material adverse effect on our results of operations, financial position and cash flows. In addition, we base assessment on the recoverability of our indefinite-lived goodwill on a multiple of Adjusted EBITDA. Adjusted EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The following table reconciles Adjusted EBITDA to net income (loss) and cash flows from (used in) operations:

                                                          PREDECESSOR
                           --------------------------------------------------------------------------
                            FOR THE                                                      PERIOD FROM
                           YEAR ENDED   FOR THE YEAR    FOR THE YEAR    FOR THE YEAR    DEC. 20, 2002
                            DEC. 25,        ENDED           ENDED           ENDED          THROUGH
                              1999      DEC. 30, 2000   DEC. 29, 2001   DEC. 28, 2002   DEC. 19, 2003
                           ----------   -------------   -------------   -------------   -------------
                                                     (DOLLARS IN THOUSANDS)

Net income (loss)........   $(l0,690)     $(18,121)       $ (9,637)       $   (611)       $(34,096)
Depreciation and
  amortization...........     17,959        24,800          35,711          39,335          22,059
Income taxes.............     (1,673)       (4,813)         (7,676)         12,005          (8,845)
Interest expense, net....     38,220        39,989          39,450          32,000          45,092
Interest income..........        198           597             521             193             197
                            --------      --------        --------        --------        --------
  EBITDA.................     44,014        42,452          58,369          82,922          24,407
Variable stock
  compensation expense...         --           574          14,847          15,561          68,415
Transaction related
  expenditures, including
  cost of products
  sold...................         --            --              --              --          22,399
Non-recurring operational
  charges................      7,044         4,310           2,107              --              --
Plant opening, closing
  charges................         --            --              --              --           4,137
Bad debt expense.........      6,883         3,320           4,391              --              --
Litigation and
  insurance..............      1,270         5,817            (409)          1,304           1,894
Non-recurring retail
  segment charges........         --         7,771           2,211             148             432
Management fees..........      1,501         2,102           2,764           2,353           2,844
Other expenses...........      7,298         7,417           1,958             609             372
                            --------      --------        --------        --------        --------
  Adjusted EBITDA........     68,010        73,763          86,238         102,897         124,900
Adjustments to Adjusted
  EBITDA to arrive at
  cash flow from
  operations:
Cash taxes...............        (52)         (436)         (1,552)           (896)           (242)
Cash interest expense....    (34,567)      (35,927)        (35,084)        (28,766)        (35,611)
Transaction related
  expenditures, including
  cost of products
  sold...................         --            --              --              --         (22,399)
Non-recurring operational
  charges................     (7,044)       (4,310)         (2,107)             --              --
Plant opening, closing
  charges................         --            --              --              --          (4,137)
Bad debt expense.........     (6,883)       (3,320)         (4,391)             --              --
Litigation and
  insurance..............     (1,270)       (5,817)            409          (1,304)         (1,894)
Management fees..........     (1,501)       (2,102)         (2,764)         (2,353)         (2,844)
Provision for doubtful
  accounts...............      7,597        12,691           6,006           3,082           3,799
Other, net...............      6,369        (7,658)         (3,081)         (2,275)         (1,053)
Changes in operating
  assets and
  liabilities............    (29,735)       (4,266)         (7,763)          5,220            (490)
                            --------      --------        --------        --------        --------
  Cash flows from (used
    in) operations.......   $    924      $ 22,618        $ 35,911        $ 75,605        $ 60,029
                            ========      ========        ========        ========        ========
  Cash flows from (used
    in) investing
    activities...........   $ 13,041      $(55,083)       $ (8,209)       $(11,421)       $(10,473)
                            ========      ========        ========        ========        ========
  Cash flows from (used
    in) financing
    activities...........   $ 10,604      $ 33,717        $(30,142)       $(60,321)       $(55,328)
                            ========      ========        ========        ========        ========

                             SUCCESSOR       PREDECESSOR        SUCCESSOR
                           -------------   ---------------   ---------------
                            PERIOD FROM
                           DEC. 19, 2003   FOR THE QUARTER   FOR THE QUARTER
                              THROUGH           ENDED             ENDED
                           DEC. 27, 2003   MARCH 29, 2003    MARCH 27, 2004
                           -------------   ---------------   ---------------
                               (DOLLARS IN THOUSANDS)          (DOLLARS IN
                                                               THOUSANDS)
Net income (loss)........    $  (7,190)       $  7,480          $  3,965
Depreciation and
  amortization...........          656           5,740             7,621
Income taxes.............         (827)          5,049             2,231
Interest expense, net....        4,661           7,379            11,093
Interest income..........            4              50                44
                             ---------        --------          --------
  EBITDA.................       (2,696)         25,698            24,954
Variable stock
  compensation expense...           --             830             3,308
Transaction related
  expenditures, including
  cost of products
  sold...................        1,727             772             6,453
Non-recurring operational
  charges................           --              --                --
Plant opening, closing
  charges................          286              --             2,229
Bad debt expense.........           --              --                --
Litigation and
  insurance..............           --             777                --
Non-recurring retail
  segment charges........           --              --                --
Management fees..........           49             676               400
Other expenses...........           20             363                --
                             ---------        --------          --------
  Adjusted EBITDA........         (614)         29,116            37,344
Adjustments to Adjusted
  EBITDA to arrive at
  cash flow from
  operations:
Cash taxes...............           --          (2,174)             (796)
Cash interest expense....       (4,599)         (6,639)          (10,621)
Transaction related
  expenditures, including
  cost of products
  sold...................       (1,727)           (772)           (6,453)
Non-recurring operational
  charges................           --              --                --
Plant opening, closing
  charges................         (286)             --            (2,229)
Bad debt expense.........           --              --                --
Litigation and
  insurance..............           --            (777)               --
Management fees..........          (49)           (676)             (400)
Provision for doubtful
  accounts...............           42             918               915
Other, net...............          (20)           (663)              (44)
Changes in operating
  assets and
  liabilities............        3,760         (28,447)           (6,160)
                             ---------        --------          --------
  Cash flows from (used
    in) operations.......    $  (3,493)       $(10,114)         $ 11,556
                             =========        ========          ========
  Cash flows from (used
    in) investing
    activities...........    $(815,880)       $   (553)         $ (1,811)
                             =========        ========          ========
  Cash flows from (used
    in) financing
    activities...........    $ 821,483        $  5,241          $(12,554)
                             =========        ========          ========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We are a leading manufacturer and distributor of branded bedding products in the United States. We sell a broad range of mattresses and foundations under our well recognized brand names, including Simmons(R), Beautyrest(R), our flagship product line introduced in 1925, and BackCare(R).

     References to the year ended December 27, 2003 refer to the consolidated results for the Predecessor period from December 29, 2002 through December 19, 2003 combined with our consolidated results for the Successor period from December 20, 2003 through December 27, 2003.

     Our operations are managed and reported in two segments. For the year ended December 27, 2003, we derived over 90% of our sales from our wholesale bedding segment, which consists primarily of the manufacture, sale and distribution of premium branded bedding products. Our wholesale bedding segment sells to a diverse nationwide base of approximately 3,400 retail customers representing over 11,000 outlets, including furniture stores, specialty sleep shops, department stores, and rental stores. Our wholesale bedding segment also sells mattresses to our retail bedding segment, which as of December 27, 2003 operated over 100 specialty sleep stores in California, Oregon and Washington that sell to consumers principally premium branded bedding products. On May 1, 2004, we sold our Gallery Corp. subsidiary ("Mattress Gallery"), which operated 55 specialty sleep stores in California.

     Highlights for the year 2003 included the following:

     - Our wholesale bedding segment sales growth rate of 12.5% was almost double that of the industry as reported by ISPA. Our growth rate was attributable to focusing on selling premium products targeted to sell at retail price points above $799 per queen set and on selling queen and larger size mattresses. In 2003, we derived approximately 57% of our sales from mattresses with retail price points of $799 and above (39% from above $1,000) and approximately 83% of our sales from queen and larger size mattresses.

     - We continued to focus on product innovation, most notably the rollout of the BackCare(R) 2003 product line, which increased BackCare(R) unit sales and AUSP by 5.1% and 36.6%, respectively, for the year ended December 27, 2003. Additionally, we introduced the Beautyrest(R) 2004 product line, featuring our patent pending Pocketed Cable Coil(TM) technology, in October 2003.

     - Our wholesale bedding segment made strides toward improving our manufacturing network by commencing construction on two new bedding manufacturing facilities in Hazleton, Pennsylvania and Waycross, Georgia and closing our manufacturing facility in Jacksonville, Florida. The Hazleton facility commenced operations in March 2004 and our Waycross facilities will commence operations in the third quarter of 2004.

     - The Acquisition was accounted for using the purchase method of accounting. As a result, the Acquisition affected our results of operations in certain significant respects. The purchase price of $1.1 billion was allocated to the tangible and intangible assets acquired and assumed liabilities based upon their respective fair values as of the date of the Acquisition. The allocation of the purchase price of the assets acquired in the Acquisition will result in a significant increase in our amortization expense. In addition, due to the increased borrowings to finance the Acquisition, our interest expense increased significantly following the Acquisition. However, the increase in our interest expense is expected to be partially offset by the use of proceeds from this offering.

     The following provides the details of these highlights and insights into our financial statements, including critical accounting estimates used in preparing the financial statements, a discussion of our results of operations and our liquidity and capital resources.

RECENT EVENTS

  LABOR UNIONS

     The United Furniture Workers labor union at our San Leandro, California facility ratified a two-year collective bargaining agreement on April 30, 2004. This agreement was retroactive to April 1, 2004, and will not have a significant impact on future operating results.

     The United Steel Workers of America labor union at our Kansas City, Missouri manufacturing facility ratified a three-year collective bargaining agreement on May 16, 2004. This agreement was retroactive to April 19, 2004, and will not have a significant impact on future operating results.

  PLANT CLOSING/OPENINGS

     Our Columbus, Ohio manufacturing facility was closed in April 2004. We expect to incur approximately $1.0 million of severance and retention, rent, utilities and disposal of equipment and inventory costs during the second quarter of fiscal year 2004 related to this closing. We will also incur additional costs, principally incremental distribution costs, for the remainder of 2004 as business is shifted to other manufacturing facilities.

     Our new manufacturing facility in Hazleton, Pennsylvania opened on March 15, 2004. Additionally, we are currently constructing a new manufacturing facility in Waycross, Georgia, which is expected to open in the third quarter of 2004. We estimate that we will incur approximately $3.1 million of non-recurring start-up costs related to these manufacturing facilities in the second and third quarters of 2004.

     We anticipate that the closing of our Columbus, Ohio manufacturing facility, along with the Jacksonville, Florida manufacturing facility, which ceased operations in December 2003, and the opening of new plants in Hazleton, Pennsylvania and Waycross, Georgia will have a negative impact on our gross margin due to plant shut-down costs and the incurrence of operating inefficiencies at the new facilities as employees are trained. Furthermore, in 2004 we will incur additional distribution costs as production is temporarily shifted to other manufacturing facilities and we incur incremental freight costs to drive additional miles to deliver products to our customers. However, we anticipate that beginning in 2005 our gross margin will benefit from reduced labor and overhead costs at the new facilities.

  SALE OF MATTRESS GALLERY

     We completed a sale of the Mattress Gallery retail operations on May 1, 2004 for cash proceeds of $6.5 million plus the cancellation of all intercompany debts owed by Mattress Gallery to Simmons and its affiliates, accounted for as a capital contribution of Mattress Gallery to Pacific Coast Mattress, Inc. ("PCM"). In connection with the sale, we entered into a five-year supply agreement with Mattress Gallery. We have not reflected the results of operations for Mattress Gallery as discontinued operations since we will have an ongoing interest in the cash flows of the operations through the five-year term supply agreement.

     Mattress Gallery had net sales, gross profit and Adjusted EBITDA of $40.0 million, $19.2 million, and $1.1 million, respectively, for the year ended December 27, 2003. Mattress Gallery had net sales of $9.9 million, $2.6 million, and $0.2 million, respectively, for the quarter ended March 27, 2004. Our wholesale segment had net sales to Mattress Gallery of $18.9 million and $5.1 million for the year ended December 27, 2003 and quarter ended March 27, 2004.

     The following table reconciles Mattress Gallery's net loss to Adjusted EBITDA for the year ended December 27, 2003 and the quarter ended March 27, 2004:

                                                             YEAR ENDED     QUARTER ENDED
                                                            DEC. 27, 2003   MARCH 27, 2004
                                                            -------------   --------------
                                                                (DOLLARS IN THOUSANDS)
Net loss..................................................     $(1,279)        $(2,400)
Depreciation and amortization.............................         167               7
Interest expense..........................................         168              41
                                                               -------         -------
  EBITDA..................................................        (944)         (2,352)
Management fees...........................................       1,307             324
Transaction related expenditures, including cost of
  products sold...........................................         267           2,194
Non-recurring other charges...............................         432              --
                                                               -------         -------
Adjusted EBITDA...........................................     $ 1,062         $   166
                                                               =======         =======

CRITICAL ACCOUNTING POLICIES

     In preparing the consolidated financial statements in conformity with GAAP, our management must make decisions that impact the reported amounts and the related disclosures. Those decisions include the selection of the appropriate accounting principles to be applied and the assumptions on which to base estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to allowance for doubtful accounts, impairment of long-lived assets, impairment of goodwill, warranties, cooperative advertising and rebate programs, variable stock compensation, income taxes, litigation and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our management believes the critical accounting policies described below are the most important to the fair presentation of our financial condition and results. The following policies require management's more significant judgments and estimates in the preparation of our consolidated financial statements.

     Allowance for doubtful accounts. Our management must make estimates of the uncollectibility of our accounts receivable. Management specifically analyzes accounts receivable and analyzes historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Actual losses for uncollectible accounts have generally been consistent with management's estimates. However, deteriorating financial conditions of certain key customers or a significant slow down in the economy could have a material negative impact on our ability to collect on accounts, in which case additional allowances may be required. This could result in a material charge to earnings. Our accounts receivable balance was $83.5 million, $65.9 million and $67.4 million, net of allowance for doubtful accounts of $5.9 million, $5.0 million and $5.2 million, respectively, as of March 27, 2004, December 27, 2003 and December 28, 2002, respectively.

     Impairment of long-lived assets. We regularly assess all our long-lived assets, including intangibles, for impairment whenever events or circumstances indicate its carrying value may not be recoverable. Management assesses whether there has been an impairment by comparing anticipated undiscounted future cash flows from operating activities with the carrying value of the asset. The factors considered by management in this assessment include operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors. If an impairment is deemed to exist, management records an impairment charge equal to the excess of the carrying value over the fair value of the impaired assets. This could result in a material charge to earnings.

     Impairment of goodwill. We test goodwill for impairment on an annual basis by comparing the fair value of our reporting units to their carrying values. Fair value is determined by the assessment of future discounted cash flows. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business, or other factors.

     As part of the adoption of SFAS 142, we performed initial valuations during the first quarter of 2002 to determine if any impairment of goodwill existed and determined that no impairment of goodwill existed. In accordance with SFAS 142, we tested goodwill again at December 28, 2002 for impairment by comparing the fair value of our reporting units to their carrying values. As a result, our retail segment recognized a goodwill impairment of $20.3 million in 2002. Management determined that no other impairment of goodwill existed as of December 27, 2003.

     Warranty accrual. Our management must make estimates of potential future product returns related to current period product revenue for our wholesale segment. Management analyzes historical returns when evaluating the adequacy of the warranty accrual. Significant management judgments and estimates must be made and used in connection with establishing the warranty accrual in any accounting period. Our warranty policy provides a ten-year non-prorated warranty service period on all first quality products currently manufactured, except for certain products for the hospitality industry which have varying non-prorated warranty periods ranging from five to ten years. Our policy is to accrue the estimated cost of warranty coverage at the time the sale is recorded. As of March 27, 2004, December 27, 2003 and December 28, 2002, Simmons had a warranty accrual of $3.8 million, $3.8 million and $3.4 million, respectively.

     Cooperative advertising and rebate programs. We enter into agreements with our customers to provide funds for advertising and promotion of our products. We also enter into volume and other rebate programs with certain customers whereby funds may be rebated to the customer. When sales are made to these customers, we accrue liabilities pursuant to these agreements. Management regularly assesses these liabilities based on forecasted and actual sales and claims and management's knowledge of customer purchasing habits to determine whether all the cooperative advertising earned will be used by the customer, whether the cooperative advertising costs meet the requirement for classification as selling, general and administrative expense versus a reduction of sales, and whether the customer will meet the requirements to receive rebated funds. Costs of these programs totaled $27 million, $99.8 million, $86.4 million and $75.9 million for the quarter ended March 27, 2004 and the fiscal years of 2003, 2002 and 2001, respectively.

     Variable stock compensation expense. Prior to the Acquisition, we recorded variable stock compensation expense, related to director and employee regular stock options, utilizing the intrinsic value method as prescribed by Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations. Management estimated the employee service period over which the compensation was awarded, generally four to five years. Additionally, because the vesting of the plan options was dependent upon achieving an annual Adjusted EBITDA target or as otherwise established by the compensation committee of the board of directors, management estimated the ultimate number of shares that would vest. We recorded additional adjustments to variable stock compensation expense for changes in the intrinsic value of vested regular options in a manner similar to a stock appreciation right because the option holder could compel Simmons to settle the award by transferring cash or other assets rather than our common stock. We determine the intrinsic value of our common stock, including option shares, on a quarterly basis. We use estimates in determining the intrinsic value of our common stock.

     In connection with the Acquisition, the stock option plans were terminated and certain members of our management deferred $19.8 million of their proceeds from the Acquisition into a deferred compensation plan of THL Holding. The proceeds were deemed invested in shares of Class A common stock of THL Holding. These shares were convertible into cash or common stock based upon the outcome of certain events such as a change of control or this offering. These shares had a put option that gave the holder the right to cash settlement under certain circumstances outside the control of THL Holding and were marked to market based upon an independent quarterly valuation of the common stock of THL Holding. The changes in the market value of the liability were recorded as variable stock compensation expense. The valuation of the shares was based upon our intrinsic value, which was estimated based upon our historical and forecasted operating results, market conditions and historical comparable transactions. The deferred compensation plan was terminated on June 3, 2004.

     We recorded variable stock compensation expense of $3.3 million, $0, $68.4 million, $15.6 million and $14.8 million related to regular and superincentive options for the quarter ended March 27, 2004, the period from December 20, 2003 through December 27, 2003, the period from December 29, 2002 to December 19, 2003 and for fiscal years 2002 and 2001, respectively. We had a liability of $3.3 million, $0 and $26.8 million for variable stock compensation expense as of March 27, 2004, December 27, 2003 and December 28, 2002, respectively.

     Income taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the effective date of enactment. A valuation allowance is established, when necessary, to reduce deferred tax assets to amounts expected to be realized.

     As of March 27, 2004, we had net operating loss carryforward benefits for federal income tax purposes of $83.5 million. These carryforward benefits included $14.6 million that were generated by our SC Holdings, Inc. subsidiary ("Sleep Country") and are subject to limitations imposed by the Internal Revenue Code. We must generate approximately $110.0 million of taxable income to realize our deferred tax asset, net of valuation allowances. The net operating loss carryforwards expire on various dates through 2022. Our management must make estimates regarding the future realization of these net operating loss benefits. Realization of the net operating loss carryforward benefits is dependent upon future profitable operations and reversals of existing temporary differences. Although realization is not assured, we believe it is more likely than not that most of the net recorded benefits will be realized through the reduction of future taxable income. However, due to the uncertainty regarding the realization of Sleep Country's net tax benefits as of December 27, 2003, we recorded a valuation allowance of $10.2 million against Sleep Country's net deferred tax assets, which consist of net operating loss carryforwards.

     Litigation and contingent liabilities. From time to time, we are a party to or a target of lawsuits, claims, investigations and proceedings, including product liability, personal injury, patent and intellectual property, commercial, contract, environmental, health and safety, and employment matters, which are handled and defended in the ordinary course of business. We accrue a liability for these matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. We believe the amounts reserved are adequate for these pending matters; however, results of operations could be negatively affected by significant litigation adverse to us.

RESULTS OF OPERATIONS

     GAAP does not permit combining the results of our Predecessor period (December 29, 2002 through December 19, 2003) with our Successor period (December 20, 2003 through December 27, 2003) in our consolidated financial statements. Accordingly, the consolidated statements of operations included elsewhere in this prospectus do not present results for the twelve months ended December 27, 2003. However, in order to provide investors with useful information and to facilitate understanding of our 2003 results in the context of 2002 and 2001 financial information presented, the following table presents historical financial information for the Predecessor period and the Successor period and on a pro forma basis for 2003 as if the Acquisition had occurred on December 29, 2002. Additionally, THL Holding issued 197,998.36 shares of Class A common stock on June 3, 2004 in connection with the termination of the deferred compensation plan. The pro forma results for the year ended December 27, 2003 and the quarter ended March 29, 2003 reflect the termination of the deferred compensation plan as of December 20, 2003 and December 28, 2003, respectively.

                                        PREDECESSOR                      SUCCESSOR       PRO FORMA       PREDECESSOR
                       ---------------------------------------------   -------------   -------------   ---------------
                                                        PERIOD FROM     PERIOD FROM
                       FOR THE YEAR    FOR THE YEAR    DEC. 29, 2002   DEC. 20, 2003   FOR THE YEAR    FOR THE QUARTER
                           ENDED           ENDED          THROUGH         THROUGH          ENDED            ENDED
                       DEC. 29, 2001   DEC. 28, 2002   DEC. 19, 2003   DEC. 27, 2003   DEC. 27, 2003   MARCH 29, 2003
                       -------------   -------------   -------------   -------------   -------------   ---------------
Net sales............      100.0%          100.0%          100.0%          100.0%          100.0%           100.0%
Cost of products
  sold...............       57.9%           52.2%           51.4%           87.1%           51.3%            52.6%
                           -----           -----           -----           -----           -----            -----
  Gross profit.......       42.1%           47.8%           48.6%           12.9%           48.7%            47.4%
Selling, general and
  administrative
  expenses...........       34.6%           37.9%           38.2%           51.0%           37.8%            37.2%
Variable stock
  compensation
  expense............        2.3%            2.2%            8.6%            0.0%            0.0%             0.4%
ESOP expense.........        0.4%            0.0%            0.0%            0.0%            0.0%             0.0%
Goodwill
  impairment.........        1.2%            2.9%            0.0%            0.0%            0.0%             0.0%
Amortization of
  intangibles........        1.7%            0.2%            0.0%            3.6%            1.7%             0.0%
Transaction
  expenses...........        0.0%            0.0%            2.8%            0.0%            0.1%             0.4%
Licensing fees.......       (1.4)%          (1.3)%          (1.3)%          (3.2)%          (1.3)%           (1.4)%
                           -----           -----           -----           -----           -----            -----
  Operating income...        3.3%            5.9%            0.3%          (38.5)%          10.4%            10.7%
Interest expense,
  net................        6.0%            4.5%            5.7%           53.5%            5.6%             4.0%
                           -----           -----           -----           -----           -----            -----
  Income (loss)
    before income
    taxes and
    minority
    interest.........       (2.7)%           1.4%           (5.4)%         (92.0)%           4.8%             6.7%
Income taxes
  (benefit)..........       (1.1)%           1.7%           (1.1)%          (9.5)%           3.1%             2.7%
                           -----           -----           -----           -----           -----            -----
  Income (loss)
    before minority
    interest.........       (1.6)%          (0.3)%          (4.3)%         (82.5)%           1.7%             4.0%
Minority interest in
  loss...............        0.1%            0.2%            0.0%            0.0%            0.0%             0.0%
                           -----           -----           -----           -----           -----            -----
Net income (loss)....       (1.5)%          (0.1)%          (4.3)%         (82.5)%           1.7%             4.0%
                           =====           =====           =====           =====           =====            =====

                          PRO FORMA         SUCCESSOR
                       ---------------   ---------------

                       FOR THE QUARTER   FOR THE QUARTER
                            ENDED             ENDED
                       MARCH 29, 2003    MARCH 27, 2004
                       ---------------   ---------------
Net sales............       100.0%            100.0%
Cost of products
  sold...............        52.2%             53.7%
                            -----             -----
  Gross profit.......        47.8%             46.3%
Selling, general and
  administrative
  expenses...........        36.5%             36.7%
Variable stock
  compensation
  expense............         0.0%              1.5%
ESOP expense.........         0.0%              0.0%
Goodwill
  impairment.........         0.0%              0.0%
Amortization of
  intangibles........         1.9%              1.6%
Transaction
  expenses...........         0.4%              0.0%
Licensing fees.......        (1.4)%            (1.2)%
                            -----             -----
  Operating income...        10.5%              7.7%
Interest expense,
  net................         6.2%              5.0%
                            -----             -----
  Income (loss)
    before income
    taxes and
    minority
    interest.........         4.2%              2.8%
Income taxes
  (benefit)..........         1.7%              1.0%
                            -----             -----
  Income (loss)
    before minority
    interest.........         2.5%              1.8%
Minority interest in
  loss...............         0.0%              0.0%
                            -----             -----
Net income (loss)....         2.5%              1.8%
                            =====             =====

     The pro forma information for the quarter ended March 29, 2003 includes the following adjustments to our operating results to reflect each of the Acquisition and the termination of the deferred compensation plan as though it had been consummated on December 29, 2002:

     - adjustment to cost of products sold of $(0.8) million, or 0.4% of net sales, to (i) reduce depreciation expense by $(1.0) million as a result of the extension of the remaining average useful lives, partially offset by the increases in the bases of property, plant and equipment and (ii) increase amortization of favorable leases by $0.2 million due to the step-up to fair market value of leases resulting from the Acquisition;

     - adjustment to selling, general and administrative expense of $(1.3) million, or 0.7% of net sales, to (i) reduce depreciation expense by $(1.0) million as discussed above and (ii) reduce management fees by $(0.3) million to reflect the change in our equity-sponsor management agreement resulting from the Acquisition;

     - adjustment to variable stock compensation expense of $(0.9) million, or 0.4% of net sales, to (i) reduce variable stock compensation by $(0.8) million to reflect the elimination of our stock option plans; (ii) record a benefit of $(0.1) million for the estimated decrease in value of the deemed Class A shares held in the deferred stock compensation plan of THL Holding; and (iii) record a charge of $0.1 million in connection with the termination of the deferred compensation plan;

     - adjustment to amortization of intangibles of $3.4 million, or 1.8% of net sales, to reflect the additional amortization resulting from the Acquisition;

     - adjustment to interest expense, net of $4.3 million, or 2.3% of net sales, to reflect the additional interest expense associated with the new debt resulting from the Acquisition, net of the interest expense associated with the old debt retired as a result of the Acquisition and the elimination of one-time financing charges resulting from the Acquisition; and

     - adjustment to income tax expense of $(1.8) million to reflect the tax effects of the Acquisition and termination of the deferred compensation plan pro forma adjustments based upon an effective tax rate of 39%.

     The pro forma information for the year ended December 27, 2003 includes the following adjustments to operating results to reflect each of the Acquisition and the termination of the deferred compensation plan as though it occurred on December 29, 2002:

     - adjustment to cost of products sold of $(3.7) million, or 0.5% of net sales, to (i) reduce depreciation expense by $(2.5) million as discussed above; (ii) reduce by $(1.7) million inventory recorded at fair market value as a result of the Acquisition and sold during the eight day period ended December 27, 2003; and (iii) increase amortization of favorable leases by $0.5 million due to the step-up to fair market value of leases resulting from the Acquisition;

     - adjustment to selling, general and administrative expense of $(4.6) million, or 0.6% of net sales, to (i) reduce depreciation expense by $(3.2) million as discussed above and (ii) reduce management fees by $(1.4) million to reflect the change in our equity-sponsor management agreement resulting from the Acquisition;

     - adjustment to variable stock compensation expense of $(57.0) million, or 7.1% of net sales, to (i) reduce variable stock compensation by $(68.4) million to reflect the elimination of our stock option plans; (ii) record an expense of $11.4 million for the estimated increase in value of the deemed Class A shares held in the deferred stock compensation plan of THL Holding; and (iii) record a benefit of $(11.4) million in connection with the termination of the deferred compensation plan;

     - adjustment to amortization of intangibles of $13.3 million, or 1.6% of net sales, to reflect the additional amortization resulting from the Acquisition;

     - adjustment to interest expense, net of $(4.9) million, or 0.6% of net sales, to reflect the additional interest expense associated with the new debt resulting from the Acquisition, net of the interest expense associated with the old debt retired as a result of the Acquisition and the elimination of one-time financing charges resulting from the Acquisition; and

     - adjustment to income tax expense of $35.0 million to reflect the tax effects of the Acquisition and termination of the deferred compensation plan pro forma adjustments based upon an effective tax rate of 39%.

     These pro forma financial adjustments do not purport to represent what our results of operations or financial condition would actually have been had each of the Acquisition and the termination of the deferred compensation plan occurred on December 29, 2002 or to project our results of operations or financial condition for any future period or date.

  QUARTER ENDED MARCH 27, 2004 AS COMPARED TO PRO FORMA QUARTER ENDED MARCH 29, 2003

     The following pro forma data for the quarter ended March 29, 2003 ("pro forma quarter ended March 29, 2003") are based on the historical financial statements for the predecessor period of 2003, presented on a pro forma basis giving effect to each of the Acquisition and the termination of the deferred compensation plan as if it had occurred on December 29, 2002 as described above under "Results of Operations".

     For the predecessor quarter ended March 29, 2003, our net sales were $186.6 million and cost of products sold was $98.2 million. Our selling, general and administrative expenses were $69.4 million. Variable stock compensation expense was $0.8 million. Amortization of intangibles was $0.1 million. Transaction expenses were $0.8 million. Our licensing fees were $2.6 million. Interest expense, net was $7.4 million and the income tax expense was $5.0 million.

     Net Sales. Net sales for the quarter ended March 27, 2004 increased $36.7 million, or 19.7%, to $223.3 million from $186.6 million for the pro forma quarter ended March 29, 2003.

     Wholesale bedding segment net sales increased $35.0 million, or 20.3%, to $207.1 million for the first quarter of 2004 from $172.1 million for the pro forma quarter ended March 29, 2003. For the first quarter of 2004 and the pro forma first quarter of 2003, our wholesale bedding segment net sales reflect a reduction of $12.6 million and $12.9 million, respectively, for cash consideration paid to our customers for certain promotional programs and volume rebates in accordance with Emerging Issues Task Force of the Financial Accounting Standards Board ("EITF") 01-9, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Product" ("EITF 01-9"). The wholesale bedding segment net sales increase was primarily due to an increase in both unit shipments and AUSP of 8.5% and 9.4%, respectively, compared to the pro forma first quarter of 2003. Our unit shipments growth resulted primarily from additional floor placements at new and existing customers and an improved retail sales environment. Our improvements in AUSP were primarily attributable to a shift in our sales mix toward our higher priced Beautyrest(R) and BackCare(R) product lines.

     Our first quarter 2004 wholesale bedding sales, exclusive of EITF 01-9 sales deductions, which is the methodology used by ISPA in calculating industry sales, were up 18.0% over the prior year pro forma first quarter. In comparison, ISPA estimated that for the first quarter of 2004 total U.S. bedding manufacturers' sales were up 16.4% over the prior year first quarter, comprised of an increase in unit shipments and AUSP of 10.6% and 5.2%, respectively.

     Our retail segment sales for the quarter ended March 27, 2004 increased $2.8 million, or 12.8%, to $25.1 million from $22.3 million for the pro forma quarter ended March 29, 2003. On a comparable store basis, sales for our retail stores increased 15.7% for the first quarter of 2004 versus the first quarter of 2003. Retail segment sales benefited from an improved retail sales environment and increased advertising.

     Cost of Products Sold. For the quarter ended March 27, 2004, cost of products sold, as a percentage of net sales, increased 1.5 percentage points to 53.7% from 52.2% for the pro forma quarter ended March 29, 2003. Cost of products sold increased primarily due to a $6.5 million one-time charge resulting from the step-up of inventory to fair market value that was sold in the first quarter of 2004 in connection with the Acquisition. Exclusive of this one-time charge, our cost of products sold decreased 1.4 percentage points to 50.8% in the first quarter of 2004 from 52.6% in the first quarter of 2003. We anticipate that our gross margin for the remainder of 2004 may be negatively impacted by inflation in prices for certain raw material components.

     Our wholesale segment first quarter gross margin increased 0.7 percentage points to 46.0% for the first quarter of 2004 from 45.3% for the pro forma quarter ended March 29, 2003. Our wholesale segment first quarter gross margin, exclusive of one-time charges associated with the Acquisition as mentioned above, increased 2.0 percentage points to 47.3% in the first quarter of 2004 from 45.3% for the pro forma quarter ended March 29, 2003 due to better absorption of manufacturing fixed costs as a result of our unit volume growth. Partially offsetting these improvements, our wholesale segment cost of products sold include $1.6 million, or 0.8% of wholesale segment net sales, of plant closing costs associated with the closing of our Jacksonville, Florida and Columbus, Ohio manufacturing facilities. The closing costs for these manufacturing facilities are non-recurring.

     Our retail segment first quarter gross margin decreased 16.2 percentage points to 34.9% for the first quarter of 2004 from 51.1% for the pro forma quarter ended March 29, 2003. Our retail segment first quarter gross margin, exclusive of one-time charges associated with the Acquisition as mentioned above, decreased 0.9 percentage points to 50.2% in the first quarter of 2004 from 51.1% for the pro forma quarter ended March 29, 2003. Our retail margins decreased primarily due to the sale of floor samples at a discount in connection with the change-out of product lines.

     Selling, General and Administrative Expenses. For the quarter ended March 27, 2004, selling, general and administrative expenses increased $13.8 million, or 0.2 percentage points as a percentage of net sales, to 36.7% from 36.5% for the pro forma quarter ended March 29, 2003.

     Our wholesale segment selling, general and administrative expenses increased $12.7 million, or 0.5 percentage points as a percentage of wholesale segment net sales, to 33.5% in the first quarter of 2004 from 33.0% for the pro forma quarter ended March 29, 2003. The increase as a percentage of net sales from the pro forma first quarter of 2003 was principally attributable to increases in co-operative advertising and selling support expenditures and distribution costs, partially offset by reduced national advertising costs and general and administrative expenses, as a percentage of our wholesale segment net sales. Co-operative advertising and selling support expenditures increased $9.6 million, or 3.0 percentage points, in comparison to the prior year due primarily to (i) more expenditures meeting the criteria of a selling expense in accordance with EITF 01-9 in 2004 compared to pro forma first quarter of 2003 and (ii) a shift in our sales mix toward customers and products that receive more advertising and selling support subsidies. Distribution costs increased $2.2 million, or 0.3 percentage points, in comparison to the prior pro forma first quarter due to (i) the shut down of the Jacksonville, Florida and Columbus, Ohio manufacturing facilities resulting in more miles driven to service customers and (ii) higher average fuel costs. Our sales associate compensation increased $1.3 million in the first quarter of 2004 compared to the pro forma first quarter of 2003 due primarily to an increase in our sales associate headcount as a result of our growth in sales. Our national advertising costs decreased $1.0 million, or 0.7 percentage points, in comparison to the prior pro forma first quarter due to reduced print media costs. Our general and administrative expenses decreased $0.9 million, or 1.0 percentage points, in comparison to the prior pro forma first quarter due primarily to (i) a national leadership meeting that took place in 2003 that did not reoccur in 2004 and (ii) lower administrative wages as a percentage of wholesale segment net sales due to the increase in wholesale segment net sales.

     Our retail segment selling, general and administrative expenses, as a percentage of retail segment net sales, decreased 1.4 percentage points to 50.0% in the first quarter of 2004 from 51.4% for the pro forma quarter ended March 29, 2003. This decrease was primarily attributable to an increase in retail sales resulting in greater leverage of our fixed retail selling, general and administrative expenses.

     Variable Stock Compensation Expense. For the quarter ended March 27, 2004, variable stock compensation expense was $3.3 million, or 1.5% of net sales due to the 16.7% increase in value of our deemed Class A shares held in the deferred compensation plan of THL Holding in the first quarter of 2004. The increase in the value of the deemed Class A shares during the quarter ended March 27, 2004 resulted from our improved operating results for the quarter and improved valuation comparables as of March 27, 2004. For the pro forma quarter ended March 29, 2003, we had no deferred compensation plan.

     Amortization of Intangibles. Amortization of intangibles was $3.5 million for both the quarter ended March 27, 2004 and the pro forma quarter ended March 29, 2003.

     Transaction Expenses. Transaction expenses for the pro forma quarter ended March 27, 2003 consisted of $0.8 million in costs incurred in connection with the acquisition of Sleep Country.

     Interest Expense, Net. For the quarter ended March 27, 2004, interest expense, net, decreased $0.6 million, or 4.9%, to approximately $11.1 million from $11.7 million for the pro forma quarter ended March 29, 2003. This decrease was a result of our repayment of $12.3 million of debt in the first quarter of 2004.

     Income Taxes. The combined federal, state, and foreign effective income tax rate of 36.0% for the quarter ended March 27, 2004 differs from the federal statutory rate of 35.0% primarily due to a tax benefit realized as a result of a decrease in the tax rate at which deferred tax assets and liabilities were recorded in order to more properly reflect our overall state income tax effective rate, the tax expense effect of a valuation allowance increase for SC Holdings, Inc. net deferred tax assets and state income tax expense. The combined federal, state, and foreign effective income tax rate of 41.7% for the pro forma quarter ended March 29, 2003 differed from the federal statutory rate of 35.0% primarily due to state income tax expense and the tax effects of non-deductible interest costs.

     Net Income. For the reasons set forth above, our net income decreased $0.6 million, or 18.4%, to $4.0 million for the quarter ended March 27, 2004 compared to $4.5 million for the pro forma quarter ended March 29, 2003.

  PRO FORMA YEAR ENDED DECEMBER 27, 2003 COMPARED TO YEAR ENDED DECEMBER 28,
  2002

     The following pro forma data for the year ended December 27, 2003 ("pro forma year ended December 27, 2003") are based on the historical financial statements for the predecessor period of 2003 and successor period of 2003, presented on a pro forma basis giving effect to each of the Acquisition and the termination of the deferred compensation plan as if it had occurred on December 29, 2002 as described above under "Results of Operations."

     For the predecessor period of 2003, our net sales were $797.6 million and cost of products sold was $410.1 million. Our selling, general and administrative expenses were $304.6 million. Variable stock compensation expense was $68.4 million. Amortization of intangibles was $0.3 million. Transaction expenses were $22.4 million. Our licensing income was $10.4 million. Interest expense, net was $45.1 million and the income tax benefit was $8.8 million.

     For the successor period of 2003, our net sales were $8.7 million and cost of products sold was $7.6 million. Our selling, general and administrative expenses were $4.4 million. Amortization of intangibles was $0.3 million. Our licensing fees were $0.3 million. Interest expense, net was $4.7 million and the income tax benefit was $0.8 million.

     Net sales. Net sales for the pro forma year ended December 27, 2003 increased $97.7 million, or 13.8%, to $806.3 million from $708.6 million for the year ended December 28, 2002.

     Wholesale bedding segment sales increased $82.1 million, or 12.5%, to $741.0 million for the pro forma year ended December 27, 2003 from $659.0 million for fiscal year 2002. For the pro forma year ended December 27, 2003 and fiscal year 2002, our wholesale bedding net sales reflect a reduction of $49.5 million and $52.4 million, respectively, for cash consideration paid to our customers for certain promotional programs and volume rebates in accordance with EITF 01-9. The wholesale bedding segment sales increase was primarily due to an increase in both unit shipments and AUSP of 5.6% compared to 2002. Our AUSP benefited from a shift in sales mix toward our higher priced Beautyrest(R) and BackCare(R) products. Unit volume growth resulted from additional floor placements at new and existing customers and an improved retail sales environment in the second half year.

     Our pro forma year ended December 27, 2003 wholesale bedding sales, exclusive of EITF 01-9 sales reductions, which is the methodology used by ISPA in calculating industry sales, were up 11.4% over the prior year. In comparison, ISPA reported that for 2003 total U.S. bedding manufacturers' sales were up 5.8% over the prior year, comprised of an increase in unit shipments and AUSP of 1.8% and 3.9%, respectively. According to Furniture/Today, our 2003 industry market share is 15.7%.

     Our retail segment sales for the pro forma year ended December 27, 2003 increased $26.1 million, or 36.4%, to $97.9 million from $71.8 million for fiscal year 2002. On a comparable store basis, sales for our retail stores increased 14.9% for the pro forma year ended December 27, 2003 versus 2002. The retail segment sales increase was due principally to (i) the acquisition of 26 retail stores in Southern California from Mattress Discounters Corporation ("Mattress Discounters") in December 2002; (ii) an increase in advertising expenditures which led to higher sales; and (iii) an improving retail sales environment.

     Cost of Products Sold. Cost of products sold, as a percentage of net sales, for the pro forma year ended December 27, 2003 decreased 0.9 percentage points to 51.3% from 52.2% in fiscal year 2002, resulting in a gross margin increase to 48.7% for the pro forma year ended December 27, 2003 from 47.8% for 2002.

     Our wholesale segment gross margin increased 0.4 percentage points to 46.4% for the pro forma year ended December 27, 2003 from 46.0% for 2002. Our gross margin increased due to a reduction in depreciation expense of $1.9 million, or 0.3% of wholesale segment net sales, due to the remaining useful lives of our property, plant and equipment being extended from an average of three years to seven years as a result of the valuation of the property, plant and equipment in connection with the Acquisition. Additionally, our wholesale segment gross margin increased 1.3 percentage points due to better absorption of our fixed manufacturing costs as a result of our unit volume growth. Offsetting these improvements were cost increases of (i) 1.0 percentage point due to supplier price increases for certain raw material components without a corresponding price increase in our Beautyrest(R) product line in 2003; and (ii) 0.3 percentage points due to higher labor costs resulting from increased production demands resulting from our unit volume growth.

     Our retail segment gross margin decreased 0.7 percentage points to 50.3% for the pro forma year ended December 27, 2003 from 51.0% for 2002. The decrease was due to the discounting of inventory acquired from Mattress Discounters in December 2003 and the discounting of inventory in late 2003 that was being replaced with vendors' new product lines.

     Selling, General and Administrative Expenses. For the pro forma year ended December 27, 2003, selling, general and administrative expenses, as a percentage of net sales, decreased 0.1 percentage points to 37.8% from 37.9% in fiscal year 2002.

     Our wholesale segment selling, general and administrative expenses increased 0.2 percentage points to 34.8% of wholesale segment net sales for the pro forma year ended December 27, 2003 from 34.6% for fiscal year 2002. Our pro forma year ended December 27, 2003 include the reduction of depreciation expense by $2.9 million, or 0.4% of wholesale segment net sales, due to the remaining useful lives of our property, plant and equipment being extended from an average of three years to seven years as a result of the valuation of the property, plant and equipment in connection with the Acquisition. Additionally, our selling, general and administrative expenses for the pro forma year ended December 27, 2003 reflect the $1.4 million, or 0.2% of wholesale segment net sales, reduction in management fees due to the cancellation of the Fenway management agreement and the entering into the new THL Managers V, LLC management agreement in connection with the Acquisition. Offsetting these improvements in our selling, general and administrative expenses, our promotional expenditures increased $20.5 million, or 1.6 percentage points, due to (i) more expenditures meeting the criteria of a selling expense in accordance with EITF 01-9 because of our focus on increasing customer compliance with our co-op advertising guidelines; and (ii) a shift in our sales mix toward customers and products that receive more advertising and selling support subsidies.

     Our retail segment selling, general and administrative expenses decreased
8.8 percentage points to 47.6% of retail segment net sales for the pro forma year ended December 27, 2003 from 56.4% for fiscal year 2002. This decrease was attributable to our increase in retail sales resulting in greater leverage of our fixed retail selling, general and administrative expenses.

     Variable Stock Compensation Expense. We recorded no variable stock compensation expense for the pro forma year ended December 27, 2003 due to the termination of the deferred compensation plan. Our variable stock compensation expense, related to our predecessor stock option plans, was $15.6 million in fiscal year 2002.

     Amortization of Intangibles. Amortization of intangibles decreased $7.6 million, or 35.5%, to $13.9 million for the pro forma year ended December 27, 2003 from $21.5 million in fiscal year 2002. The pro forma year ended December 27, 2003 amortization is less than fiscal year 2002 due to our retail segment recognizing a $20.3 million non-cash goodwill impairment charge in the fourth quarter of 2002.

     Interest Expense, Net. Interest expense, net, increased $12.8 million, or 40.1%, to $44.8 million for the pro forma year ended December 27, 2003, from $32.0 million in fiscal year 2002 due to an increase in our average outstanding borrowings for the pro forma year ended December 27, 2003 resulting from the Acquisition. Our interest paid in pro forma 2003 was $53.6 million, a 114.6% increase from $24.9 million paid in 2002, due principally to payments of (i) $10.8 million in tender fees as previously noted; (ii) Junior Subordinated PIK note interest of $13.7 million; and (iii) $3.5 million in bridge loan commitment fees.

     Income Taxes. Our combined federal, state and foreign effective income tax benefit rate of 65.2% for the pro forma year ended December 27, 2003 differs from the federal statutory rate of 35.0% primarily from the net effect of non-deductible transaction costs, partially offset by a reduction of the prior year valuation allowance on net operating losses utilized as a result of Sleep Country's income for the pro forma year ended December 27, 2003. Our combined federal, state and foreign effective income tax rate of 116.7% for fiscal year 2002 was greater than the federal statutory rate due principally to a 100% valuation allowance for Sleep Country's loss in 2002.

     Net Income (Loss). For the reasons set forth above, our net income was $18.0 million for the pro forma year ended December 27, 2003 compared to net loss of $0.6 million for the year ended December 28, 2002.

  YEAR ENDED DECEMBER 28, 2002 COMPARED TO YEAR ENDED DECEMBER 29, 2001

     Net Sales. Net sales for the year ended December 28, 2002 increased $53.4 million, or 8.1%, to $708.6 million in 2002 from $655.2 million in 2001. Our sales increase is primarily attributable to an increase in wholesale bedding segment sales, partially offset by a decrease in retail segment sales.

     Wholesale bedding segment sales increased $57.1 million, or 9.5%, to $659.0 million in fiscal year 2002 from $601.8 million in fiscal year 2001. The wholesale bedding segment sales increase was primarily due to (i) a 10.7% increase in bedding AUSP resulting from a shift in sales mix toward higher priced products which increased sales by $68.5 million in the aggregate; (ii) an increase in customers added over the last year and (iii) the adoption of EITF 01-9 at the beginning of fiscal year 2002, which resulted in the reclassification of certain payments to customers, such as co-operative advertising expenditures, promotional money expenditures, volume rebates and amortization of supply agreements, from selling, general and administrative expenses and cost of products sold to a reduction of revenue. Payments treated as a sales reduction were $26.6 million less in 2002 than in 2001. Our adoption of a more stringent proof of advertising policy late in 2001 resulted in less co-operative advertising expenditures being classified as a reduction of revenue in fiscal year 2002. The amounts reclassified from selling, general and administrative expenses and cost of products sold totaled $49.7 million and $0.7 million, respectively, in fiscal year 2002 versus $76.3 million and $0.8 million, respectively, in fiscal year 2001. The increase in 2002 net sales was partially offset by a 5.7% decrease in bedding unit sales volume largely due to the loss of high volume, low margin business resulting from customer bankruptcies in the August 2000 to July 2001 period and a general economic slowdown. The aggregate sales decline in 2002 for customers which filed for bankruptcy and ceased business in 2001 totaled approximately $18 million.

     Wholesale bedding segment sales, exclusive of the aforementioned EITF 01-9 reclassifications, of $709.4 million in 2002 increased $30.5 million, or 4.5%, from $678.9 million in 2001. This methodology for calculating sales is comparable to that used by ISPA in calculating market share. ISPA estimated that

2002 industry sales were up 3.8% over the prior year, comprised of an increase in unit shipments and AUSP of 0.7% and 3.1%, respectively.

     Retail segment sales decreased $5.6 million, or 7.3%, to $71.8 million in fiscal year 2002 from $77.4 million in fiscal year 2001. On a comparable store basis, sales for our retail stores decreased 8.5% in fiscal year 2002 versus 2001. The retail segment sales decline was due principally to the general economic slowdown and a reduction in advertising expenditures.

     Cost of Products Sold. As a percentage of net sales, cost of products sold in fiscal year 2002 decreased 5.7 percentage points to 52.2% from 57.9% in fiscal year 2001. Our 2002 gross margin improvement to 47.8% reflects expansion of both wholesale bedding segment and retail segment gross margins.

     Our 2002 wholesale bedding segment gross margin improvement of 6.4 percentage points to 46.0% reflects (i) the above mentioned lower EITF 01-9 sales reduction in fiscal year 2002 as compared to fiscal year 2001; (ii) the above mentioned 10.7% increase in AUSP; (iii) a 5.5 percentage point decrease in material costs due in part to our "Zero Waste" cost reduction initiative which began in fiscal year 2001 and continued in fiscal year 2002; and (iv) a 0.7 percentage point decrease in labor costs due to management of factory headcount and labor hours due to a reduction in sales volume. The average factory worker headcount for fiscal year 2002 was 6.8% less than fiscal year 2001. Exclusive of the EITF 01-9 reclassifications mentioned above, our wholesale bedding gross margin improved 3.4 percentage points in fiscal year 2002 to 49.8%.

     Our 2002 retail segment gross margin improvement of 2.3 percentage points to 51.0% resulted principally from a shift in sales mix toward products that have higher margins.

     Selling, General and Administrative Expenses. As a percentage of net sales, selling, general and administrative expenses for fiscal year 2002 increased 3.3 percentage points to 37.9% from 34.6% in fiscal year 2001. The 2002 increase was attributable to additional wholesale bedding segment selling, general, and administrative expenses, partially offset by a decrease in our retail segment selling, general and administrative expenses.

     Our wholesale bedding segment selling, general and administrative expenses, as a percentage of net sales, increased 4.3 percentage points to 34.6% in fiscal year 2002. The 2002 increase was principally attributable to the above mentioned adoption of EITF 01-9 resulting in $49.7 million and $76.3 million in fiscal year 2002 and fiscal year 2001, respectively, of costs historically characterized as selling, general and administrative expenses being characterized as a reduction of revenue. In fiscal year 2002, selling, general and administrative expenses, inclusive of the expenditures characterized as a reduction of revenue due to the adoption of EITF 01-9, increased 1.0 percentage points to 39.3% from 38.3% in fiscal year 2001. This increase was primarily attributable to a 0.8 percentage point increase in co-operative advertising expenditures due to a shift in our sales mix toward products that have higher subsidies and selling expenses.

     Our retail segment selling, general and administrative expenses, as a percentage of net sales, increased 1.7 percentage points to 56.4% in fiscal year 2002 due principally to a decrease in retail sales, partially offset by a reduction in advertising expenses.

     Variable Stock Compensation Expense. Variable stock compensation expense increased $0.7 million in fiscal year 2002 to $15.6 million from $14.8 million in fiscal year 2001. The 2002 expense resulted from a 40.1% increase in the underlying value of our common stock during 2002 and an increase in the number of vested stock options outstanding at December 28, 2002 versus December 29, 2001.

     ESOP Expense. In fiscal year 2001, we allocated the remaining ESOP shares to plan participants. Therefore, beginning with the first quarter of 2002, we no longer incurred an expense associated with the ESOP plan.

     Amortization of Intangibles. Amortization of intangibles increased $2.2 million to $21.5 million in fiscal year 2002 from $19.3 million in fiscal year 2001. This increase was principally due to our retail segment recognizing a non-cash goodwill impairment charge in the fourth quarter of 2002 of $20.3 million related to our Sleep Country subsidiary. A review of Sleep Country's goodwill for impairment was necessary due to the continued weakness in the retail economy and the failure of Sleep Country to reach the sales and profit levels included in its original impairment test as of January 1, 2002. Exclusive of Sleep Country's goodwill impairment charge, amortization of intangibles decreased in fiscal year 2002 due to (i) our retail segment recognizing a non-cash impairment charge in the fourth quarter of 2001 of $7.9 million to write down the goodwill of our wholly-owned subsidiary Gallery Corp. to market value with no similar impairment charge being required in fiscal year 2002; (ii) the adoption of SFAS No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets, at the beginning of our 2002 fiscal year; and (iii) a $1.8 million decrease in amortization of patents due to the expiration of certain patents. As a result of the adoption of SFAS 142 at the beginning of 2002, we discontinued the amortization of goodwill and performed a transitional test of goodwill impairment, which resulted in no impairment charge. Had this accounting pronouncement been adopted at the beginning of 2001, amortization of intangibles, exclusive of impairment charges, would have been reduced by $8.3 million to $3.1 million in 2001.

     Interest Expense, Net. Interest expense, net decreased $7.5 million, or 18.9%, to $32.0 million in fiscal year 2002 from $39.5 million in 2001 due primarily to (i) decreased average outstanding borrowings; (ii) lower Prime and LIBOR base rates in 2002; and (iii) lower interest rate margins on our then existing senior credit facility obligations. Our interest paid in 2002 was $24.9 million, a 14.7% decrease from $29.2 million paid in 2001.

     Income Tax Expense. Our effective income tax rate of 116.7% for fiscal year 2002 differed from the federal statutory rate primarily due to the change in the valuation allowance against Sleep Country's net deferred tax asset, state income taxes and non-deductible interest expense. Our effective income tax benefit rate of 43.2% for fiscal year 2001 differed from the federal statutory rate primarily due to the net change in deferred tax valuation allowances, and the benefit of state net operating losses and foreign tax credits, partially offset by the amortization and impairment of goodwill not being tax deductible.

     Minority Interest in Loss. Minority interest in Sleep Country's loss increased $0.6 million to $1.1 million in fiscal year 2002 from a loss of $0.5 million in fiscal year 2001.

     Net Loss. For the reasons set forth above, we had net loss of $0.6 million in fiscal year 2002 compared to a net loss of $9.6 million in fiscal year 2001.

LIQUIDITY AND CAPITAL RESOURCES

     Our principal sources of cash to fund liquidity needs are (i) cash provided by operating activities and (ii) borrowings available under the Senior Credit Facility of Simmons ("New Senior Credit Facility"). Our primary use of funds consists of payments of principal and interest for our debt, capital expenditures, acquisitions and funding for working capital increases.

     The New Senior Credit Facility is comprised of a $396.6 million term loan facility, the "Tranche B Term Loan," which will mature in 2011, and a $75.0 million Revolving Loan Facility (of which approximately $64.5 million was available for borrowings as of March 27, 2004 after giving effect to $10.5 million that was reserved for standby letters of credit), which will mature in 2009. We are permitted to incur up to an additional $100.0 million of senior secured debt at the option of participating lenders, so long as no default or event of default under the senior secured credit facility has occurred or would occur after giving effect to that incurrence and certain other conditions are satisfied. The New Senior Credit Facility is guaranteed by THL-SC Bedding Company and by all active domestic subsidiaries of Simmons. Simmons' and the guarantors' obligations are secured by all or substantially all of Simmons' and the guarantors' assets, including a pledge of Simmons' stock, a pledge of stock of all Simmons' active domestic subsidiaries and Simmons' pledge of 65% of stock of its foreign subsidiaries. Simmons also has a Senior Unsecured Term Loan Facility of $140.0 million, which will mature in June 2012. The Senior Unsecured Term Loan Facility is guaranteed by THL-SC Bedding Company and all active domestic subsidiaries of Simmons.

     The New Credit Facility and the Senior Unsecured Term Loan Facility bear interest at our choice of the Eurodollar Rate or Base Rate (both as defined), plus the following applicable interest rate margins as follows:

                                                              EURODOLLAR   BASE
                                                                 RATE      RATE
                                                              ----------   -----
Revolving Loan Facility.....................................    2.50%      1.50%
Tranche B Term Loan.........................................    2.75%      1.75%
Senior Unsecured Term Loan..................................    3.75%      2.75%

     The weighted average interest rates per annum in effect as of March 27, 2004 for the Tranche B Term Loan and Senior Unsecured Term Loan were 4.24% and 5.13%, respectively.

     Under the Tranche B Term Loan, quarterly amortization payments of approximately $1.0 million are required during the first seven years, with the balance of the facility to be repaid quarterly during the eighth year. There are no scheduled amortization payments prior to the maturity date of the Senior Unsecured Term Loan.

     The New Senior Credit Facility requires Simmons to meet a minimum interest coverage ratio and a maximum leverage ratio, and includes a maximum capital expenditures limitation. In addition, the New Senior Credit Facility contains certain restrictive covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in those agreements.

     The New Senior Credit Facility also contains certain customary events of defaults, subject to cure periods as appropriate.

     Simmons is required to make prepayments of the loans outstanding under the New Senior Credit Facility under certain circumstances, including with 100% of the net cash proceeds of certain asset sales and casualty or condemnation events to the extent such proceeds are not reinvested in Simmons' business within a specified period of time and with 100% of the proceeds of certain types of debt incurred by it. Additionally, depending on Simmons' leverage ratio, Simmons may be required to prepay its senior secured loans with up to 50% of its excess cash flow from each fiscal year and with up to 50% of the net cash proceeds of certain equity issuances.

     Simmons is also required to make prepayments of the loans outstanding under its Senior Unsecured Term Loan Facility in the event of a change of control at 101% of the unpaid principal amount thereof. Furthermore, Simmons may be required to make an offer to repurchase its senior unsecured loans with proceeds of certain asset sales, and any such offer required to be made within the first three years after the closing date of the senior unsecured credit facility must be accompanied by payment of a call premium, calculated on a sliding scale. Simmons is not required to use any proceeds it receives from this offering to repay loans outstanding under its Senior Unsecured Term Loan Facility.

     Our long-term obligations contain various financial tests and covenants. We were in compliance with those covenants as of the quarter ended March 27, 2004. The most restrictive covenants relate to ratios of Adjusted EBITDA to interest coverage (interest coverage ratio), total debt to Adjusted EBITDA (total leverage ratio), and maximum capital expenditures all as defined in the New Senior Credit Facility. The minimum interest coverage and maximum leverage ratios are computed based on our results for the last twelve months ended. More specifically, the New Senior Credit Facility's covenants require:

     - a minimum interest coverage ratio, with compliance levels ranging from an interest coverage of no less than 2.25:1.00 from March 31, 2004 through December 31, 2004; 2.30:1.00 from March 31, 2005 through December 31, 2005; 2.40:1.00 from March 31, 2006 to December 31, 2006; 2.55:1.00 from
       March 31, 2007 through December 31, 2007; 2.75:1.00 from March 31, 2008 through December 31, 2008; and 3.0:1.00 as of March 31, 2009 and each fiscal quarter ending thereafter.

     - a maximum total leverage ratio, with compliance levels ranging from total leverage of no greater than 6.85:1.00 from March 31, 2004 through December 31, 2004; 6.50:1.00 from March 31, 2005 through December 31, 2005; 6.00:1.00 as of March 31, 2006 and June 30, 2006; 5.75:1.00 as of
       September 30, 2006 and December 31, 2006; 5.00:1.00 from March 31, 2007 through December 31, 2007; 4.50:1.00 from March 31, 2008 through December 31, 2008; and 4.00:1.00 as of March 31, 2009 and each fiscal quarter ending thereafter.

     - a maximum capital expenditure limitation of $20.0 million per fiscal year, with the ability to rollforward to future years unused amounts from the previous fiscal year, and also subject to adjustments for certain acquisitions and other events.

     We expect to meet such covenants in 2004. Adjusted EBITDA (as defined in the New Senior Credit Facility) differs from the term "EBITDA" as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes, and depreciation and amortization, adjusted EBITDA (as defined in the New Senior Credit Facility) also adjusts net income by excluding items or expenses not typically excluded in the calculation of "EBITDA" such as management fees; ESOP expenses, the aggregate amount of the fees, costs and cash expenses paid by Simmons in connection with the consummation of the Acquisition (including, without limitation, bonus and option payments); other non-cash items reducing Consolidated Net Income (including, without limitation, non-cash purchase accounting adjustments and debt extinguishment costs); the cure amount, if any, received by Simmons in respect of that period; any extraordinary, unusual or non-recurring gains or losses or charges or credits; and any reasonable expenses or charges related to any issuance of securities, investments permitted, permitted acquisitions, recapitalizations, asset sales permitted, or indebtedness permitted to be incurred, less other non-cash items increasing consolidated net income, all of the foregoing as determined on a consolidated basis for Simmons in conformity with GAAP. Adjusted EBITDA is presented herein because it is a material component of the covenants contained within the aforementioned credit agreements. Non-compliance with those covenants could result in the requirement to immediately repay all amounts outstanding under those agreements which could have a material adverse effect on our results of operations, financial position and cash flow. While the determination of "unusual and nonrecurring losses" is subject to interpretation and requires judgment, we believe the items listed below are in accordance with the New Credit Facility. Adjusted EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

     The following is a calculation of our minimum interest coverage and maximum leverage ratios under the New Senior Credit Facility for the twelve month period ended March 27, 2004. The terms and related calculations are defined in the New Senior Credit Facility, which is included as Exhibit 10.33 of our registration statement of which this prospectus forms a part (in thousands, except ratios).

Calculation of Minimum Cash Interest Coverage Ratio:
Adjusted EBITDA(1)..........................................  $132,524
                                                              ========
Consolidated cash interest expense(2).......................  $ 42,660
                                                              ========
Actual interest coverage ratio(3)...........................      3.11x
Minimum Permitted Interest Coverage Ratio...................      2.25x
Calculation of Maximum Leverage Ratio:
Consolidated indebtedness...................................  $757,937
Less: Cash and cash equivalents.............................      (859)
                                                              --------
  Net debt..................................................  $757,078
                                                              ========
Adjusted EBITDA(1)..........................................  $132,524
                                                              ========
Actual Leverage Ratio(4)....................................      5.71x
Maximum Permitted Leverage Ratio............................      6.85x

---------------

(1) See reconciliation of Adjusted EBITDA to net income (loss) and cash flow from (used in) operations in the "Selected Historical Consolidated Financial And Other Operating Data" section of this prospectus.

(2) Consolidated cash interest expense as defined in the new Senior Credit Facility for the twelve months ended March 27, 2004, as follows (in thousands):

Interest expense, net.......................................  $11,093
Interest income.............................................       44
                                                              -------
Gross interest expense......................................   11,137
Less:
Non-cash interest expense...................................      472
                                                              -------
                                                               10,665
                                                              -------
                                                                  X 4
                                                              -------
Consolidated cash interest expense..........................  $42,660
                                                              =======

(3) Represents ratio of Adjusted EBITDA to consolidated cash interest expense.

(4) Represents ratio of consolidated indebtedness less cash and cash equivalents to Adjusted EBITDA.

     Simmons' Senior Unsecured Term Loan Facility does not contain any financial maintenance covenants, but does contain affirmative covenants similar to those contained in the New Senior Credit Facility. Additionally, the Senior Unsecured Facility contains negative covenants similar to those contained in the New Senior Credit Facility, except that certain negative covenants, including limitations on indebtedness, asset sales and restricted junior payments are substantially similar to those contained in the indenture for the Senior Subordinated Notes.

     The use of interest rate risk management instruments is required under the terms of the New Senior Credit Facility. Simmons is required to maintain protection against fluctuations in interest rates, and may do so through utilizing Eurodollar Rate loans having twelve-month interest periods or through one or more interest rate agreements, such as collars and swaps.

     In order to address interest rate risk, Simmons has developed and implemented a policy to utilize extended Eurodollar contracts to minimize the impact of near term Eurodollar rate increases. On January 26, 2004, Simmons elected to set the interest rate at the twelve-month Eurodollar Rate for approximately $325.0 million of the Tranche B Term Loan and the $140.0 million Senior Unsecured Term Loan, which fixed the Eurodollar Rate at 1.375% through January 26, 2005 for approximately 84% of our floating rate debt outstanding as of December 27, 2003. Additionally, to further address interest rate risk, Simmons entered into an interest rate cap agreement on February 11, 2004 for a notional amount of $170.0 million, which capped the Eurodollar Rate at 5.0% for the period of January 26, 2005 through January 26, 2006.

     On December 19, 2003, Simmons completed a financing, which consisted of the sale of $200.0 million of 7.875% Senior Subordinated Notes due 2014 (the "New Notes") pursuant to a private offering. The New Notes bear interest at the rate of 7.875% per annum, which is payable semi-annually in cash in arrears on January 15 and July 15. The Notes mature on January 15, 2014. The New Notes are subordinated in right of payment to all existing and future senior indebtedness of Simmons. Simmons plans to issue 7.875% Senior Subordinated Notes due 2014 (the "Exchange Notes") in exchange for all New Notes, pursuant to an exchange offer whereby holders of the New Notes will receive Exchange Notes which have been registered under the Securities Act of 1933, as amended, but are otherwise identical to the New Notes.

     At any time prior to January 17, 2007, Simmons may redeem up to 40% of the aggregate principal amount of the New Notes at a price of 107.875% in connection with an Equity Offering, as defined. With the exception of an Equity Offering, the New Notes are redeemable at Simmons' option beginning

January 15, 2009 at prices decreasing from 103.938% of the principal amount thereof to par on January 15, 2012 and thereafter. Simmons is not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

     The indenture for the New Notes requires Simmons and its subsidiaries to comply with certain restrictive covenants, including a restriction on dividends; and limitations on the incurrence of indebtedness, certain payments and distributions, and sales of the its assets and stock.

     The New Notes are fully and unconditionally guaranteed on an unsecured, senior subordinated basis by all of Simmons' active domestic subsidiaries.

     The 10.25% Series B Senior Subordinated Notes ("Old Notes") bear interest at the rate of 10.25% per annum, which is payable semi-annually in cash in arrears on March 15 and September 15. In connection with the Acquisition, $144.9 million principal amount of Old Notes were tendered at a premium of $10.4 million. The remaining $5.1 million of Old Notes outstanding were marked to fair market value as of the date of the Acquisition. On April 12, 2004, the remaining Old Notes were redeemed at 105.125% of the principal amount thereof for a total payment of $5.3 million.

     Future principal debt payments are expected to be paid out of cash flows from operations, borrowings on Simmons' new revolving credit facility, and future refinancing of its debt. Historically we have not been obligated to pay federal income taxes as a result of net operating loss carryforwards; however, we expect to be obligated to pay federal income taxes beginning in 2005.

     Our operating activities provided cash of $56.5 million for the year ended December 27, 2003, compared to $75.6 million for the year ended December 28, 2002. The following items principally account for the cash provided from operations for each of the periods: (i) operating income, exclusive of transaction expenses, variable stock compensation and goodwill impairment, of $92.9 million for the year ended December 27, 2003 versus $80.6 million for the comparable prior year period and (ii) an increase in working capital, exclusive of assets and liabilities held for sale, of $16.6 million versus a decrease of $16.0 million for the comparable prior year period.

     Our operating activities provided cash of $11.6 million for the first quarter of 2004, compared to a use of $10.1 million for the first quarter of 2003. The following items principally accounted for the increase: (i) reduction in our cash interest payments by $6.7 million due to a change in our semi-annual interest payment date to June from March because of the issuance of our New Notes and the retirement of our Old Notes in connection with the financing of the Acquisition and (ii) working capital improvement of $6.5 million during the quarter due to the selling of inventory, written-up to fair market value as part of the allocation of the purchase price on December 19, 2003. Additionally, our working capital improved due to an increase in our wholesale segment inventory turns to 17 in the first quarter of 2004 from 16 in the first quarter of 2003. Our wholesale segment accounts payable days were 33 in the first quarter of 2004, which was consistent with the first quarter of 2003. Our accounts receivable balance increased due to our growth in wholesale segment sales in the first quarter of 2004 compared to the first quarter of 2003. Our accounts receivable days sales outstanding for our wholesale segment were 40 for the first quarter of 2004 compared to 43 for the first quarter of 2003.

     Capital expenditures totaled $8.8 million and $1.8 million for the year ended December 27, 2003 and quarter ended March 27, 2004, respectively. We expect to spend an aggregate of approximately $19 million for capital expenditures in fiscal year 2004. Our capital expenditures will increase in fiscal year 2004 due to the opening of two new manufacturing facilities in Hazleton, Pennsylvania and Waycross, Georgia, the first of which opened in March 2004 and the second is anticipated to open in the third quarter of 2004. We believe that annual capital expenditure limitations in the New Senior Credit Facility will not significantly inhibit us from meeting our ongoing capital expenditure needs.

     We sold the stock of our Mattress Gallery subsidiary, which was considered an asset held for sale as of March 27, 2004, on May 1, 2004 to PCM, Inc. for cash proceeds of $6.5 million. In connection with the sale, we contributed all intercompany debts owed by Mattress Gallery to Simmons and its affiliates to Mattress Gallery as equity and entered into a five-year supply agreement with Mattress Gallery.

     The following table sets forth our contractual obligations as of December 27, 2003 (dollars in thousands):

                                                 NEXT       2-3       4-5      AFTER
CONTRACTUAL OBLIGATIONS               TOTAL      YEAR      YEARS     YEARS    5 YEARS
-----------------------              --------   -------   -------   -------   --------
Long-term debt(1)..................  $770,253   $ 9,512   $ 9,028   $ 8,926   $742,787
Capital lease obligations..........       389       277       112        --         --
Operating leases -- wholesale
  segment..........................    57,179    14,504    22,447    11,750      8,478
Operating leases -- retail
  segment..........................    36,367    10,216    15,064     7,423      3,664
Component purchase commitments.....    21,600    12,800     8,800        --         --
                                     --------   -------   -------   -------   --------
  Total contractual obligations....  $885,788   $47,309   $55,451   $28,099   $754,929
                                     ========   =======   =======   =======   ========
Other commercial commitments:
  Standby letters of credit........  $ 10,515   $10,515   $    --   $    --   $     --
                                     ========   =======   =======   =======   ========

---------------

(1) Includes $5.3 million of 10.25% Series B Senior Subordinated Notes, which were redeemed in April 2004.

     In addition, under the terms of the management agreement entered into in connection with the Acquisition, we are required to pay an affiliate of Thomas
H. Lee Partners an aggregate fee of no less than $1.5 million a year. Under its terms, the management agreement will be terminated by THL upon the consummation of this offering and we will be required to pay THL a termination fee equal to the net present value of the fees payable to THL for a period of seven years from the date of termination. We estimate this termination fee at $8.9 million.

SEASONALITY/OTHER

     For the past several years, there has not been significant seasonality in our wholesale bedding business. Our retail bedding business, which accounted for $97.9 million, or 12.1%, of net sales for the year ended December 27, 2003, has historically experienced, and we expect will continue to experience, seasonal and quarterly fluctuations in net sales, operating income and Adjusted EBITDA. As is the case with many bedding retailers, our retail business is subject to seasonal influences, characterized by strong sales for the months of May through September, which impacts our second and third quarter results.

MARKET RISK

     The principal market risks to which we are exposed that may adversely affect our results of operations and financial position include changes in future commodity prices and interest rates. We seek to minimize or manage these market risks through normal operating and financing activities and through the use of interest rate cap agreements, where practicable. We do not trade or use instruments with the objective of earning financial gains on the interest rate fluctuations, nor do we use instruments where there are not underlying exposures.

  INTEREST RATE RISK

     We are exposed to market risk from changes in interest rates. In order to address this risk, the New Senior Credit Facility requires us to adopt interest rate protection measures on our variable rate indebtedness such that 50% of our consolidated funded indebtedness is either fixed or protected.

     In order to address interest rate risk, we have developed and implemented a policy to utilize extended Eurodollar contracts to minimize the impact of near term Eurodollar rate increases. On January 26, 2004, we elected to set the interest rate at the twelve-month Eurodollar Rate for approximately $325.0 million of the Tranche B Term Loan and the $140.0 million Senior Unsecured Term Loan, which fixed the Eurodollar Rate at 1.375% through January 26, 2005 for approximately 84% of our floating rate debt outstanding as of December 27, 2003. Additionally, to further address interest rate risk, we entered into an interest rate cap agreement on February 11, 2004 for a notional amount of $170.0 million, which capped the Eurodollar Rate at 5.0% for the period of January 26, 2005 through January 26, 2006.

     All other factors remaining unchanged, a hypothetical 10% increase or decrease in interest rates for one year on our variable rate financial instruments would not have a material impact on earnings during 2004, but would result in an additional $2.4 million of interest expense in 2005.

  COMMODITY PRICE RISK

     The major raw materials that we purchase for production are wire, spring components, lumber, cotton, insulator pads, innerspring, fabrics and roll goods consisting of foam, fiber, ticking and non-wovens. The price and availability of these raw materials are subject to market conditions affecting supply and demand. In particular, many of our goods can be impacted by fluctuations in petrochemical prices and steel prices. We currently do not have a hedging program in place to manage fluctuations in commodity prices.

                                    BUSINESS

OVERVIEW

     We are a leading manufacturer and distributor of branded bedding products in the United States. We sell a broad range of mattresses and foundations under our well-recognized brand names, including Simmons(R), Beautyrest(R), our flagship product, and BackCare(R). Over our 134-year history, we have developed numerous innovations, including the first mass-produced innerspring mattress, the Pocketed Coil(R) innerspring, the "Murphy Bed," the Hide-a-Bed(R) sofa and our patented "no flip" mattress. We also pioneered the national distribution of queen and king size mattresses and in 2001 introduced the Olympic(R) Queen mattress, an extra-wide queen mattress. For the year ended December 27, 2003 and the quarter ended March 27, 2004, we generated net sales of $806.3 million and $223.3 million, respectively, which represents growth of 13.8% over the year ended December 28, 2002 and 19.7% over the quarter ended March 29, 2003, respectively.

     The majority of our products are innerspring mattresses and foundations, which comprise an estimated 80%-90% of the U.S. wholesale bedding industry, according to industry sources. We place particular emphasis on premium products targeted to sell at higher-end retail price points of $799 and above per queen set. Additionally, we focus on selling queen and larger size mattresses. For the year ended December 27, 2003, we derived approximately 57% of our sales from mattresses with retail price points of $799 and above (39% from above $1,000) and approximately 83% of our sales from larger size mattresses. We believe these product categories offer faster growth and higher gross margins than other bedding segments. Primarily as a result of this focus, our AUSP for the year ended December 27, 2003 was approximately 50% above the industry average as reported by ISPA.

     We sell to a diverse nationwide base of approximately 3,400 retail customers, representing over 11,000 outlets, including furniture stores, specialty sleep shops, department stores and furniture rental stores. Our sales force added approximately 700 net new retail accounts from January 2001 to December 2003, broadening our revenue base and improving customer credit quality. We support these retailers with significant advertising and promotional spending, as well as extensive customer service.

     We also distribute branded bedding products on a contract sales basis, with an emphasis on premium products, directly to the hospitality industry and government agencies. Starwood Hotels & Resorts Worldwide, Inc. has selected our Beautyrest(R) mattress as the product for their "Heavenly Bed" program, a luxury hotel room program targeted at their preferred customer club members. In addition, we license selected trademarks, patents and other intellectual property to various domestic and foreign manufacturers.

     We operate 17 manufacturing facilities strategically located throughout the United States and Puerto Rico. Unlike many of our competitors that operate as associations of independent licensees, we have national in-house manufacturing capabilities. We believe that there are a number of important advantages to operating nationally, including the ability to service multi-state accounts, maintain more consistent quality of products and leverage research and development activities. Our just-in-time manufacturing capability enables us to manufacture and ship approximately 75% of our products to our retail customers within five business days of receiving their order and to minimize our working capital requirements.

     We have proven research and development capabilities. Guided by our Better Sleep Through Science(R) philosophy, we apply extensive research to design, develop, manufacture and market innovative sleep products to provide consumers with a better night's sleep. We currently own 44 domestic and 188 international patents, and have 28 domestic and 38 international patent applications pending.

     We also operate 17 retail outlet stores located throughout the United States through our wholly owned subsidiary, World of Sleep Outlets, LLC, and over 46 retail mattress stores operating under the Sleep Country USA names in Oregon and Washington. We completed a sale of our Mattress Gallery retail operations in California on May 1, 2004 to Pacific Coast Mattress, Inc. for cash proceeds of $6.5 million plus the cancellation of all intercompany debts owed by Mattress Gallery to Simmons and its affiliates, accounted for as a capital contribution to Mattress Gallery.

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     In 2000, our management team began investing heavily in training to revitalize our corporate culture. Under the supportive team environment our management introduced, we have designed new products, diversified our customer base, standardized manufacturing processes and upgraded our information systems. In January 2004, Simmons was named one of FORTUNE magazine's "100 Best Places To Work". We have also improved our cost structure through our "Zero Waste" initiative, a program begun in January 2001 that focuses on the key result areas of safety, quality, service and cost. As a result of these and other efforts, our gross margin has increased from 40.8% for the year ended December 30, 2000 to 48.2% for the year ended December 27, 2003.

INDUSTRY

     We compete in the U.S. wholesale bedding industry, which generated sales of approximately $5.0 billion in 2003, according to ISPA. While there are approximately 700 bedding manufacturers in the United States, four companies, Simmons, Sealy, Serta and Spring Air, accounted for approximately 59% of the bedding industry's wholesale revenues for 2003, according to Furniture/Today, an industry publication. The remainder of the domestic conventional bedding market primarily consists of hundreds of smaller independent local and regional manufacturers. We are one of only two bedding industry companies that have national, in-house manufacturing capabilities. We believe that there are advantages to operating nationally, including the ability to better service multi-state accounts, maintain more consistent quality of products and better leverage research and development activities.

     The U.S. bedding industry is characterized by growing unit demand, rising AUSPs and stability throughout various economic environments. Annual growth of total bedding industry sales has averaged approximately 5.9% over the last twenty years. During this period, there has been just one year in which industry revenues declined (0.3% in 2001). This stability and resistance to economic downturns is due largely to replacement purchases, which account for approximately 80% of bedding industry sales. In addition, high shipping costs and the short lead times demanded by mattress retailers limited Asian imports to less than 3% of the U.S. market in 2003 according to the International Trade Association. For the twelve months ended March 31, 2004, ISPA estimates that total bedding industry sales increased 10.1% over the prior twelve-month period.

     We believe that current trends favor increased consumer spending on mattresses. These trends are particularly favorable for sales of mattresses at the premium end of the market and queen and larger size mattresses, two areas where we believe we are well-positioned. We believe that the factors contributing to growth in these areas include:

     - Rapid growth in the 39-57 year old segment of the population, the largest and fastest growing segment of the population according to the U.S. Census Bureau, a group that tends to have higher earnings and more discretionary income and makes a disproportionate share of the purchases of bedding products relative to the general population;

     - Growth in the size of homes, which increased from an average of approximately 1,725 square feet in 1983 to approximately 2,320 square feet in 2003, and the number of bedrooms in homes in the last twenty years, according to the National Association of Home Builders;

     - Strong historical and projected growth in the number of people purchasing second homes, which grew approximately 17% in the decade from 1990-2000, according to the U.S. Census Bureau;

     - Increasing consumer awareness of the health benefits of better sleep, as evidenced by a study conducted by the Better Sleep Council in March 2004, in which 90% of all respondents reported that a good mattress was essential to health and well-being; and

     - Greater relative profitability the bedding category provides to retailers, particularly in higher end products.

     As a result of these and other trends, mattress units sold in the United States at retail price points of at least $1,000, as a percent of total mattress units sold, rose from 15.5% in 2000 to 19.8% in 2003,

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according to ISPA. Mattress units sold by us at retail price points of at least
$1,000, as a percent of total mattress units sold by us, rose from 20.7% in 2000 to 39.2% in 2003. Additionally, queen and larger size mattress units sold in the United States, as a percent of total mattress units sold, rose from 43.3% in 2000 to 46.5% in 2003, according to ISPA. Queen and larger size mattress units sold by us, as a percent of total mattress units sold by us, rose from 66.0% in 2000 to 70.9% in 2003.

COMPETITIVE STRENGTHS

     We believe that the following key competitive strengths will contribute to our continued success:

     Leading Market Position, Particularly in Premium Segments. According to Furniture/Today, we are the second largest bedding manufacturer in the United States, with an estimated 15.7% market share for 2003. Because our AUSP is 50% higher than the industry average, we believe that our market share is significantly greater in the premium segments and queen and larger size mattresses.

     Strong Portfolio of Brands. We have a strong portfolio of brands, including Simmons(R), Beautyrest(R) and BackCare(R). These brands together have approximately 84% domestic brand recognition, according to a 2002 report that we commissioned. Our brands are built around the philosophy of Better Sleep Through Science(R), which is supported by product innovations that have led to features that directly benefit the consumer and are easily communicated by the retail sales person. This strong brand focus has allowed us to increase both our manufacturing unit shipments and AUSP by 5.6% for the year ended December 27, 2003 from the comparable prior year period, while industry unit shipments and AUSP increased, according to ISPA, by 1.8% and 3.9%, respectively, for the same period.

     Industry-leading Innovation and New Product Introductions. Guided by our Better Sleep Through Science(R) philosophy, we apply extensive research to design, develop, manufacture and market innovative sleep products to provide consumers with a better night's sleep. We believe our continuing focus on innovation and new product introductions has led us to increase our unit sales and AUSP. We have a successful record of bringing key product innovations to market including the introduction of our patented "no-flip" mattress in 2000, LivingRight(TM) adjustable foundation in 2002 and the new Beautyrest(R) with Pocketed Cable Coil(TM) in 2003. Furthermore, we were the first to sell on a national basis king and queen sized mattresses as well as the Murphy Bed. We currently own 44 domestic and 188 international patents, and have 28 domestic and 38 international patent applications pending. We maintain a state-of-the-art 38,000 square foot research and education center in Atlanta, Georgia, where we conduct product and materials testing, design manufacturing facilities and equipment and improve process engineering and development.

     Superior Manufacturing Platform. Our manufacturing facilities are strategically located throughout the United States and Puerto Rico with complete national coverage. We are vertically integrated and manufacture our Pocketed Coil(R) springs at each of our plants. Our just-in-time manufacturing system, supported by our fully integrated information technology systems, allows us to manufacture and ship approximately 75% of our products to our retail customers within five business days of receiving their order and to minimize our working capital requirements.

     Highly Diversified Customer Base. We sell to a diverse nationwide customer base of approximately 3,400 retail customers, representing over 11,000 outlets, including furniture, specialty bedding and department stores and furniture rental centers. According to the Better Sleep Council, approximately 92% of mattresses are sold at furniture, specialty bedding and department stores, which are our primary targeted customers. Due to the targeted marketing approach implemented by our management team, we added approximately 700 net new retail accounts from January 2001 through December 2003, representing approximately $143 million in annualized sales. In addition, we have further diversified our customer base, reducing our top ten customer concentration to 29.8% of sales for the year ended December 27, 2003 from 34.7% in fiscal year 1999. Our largest customer represented 4.2% of sales for the year ended December 27, 2003, compared to 9.9% in fiscal year 1999. Concurrently, we have shifted our customer mix to those with higher credit quality. As a result, our percentage of current accounts receivable has increased to 80.7% as of December 27, 2003 compared to 61.7% as of December 25, 1999.
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     Strong Track Record of Growth and Free Cash Flow Generation.  Driven by a
shift in sales mix to higher margin products, a focus on the elimination of manufacturing waste, as well as control over fixed manufacturing costs and selling, general and administrative expenses, we have significantly increased our gross margin and operating cash flow. Additionally, we have low capital expenditure and working capital requirements. Our ability to generate strong and consistent free cash flow has given us the flexibility to invest in our operations, pursue attractive growth opportunities and reduce debt.

     Outstanding Management Team Driving a Unique Corporate Culture. Our management team, which includes executives with significant bedding and consumer products experience, has helped us build a high-performance culture that balances increased investment in new sales generation and product innovation with continuous rationalization of the cost structure. A significant portion of the compensation of our management team and certain key employees is subject to performance-based vesting, and our management team currently owns approximately
  % of our common equity on a fully-diluted as-converted basis, after giving effect to the vesting of all outstanding restricted stock ( % after this offering). Since 2000, we have also invested approximately $7.5 million in a special training program to instill a new culture throughout the organization. As a result of these and other efforts, Simmons was named in January 2004 as one of FORTUNE magazine's "100 Best Places To Work."

OUR STRATEGY

     Our goal is to further enhance our position as a leading manufacturer and distributor of branded bedding products. Key elements of our strategy include:

     Increase Market Share in Premium Segments. We are focused on increasing our market share in the higher-margin and higher-growth premium segments, which include mattresses sold at retail price points greater than $1,000. Our research shows that over 80% of consumers in the market for a replacement mattress indicated that they would look for a mattress that solves sleep problems and approximately 71% indicated that they would pay 20-30% more for a mattress that would improve their quality of sleep. To address this demand, we work closely with our customers to develop promotional advertising and educate consumers on our Better Sleep Through Science(R) philosophy, so as to compete on mattress technology rather than price. Sales at retail price points at or above $799 for queen sets as a percent of our sales have increased to 57% for the year ended December 27, 2003 from 42% in fiscal year 1999. Sales at retail price points at or above $1,000 for mattress units as a percent of our sales have increased to 39% for the year ended December 27, 2003 from 21% in fiscal year 1999.

     In 2003, we launched a number of products in the premium segments. These include several high-end luxury mattress lines through our Windsor Bedding Co., LLC subsidiary with retail price points ranging from $2,899 to $8,999 for queen sets and the new sang(TM) product line, our entry into visco-elastic sleep systems with retail price points ranging from $1,899 to $2,499 for queen sets.

     Continue to Introduce New Innovative Products. We plan to continue our successful record of innovation and to introduce new products designed to increase our unit sales and AUSP. In 2000, we introduced our patented "no flip" mattress, driving an increase in Beautyrest(R) unit sales of approximately 27% from 1999 to 2000. In 2002, we introduced our new BackCare(R) product line, with features such as allergy care fiber that helps reduce allergens on mattresses and an optional LivingRight(TM) adjustable foundation. As a result, BackCare(R) unit sales and AUSP increased by 5.1% and 36.6%, respectively, for the year ended December 27, 2003, and we added over 750 new BackCare(R) accounts in the same period. In December 2003, we began shipping our new Beautyrest(R) 2004 product, which includes Pocketed Cable Coil(TM) technology, providing significantly more durability and enhanced motion separation benefits. We plan to continue our successful record of innovation. We intend to launch new Beautyrest(R) and BackCare(R) product lines in 2005, which will allow us to continue to drive product sales.

     We continue to look for opportunities to expand our product portfolio, stimulate demand, raise our overall AUSP and deliver better sleep to consumers.

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     Increase Customer Penetration.  We seek to improve the quality of, and selectively expand, our customer base through the following dual-pronged approach:

        - Expand Within Existing Accounts. Only 48% of our retail customers carry both of our leading lines of mattresses, Beautyrest(R) and BackCare(R), and we believe that with focused marketing and education of retail salespersons, we can significantly increase our penetration levels. In addition, we believe our new product introductions will allow us to penetrate further our existing accounts.

        - Target New Accounts. Senior management and the sales management review a comprehensive potential customer list on a monthly basis to identify and target new accounts in markets where we are pursuing greater penetration. From January 2001 through December 2003, Simmons penetrated approximately 700 net new retail accounts, representing approximately $143 million in annualized sales. Continuing on our prior success of opening new accounts, our management team has targeted a significant number of new accounts on a national and regional basis in our current and new distribution channels.

     Optimize Cost Structure and Manufacturing Network. We intend to continue managing our cost structure while driving revenue growth. Our "Zero Waste" initiative, which started in 2001 and is focused upon safety, quality, service and cost, has been instrumental in generating cost savings and expanding margins. In 2003, we began a process to optimize our manufacturing network by replacing and repositioning existing facilities. We believe we have additional opportunities to leverage further our manufacturing network and our selling, general and administrative infrastructure.

     Pursue Selective Acquisition Opportunities. We license our trademarks, patents and other intellectual property to various domestic and foreign manufacturers and distributors. These licensees generated sales of Simmons-branded products of over $400 million in 2002. We believe there may be opportunities to selectively acquire licensees and other bedding businesses in the future.

PRODUCTS

     We provide our retail customers with a full range of mattress products that are targeted to cover a breadth of marketplace price points ($199 to $8,999 per queen set) and offer consumers better sleep quality benefits related to common causes of poor sleep. Our focus on the sleep quality benefits of our products differs from the majority of the industry in our employment of differentiated product constructions designed to address specific consumer sleep needs and marketing programs that promote these better sleep benefits, instead of the traditional comfort and price feature selling.

     Our mattress products are built from foam and/or one of two spring unit construction techniques: Pocketed Coil(R) (Marshall Coil) springs or open coil constructions. The Beautyrest(R) line of products utilizes our patented Pocketed Coil(R) and Pocketed Cable Coil(TM) technology spring construction. Pocketed Coil(R) spring technology involves springs whose rows are joined at the center third of the coils. This patented way of attaching rows of coils allows for each coil to depress independently of the adjacent coils, resulting in better conformability to the sleeping body and the reduction of motion transferred across the bed from one partner to the other. In addition, we recently developed the patent pending Pocketed Cable Coil(TM) technology, which utilizes stranded wire for each coil to provide significantly more durability and enhanced motion separation benefits.

     Our open coil products differ from traditional open coil mattresses in the design of our coil. Our BackCare(R) products offer a unique gradient-zoned support, featuring five distinct comfort and support zones that mirror the natural s-shape of the spine, providing additional firmness in the lower back and thigh for better support. We also use other open coil units in our Deep Sleep(R) line targeted at the under $500 queen price category.

     In 2000, we introduced the first full line of mattresses that consumers never need to flip. This patented design offers enhanced sleep benefits and product durability, along with the consumer

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convenience of never having to flip their mattresses. Every mattress we manufacture features this innovative "no flip" design.

     Beautyrest(R), our flagship premium product, has been our primary brand since we introduced it in 1925 and is expected to continue generating the majority of our sales. In October 2003, Simmons introduced the new Beautyrest(R) 2004 line, which continues to offer the Pocketed Coil(R) technology and also offers new features, including the new Pocketed Cable Coil(TM) technology. We began shipping this line in December 2003. Mattresses featuring the Pocketed Cable Coil(TM) technology target retail price points at or above $1,299 per queen set. Beautyrest(R) is sold primarily through furniture stores, mattress specialty stores and department stores. All Beautyrest(R) retail floor samples display a "Window Sticker" label that allows consumers to choose the benefit package most appealing to them and to compare the Beautyrest(R) Do Not Disturb(R) benefit to competitive constructions and other Beautyrest(R) models.

     Beautyrest(R) World Class(TM) Exceptionale(TM), Latitudes(TM), Dreamwell(R) and Joseph Abboud(R) products are the luxury price point extensions of the Beautyrest(R) line. Unlike other mattress brands, which generally build their luxury line by adding foam, fiber and non-sleep-related accessories to their mainstream product, the Beautyrest(R) luxury products primarily feature our exclusive Pocketed Coil(R)-on-Pocketed Coil(R) spring construction. This unique construction offers a different comfort level from the mainstream price point Beautyrest(R) models and the combined benefits of comfort and reduced motion transfer.

     BackCare(R), our second flagship brand, was introduced in 1995 and redesigned in late 2002 with advanced "gradient support" benefits and with Simmons' patented "no flip" design. BackCare(R) gradient support, with varying levels of firmness for different zones of the sleeping body, features a zoned coil unit, titanium re-inforced lumbar support and new zoned foams that work together to offer support that mirrors the natural s-shape of the human spine. BackCare Advanced(TM) offers the BackCare(R) gradient support in a series of unique constructions featuring foam core constructions in conjunction with contour memory foam and contour natural foam. It also features an allergy care fiber which is an environmentally-secure way of helping to reduce indoor allergens in the mattress that can cause allergic reactions, including asthma. BackCare Advanced(TM) is also available in a Karen Neuberger(R) collection of covers for selected retailers to leverage the popularity of this well known women's pajama designer.

     BackCare Kids(TM) was introduced in 2002 specifically for the unique sleep needs of children. BackCare Kids(TM) offers three benefits, an allergy care fiber to help reduce allergens in the bed that can cause allergic reactions, a Moisture Ban(TM) liquid repellant, and a RiteHeight(TM) option for bunk beds, trundle beds and day beds that are designed for a lower height mattress.

     Deep Sleep(R) was introduced in 2001 and redesigned in 2002. The Deep Sleep(R) product line is targeted at the traditional under $500 queen price points. This product line offers comfort, durability and value, utilizing a unique product construction in comparison to competitive open coil units, offering benefits not available from traditional open coil mattresses.

     Olympic(R) Queen, the first new size in mattresses distributed on a national basis since Simmons began distributing king and queen sizes nationally in 1958, was introduced in 2001. The Olympic(R) Queen offers consumers 10% more sleeping surface than a traditional queen, without requiring the replacement of the traditional queen frame with a wider frame. This patent-pending product, which is available in our Beautyrest(R), BackCare(R) and Deep Sleep(R) lines, is targeted at queen size mattress owners who would prefer a wider mattress, but are unwilling to purchase a larger bed because of their existing queen bed frame or the size of their bedroom. We offer specially designed Egyptian cotton Olympic(R) Queen sheets for sale by our retailers and through our internet website, www.simmons.com.

     LivingRight(TM) adjustable foundations were introduced in late 2002 as part of the BackCare(R) and BackCare Advanced(TM) product lines and are now a feature available in the Beautyrest(R) 2004 line. This product line began rolling out at retail stores in the first quarter of 2003. LivingRight(TM) foundations broaden the traditionally older consumer profile for adjustable beds to the broader market of all adults, reflecting the trend towards using the bed as more than just a place to sleep (reading in bed, working on the computer, watching television, gathering with the family, etc.). The unique LivingRight(TM) design

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incorporates the benefits of adjustability in a foundation that looks more like a standard foundation than traditional adjustable beds.

     In 2003, we also launched a number of products in the premium segments. We introduced the new sang(TM) product line, our entry into visco-elastic sleep systems, with retail price points ranging from $1,899 to $2,499 for queen sets. Through our Windsor Bedding subsidiary, we launched several high-end luxury mattress lines, currently under the names Columbia Fine Bedding(TM) and Slumberland(R), with retail price points ranging from $2,899 to $8,999 for queen sets.

CUSTOMERS

     Our strong brand names and reputation for high quality products, innovation and service to our customers, together with the highly attractive retail margins associated with bedding products, have enabled us to establish a strong customer base throughout the United States and across all major distribution channels, including furniture stores, specialty sleep shops, department stores and rental stores. We manufacture and supply conventional bedding to over 11,000 outlets, representing approximately 3,400 retail customers.

     We also distribute branded products on a contract sales basis directly to institutional users of bedding products such as the hospitality industry and certain agencies of the U.S. government. Major commercial accounts include Starwood Hotels & Resorts Worldwide, Inc. ("Starwood Hotels"), La Quinta Inns, Inc. and Best Western International, Inc. In 1999, Starwood Hotels selected our Beautyrest(R) mattress as the product for their "Heavenly Bed" program, a luxury hotel room program targeted at their preferred customer club members.

     Our ten largest customers accounted for 29.8% of our product shipments for the year ended December 27, 2003. No one customer represented more than 4.2% of product shipments for the year ended December 27, 2003.

SALES, MARKETING AND ADVERTISING

     Our products are sold by 216 local field sales representatives, backed by sales management at each of our manufacturing facilities, as well as national account representatives that give direction and support for sales to national accounts. This selling infrastructure provides retailers with coordinated national marketing campaigns, as well as local support tailored to the competitive environments of each individual market. Additionally, we use 23 independent sales representatives, principally in the area of contract sales.

     Our sales support focuses on two areas:

     - cooperative promotional advertising and other retail support programs designed to complement individual retailer's marketing programs; and

     - national consumer communications designed to establish and build brand awareness among consumers.

     We develop advertising and retail sales incentive programs specifically for individual retailers. Point-of-sale materials, including mattresses and foundation displays that we design and supply, highlight the differentiating features and benefits of our products. In addition, we offer training for retail sales personnel through an internally developed sales representative training program. We believe that our sales training and consumer education programs are the most effective in the industry. We have designed these programs, which are delivered on-site at our retailers' facilities, our manufacturing facilities or our research and education center, Simmons Institute of Technology and Education ("SITE"), to teach retail floor salespeople product knowledge and sales skills. We seek to improve our retailers' unit sales and increase their sales of higher-end bedding. We also help establish individual incentive programs for our customers and their sales personnel. Our sales force is trained extensively in advertising, merchandising and salesmanship, all of which increase the value of the marketing support they provide to retailers. We believe

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that our focus on better sleep and on the training of our sales representatives and our customers' retail salespeople differentiates us from our large competitors.

SUPPLIERS

     We purchase substantially all of our conventional bedding raw materials centrally in order to maximize economies of scale and volume discounts. The major raw materials that we purchase are wire, spring components, lumber, foam, insulator pads, innersprings and fabrics and other roll goods consisting of foam, fiber and non-wovens. We obtain a large percentage of our required raw materials from a small number of suppliers and for the year ended December 27, 2003, we bought approximately 77% of our raw material needs from ten suppliers. We believe that supplier concentration is common in the bedding industry.

     We have long-term supply agreements with several suppliers, including Leggett & Platt, Incorporated ("L&P") and National Standard Company. With the exception of L&P and National Standard Company, we believe that we can readily replace our suppliers, if or when the need arises, within 90 days as we have already identified and use alternative sources.

     L&P supplies the majority of certain bedding components (including certain spring components, insulator pads, wire, fiber, quilt backing and flange material) to the bedding industry. In each of 2002 and 2003, we bought approximately one-third of our raw materials from L&P. Under our agreements with L&P, we are required to buy a majority of our requirements of certain components from it, such as grid tops, open coil innersprings and wire. Those agreements generally expire in 2010. National Standard Company is the sole supplier available for the stranded wire used in our Pocketed Cable Coil(TM) products, and our agreement with National Standard Company expires on November 13, 2006. Because we may not be able to find alternative sources for some of these components on terms as favorable to us or at all, our business, financial condition and results of operations could be impaired if we lose L&P or National Standard Company as a supplier. Further, if we do not reach committed levels of purchases, various additional payments could be required to be paid to these suppliers or certain sales volume rebates could be lost. If we fail to meet the minimum purchase requirements, the various agreements with L&P will be amended to provide for one-year terms with renewal rights, except that the Grid Top Supply Agreement is terminable by L&P with 180 days' notice.

SEASONALITY/OTHER

     For the past several years there has not been significant seasonality in our wholesale bedding business. Our retail bedding business, which accounted for $97.9 million, or 12.1%, of net sales for the year ended December 27, 2003 has historically experienced, and we expect will continue to experience, seasonal and quarterly fluctuations in net sales and operating income. As is the case with many bedding retailers, our retail business is subject to seasonal influences, characterized by strong sales for the months of May through September, which impact our second and third quarter results.

MANUFACTURING AND FACILITIES

     We currently operate 17 bedding manufacturing facilities in 15 states and Puerto Rico. We opened a new manufacturing facility in Hazleton, Pennsylvania in March 2004, closed our Columbus, Ohio facility in April 2004, and anticipate opening a new facility in Waycross, Georgia in the third quarter of 2004. We manufacture most conventional bedding to order and use "just-in-time" inventory techniques in our manufacturing processes to more efficiently serve our customers' needs and to minimize our inventory carrying costs. We generally schedule, produce and ship over 75% of our bedding orders within five business days of receipt of the order. This rapid delivery capability allows us to minimize our inventory of finished products and better satisfy customer demand for prompt shipments.

     We invest substantially in new product development, enhancement of existing products and improved operating processes, which we believe is crucial to maintaining our strong industry position. We keep abreast of bedding industry developments through sleep research conducted by industry groups and by our
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own marketing and engineering departments. We also participate in the Better
Sleep Council, an industry association affiliated with ISPA that promotes awareness of sleep issues, and ISPA. Our marketing and manufacturing departments work closely with the engineering staff to develop and test new products for marketability and durability.

     We also seek to reduce costs and improve productivity by continually developing more efficient manufacturing and distribution processes at SITE, our state-of-the-art 38,000 square foot research and education center in Atlanta, Georgia. As of March 27, 2004, we had 22 engineers and technicians employed full-time at SITE. These employees ensure that we maintain high quality products by conducting product and materials testing, designing manufacturing facilities and equipment and improving process engineering and development. We believe that our engineering staff gives us a competitive advantage over most of our competitors who do not have significant in-house engineering resources.

COMPETITION

     While there are approximately 700 bedding manufacturers in the United States, four companies, Simmons, Sealy, Serta and Spring Air, account for approximately 59% of the industry's wholesale revenues. We believe that we principally compete against these three competitors on the basis of brand recognition, product selection, quality and customer service programs, including cooperative advertising, sales force training and marketing assistance. We believe we compare favorably to our primary competitors in each of these areas. In addition, only Simmons and Sealy have national, company-operated manufacturing and distribution capabilities.

     The rest of the U.S. conventional bedding market consists of several smaller national manufacturers, with the remainder being independent local and regional manufacturers. These local and regional manufacturers generally focus on the sale of lower price point products. While we primarily manufacture differentiated bedding products targeted for mid- to upper-end price points, we also offer a full line of bedding products to our retailer base in order for these retailers to maintain their competitive positioning.

WARRANTIES AND PRODUCT RETURNS

     Our conventional bedding products generally offer ten-year limited warranties against manufacturing defects. We believe that our warranty terms are generally consistent with those of our primary national competitors. The historical costs to us of honoring warranty claims have been within management's expectations. We have also experienced non-warranty returns for reasons generally related to order entry errors and shipping damage. We resell our non-warranty returned products primarily through as-is furniture dealers and our World of Sleep outlet stores.

PATENTS AND TRADEMARKS

     We own many trademarks, including Simmons(R), Beautyrest(R), BackCare(R), Deep Sleep(R), Olympic(R) Queen and Pocketed Coil(R), most of which are registered in the United States and in many foreign countries. We protect portions of our manufacturing equipment and processes under both trade secret and patent law. We possess several patents on the equipment and processes used to manufacture our Pocketed Coil(R) innersprings. We do not consider our overall success to be dependent upon any particular intellectual property rights. We cannot assure that the degree of protection offered by the various patents will be sufficient, that patents will be issued in respect of pending patent applications, that it will be commercially reasonable or cost effective to enforce our patents, or that we will be able to protect our technological advantage upon the expiration of our patents.

LICENSING

     During the late 1980's and early 1990's, we disposed of most of our foreign operations and secondary domestic lines of business via license arrangements. We now license internationally the Simmons(R) mark and many of our trademarks, processes and patents. Generally, these licenses are issued on an exclusive basis and either a perpetual or long-term basis to third-party manufacturers which produce and distribute conventional bedding products within their designated territories. These licensing agreements allow us to reduce exposure to political and economic risk abroad by minimizing investments in those markets. We currently have 18 foreign licensees and 14 foreign sub-licensees that have rights to sell Simmons-branded products in nearly 100 countries.

     As of March 27, 2004, we had 10 domestic third-party licensees. Some of these licensees manufacture and distribute juvenile bedding, healthcare-related bedding and furniture and non-bedding upholstered furniture, primarily on perpetual, long-term or automatically renewable terms. Additionally, we have licensed the Simmons(R) mark and other trademarks, generally for limited terms, to manufacturers of occasional use airbeds, feather and down comforters, sheets and synthetic comforter sets, pillows, mattress pads, blankets, bed frames, futons, specialty sleep items and other products.

EMPLOYEES

     As of March 27, 2004, we had approximately 3,450 full-time employees. Approximately 800 of these were represented by labor unions. Employees at seven of our seventeen manufacturing facilities at March 27, 2004 are represented by various labor unions with separate collective bargaining agreements. Collective bargaining agreements typically are negotiated for two- to four-year terms. Most of our union contracts expire in 2004 or 2005. Employees of our new manufacturing plant under construction will not be represented by a labor union.

     The locations where our employees are covered by collective bargaining agreements and the contract expiration dates are as follows:

FACILITY                                        LABOR UNION             EXPIRATION DATE
--------                                        -----------             ---------------
Atlanta.............................  United Steel Workers of America   October 2005
Dallas..............................  United Steel Workers of America   October 2004
Honolulu............................  International Longshoremen and    January 2005
                                      Warehousemen's Union
Kansas City.........................  United Steel Workers of America   April 2007
Los Angeles.........................  United Steel Workers of America   October 2005
Los Angeles.........................  International Brotherhood of      October 2006
                                      Teamsters
Piscataway..........................  United Steel Workers of America   October 2005
Piscataway..........................  International Association of      November 2004
                                      Machinists
San Leandro.........................  United Furniture Workers          April 2006

     The United Furniture Workers labor union at our San Leandro, California facility ratified a two-year collective bargaining agreement on April 30, 2004. This agreement was retroactive to April 1, 2004, and will not have a significant impact on future operating results.

     The United Steel Workers of America labor union at our Kansas City, Missouri manufacturing facility ratified a three-year collective bargaining agreement on May 16, 2004. This agreement was retroactive to April 19, 2004, and will not have a significant impact on future operating results.

     We consider overall relations with our workforce to be satisfactory. We have had no labor-related work stoppages in over twenty years.

REGULATORY MATTERS

     As a manufacturer of bedding and related products, we use and dispose of a number of substances, such as glue, lubricating oil, solvents and other petroleum products, that may subject us to regulation under numerous federal and state statutes governing the environment. Among other statutes, we are subject to the Federal Water Pollution Control Act, the Comprehensive Environmental Response,

Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act and related state statutes and regulations. We have made and will continue to make capital and other expenditures to comply with environmental requirements. We also have incurred and will continue to incur costs related to certain remediation activities. Under various environmental laws, we may be held liable for the costs of remediating releases of hazardous substances at any properties currently or previously owned or operated by us or at any site to which we sent hazardous substances for disposal. We are currently addressing the clean-up of environmental contamination at and in the vicinity of our former facility in Jacksonville, Florida, and have submitted a final remediation plan for our former facility in Linden/Elizabeth, New Jersey. While the current estimate of these liabilities is not material to our operations, future liability for these matters is difficult to predict.

     We have recorded a reserve based upon our best estimate to reflect our potential liability for environmental matters. Because of the uncertainties associated with environmental remediation, the costs incurred with respect to the potential liabilities could exceed our recorded reserves.

     Our conventional bedding and other product lines are subject to various federal and state laws and regulations relating to flammability, sanitation and other standards. We believe that we are in material compliance with all these laws and regulations.

     California Department of Consumer Affairs has adopted new open flame resistance standards, scheduled to be effective in 2005. The U.S. Congress, U.S. Consumer Product Safety Commission and various state regulatory agencies are also considering laws, rules and regulations relating to open flame resistance standards for the mattress industry. We are developing product solutions that are intended to enable us to meet the new standard as currently adopted in California. However, because new standards that differ from the California laws may be adopted in other jurisdictions, the solutions being developed will not necessarily meet all the new standards. Various federal and state legislatures and regulatory agencies are and will continue to propose and adopt regulations that impact our products and the raw materials used in our products. Compliance with new rules and regulations may increase our costs, alter our manufacturing processes and impair the performance of our products.

PROPERTIES

     Our corporate offices are located in approximately 49,000 square feet of leased office space at One Concourse Parkway, Atlanta, Georgia 30328. The following table sets forth selected information regarding manufacturing and other facilities we operated as of March 27, 2004:

                                                               YEAR OF LEASE
LOCATION                                       DATE OCCUPIED    EXPIRATION     SQUARE FOOTAGE
--------                                       -------------   -------------   --------------
Manufacturing facilities:
Mableton, Georgia (Atlanta)..................      1991             2007           148,300
Charlotte, North Carolina....................      1993             2010           144,280
Grove City, Ohio (Columbus)(1)...............      1987             2004           190,000
Coppell, Texas (Dallas)......................      1998             2008           140,981
Aurora, Colorado (Denver)....................      1998             2008           129,000
Fredericksburg, Virginia.....................      1994             2009           128,500
Hazleton, Pennsylvania.......................      2004             2014           214,794
Honolulu, Hawaii.............................      1992             2008            63,280
Janesville, Wisconsin........................      1982            Owned           288,700
Shawnee Mission, Kansas (Kansas City)........      1997            Owned           130,000
Compton, California (Los Angeles)............      1974             2005           223,382
Tolleson, Arizona (Phoenix)..................      1997             2007           103,408
Piscataway, New Jersey.......................      1988             2004           264,908

                                                               YEAR OF LEASE
LOCATION                                       DATE OCCUPIED    EXPIRATION     SQUARE FOOTAGE
--------                                       -------------   -------------   --------------
Salt Lake City, Utah.........................      1998             2008            77,500
San Leandro, California......................      1992             2007           250,600
Sumner, Washington (Seattle).................      2003             2014           235,000
Agawam, Massachusetts (Springfield)..........      1993             2006           125,000
Trujillo Alto, Puerto Rico...................      1998            Owned            50,000
                                                                                 ---------
  Subtotal...................................                                    2,907,633
Other facilities in Atlanta, Georgia:
Corporate Headquarters.......................      2000             2011            49,045
SITE (Norcross, Georgia).....................      1995             2005            38,000
SITE Showroom (Norcross, Georgia)............      2002             2005             4,534
Gwinnett Storage.............................      2002             2005             6,660
Other facility:
Columbus, Ohio sales office..................      2004             2006               360

---------------

(1) Plant ceased operations in April 2004. Current lease expires July 2004. A new plant in Waycross, Georgia is scheduled to open in the third quarter of 2004.

     Management believes that our facilities, taken as a whole, have adequate productive capacity and sufficient manufacturing equipment to conduct business at levels exceeding current demand.

     In addition, as of March 27, 2004 we operated 16 retail outlet stores through our World of Sleep Outlets, LLC subsidiary, 55 retail mattress stores in the aggregate and an office/warehouse through Mattress Gallery, and 46 retail mattress stores and two additional office/warehouses through Sleep Country.

     We completed the sale of Mattress Gallery on May 1, 2004.

LEGAL PROCEEDINGS

     From time to time, we have been involved in various legal proceedings. We believe that all current litigation is routine in nature and incidental to the conduct of our business, and that none of this litigation, if determined adversely to us, would have a material adverse effect on our financial condition or results of our operations.

                            MANAGEMENT AND DIRECTORS

     The following table sets forth the names and ages of each of our directors and executive officers and the directors and executive officers of Simmons as of June 3, 2004. The positions held by the directors and executive officers are with both us and Simmons.

NAME                           AGE                         POSITION
----                           ---                         --------
Charles R. Eitel.............  54    Chairman of the Board of Directors and
                                     Chief Executive Officer
Robert W. Hellyer............  45    President and Director
William S. Creekmuir.........  48    Executive Vice President, Chief Financial Officer,
                                     Assistant Treasurer, Assistant Secretary and Director
Rhonda C. Rousch.............  49    Executive Vice President -- Human Resources and
                                     Assistant Secretary
Robert M. Carstens...........  40    Senior Vice President -- Manufacturing
Kevin Damewood...............  47    Senior Vice President -- Sales and Marketing
Kristen K. McGuffey..........  38    Senior Vice President -- General Counsel and
                                     Secretary
Allen N. Podratsky...........  48    Senior Vice President -- Product Development and
                                     Supply Chain Management
W. Wade Vann.................  50    Senior Vice President -- Chief Information Officer
Brian P. Breen...............  43    Vice President -- Treasurer and Assistant Secretary
Earl C. Brewer...............  59    Vice President -- Taxation and Assistant Secretary
Mark F. Chambless............  47    Vice President -- Corporate Controller and Assistant
                                     Secretary
Donald J. Hofmann............  51    Vice President -- New Business Development and
                                     Domestic Licensing
Timothy F. Oakhill...........  41    Vice President -- International Licensing
Todd M. Abbrecht.............  35    Director
David A. Jones...............  54    Director
Albert L. Prillaman..........  58    Director
Scott A. Schoen..............  45    Director
George R. Taylor.............  33    Director
William P. Carmichael........  60    Director

     The present principal occupations and recent employment history of each of the executive officers and directors listed above is as follows:

     Charles R. Eitel joined Simmons in January 2000 as Chairman of the board of directors and Chief Executive Officer of Simmons and Simmons Holdings, Inc. and has served in the same capacity with THL Holding since December 2003. Prior to joining Simmons, Mr. Eitel served as President and Chief Operating Officer of Interface, Inc., a leading global manufacturer and marketer of floor coverings, interior fabrics and architectural raised floors. Prior to serving as Chief Operating Officer, he held the positions of Executive Vice President of Interface, President and Chief Executive Officer of the Floor Coverings Group, and President of Interface Flooring Systems, Inc. Mr. Eitel is a director of Duke Realty Corporation, an industrial real estate company (REIT) based in Indianapolis, Indiana and American Fidelity Assurance Company in Oklahoma City, Oklahoma.

     Robert W. Hellyer joined Simmons in 1995 and has served as President and director of Simmons and Simmons Holdings, Inc. since January 2001, and of THL Holding since December 2003. Prior to assuming his current position, Mr. Hellyer served as Executive Vice President -- Sales and Marketing, Executive Vice President -- Sales, General Manager -- Janesville and Vice President of Sales --

Janesville. Prior to joining Simmons, Mr. Hellyer held various sales positions with Stearns & Foster. Mr. Hellyer is a member of the Board of Trustees of ISPA.

     William S. Creekmuir joined Simmons in April 2000 and serves as Executive Vice President, Chief Financial Officer, Assistant Treasurer, Assistant Secretary and director of both THL Holding and Simmons. Prior to joining Simmons, Mr. Creekmuir served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of LADD Furniture, Inc., a publicly traded furniture manufacturer. Prior to joining LADD in 1992, he worked 15 years with KPMG in their audit practice, the last five years of which he was a partner, including partner in charge of their national furniture manufacturing practice. Mr. Creekmuir is Chairman of the Statistics Committee of ISPA. Mr. Creekmuir is also a member of the Business Advisory Council to the Walker College of Business at Appalachian State University. Mr. Creekmuir is a Certified Public Accountant.

     Rhonda C. Rousch joined Simmons in November 2001 and has served as Executive Vice President -- Human Resources and Assistant Secretary of Simmons since October 2002 and of THL Holdings since December 2003. Prior to assuming her current position, Ms. Rousch served as Senior Vice President -- Human Resources and Assistant Secretary. Prior to joining Simmons, from September 2000 to November 2001, Ms. Rousch was Vice President of Human Resources for MW Manufacturers, Inc. Prior to September 2000, Ms. Rousch was the Director of Organizational Readiness for Harley-Davidson, Inc.

     Robert M. Carstens joined Simmons in February 1994 and serves as Senior Vice President of Manufacturing. Mr. Carstens previously held a variety of positions at Simmons including Vice President of Operations, and Operations Manager in both the Piscataway, New Jersey and Atlanta, Georgia facilities. Mr. Carstens began his bedding manufacturing career in 1983 at Sealy, Inc., where he held various positions including Operations Manager.

     Kevin Damewood joined Simmons in January 2000 and has served as Senior Vice President -- Sales and Marketing of both Simmons and THL Holding since January 2004. Prior to assuming his current position, Mr. Damewood served as Senior Vice President -- Sales since July 2001 and prior to that he served as Vice
President -- National Accounts. Mr. Damewood also worked for Simmons from July 1996 to April 1999 as Vice President -- Sales for the Seattle and Salt Lake City plants. Between April 1999 and December 2000, Mr. Damewood was employed with Premier Bedding Group as Vice President of National Sales.

     Kristen K. McGuffey joined Simmons in November 2001 and has served as Senior Vice President -- General Counsel and Secretary of Simmons since August 2002 and of THL Holding since December 2003. Prior to assuming her current position, Ms. McGuffey served as Vice President -- General Counsel and Assistant Secretary. Prior to joining Simmons, from March 2000 to October 2001, Ms. McGuffey was employed by Viewlocity, Inc., with the most recent position of Executive Vice President and General Counsel. From March 1997 to February 2000, Ms. McGuffey was a partner of and, prior to that, an associate at Morris, Manning & Martin LLP. Prior to March 1997, Ms. McGuffey was an associate at Paul, Hastings, Janofsky & Walker, LLP.

     Allen N. Podratsky joined Simmons in May 2000 as Senior Vice
President -- Product Development and Supply Chain Management. Prior to joining Simmons, from February 1999 to May 2000, Mr. Podratsky was Vice President of World-Wide Supply Chain Management for Xerox Engineering Systems, a division of Xerox Corporation. From 1992 to February 1999, Mr. Podratsky held various positions at Mattel, Inc. (Fisher-Price, Inc.), including Director Product Development and Director Commodity Management -- Plastics. Mr. Podratsky is the President of the Sleep Products Safety Council, an organization affiliated with ISPA.

     W. Wade Vann joined Simmons in October 2000 and has served as Senior Vice President of Information Technology and Chief Information Officer of both Simmons and THL Holding since January 2004. Prior to assuming his current position, Mr. Vann served as the Vice President of Information Technology and Chief Information Officer of Simmons. Prior to joining Simmons, Mr. Vann held the position of Director of Information Technology with Broyhill Furniture Industries from October 1992 to October 2000.

     Brian P. Breen joined Simmons in July 1996 and has served as Vice President and Treasurer of Simmons since January 2002 and of THL Holding since December 2003. Prior to assuming his current position, Mr. Breen served as Vice President and Assistant Treasurer since September 2000 and prior to that served as Director of Financial Reporting of the Outlet Division. Prior to joining Simmons Mr. Breen held various financial reporting positions most recently serving as Controller for Six Flags Theme Parks. Mr. Breen is a Certified Treasury Professional.

     Earl C. Brewer joined Simmons in February 2001 and has served as Vice President of Taxation and Assistant Secretary of Simmons since then and of THL Holding since December 2003. Prior to joining Simmons, Mr. Brewer held similar positions at Oakwood Homes Corporation from March 2000 to February 2001 and at LADD Furniture, Inc. from October 1993 to February 2000. Mr. Brewer is a Certified Public Accountant.

     Mark F. Chambless joined Simmons in May 1995 and has served as Vice President and Corporate Controller of Simmons since February 2000 and of THL Holding since December 2003. Mr. Chambless is our Principal Accounting Officer. Prior to assuming his current position, Mr. Chambless was the Corporate Controller from November 1995 through February 2000 and prior to that served as a Divisional Controller. Prior to joining Simmons, Mr. Chambless worked nine years at Sealy, Inc. where he held various positions including Plant Controller, Operations Manager and Divisional Controller. Mr. Chambless is a Certified Public Accountant.

     Donald J. Hofmann joined Simmons in 1995 and has served as Vice President of New Business Development and Domestic Licensing of both Simmons and THL Holding since January 2004. Prior to assuming his current position, Mr. Hofmann has held various positions with us, including Senior Vice President of Marketing and Vice President of Advertising. Prior to joining Simmons, Mr. Hofmann held various marketing and advertising positions, including President of Earle Palmer Brown Advertising and Executive Vice President of Marketing at Tupperware, Inc. Mr. Hofmann is a director of the Better Sleep Council, an organization affiliated with ISPA.

     Timothy F. Oakhill joined Simmons in January 1997 and has served as Vice President -- International of both Simmons and THL Holding since January 2004. Prior to assuming his current position, Mr. Oakhill managed various Simmons brands, including BackCare(R) and Deep Sleep(R) from January 1997 to August 2003 and Beautyrest(R) from August 2003 to January 2004. Prior to joining Simmons, Mr. Oakhill served as Marketing Manager for Eastman-Kodak Company and as an account supervisor for Bates Worldwide.

     Todd M. Abbrecht has been a director of both Simmons and THL Holding since December 2003, following the consummation of the Acquisition. Mr. Abbrecht is a Managing Director of Thomas H. Lee Partners, which he joined in 1992. Prior to joining the firm, Mr. Abbrecht was in the mergers and acquisitions department of Credit Suisse First Boston. Mr. Abbrecht is a director of Affordable Residential Communities, Inc., Michael Foods, Inc., and National Waterworks, Inc.

     David A. Jones has been a director of both Simmons and THL Holding since December 2003, following the consummation of the Acquisition. Mr. Jones has served as the Chairman of the board of directors and Chief Executive Officer of Rayovac Corporation since September 1996. From 1996 to April 1998, he also served as President. From 1995 to 1996, Mr. Jones was President, Chief Executive Officer and Chairman of the board of directors of Thermoscan, Inc. Mr. Jones currently serves on the board of directors of Tyson Foods, Inc. and Pentair, Inc. and previously served on the board of directors for United Industries Corporation.

     Albert L. Prillaman has been a director of both Simmons and THL Holding since December 2003, following the consummation of the Acquisition. Mr. Prillaman is Chairman of the Board of Stanley Furniture Company, Inc., where he previously served as both President and Chief Executive Officer. Mr. Prillaman currently serves on the Board of Trustees of Roanoke College. Mr. Prillaman was a director of Culp, Inc. in High Point, North Carolina, and past Chairman of the Board of the American Furniture Manufacturers Association in High Point, North Carolina.

     Scott A. Schoen has been a director of both Simmons and THL Holding since December 2003, following the consummation of the Acquisition. Mr. Schoen is a Managing Director of Thomas H. Lee Partners, which he joined in 1986. Prior to joining the firm, Mr. Schoen was in the Private Finance Department of Goldman, Sachs & Co. Mr. Schoen is a director of AXIS Capital Holdings Limited, Affordable Residential Communities, Inc., Syratech Corporation, TransWestern Publishing, L.P., United Industries Corporation and Wyndham International. Mr. Schoen is a Vice Chairman of the Board and a member of the Executive Committee of the United Way of Massachusetts Bay. He is also a member of the Advisory Board of the Yale School of Management.

     George R. Taylor has been a director of both Simmons and THL Holding since December 2003, following the consummation of the Acquisition. Mr. Taylor is a Vice President at Thomas H. Lee Partners, which he joined in 1996. Prior to joining the firm, Mr. Taylor was at ABS Capital Partners. Mr. Taylor is a director of Syratech Corporation.

     William P. Carmichael became a director of Simmons in May 2004. Mr. Carmichael co-founded The Succession Fund in 1998. Prior to forming the Succession Fund, Mr. Carmichael had 26 years of experience in various financial positions with global consumer product companies, including Senior Vice President with Sara Lee Corporation; Senior Vice President and Chief Financial Officer of Beatrice Foods Company; and Vice President of Esmark, Inc. Mr. Carmichael is a director of Cobra Electronics Corporation, The Finish Line, Rayovac Corporation, Nations Government Income Term Trust 2004, Nations Balanced Target Maturity Fund, Hatteras Income Securities Fund and Chairman of the Nations Funds (Bank of America advised mutual funds).

     Each of our directors will hold office until his successor has been elected and qualified. Our executive officers are elected by and serve at the discretion of our board of directors. There are no family relationships between any of our directors or executive officers.

BOARD OF DIRECTORS

     Our board of directors currently consists of nine members. We anticipate that upon completion of this offering our board of directors will consist of seven members, a majority of whom will satisfy the independence requirements of the NYSE and the SEC. Our directors hold office until their successors have been elected or qualified or until the earlier of their death, resignation, disqualification or removal.

  COMMITTEES OF THE BOARD

     Upon completion of this offering, our board committees will consist of an audit committee, compensation committee and nominating and governance committee. Set forth below is a description of the membership and responsibilities of those committees.

     Audit Committee. After the offering, the audit committee will consist of three directors. The composition of the audit committee will satisfy the independence and other requirements of the New York Stock Exchange and the Securities and Exchange Commission. Each member of the audit committee will be financially literate at the time such director is appointed. In addition, one of the members of the audit committee will be an audit committee financial expert within the meaning of Item 401(h) of Regulation S-K of the Securities Act. The audit committee will:

     - have oversight responsibility for the integrity of the company's financial statements, accounting and financial reporting processes and policies, legal and regulatory compliance and overall risk management profile;

     - be responsible for approving and overseeing the company's external auditors and its internal audit function; and

     - review other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or as the board of directors may from time to time prescribe.

     Compensation Committee. After the offering, the compensation committee will consist of three directors. The composition of the compensation committee will satisfy the independence requirements of the New York Stock Exchange. In accordance with our proposed compensation committee charter, all members of the compensation committee will be outside directors as that term is defined in
Section 162(m) of the Internal Revenue Code of 1986, as amended, and will be non-employee directors within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended. The compensation committee will be responsible for compensation of executive officers and administration of the company's compensation and benefit plans with respect to all eligible participants, including stock and incentive plans, retirement and profit sharing plans, and any other plans that require or provide for administration by the board of directors.

     Nominating and Governance Committee. After the offering, the nominating and governance committee will consist of three directors. The composition of the nominating and governance committee will satisfy the independence requirements of the New York Stock Exchange. The nominating and governance committee will identify qualified individuals to become members of the board of directors, determine the composition of the board of directors and its committees, monitor the effectiveness of the board and its committees and develop, monitor and evaluate sound corporate governance policies and procedures.

DIRECTOR COMPENSATION

     All members of our board of directors are reimbursed for their usual and customary expenses incurred in connection with attending all board and other committee meetings. Non-employee directors, Messrs. Prillaman, Jones and Carmichael each receive director fees of $25,000 per year and also each will own 2,500 shares of our Class B common stock which is subject to time and performance-based vesting.

EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation earned in the most recent three years by our Chief Executive Officer and each of our other five most highly compensated executive officers during the past year (the "Named Executive Officers"). The compensation arrangements for each of these officers that are currently in effect are described under the caption "Employment Arrangements" below. The bonuses set forth below include amounts earned in the year shown but paid in the subsequent year.

                                                                                    LONG-TERM
                                                                               COMPENSATION AWARDS
                                            ANNUAL COMPENSATION                    RESTRICTED
                               ---------------------------------------------   -------------------    ALL OTHER
                                                                  OTHER         STOCK     OPTIONS    COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)   COMPENSATION($)     (#)        (#)         ($)(7)
---------------------------    ----   ---------   --------   ---------------   --------   --------   ------------
Charles R. Eitel.............  2003   $585,717    $558,249     $29,200,225(1)  183,529(2)              $44,534
  Chairman, Chief              2002    562,083     613,039          18,800(1)       --         --       48,952
  Executive Officer            2001    528,847     275,249         105,093(1)       --         --       27,137
Robert W. Hellyer............  2003    323,440     233,680      11,263,286(3)  126,176         --       11,462
  President                    2002    311,000     258,915          11,500(3)       --         --       33,613
                               2001    293,750     111,754          66,502(3)       --         --       40,276
William S. Creekmuir.........  2003    311,000     224,692      10,955,069(4)  114,706         --       27,924
  Executive Vice President --  2002    300,000     249,758         177,540(4)       --         --       32,339
  Chief Financial Officer      2001    298,750     103,715          81,910(4)       --         --       12,293
Donald J. Hofmann............  2003    195,000     101,113       2,169,168(5)    3,440         --       13,571
  Vice President -- New        2002    190,000     119,407              --          --         --       27,238
  Business Development &       2001    189,164      41,853              --          --         --       27,380
  Domestic Licensing
Kevin Damewood...............  2003    208,750      95,111       2,050,345(6)    6,880         --       13,700
  Senior Vice President --     2002    193,750      93,607              --          --         --       26,212
  Sales and Marketing          2001    172,987      47,137              --          --         --       19,125

---------------

(1) These amounts principally include (i) exercise of stock options held in predecessor company that were held by The Charles R. Eitel Revocable Trust, of which Mr. Eitel is trustee, of $29,177,145 in 2003 (of which $6,000,000 was deferred into our deferred compensation plan, which was terminated on June 3, 2004); (ii) a car allowance of $12,000 in 2003, 2002 and 2001; and
    (iii) club initiation and membership fees of $11,080, $6,800 and $93,093 in 2003, 2002 and 2001, respectively. These items were taxable to Mr. Eitel. The personal income tax impact of a 2001 club initiation and membership fee was assumed by Simmons which resulted in additional compensation of $40,009.

(2) Restricted stock shares are held by The Charles R. Eitel Revocable Trust, of which Mr. Eitel is the trustee.

(3) These amounts principally include (i) exercise of stock options held in predecessor company of $11,254,286 in 2003 (of which $3,453,452 was deferred into our deferred compensation plan, which was terminated on June 3, 2004);
    (ii) a car allowance of $9,000 in 2003, 2002 and 2001; and (iii) moving expenses of $55,502 in 2001. These items were taxable to Mr. Hellyer. The personal income tax impact of the 2001 moving expenses was assumed by Simmons which resulted in additional compensation of $10,315.

(4) These amounts principally include (i) exercise of stock options held in predecessor company of $10,806,350 in 2003 (of which $3,238,275 was deferred into our deferred compensation plan, which was terminated on June 3, 2004);
    (ii) a car allowance of $9,000 in 2003, 2002 and 2001; (iii) commute and temporary housing expenses of $16,852 and $70,910 in 2002 and 2001, respectively; (iv) moving expenses of $120,000 in 2002; and (v) reimbursement of mortgage costs of $80,409 and $29,187 in 2003 and 2002, respectively. These items were taxable to Mr. Creekmuir. The personal income tax impact of certain commute and temporary housing expenses and moving expenses was assumed by Simmons which resulted in additional compensation of $59,310, $38,674 and $34,562 in 2003, 2002 and 2001, respectively.

(5) This amount represents the exercise of stock options held in predecessor company (of which $650,172 was deferred into our deferred compensation plan, which was terminated on June 3, 2004).

(6) This amount represents the exercise of stock options held in predecessor company (of which $614,378 was deferred into our deferred compensation plan, which was terminated on June 3, 2004).

(7) All other compensation amounts include:

     (a) contributions to our ESOP in 2002 and 2001, respectively, in the amounts of $16,170 and $0 for Mr. Eitel; $17,147 and $21,911 for Mr. Hellyer; $14,229 and $0 for Mr. Creekmuir; $14,193 and $13,545 for Mr. Damewood; and $14,877 and $21,837 for Mr. Hofmann, respectively;

     (b) contributions to our 401(k) plan in 2003, 2002 and 2001, respectively, in the amounts of $12,000, $11,058 and $14,500 for Mr. Eitel; $12,000,
         $10,875 and $14,812 for Mr. Hellyer; $12,000, $9,750 and $6,750 for Mr.
         Creekmuir; $12,000, $10,696, and $5,100 for Mr. Damewood; and $12,000,
         $11,057 and $5,100 for Mr. Hofmann, respectively; and

     (c) premiums for term life insurance and long-term disability insurance in 2003, 2002 and 2001, respectively, in the amounts of $22,268, $21,724 and $12,636 for Mr. Eitel; $7,845, $5,591 and $3,552 for Mr. Hellyer;
         $10,899, $8,340 and $5,543 for Mr. Creekmuir; $1,700, $1,323 and $480
         for Mr. Damewood; and $1,571, $1,304 and $443 for Mr. Hofmann, respectively. These premiums were taxable to Messrs. Eitel, Hellyer, Creekmuir, Damewood and Hofmann. The personal income tax impact of these items were assumed by Simmons for Messrs. Eitel, Hellyer and Creekmuir, which resulted in additional compensation in 2003, 2002 and 2001, respectively, in the amounts of $10,266, $9,994 and $5,756 for Mr. Eitel; $3,617, $2,543 and $2,452 for Mr. Hellyer; and $5,025,
         $3,845 and $2,548 for Mr. Creekmuir.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     There were no option/SAR grants in 2003. In connection with the Acquisition, all option plans of the predecessor company were terminated and the THL Holding Equity Incentive Plan described below was adopted.

EMPLOYMENT ARRANGEMENTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     Executive Employment Agreements. Four of our senior executives, Charles Eitel, William Creekmuir, Robert Hellyer and Rhonda Rousch entered into executive employment agreements with THL Holding and Simmons on substantially similar terms to their previous existing arrangements. The agreements have two-year terms with evergreen renewal provisions and contain usual and customary restrictive covenants, including two-year non-competition provisions, non-disclosure of proprietary information provisions, provisions relating to non-solicitation/no hire of employees or customers and non-disparagement provisions. In the event of a termination without "cause" or departure for "good reason," the terminated senior executives are entitled to severance equal to two years salary plus an amount equal to their pro-rated bonus for the year of termination.

     Put/Call Arrangements. Under THL Holding's Securityholders' Agreement, THL Holding has the right to purchase for fair market value a management stockholder's Class A common stock upon termination of that management stockholder's employment for any reason; provided that, if an employee other than Mr. Eitel, Mr. Creekmuir, Mr. Hellyer or Ms. Rousch is terminated for "cause" or voluntarily quits, Simmons may repurchase those shares at the lower of fair market value and cost. In addition, upon termination of Charles Eitel, William Creekmuir, Robert Hellyer or Rhonda Rousch by Simmons without "cause" or by the employee for "good reason," such employee may require Simmons to repurchase shares of Class A common stock held by them for fair market value. With respect to other employee holders of Class A common stock, if such employee is terminated without "cause," then that employee may require Simmons to repurchase shares of Class A common stock held by that employee for the lower of fair market value and cost. Fair market value will be initially determined by the board of directors of THL Holding. Under restricted stock agreements, upon termination of employment for any reason, Simmons has the right to repurchase the terminated employee's Class B common stock. In each case of repurchase, THL Holding has the right to defer payment of the repurchase price for shares pursuant to a note if that payment would result in the violation of any law or would result in a default under the New Senior Credit Facility, the Senior Unsecured Term Loan Facility or the senior subordinated notes issued by Simmons.

EMPLOYEE BENEFIT PLANS

     The THL Holding Equity Incentive Plan was adopted in connection with the Acquisition and is used to attract and retain the best available personnel, to provide additional incentive to persons who provide services to us and to promote the success of our business. The Plan is administered by the board of directors of THL Holding or, at its election, by one or more committees consisting of one or more members who have been appointed by that board of directors. The board of directors of THL Holding is authorized to grant options, restricted stock or other awards to our employees, directors and consultants or any direct or indirect corporate or other subsidiary in which we own at least 50% of the outstanding equity interests. Restricted shares of Class B common stock representing up to fifteen percent (15%) of the capital stock of THL Holding (on a fully diluted basis) may be issued pursuant to awards under the Plan. Awards of restricted stock shall be made pursuant to restricted stock agreements and may be subject to vesting and other restrictions as determined by the board of directors of THL Holding or a committee of the board. Among other things, the restricted stock agreements provide, under certain conditions, for acceleration in vesting of the stock upon a "change in control" and all restricted stock vests on the eighth anniversary of the issuance of the restricted stock. This offering will not constitute a "change in control." See "Certain Relationships and Related Party Transactions -- Restricted Stock Agreement."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Following the Acquisition, compensation decisions regarding our executive officers are made by the compensation committee (the "Committee") of the board of directors of THL Holding. The members of the Committee as of May 1, 2004 are Messrs. Abbrecht, Eitel and Schoen. Mr. Eitel is our Chairman of the Board and Chief Executive Officer. Mr. Eitel cannot vote on his own compensation. Following the effective date of the offering, the Committee will consist of three independent directors.

DEFERRED COMPENSATION PLAN

     Certain members of management who were entitled to receive option proceeds totaling $19,799,836.02 in connection with the Acquisition elected to defer payment and become participants in a deferred compensation plan whereby an account was established for those amounts. The accounts were deemed to be invested in Class A common stock (although no actual Class A common stock was purchased). Effective June 3, 2004, the participants and we elected to terminate the deferred compensation plan, and, in connection with the termination, an aggregate of 197,998.36 shares of Class A common stock, representing shares of common stock, was distributed to the participants in the plan.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our outstanding equity securities as of the date of this prospectus by:

     - each person known to beneficially own more than 5% of THL Holding's outstanding common stock;

     - each of THL Holding's directors and the Named Executive Officers;

     - all of THL Holding's directors and executive officers as a group; and

     - each of our stockholders who are selling shares in this offering.

     To our knowledge, each selling stockholder purchased the shares of our stock in the ordinary course of business and, at the time of acquiring the securities to be resold, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

     Beneficial ownership of shares is determined under rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. The information set forth in the table below gives effect to the conversion of all preferred stock into common stock. The table also includes the number of shares underlying options and warrants that are exercisable within 60 days of the date of this offering. Common stock subject to these options or warrants is deemed to be outstanding for the purpose of computing the ownership percentage of the person holding such options or warrants, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. The table assumes shares of common stock outstanding as of the date of this prospectus and shares of common stock outstanding upon completion of this offering.

     Certain of the selling stockholders have granted the underwriters a 30-day
option to purchase up to      additional shares of common stock. If this option
is exercised in full, the selling stockholders will sell      shares of common
stock to the underwriters.

     The selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act. Any discounts, commissions, concessions or profits they earn on any sale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of capital stock held by them. Unless otherwise indicated, the address of each officer, director and 5% stockholder listed below is c/o THL Bedding Holding Company, One Concourse Parkway, Suite 800, Atlanta, GA 30328-6188.

                                           NUMBER OF SHARES                    PERCENT OF SHARES
                                          BENEFICIALLY OWNED     NUMBER OF    BENEFICIALLY OWNED
                                          -------------------    SHARES TO    -------------------
                                           BEFORE     AFTER     BE SOLD IN     BEFORE     AFTER
NAME AND ADDRESS                          OFFERING   OFFERING   OFFERING(6)   OFFERING   OFFERING
----------------                          --------   --------   -----------   --------   --------
5% Securityholders:
Thomas H. Lee Partners L.P.
  and Affiliates(1).....................
Fenway Partners Capital Fund II, L.P.
  and Affiliates(2).....................
Executive Officers and Directors
  Officers:
Charles R. Eitel(3).....................
Robert W. Hellyer(3)....................
William S. Creekmuir(3).................
Kevin Damewood(3).......................
Donald J. Hofmann(3)....................

                                           NUMBER OF SHARES                    PERCENT OF SHARES
                                          BENEFICIALLY OWNED     NUMBER OF    BENEFICIALLY OWNED
                                          -------------------    SHARES TO    -------------------
                                           BEFORE     AFTER     BE SOLD IN     BEFORE     AFTER
NAME AND ADDRESS                          OFFERING   OFFERING   OFFERING(6)   OFFERING   OFFERING
----------------                          --------   --------   -----------   --------   --------
Todd M. Abbrecht(1).....................
William P. Carmichael(7)................
David A. Jones(4).......................
Albert L. Prillaman(5)..................
Scott A. Schoen(1)......................
George R. Taylor(1).....................
All directors and named executive
  officers as a group (11 persons)(1)...

---------------

 *  less than 1%

(1) Includes interests owned by each of Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V. L.P., Thomas H. Lee Investors Limited Partnership, 1997 Thomas H. Lee Nominee Trust, Putnam Investments Holdings, LLC, Putnam Investments Employees' Securities Company I, LLC and Putnam Investments Employees' Securities Company II, LLC., Thomas H. Lee Equity Fund V, L.P. and Thomas H. Lee Parallel Fund V, L.P. are Delaware limited partnerships, whose general partner is THL Equity Advisors V, LLC, a Delaware limited liability company. Thomas H. Lee Equity (Cayman) Fund V, L.P. is an exempted limited partnership formed under the laws of the Cayman Islands, whose general partner is THL Equity Advisors V, LLC, a Delaware limited liability company registered in the Cayman Islands as a foreign company. Thomas H. Lee Advisors, LLC, a Delaware limited liability company, is the general partner of Thomas H. Lee Partners, a Delaware limited partnership, which is the sole member of THL Equity Advisors V, LLC. Thomas H. Lee Investors Limited Partnership (f/k/a THL-CCI Limited Partnership) is a Massachusetts limited partnership, whose general partner is THL Investment Management Corp., a Massachusetts corporation. The 1997 Thomas H. Lee Nominee Trust is a trust with US Bank, N.A. serving as Trustee. Thomas H. Lee, a Managing Director of Thomas H. Lee Advisors, LLC, has voting and investment control over common shares owned of record by the 1997 Thomas H. Lee Nominee Trust.

     Each of Scott A. Schoen and Todd M. Abbrecht are Managing Directors of Thomas H. Lee Advisors, LLC. George R. Taylor is a Vice President of Thomas
     H. Lee Advisors, LLC. Each of Messrs. Schoen, Abbrecht and Taylor may be deemed to beneficially own Class A common stock held of record by Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P. and Thomas H. Lee Equity (Cayman) Fund V. L.P. Each of these individuals disclaims beneficial ownership of such units except to the extent of their pecuniary interest therein.

     The address of Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P., Thomas H. Lee Investors Limited Partnership, the 1997 Thomas H. Lee Nominee Trust, Scott
     A. Schoen, Todd M. Abbrecht and George R. Taylor is 75 State Street, Boston, MA 02109. Putnam Investments Holdings LLC, Putnam Investments Employees' Securities Company I, LLC and Putnam Investments Employees' Securities Company II, LLC are co-investment entities of Thomas H. Lee Partners and each disclaims beneficial ownership of any securities other than the securities held directly by that entity. The address for the Putnam entities is One Post Office Square, Boston, MA 02109.

(2) Includes interest owned by Simmons Holdings, LLC, FPIP, LLC and FPIP Trust, LLC. The address for Fenway Partners Capital Fund II, L.P. is 152 West 57th Street, 59th Floor, New York, NY 10019.

(3) The address of Charles Eitel, Robert Hellyer, William Creekmuir, Donald Hofmann and Kevin Damewood is c/o Simmons Company, One Concourse Parkway, Suite 800, Atlanta, GA 30328.

(4) The address for David A. Jones is c/o Simmons Company, One Concourse Parkway, Suite 800, Atlanta, GA 30328.

(5) The address for Albert L. Prillaman is c/o Stanley Furniture Company, 1641 Fairystone Park Highway, P.O. Box 30, Stanleytown, VA 24168.

(6) Assumes the underwriters' option to purchase additional shares is not exercised. In the event that the underwriters' option to purchase additional shares is exercised in full, the following persons named in the table above will sell the additional number of shares set forth after their respective
    names:           .

(7) The address for William P. Carmichael is c/o Simmons Company, One Concourse Parkway, Suite 800, Atlanta, GA 30328.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

MANAGEMENT AGREEMENT

     Pursuant to the management agreement entered into in connection with the Acquisition, THL Managers V, LLC renders certain advisory and consulting services to Simmons and each of its subsidiaries. In consideration of those services, Simmons agreed to pay to THL Managers V, LLC, an affiliate of Thomas
H. Lee Partners, semi-annually, an aggregate per annum management fee equal to the greater of:

     - $1,500,000; and

     - an amount equal to 1.0% of the consolidated earnings before interest, taxes, depreciation and amortization of Simmons for that fiscal year, but before deduction of any such fee.

     In connection with the Acquisition, Simmons agreed to pay THL Managers V, LLC at the closing of the Acquisition a transaction fee equal to $20.0 million plus all out-of-pocket expenses incurred by Thomas H. Lee Partners prior to the closing of the Acquisition for services rendered by it in connection with the Acquisition.

     Simmons also agreed to indemnify THL Managers V, LLC and its affiliates from and against all losses, claims, damages and liabilities arising out of or related to the performance by Thomas H. Lee Partners Managers V, LLC of the services pursuant to the management agreement.

     Under its terms, the management agreement will be terminated by THL Managers V, LLC upon the consummation of this offering. Upon that termination, we will be required to pay THL Managers V, LLC a cash termination fee equal to the net present value of the fees that would have been payable to THL Managers V, LLC under the terms described above for a period of seven years from the date of termination, calculated using a discount rate equal to the ten-year treasury rate on the date of termination. We estimate this termination fee at $8.9 million.

SECURITYHOLDERS' AGREEMENT

     Pursuant to the Securityholders' Agreement entered into in connection with the Acquisition, securities of THL Holding are subject to certain restrictions on transfer, other than certain exempt transfers as defined in the Securityholders' Agreement, as well as the other provisions described below.

     The Securityholders' Agreement provides that, prior to the consummation of this offering, all parties to the agreement will vote all their shares to elect and continue in office the board of directors of THL Holding, consisting of up to nine directors composed of:

     - five persons designated by THL;

     - one person who will be the Chief Executive Officer of Simmons Company;
       and

     - up to three independent persons designated by the nominating and governance committee.

     The Securityholders' Agreement also provides:

     - THL Holding and then THL with a "right of first refusal" with respect to transfers of shares of THL Holding held by the management stockholders and Fenway Partners;

     - THL with "drag-along" rights with respect to all shares of common stock in a sale of THL Holding or its subsidiaries; and

     - THL and all other holders of Class A common stock have preemptive rights, or rights to participate in THL Holdings securities offerings in order to maintain their existing level of ownership. These rights terminate immediately prior to the effective date of this offering.

     Pursuant to the Securityholders' Agreement, THL Holding has the right to purchase for fair market value, management stockholder's Class A common stock upon termination of that management stockholder's employment for any reason; provided that, if that employee (other than any of Messrs. Eitel, Creekmuir, Hellyer or Rousch) is terminated for "cause" or voluntarily quits, Simmons may repurchase those shares at the lower of fair market value and cost. In addition, upon termination of Charles Eitel, William Creekmuir, Robert Hellyer or Rhonda Rousch by Simmons without "cause" or by the employee for "good reason," such employee may require Simmons to repurchase shares of common stock held by them for fair market value. With respect to other employee holders of common stock, if such employee is terminated without "cause," then that employee may require Simmons to repurchase shares of common stock held by that employee for the lower of fair market value and cost. Fair market value will be initially determined by the board of directors of THL Holding. Under restricted stock agreements, upon termination of employment for any reason, Simmons has the right to repurchase the terminated employee's Class B common stock. In each case of repurchase, THL Holding has the right to defer payment of the repurchase price for shares pursuant to a note if that payment would result in the violation of any law or would result in a default under the New Senior Credit Facility or the New Notes.

     Immediately prior to this offering, the formerly outstanding shares of Class A common stock together with accrued and unpaid dividends on the Class A common stock will be exchanged for shares of our Class B common stock, which will be renamed common stock, with the number of shares of our common stock so exchanged to be based upon the initial public offering price of the common stock at the time of this offering. To the extent we have cash available and to the extent not restricted by market conditions related to the offering, the holders of Class A common stock will be entitled to receive in cash, unless otherwise determined by the board of directors of THL Holding, an amount up to their original investment plus the 6% accrued yield. Any amounts received in cash by the holders of Class A common stock will reduce the value of the Class A common stock used to compute the number of shares of our common stock to be issued in that exchange. We do not anticipate paying any cash amounts to the holders of the Class A common shares.

EQUITY REGISTRATION RIGHTS AGREEMENT

     THL is entitled to request up to four registrations of the common stock of THL Holding under the Securities Act at any time after the closing of the Acquisition. In connection therewith, each signatory of the registration rights agreement agrees that it will vote, or cause to be voted, all common stock over which that person has power to vote to effect any stock split deemed necessary to facilitate the effectiveness of a requested registration. All holders of vested common stock other than THL are entitled to piggyback rights on any registration demanded by THL, and all holders of vested common stock including THL are entitled to piggyback rights on any registration by THL Holding, subject to pro-rata cut-back. Our management holders have waived their piggyback rights in connection with this offering.

RESTRICTED STOCK AGREEMENT

     Certain members of management purchased shares of common stock at a purchase price of $0.01 per share pursuant to Restricted Stock Agreements. Twenty-five percent of the shares of common stock subject to the Restricted Stock Agreements become eligible for vesting at the end of each of 2004, 2005, 2006 and 2007. Vesting is subject to annual performance targets and includes catch-up provisions and acceleration upon a change of control. Upon a manager's termination, THL Holding is entitled to repurchase (1) unvested shares of common stock for the lesser of fair market value or the original purchase price, and
(2) vested shares of common stock at fair market value.

     Holders of shares of Class B common stock that have not vested have agreed to vote those shares in the same manner and proportions as the votes cast by the holders of a majority of THL Holding's voting capital stock. If such holder does not vote his or her shares in that manner, then the holder has granted an irrevocable proxy to the President and Treasurer of THL Holding to vote the holders' shares in that manner.

CONSULTING SERVICES

     During fiscal 2003, Rousch Consulting Group, Inc. provided consulting services to Simmons for aggregate payments of approximately $160,000, inclusive of out-of-pocket expenses of approximately

$45,000. Rousch Consulting Group, Inc. is wholly owned by Edward L. Rousch, husband of our Executive Vice President -- Human Resources and Assistant Secretary, Rhonda C. Rousch.

TRANSACTIONS WITH MR. EITEL

     Mr. Eitel owns a motor yacht, which as of November 1, 2003 he has agreed to make available to us for 30 days each year for use as a venue for corporate and other functions. As compensation for the use of Mr. Eitel's motor yacht, commencing November 1, 2003, we have agreed to pay compensation to the captain of Mr. Eitel's motor yacht in the amount of $80,000 per year, plus benefits, and to pay up to $25,000 annually, including benefits, as compensation of any first mate which Mr. Eitel may hire. In fiscal year 2003, the total amount of salary and benefits paid under this agreement was approximately $15,000. We estimate that payments in 2004 for the services of the captain of Mr. Eitel's motor yacht will total approximately $93,000.

     During fiscal 2003, Mr. Eitel paid Simmons approximately $10,000 as reimbursement of the costs associated with his personal use of our corporate aircraft. Beginning in fiscal 2004, we have agreed not to require Mr. Eitel to reimburse us for his use of the corporate aircraft.

PURCHASE OF SLEEP COUNTRY

     On February 28, 2003, we acquired the stock of Sleep Country, a mattress retailer with 47 stores in the Pacific Northwest, from a fund affiliated with Fenway Partners for approximately $18.4 million, plus additional contingent consideration based upon future performance. This acquisition was financed from borrowings under our existing senior credit facility. Sleep Country used the proceeds received to repay bank debt of $17.8 million and debt to an affiliate of $0.6 million. In connection with the acquisitions, we paid a fund affiliated with Fenway Partners and a former shareholder of Sleep Country approximately $14.8 million additional final consideration.

AGREEMENTS WITH FENWAY

     Prior to the date of the Acquisition, Fenway Partners provided strategic advisory services to us. In exchange for advisory services, beginning October 21, 2002, we paid Fenway Partners (i) annual management fees of the greater of 0.25% of net sales for the prior fiscal year or 2.5% of Adjusted EBITDA for the prior fiscal year, not to exceed $3.0 million; (ii) fees in connection with the consummation of any acquisition transactions for Fenway Partners' assistance in negotiating those transactions; and (iii) certain fees and expenses, including legal and accounting fees and any out-of-pocket expenses, incurred by Fenway Partners in connection with providing services to us. Prior to October 21, 2002, the annual management fee to Fenway Partners was calculated as 0.25% of net sales for the prior year. In conjunction with the Acquisition, the Fenway Advisory Agreement was terminated.

     Prior to the date of the Acquisition, Fenway Partners provided strategic advisory services to our subsidiaries, Sleep Country and SC US Acquisition Corp. In exchange for advisory services, we paid Fenway Partners (i) annual management fees equal to the greater of 0.25% of net sales of Sleep Country for the prior fiscal year or $150,000; and (ii) fees in connection with the consummation of any acquisition transactions for Fenway Partners' assistance in negotiating those transactions. In conjunction with the Acquisition, the Management Advisory Agreement was terminated.

     Included in other expense in the accompanying Consolidated Statements of Operations for Successor '03, Predecessor '03, 2002 and 2001 is $0.1 million, $2.8 million, $2.4 million and $2.5 million, respectively, related to the management fees for services provided by THL and Fenway to us and our subsidiaries.

RELOCATION LOAN

     On May 21, 2002, Simmons approved a loan of up to $300,000 to Mr. Creekmuir for bridge financing relating to Mr. Creekmuir's relocation to the Atlanta, Georgia area. Mr. Creekmuir borrowed $258,000 under this loan, all of which was repaid on December 19, 2003.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Upon the closing of this offering, our restated certificate of
incorporation will authorize           shares of common stock, $.01 par value.
The following description of capital stock gives effect to the restated certificate of incorporation and is subject to and qualified by our restated certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK

     As of           , 2004 we had           shares of common stock outstanding
that were held by our existing stockholders.

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

     Immediately prior to this offering, the formerly outstanding shares of Class A common stock together with accrued but unpaid dividends on the Class A common stock will be exchanged for shares of our Class B common stock, which will be renamed common stock, with the number of shares of our common stock so exchanged to be based upon the initial public offering price of the common stock at the time of this offering. To the extent we have cash available and to the extent not restricted by market conditions related to the offering, the holders of Class A common stock will be entitled to receive in cash, unless otherwise determined by the board of directors of THL Holding, an amount up to their original investment plus the 6% accrued yield. Any amounts received in cash by the holders of Class A common stock will reduce the value of the Class A common stock used to compute the number of shares of our common stock to be issued in that exchange. We do not anticipate paying any cash amounts to the holders of the Class A common stock.

PREFERRED STOCK

     Upon completion of this offering, our board of directors will have the authority, without further action by the stockholders, to issue up to shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of that series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that those holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of THL Holding. We have no present plan to issue any shares of preferred stock.

HOLDERS OF REGISTRATION RIGHTS CAN REQUIRE US TO REGISTER SHARES OF OUR STOCK FOR RESALE

     THL is entitled to request up to four registrations of our common stock under the Securities Act. In connection therewith, each signatory of the registration rights agreement agrees that it will vote, or cause to be voted, all common stock over which that person has power to vote to effect any stock split deemed necessary to facilitate the effectiveness of a requested registration. All holders of vested common stock other than THL are entitled to piggyback rights on any registration demanded by THL Holding and all holders of vested common stock including THL are entitled to piggyback rights on any registration by THL Holding, subject to pro-rata cut-back.

ANTI-TAKEOVER PROVISIONS

     Provisions of Delaware law and our amended and restated certificate of incorporation and amended bylaws to be in effect upon the closing of this offering could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

     Effects of Some Provisions of Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general,
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

     - prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.

     Generally, a "business combination" for these purposes includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" for these purposes is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Certificate of Incorporation. Specific provisions in our certificate of incorporation include:

     - our ability to issue preferred stock with terms that the board of directors may determine;

     - limitations on the ability to remove directors;

     - advance notice requirements for stockholder proposals and nominations;
       and

     - limitations on convening stockholder meetings.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is           ,
located at           .

NEW YORK STOCK EXCHANGE LISTING

     We intend to apply to have our common stock listed on the New York Stock
Exchange for quotation under the symbol "     ."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our stock. Future sales of substantial amounts of our common stock in the public market following this offering or the possibility of these sales occurring could adversely affect prevailing market prices for our common stock or could impair our ability to raise capital through an offering of equity securities.

     Upon the closing of this offering,        shares of our common stock will
be outstanding, based on the number of shares outstanding on March 27, 2004. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act except for any shares purchased by our affiliates as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by existing stockholders as of March 27, 2004 are restricted shares as that term is defined in Rule 144 under the Securities Act or if they qualify for an exemption from registration, such as the exemptions provided under Rule 144 or 701 under the Securities Act, which are summarized below.

RULE 144

     Sales by Affiliates.  After the expiration of the lock-up agreements,
described below under "Lock-up Agreements," the holders of           shares of
our common stock will be eligible to sell their shares under Rule 144. All shares of our common stock held by our affiliates, other than shares eligible for resale under Rule 701, have Rule 144 holding periods that exceed one year. As a result, under Rule 144, our affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - one percent of the number of shares of common stock then outstanding,
       which will equal approximately           shares immediately after the
       offering; or

     - the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

     Sales by Non-affiliates. Subject to the lock-up agreements described below, Rule 144(k) is available immediately upon effectiveness of the offering for any person, other than a person deemed to have been an affiliate of our company at any time during the three months preceding a sale, who is selling shares that have a Rule 144 holding period that exceeds two years. As of March 27, 2004, all of the outstanding shares held by non-affiliates have a Rule 144 holding period that exceeds two years, other than shares that are eligible for resale under Rule 701. As a result, our non-affiliates may sell these shares under Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

     Subject to the lock-up agreements described below, all sales of our common stock effected under Rule 701 may be made beginning 90 days after the effectiveness of this offering. Rule 701 applies to shares of our common stock outstanding before the effectiveness of this offering that were acquired pursuant to our stock plans. These shares may be resold without compliance with Rule 144's one-year holding period:

     - By persons other than affiliates, subject only to the manner-of-sale provisions of Rule 144; and

     - By affiliates, subject to the manner-of-sale, current public information and filing requirements of Rule 144.

     As of March 27, 2004,        shares of common stock had been issued upon
the exercise of options granted under our stock plan, of which           shares
were outstanding.

LOCK-UP AGREEMENTS

     Our directors, executive officers and certain of our stockholders, who
will, after the offering, collectively hold an aggregate of           shares,
have entered into lock-up agreements with us or the underwriters in connection with this offering. These lock-up agreements provide that, with limited exceptions, these persons and entities will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of our shares for a
period of   days after the effective date of this offering.

                                  UNDERWRITING

     We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Citigroup Global Markets Inc. are acting as joint book-running managers of the offering, and together are acting as representatives of the underwriters named below.

                        Underwriters                           Number of Shares
                        ------------                           ----------------
Goldman, Sachs & Co. .......................................
Citigroup Global Markets Inc. ..............................
Deutsche Bank Securities Inc. ..............................
Lehman Brothers Inc. .......................................
UBS Securities LLC. ........................................
SunTrust Capital Markets, Inc. .............................
                                                                   --------
  Total.....................................................
                                                                   ========

     The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than those covered by the option described below unless and until this option is exercised.

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the company and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise
of the underwriters' option to purchase      additional shares.

                       Paid by Us                          No Exercise   Full Exercise
                       ----------                          -----------   -------------
Per Share................................................   $              $
Total....................................................   $              $

            Paid by the Selling Stockholders               No Exercise   Full Exercise
            --------------------------------               -----------   -------------
Per Share................................................   $              $
Total....................................................   $              $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price, the mid-point of the offering range set forth on the cover of this prospectus. Any shares sold by the underwriters to
securities dealers may be sold at a discount of up to $     per share from the
initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a
discount of up to $     per share from the initial public offering price. If all
the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

     We, our officers and directors, and the selling stockholders have agreed
that, for a period of      days from the date of this prospectus, we and they
will not, without the prior written consent of Goldman, Sachs & Co. and Citigroup Global Markets Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Goldman, Sachs & Co. and Citigroup Global Markets Inc. in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

     Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

     An application will be made to list the common stock on the New York Stock
Exchange under the symbol "       ". In order to meet one of the requirements
for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of that option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     We and the selling stockholders estimate that our respective share of the total expenses of the offering, excluding underwriting discounts and
commissions, will be approximately $     and $     .

     We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make because of any of those liabilities.

     Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

     Deutsche Bank AG, New York Branch, an affiliate of one of the underwriters, is the lender under our Tranche B Term Loan and our Senior Unsecured Term Loan. In addition, affiliates of each of Goldman, Sachs & Co., Deutsche Bank Securities Inc. and UBS Securities LLC are lenders under our Revolving Loan Facility.

                             VALIDITY OF SECURITIES

     The validity of the common stock offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York, and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

     The consolidated financial statements of THL Bedding Holding Company as of December 27, 2003 and for the period from December 20, 2003 through December 27, 2003, and the consolidated financial statements of Simmons Company as of December 28, 2002 and for the period from December 29, 2002 through December 19, 2003, and the years ended December 28, 2002 and December 29, 2001 included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their reports appearing in this prospectus, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the common stock offered hereby, you should refer to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Our subsidiary, Simmons, has filed a registration statement on Form S-4 under the Securities Act. In addition, Simmons has voluntarily filed periodic reports under the Securities Exchange Act of 1934. This prospectus does not contain all of the information set forth in the Simmons filings. A copy of this registration statement and the exhibits and schedules thereto may be inspected without charge at the public reference room maintained by the SEC located at 450 Fifth Street, N.W., Washington, DC 20549. Copies of all or any portion of the registration statements and the filings may be obtained from such offices upon payment of prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

                          THL Bedding Holding Company
                        One Concourse Parkway, Suite 800
                             Atlanta, GA 30328-6188
                            Attn: Investor Relations
                                 (770) 512-7700

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF THL BEDDING
  HOLDING COMPANY AND SUBSIDIARIES
Reports of Independent Auditors.............................  F-2
Statements of Operations for the Period from December 20,
  2003 through December 27, 2003, the Period from December
  29, 2002 through December 19, 2003, and the Years Ended
  December 28, 2002 and December 29, 2001...................  F-4
Balance Sheets at December 27, 2003 and December 28, 2002...  F-5
Statements of Changes in Stockholders' Equity (Deficit) for
  the Period from December 20, 2003 through December 27,
  2003, the Period from December 29, 2002 through December
  19, 2003, and the Years Ended December 28, 2002 and
  December 29, 2001.........................................  F-6
Statements of Cash Flows for the Period from December 20,
  2003 through December 27, 2003, the Period from December
  29, 2002 through December 19, 2003, and the Years Ended
  December 28, 2002 and December 29, 2001...................  F-7
Notes to Financial Statements...............................  F-8

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF THL
  BEDDING HOLDING COMPANY AND SUBSIDIARIES
Statements of Operations for the Quarters Ended March 27,
  2004 and March 29, 2003...................................  F-47
Balance Sheet at March 27, 2004.............................  F-48
Statements of Cash Flows for the Quarters Ended March 27,
  2004 and March 29, 2003...................................  F-49
Notes to Condensed Consolidated Financial Statements........  F-50

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of THL Bedding Holding Company

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations and comprehensive loss, changes in stockholder's equity and cash flows present fairly, in all material respects, the financial position of THL Bedding Holding Company (the "Company") at December 27, 2003, and the results of its operations and its cash flows for the period from December 20, 2003 through December 27, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in Item 16(b) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Atlanta, Georgia
March 19, 2004

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Simmons Company

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Simmons Company ("Simmons") at December 28, 2002, and the results of its operations and its cash flows for the period from December 29, 2002 through December 19, 2003, and each of the two years in the period ended December 28, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in Item 16(b) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of Simmons' management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Atlanta, Georgia
March 19, 2004

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                             SUCCESSOR                      PREDECESSOR
                                           -------------   ---------------------------------------------
                                            PERIOD FROM     PERIOD FROM
                                           DECEMBER 20,    DECEMBER 29,
                                           2003 THROUGH    2002 THROUGH     YEAR ENDED      YEAR ENDED
                                           DECEMBER 27,    DECEMBER 19,    DECEMBER 28,    DECEMBER 29,
                                               2003            2003            2002            2001
                                           -------------   -------------   -------------   -------------
                                                         (IN THOUSANDS EXCEPT SHARE DATA)
Net sales................................     $ 8,717        $797,616        $708,595        $655,209
Cost of products sold....................       7,596         410,081         369,617         379,131
                                              -------        --------        --------        --------
     Gross profit........................       1,121         387,535         338,978         276,078
                                              -------        --------        --------        --------
Operating expenses:
  Selling, general and administrative
     expenses............................       4,442         304,625         268,603         226,953
  Variable stock compensation expense....          --          68,415          15,561          14,847
  ESOP expense...........................          --              --              --           2,816
  Goodwill impairment....................          --              --          20,285           7,882
  Amortization of intangible assets......         311             306           1,246          11,414
  Licensing fees.........................        (276)        (10,361)         (9,002)         (9,501)
  Transaction expenses...................          --          22,399              --              --
                                              -------        --------        --------        --------
                                                4,477         385,384         296,693         254,411
                                              -------        --------        --------        --------
     Operating income (loss).............      (3,356)          2,151          42,285          21,667
  Interest expense, net..................       4,661          45,092          32,000          39,450
                                              -------        --------        --------        --------
     Income (loss) before income taxes
       and minority interest in loss.....      (8,017)        (42,941)         10,285         (17,783)
Income tax expense (benefit).............        (827)         (8,845)         12,005          (7,676)
                                              -------        --------        --------        --------
     Loss before minority interest in
       loss..............................      (7,190)        (34,096)         (1,720)        (10,107)
Minority interest in loss................          --              --           1,109             470
                                              -------        --------        --------        --------
     Net loss............................      (7,190)        (34,096)           (611)         (9,637)
Other comprehensive income (loss):
  Foreign currency translation
     adjustment..........................          17             207             (19)            (61)
                                              -------        --------        --------        --------
     Comprehensive loss..................     $(7,173)       $(33,889)       $   (630)       $ (9,698)
                                              =======        ========        ========        ========
Earnings per share:
  Weighted average of basic shares of
     common stock outstanding............   3,680,308
  Basic net loss per share...............     $ (1.95)

  The accompanying notes are an integral part of these consolidated financial statements.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 27,   DECEMBER 28,
                                                                  2003           2002
                                                              ------------   ------------
                                                                    (IN THOUSANDS,
                                                                 EXCEPT SHARE AMOUNTS)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................   $    3,670      $  7,108
  Accounts receivable, less allowances for doubtful
    receivables, discounts and returns of $4,960 and $5,286,
    respectively............................................       65,868        67,415
  Inventories...............................................       31,355        23,472
  Deferred income taxes.....................................          973         3,141
  Other current assets......................................       22,616        16,881
  Assets held for sale......................................        8,564        12,909
                                                               ----------      --------
    Total current assets....................................      133,046       130,926
                                                               ----------      --------
Property, plant and equipment, net..........................       53,228        41,312
Goodwill, net...............................................      792,230       180,779
Intangible assets, net......................................      159,198         7,243
Deferred income taxes.......................................           --        28,255
Other assets................................................       45,417        22,516
                                                               ----------      --------
                                                               $1,183,119      $411,031
                                                               ==========      ========

                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current maturities of long-term debt......................   $    9,512      $ 22,125
  Accounts payable..........................................       39,956        43,429
  Accrued liabilities.......................................       53,948        57,278
  Liabilities held for sale.................................        2,064         5,139
                                                               ----------      --------
    Total current liabilities...............................      105,480       127,971
                                                               ----------      --------
Non-current liabilities:
  Long-term debt............................................      760,741       268,657
  Accrued stock compensation................................           --        26,778
  Deferred income taxes.....................................       23,719            --
  Other.....................................................       12,902         7,743
                                                               ----------      --------
    Total liabilities.......................................      902,842       431,149
                                                               ----------      --------
Redemption obligation -- ESOP...............................           --        61,218
Deferred compensation.......................................       19,800            --
Commitments and contingencies (Notes L and P)
Stockholders' equity (deficit):
  Predecessor common stock A, $.01 par value; 40,000,000
    shares authorized; 23,752,324 issued and outstanding....           --           242
  Predecessor common stock B, $.01 par value; 400,000 shares authorized;
    379,119 issued and outstanding..........................           --             4
  Successor common stock A, $.01 par value; 4,000,000 shares
    authorized; 3,680,308.49 issued and outstanding.........           37            --
  Successor common stock B, $.01 par value; 688,235 shares
    authorized;
    634,869 issued and outstanding..........................            6
  Additional paid-in-capital................................      267,607            --
  Accumulated deficit.......................................       (7,190)      (71,635)
  Accumulated other comprehensive income (loss).............           17          (144)
  Common stock held in treasury, at cost....................           --        (9,803)
                                                               ----------      --------
    Total stockholders' equity (deficit)....................      260,477       (81,336)
                                                               ----------      --------
                                                               $1,183,119      $411,031
                                                               ==========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                           CLASS A             CLASS B                                    ACCUMULATED     COMMON
                                     -------------------   ----------------   ADDITIONAL                     OTHER        STOCK
                                       COMMON     COMMON   COMMON    COMMON    PAID-IN     ACCUMULATED   COMPREHENSIVE   HELD IN
                                       SHARES     STOCK    SHARES    STOCK     CAPITAL       DEFICIT         LOSS        TREASURY
                                     ----------   ------   -------   ------   ----------   -----------   -------------   --------
PREDECESSOR
DECEMBER 30, 2000..................  23,752,324    $242    379,119    $ 4     $  14,460     $ (41,569)       $ (64)      $ (6,640)
  Net loss.........................          --      --        --      --            --        (9,637)          --             --
  Other comprehensive income:
    Change in foreign currency
      translation..................          --      --        --      --            --            --          (61)            --
                                                                                            ---------        -----       --------
  Comprehensive loss...............                  --                              --        (9,637)         (61)            --
  Fair value of SC Holdings, Inc.
    warrants issued to Affiliate...          --      --        --      --           300            --           --             --
  Excess of ESOP expense at fair
    market value over cost.........          --      --        --      --         1,743            --           --             --
  Increase in redemption
    obligation -- ESOP based on
    fair market value..............          --      --        --      --       (16,503)       (2,679)          --             --
  Common stock repurchased.........          --      --        --      --            --            --           --           (917)
                                     ----------    ----    -------    ---     ---------     ---------        -----       --------
DECEMBER 29, 2001..................  23,752,324     242    379,119      4            --       (53,885)        (125)        (7,557)
  Net loss.........................          --      --        --      --            --          (611)          --             --
  Other comprehensive loss:
    Change in foreign currency
      translation..................          --      --        --      --            --            --          (19)            --
                                                                                            ---------        -----       --------
  Comprehensive loss...............          --      --        --      --            --          (611)         (19)            --
  Increase in redemption
    obligation -- ESOP based on
    fair market value..............          --      --        --      --            --       (17,139)          --             --
  Common stock repurchased.........          --      --        --      --            --            --           --         (2,246)
                                     ----------    ----    -------    ---     ---------     ---------        -----       --------
DECEMBER 28, 2002..................  23,752,324     242    379,119      4            --       (71,635)        (144)        (9,803)
  Net loss.........................          --      --        --      --            --       (34,096)          --             --
  Other comprehensive income:
    Change in foreign currency
      translation..................          --      --        --      --            --            --          207             --
                                                                                            ---------        -----       --------
  Comprehensive income (loss)......          --      --        --      --            --       (34,096)         207             --
  Contribution of debt to an
    affiliate of SC Holdings,
    Inc. ..........................          --      --        --      --         7,916            --           --             --
  Acquisition of SC Holdings, Inc.
    minority interest..............          --      --        --      --           (25)           --           --             --
  Increase in redemption obligation
     -- ESOP based on fair market
    value..........................          --      --        --      --        (7,891)      (26,772)          --             --
  Common stock repurchased.........          --      --        --      --            --            --           --         (7,383)
                                     ----------    ----    -------    ---     ---------     ---------        -----       --------
DECEMBER 19, 2003..................  23,752,324    $242    379,119    $ 4     $      --     $(132,503)       $  63       $(17,186)
                                     ==========    ====    =======    ===     =========     =========        =====       ========
---------------------------------------------------------------------------------------------------------------------------------
SUCCESSOR
DECEMBER 20, 2003 (reflects the new
  basis of 3,680,308.49 Class A and
  634,869 Class B common shares in
  connection with the
  Acquisitions)....................   3,680,308    $ 37    634,869    $ 6     $ 367,995     $      --        $  --
  Deemed dividend to reflect
    carryover basis................          --      --        --      --      (100,388)           --           --
  Net loss.........................          --      --        --      --            --        (7,190)          --
  Other comprehensive income:
    Change in foreign currency
      translation..................          --      --        --      --            --            --           17
                                                                                            ---------        -----
  Comprehensive income (loss)......          --      --        --      --            --        (7,190)          17
                                     ----------    ----    -------    ---     ---------     ---------        -----
DECEMBER 27, 2003..................   3,680,308    $ 37    634,869    $ 6     $ 267,607     $  (7,190)       $  17
                                     ==========    ====    =======    ===     =========     =========        =====

                                         TOTAL
                                     STOCKHOLDERS'
                                        EQUITY
                                       (DEFICIT)
                                     -------------
PREDECESSOR
DECEMBER 30, 2000..................    $ (33,567)
  Net loss.........................       (9,637)
  Other comprehensive income:
    Change in foreign currency
      translation..................          (61)
                                       ---------
  Comprehensive loss...............       (9,698)
  Fair value of SC Holdings, Inc.
    warrants issued to Affiliate...          300
  Excess of ESOP expense at fair
    market value over cost.........        1,743
  Increase in redemption
    obligation -- ESOP based on
    fair market value..............      (19,182)
  Common stock repurchased.........         (917)
                                       ---------
DECEMBER 29, 2001..................      (61,321)
  Net loss.........................         (611)
  Other comprehensive loss:
    Change in foreign currency
      translation..................          (19)
                                       ---------
  Comprehensive loss...............         (630)
  Increase in redemption
    obligation -- ESOP based on
    fair market value..............      (17,139)
  Common stock repurchased.........       (2,246)
                                       ---------
DECEMBER 28, 2002..................      (81,336)
  Net loss.........................      (34,096)
  Other comprehensive income:
    Change in foreign currency
      translation..................          207
                                       ---------
  Comprehensive income (loss)......      (33,889)
  Contribution of debt to an
    affiliate of SC Holdings,
    Inc. ..........................        7,916
  Acquisition of SC Holdings, Inc.
    minority interest..............          (25)
  Increase in redemption obligation
     -- ESOP based on fair market
    value..........................      (34,663)
  Common stock repurchased.........       (7,383)
                                       ---------
DECEMBER 19, 2003..................    $(149,380)
                                       =========
----------------------------------------------------------------
SUCCESSOR
DECEMBER 20, 2003 (reflects the new
  basis of 3,680,308.49 Class A and
  634,869 Class B common shares in
  connection with the
  Acquisitions)....................    $ 368,038
  Deemed dividend to reflect
    carryover basis................     (100,388)
  Net loss.........................       (7,190)
  Other comprehensive income:
    Change in foreign currency
      translation..................           17
                                       ---------
  Comprehensive income (loss)......       (7,173)
                                       ---------
DECEMBER 27, 2003..................    $ 260,477
                                       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              SUCCESSOR                    PREDECESSOR
                                                             ------------   ------------------------------------------
                                                             PERIOD FROM    PERIOD FROM
                                                             DECEMBER 20,   DECEMBER 29,
                                                             2003 THROUGH   2002 THROUGH    YEAR ENDED     YEAR ENDED
                                                             DECEMBER 27,   DECEMBER 19,   DECEMBER 28,   DECEMBER 29,
                                                                 2003           2003           2002           2001
                                                             ------------   ------------   ------------   ------------
                                                                                  (IN THOUSANDS)
Cash flows from operating activities:
Net loss...................................................   $  (7,190)      $(34,096)      $   (611)      $ (9,637)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization............................         656         22,059         19,050         27,829
  Variable stock compensation expense......................          --         68,415         15,561         14,847
  Goodwill impairment charge...............................          --             --         20,285          7,882
  ESOP expense.............................................          --             --             --          2,816
  Provision for doubtful accounts..........................          42          3,799          3,082          6,006
  Provision (benefit) for deferred income taxes............        (827)        (9,087)        11,109         (9,228)
  Non-cash interest expense................................          62          9,481          3,234          4,366
  Gain on settlement of postretirement benefits............          --             --             --         (2,137)
  Minority interest in loss................................          --             --         (1,109)          (470)
  Other, net...............................................          --           (249)          (409)           879
Net changes in operating assets and liabilities:
  Accounts receivable......................................       1,448         (4,165)        (3,110)         8,335
  Inventories..............................................       2,310         (4,718)         1,359          1,114
  Other current assets.....................................        (661)        (5,164)        (6,731)         1,082
  Accounts payable.........................................         354         (3,750)        10,813        (10,349)
  Accrued liabilities......................................       2,136          1,547         14,986            967
  Settlement of retiree health care obligation.............          --             --             --         (2,250)
  Other, net...............................................      (1,823)        15,957        (11,904)        (6,141)
                                                              ---------       --------       --------       --------
Cash provided by (used in) operating activities............      (3,493)        60,029         75,605         35,911
                                                              ---------       --------       --------       --------
Cash flows from investing activities:
  Purchases of property, plant and equipment...............          --         (8,791)        (7,961)        (5,729)
  Purchase and development of intangible assets............          --         (1,720)        (3,932)        (2,924)
  Proceeds from disposals of property, plant and
    equipment..............................................          --             38            472            444
  Payments to the sellers for the Acquisition..............    (697,883)            --             --             --
  Payments to option holders...............................     (73,545)            --             --             --
  Payments of Acquisition costs............................     (44,452)            --             --             --
                                                              ---------       --------       --------       --------
Net cash used in investing activities......................    (815,880)       (10,473)       (11,421)        (8,209)
                                                              ---------       --------       --------       --------
Cash flows from financing activities:
  Repurchase of SC Holdings, Inc. minority interest and
    payment of SC Holdings, Inc. debt......................          --        (18,653)            --             --
  Payments of Predecessor Senior Credit Facility, net......     (51,656)       (24,356)       (53,061)       (28,796)
  Payments of other long-term borrowings...................          --         (4,936)        (5,567)        (3,471)
  Proceeds from long-term debt -- Affiliate, net...........          --             --          1,123          3,756
  Repurchase of common stock...............................          --         (7,383)        (2,246)          (917)
  Payments of Predecessor debt at Acquisition..............    (171,599)            --             --             --
  Proceeds of Successor debt...............................     748,275             --             --             --
  Proceeds from issuance of Successor common stock.........     327,553             --             --             --
  Payments of financing costs..............................     (31,090)            --           (570)          (714)
                                                              ---------       --------       --------       --------
Net cash received from (used in) financing activities......     821,483        (55,328)       (60,321)       (30,142)
                                                              ---------       --------       --------       --------
Net effect of exchange rate changes on cash................          17            207            (19)           (61)
Increase (decrease) in cash and cash equivalents...........       2,127         (5,565)         3,844         (2,501)
Cash and cash equivalents, beginning of period.............       1,543          7,108          3,264          5,765
                                                              ---------       --------       --------       --------
Cash and cash equivalents, end of period...................   $   3,670       $  1,543       $  7,108       $  3,264
                                                              =========       ========       ========       ========
Supplemental cash flow information:
  Cash paid for interest...................................   $   4,136       $ 21,345       $ 24,952       $ 29,234
                                                              =========       ========       ========       ========
  Cash paid for Jr. subordinated PIK note interest.........   $  13,744       $     --       $     --       $     --
                                                              =========       ========       ========       ========
  Cash paid for bridge loan commitment fee.................   $   3,500       $     --       $     --       $     --
                                                              =========       ========       ========       ========
  Cash paid for senior subordinated notes tender premium...   $  10,826       $     --       $     --       $     --
                                                              =========       ========       ========       ========
  Cash paid for income taxes...............................   $      --       $  1,489       $    426       $  1,647
                                                              =========       ========       ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- THE COMPANY

     THL Bedding Holding Company and its subsidiaries ("THL Holding" or "the Company") is the direct parent of THL-SC Bedding Company, which is the direct parent of Simmons Company ("Simmons"). All of THL Holding's business operations are conducted by Simmons and its direct and indirect subsidiaries. THL Holding was formed by Thomas H. Lee Equity Fund V, L.P., an affiliate of Thomas H. Lee Partners, L.P.

     The Company is one of the largest bedding manufacturers in the United States of America. The Company operates in two business segments, (1) wholesale bedding and (2) retail bedding. The wholesale bedding segment consists of (i) the manufacture, sale and distribution of premium branded bedding products; (ii) the licensing of intellectual property to other manufacturers; and (iii) the sale of product returns, off-quality product and excess inventory through retail outlet stores. The retail bedding segment operates specialty sleep stores in California, Oregon and Washington that sell to consumers principally premium-branded bedding products.

     The Company manufactures mattresses, foundations, and sleep accessories through its wholly-owned subsidiaries, The Simmons Manufacturing Co., LLC and Simmons Caribbean Bedding, Inc. The Company and its subsidiaries sell to a diverse nationwide base of approximately 3,400 retail customers, representing over 11,000 outlets, including furniture stores, specialty sleep shops, department stores, and rental stores.

     The Company also distributes branded bedding products on a contract sales basis directly to institutional users, such as the hospitality industry and certain agencies of the U.S. government, through the Company's wholly-owned subsidiary, Simmons Contract Sales, LLC. Simmons licenses its trademarks, patents and other intellectual property to various domestic and foreign manufacturers principally through its wholly-owned subsidiary, Dreamwell, Ltd.

     Additionally, the Company operated at December 27, 2003 seventeen retail outlet stores located throughout the United States of America through the Company's wholly-owned subsidiary, World of Sleep Outlets, LLC; 56 retail mattress stores operating as Mattress Gallery located in Southern California through the Company's wholly-owned subsidiary, Gallery Corp. (of which 26 stores were added in December 2002 by assuming the leases and acquiring certain inventory from Mattress Discounters Corporation, which was in bankruptcy, for approximately $1.7 million); and 47 retail mattress stores operating as Mattress Gallery and Sleep Country USA located in Oregon and Washington through the Company's subsidiary, SC Holdings, Inc. ("Sleep Country").

     On February 28, 2003, Simmons, the predecessor company, through an agreement and plan of merger, acquired the stock of Sleep Country from an affiliate of Fenway Partners ("Fenway") for approximately $18.4 million, plus additional contingent consideration based upon future performance. Because Simmons and Sleep Country were controlled by affiliates of Fenway at the time of the acquisition, Simmons is required to account for the acquisition as a transfer of assets within a group under common control. Under this accounting methodology, Simmons and Sleep Country are treated as if they had been combined in a manner similar to the pooling of interests method for accounting and financial reporting purposes for the periods in which both entities were controlled by Fenway (from March 1, 2000).

  THE ACQUISITION

     In November 2003, THL Bedding Company, a wholly-owned subsidiary of THL Holding, acquired Simmons Holdings, Inc. for approximately $1.115 billion, including related acquisition costs (the "Acquisition"). Concurrently with the closing of this transaction on December 19, 2003, each of THL Bedding Company and the former Simmons Company merged with and into Simmons Holdings, Inc. with Simmons Holdings, Inc. continuing as the surviving corporation. Simmons Holdings, Inc. was renamed Simmons Company.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

     Thomas H. Lee Partners, L.P. is a leading private equity firm focused on identifying and acquiring substantial ownership stakes in mid- to large-cap growth companies. Following the Acquisition, the Company is expected to continue to be a leading manufacturer and distributor of branded bedding products in the United States.

     The financing for the Acquisition (including the refinancing of outstanding debt) was provided by (i) borrowings under a new $480.0 million Senior Secured Credit Facility, consisting of a $405.0 million term loan facility and a $75.0 million revolving credit facility, which refinanced the existing senior and subordinated loans, (ii) borrowings under a new $140.0 million senior unsecured term loan facility; (iii) issuance of $200.0 million senior subordinated notes; and (iv) $387.8 million of capital provided by Thomas H. Lee Equity Fund V, L.P. and its affiliates ("THL"), affiliates of Fenway Partners ("Fenway") and management of the Company.

     As a result of the Acquisition, THL acquired approximately 75.8% of the voting stock of THL Holding. In connection with the stock purchase and the mergers, Fenway acquired 9.0% of voting stock of THL Holding and management and directors acquired 15.2% of the voting stock of THL Holding, after giving effect to restricted stock issued to management under THL Holding's equity incentive plan. In this regard, the Company has 3,680,308.49 Class A common shares outstanding to THL, Fenway and certain directors and members of management. The restricted stock represents 634,869 Class B common shares. The Class A common stock earns a 6% cumulative dividend that is convertible into common stock of the Company. The restricted Class B common stock is subject to vesting based upon meeting annual Adjusted EBITDA performance targets over the next four years. The Class B common stock will vest after eight years regardless of performance.

     In connection with the Acquisition, certain members of the management deferred $19.8 million of their proceeds from the Acquisitions into a deferred compensation plan of THL Holding. The deferred proceeds were deemed invested in Class A common stock of the Company ("Deemed Shares"). The Deemed Shares convert into cash or common stock of THL Holding based upon the outcome of uncertain events such as a change of control or initial public offering, or they will convert into common stock of the Company after ten years. The Deemed Shares have a put option that gives the holder the right for cash settlement under certain circumstances outside THL Holding's control. Accordingly, the deferred compensation plan has been recorded as a liability and is marked to market based upon an independent quarterly valuation of the common stock of the Company. The changes in the market value of the liability will be recorded as a variable stock compensation expense of the Company. The Company is unable to repurchase Deemed Shares without receiving dividends from Simmons. The Company's New Senior Credit Facility, Senior Unsecured Term Loan Facility, and indenture for the New Notes restrict the payment of dividends by Simmons to the Company for the purchase of Deemed Shares.

     The Acquisitions were accounted for as a purchase as prescribed by Statement of Financial Accounting Standards No. 141, Business Combinations, in accordance with Emerging Issues Task Force ("EITF") No. 88-16, Basis in Leveraged Buyout Transactions. This guidance requires the continuing residual interest retained by the continuing management investors, as a result of the Transactions, be reflected at its predecessor basis. In accordance with EITF Issue No. 90-12, Allocating Basis to Individual Assets and Liabilities for Transactions within the Scope of Issue No. 88-16, a step-up of assets and liabilities to fair value has been recorded in purchase accounting for the remaining interest in the Company acquired by THL and Fenway. The amount of carryover basis determined has been reflected as a deemed dividend of $100.5 million in the consolidated balance sheet.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

     The purchase price allocation has not been finalized. A tentative allocation has been made using preliminary estimates of the values of the intangibles. Management has reviewed a draft of the preliminary valuation and provided comments that are being evaluated by the valuation specialist. The valuation is expected to be completed in the second quarter of 2004. The Company does not expect the final valuation to have a material impact on previously reported operating results. Following is a summary of the estimated fair values of the assets acquired and liabilities assumed as of the date of the
Acquisitions:

(IN THOUSANDS)
--------------
Current assets..............................................  $  137,296
Property, plant and equipment...............................      54,446
Goodwill....................................................     792,230
Other assets................................................      50,385
Intangibles.................................................     159,511
                                                              ----------
Total assets acquired.......................................   1,193,868
                                                              ----------
Current liabilities.........................................      91,765
Acquisition costs...........................................      24,939
Non-current liabilities.....................................      62,295
                                                              ----------
Total liabilities assumed...................................    (178,999)
                                                              ----------
Deemed dividend.............................................     100,388
                                                              ----------
Purchase price..............................................  $1,115,257
                                                              ==========

     Since the Acquisitions were accounted for as a stock purchase, the respective tax basis of the assets and liabilities were not changed. Goodwill was assigned to the wholesale and retail segments in the amounts of $773.1 million and $16.7 million, respectively.

     The following condensed pro forma disclosure for net sales and net income are based on the consolidated financial statements included elsewhere herein, adjusted to give effect to (i) the Acquisitions; and (ii) the issuance of new debt (collectively the "Transactions"). These pro forma disclosures assume that the Transactions were consummated as of December 30, 2001 and December 29, 2002 and do not purport to be indicative of the results that would actually have been obtained if the Transactions had occurred on the date indicated or of the results that may be obtained in the future.

                                                              COMBINED   PREDECESSOR
PRO FORMA (IN THOUSANDS):                                       2003        2002
-------------------------                                     --------   -----------
Net sales...................................................  $806,333    $708,595
Net income (loss)...........................................  $ 12,676    $ (6,562)

     For purposes of identification and description, the Company is referred to as the "Predecessor" for the period prior to the Acquisitions, the "Successor" for the period subsequent to the Acquisitions, and the "Company" for both periods. For purposes of financial reporting, the period from December 29, 2002 through December 19, 2003 is referred to as "Predecessor '03" and the period from December 20, 2003 through December 27, 2003 is referred to as "Successor '03."

  THE RECAPITALIZATION

     On July 16, 1998, the Predecessor Company entered into a recapitalization agreement with its subsidiary, the former Simmons Company, and REM Acquisition, Inc., a transitory Delaware merger corporation ("REM"), sponsored by Fenway. Pursuant to the agreement, on October 29, 1998, REM merged with and into the Predecessor Company (the "Recapitalization"), with the Predecessor Company

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES being the surviving corporation. As a result of the Recapitalization, Simmons Holdings, LLC, an entity controlled by funds affiliated with Fenway, acquired 75.1% of the outstanding voting shares of the Predecessor Company, and management, the ESOP and Investcorp retained approximately 5.9%, 13.7% and 5.3%, respectively, of the outstanding shares of the Predecessor Company. The Predecessor Company accounted for the Recapitalization as a leveraged recapitalization, whereby the historical bases of the assets and liabilities of the Company were maintained through December 19, 2003.

NOTE B -- PRINCIPAL ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of THL Holding and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  USE OF ESTIMATES AND RECLASSIFICATIONS

     The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Such financial statements include estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities, and the amounts of revenues and expenses. Actual results could differ from those estimates.

     Certain amounts in the 2002 and 2001 financial statements and related footnotes have been reclassified to conform with the current presentation.

  FISCAL YEAR

     The Company operates on a 52/53 week fiscal year ending on the last Saturday in December. GAAP does not permit the combining of the Successor '03 and Predecessor '03. The Successor '03 is eight days and the Predecessor '03 is 11 months and 19 days. Fiscal years 2002 and 2001 comprised 52 weeks.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

  INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or net realizable value. The cost of inventories includes raw materials, direct labor and manufacturing overhead costs. The Company provides inventory reserves for excess, obsolete or slow-moving inventory based on changes in customer demand, technology developments or other economic factors.

  SUPPLY AGREEMENTS

     The Company's wholesale segment from time to time enters into long-term supply agreements with its customers. Any initial cash outlay by the Company is capitalized and amortized as a reduction to revenue over the life of the contract and is ratably recoverable upon contract termination. Such capitalized amounts are included in other assets in the Company's consolidated balance sheets. Amortization expense related to these contracts was $0.2 million, $8.4 million, $4.6 million, and $4.2 million in Successor '03, Predecessor '03, 2002 and 2001, respectively.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

  PROPERTY, PLANT AND EQUIPMENT

     The Acquisitions resulted in a new basis of the value of the Company's property, plant and equipment. Accordingly, property, plant and equipment were adjusted to their estimated fair value and estimated useful lives were adjusted. Depreciation expense is determined principally using the straight-line method over the estimated useful lives for financial reporting and accelerated methods for income tax purposes. Expenditures that substantially increase asset values or extend useful lives are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When property items are retired or otherwise disposed of, amounts applicable to such items are removed from the related asset and accumulated depreciation accounts and any resulting gain or loss is credited or charged to income. Useful lives are generally as follows:

Buildings and improvements..................................  22 - 45 years
Leasehold improvements......................................   2 - 12 years
Machinery and equipment.....................................   2 - 15 years
Computers and software......................................   2 -  7 years

  INTANGIBLE ASSETS

     Definite lived intangible assets are amortized using the straight-line method, which the Company believes is most appropriate, over their estimated period of benefit, ranging from one to eleven years. Indefinite lived intangible assets, such as goodwill, brands, trademarks, customer lists, supplier agreements and domain names, are not amortized.

     The Company tests goodwill for impairment on an annual basis by comparing the fair value of the Company's reporting units to their carrying values. Fair value is determined by the assessment of future discounted cash flows. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. Other indefinite-lived intangible assets are tested between annual tests if events or changes in circumstances indicate that the asset might be impaired.

  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company regularly reviews all of its long-lived assets, including intangibles with finite lives, for impairment whenever events or circumstances indicate their carrying value may not be recoverable. Management reviews whether there has been an impairment by comparing anticipated undiscounted future cash flows from operating activities with the carrying value of the asset. The factors considered by management in this assessment include operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors. If an impairment is deemed to exist, management would record an impairment charge equal to the excess of the carrying value over the fair value of the impaired assets.

     As discussed in Note H to the consolidated financial statements, the Company recognized impairment charges related to its retail segment in 2002 and 2001 of $20.3 million and $7.9 million, respectively.

  DEBT ISSUANCE COSTS

     The Company capitalizes costs associated with the issuance of debt and amortizes the cost as additional interest expense over the lives of the debt using the effective interest rate method. Amortization expense of $0.1 million, $9.5 million (of which $7.1 million represented the remaining unamortized debt

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES issuance costs related to debt repaid in connection with the Acquisitions), $4.3 million, and $2.5 million for Successor '03, Predecessor '03, 2002 and 2001, respectively, is included as a non-cash component of interest expense in the accompanying Consolidated Statements of Operations.

     Due to the adoption of SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"), $0.5 million of extraordinary expense, net of tax, related to accelerated debt payments in 2001 has been reclassified to interest expense ($0.9 million) with the related tax benefit ($0.4 million) reclassified to income tax benefit in the accompanying Consolidated Statements of Operations.

  REVENUE RECOGNITION

     The Company's wholesale segment recognizes revenue, net of estimated returns, when title and risk of ownership passes, which is generally upon delivery of shipments. An insignificant portion of the Company's wholesale segment revenue is derived from inventory held on consignment with certain customers. The Company recognizes revenue on inventory held on consignment when the title and risk of ownership have transferred to the customer. The Company accrues for estimated costs of warranties, co-op advertising costs, promotional monies and cash discounts at the time the corresponding sales are recognized. Sales are presented net of cash discounts, rebates, returns and certain consideration provided to customers such as co-operative advertising costs, promotional monies and amortization of supply agreements. The Company uses historical trend information regarding returns to reduce sales for estimated future returns. The Company provides an allowance for bad debts for estimated uncollectible accounts receivable, which is included in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

     The Company's retail segment recognizes revenue when title and risk of ownership passes upon delivery of the products to customers. The Company's retail segment allows customers to exchange products within 60 days of purchase. Historically, those returns have not been material and, accordingly, no reserves for retail sales returns have been included in the accompanying Consolidated Statements of Operations.

  PRODUCT DELIVERY COSTS

     Product delivery costs for our wholesale segment are billed to the Company's customers and are included as a component of net sales. The Company's wholesale segment incurred $0.4 million, $35.9 million, $31.4 million, and $30.9 million in shipping and handling costs associated with the delivery of finished mattress products to its customers in Successor '03, Predecessor '03, 2002 and 2001, respectively. These costs are included in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

  EMPLOYEE STOCK OWNERSHIP PLAN

     Prior to 2002, the Company recognized ESOP expense as an amount equal to the fair market value of the shares committed to be released to participants' accounts. As of December 29, 2001, all the plan shares had been committed to be released to participants' accounts. The unearned compensation balance was previously amortized using the shares allocated method (i.e., at cost). The difference in the fair market value and the cost of the shares, if any, was recorded as an adjustment to additional paid-in capital.

     Because of the Company's obligation to repurchase shares from the ESOP under certain circumstances for their then current fair value, the Company has classified the redemption value of such shares in the accompanying consolidated balance sheets as redemption obligation -- ESOP as of

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

December 28, 2002, respectively. In connection with the Acquisition, the Company repurchased 3,382,739.58 shares of the Predecessor Company held by the ESOP for $95.9 million which satisfied the redemption obligation.

  STOCK OPTION PLANS

     The Company applied the intrinsic value-based method of accounting prescribed by Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation (an interpretation of APB No. 25), to account for its previous employee stock option plans. Under this method, compensation expense was recorded over the service period based upon the intrinsic value of the options as they were earned by the employees. SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS 123, the Company adopted the disclosure-only provisions and continued to apply the intrinsic value-based method of accounting as described above. The accounting for awards of stock-based compensation where an employee can compel the entity to settle the award by transferring cash or other assets to employees rather than by issuing equity instruments is substantially the same under SFAS 123 and APB 25. Accordingly, SFAS 123 pro-forma disclosures are not presented.

  FOREIGN CURRENCY

     Subsidiaries located outside the United States of America generally use the local currency as the functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the year. Resulting translation adjustments are recorded directly to accumulated other comprehensive income
(loss), a separate component of stockholders' deficit.

  PRODUCT DEVELOPMENT COSTS

     Costs associated with the development of new products and changes to existing products are charged to expense as incurred. These costs amounted to approximately $0.1 million, $3.0 million, $2.4 million and $1.8 million for Successor '03, Predecessor '03, 2002 and 2001, respectively.

  REBATES

     The Company's wholesale segment provides volume rebates to certain customers for the achievement of various purchase volume levels. The Company recognizes a liability for the rebate at the point of revenue recognition for the underlying revenue transactions that result in progress by the customer towards earning the rebate. Measurement of the liability is based on the estimated number of customers that will ultimately earn and claim the rebates or refunds under the offer. Rebates were $0.1 million, $15.7 million, $10.4 million and $10.6 million in Successor '03, Predecessor '03, 2002 and 2001, respectively, and are included as a reduction of sales in the accompanying Consolidated Statements of Operations.

  ADVERTISING COSTS

     The Company's wholesale segment records the cost of advertising, including co-op advertising, as an expense or a reduction of net sales when incurred or no later than when the advertisement appears or the event is run. Co-op advertising costs and promotional monies are recorded as a selling expense when the customer provides proof of advertising of the Company's products and the cost of the advertisement does not exceed the payments made to the customer. Co-op advertising costs and promotional monies are recorded as a reduction of sales whenever the costs do not meet the criteria for classification as a selling

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES expense. Advertising costs which were recorded as a reduction of net sales in the accompanying Consolidated Statements of Operations were not material, $26.4 million, $37.1 million, and $65.6 million for Successor '03, Predecessor '03, 2002 and 2001, respectively. Advertising costs which were recorded as a selling, general and administrative expense in the accompanying Consolidated Statements of Operations were $0.6 million, $65.7 million, $43.3 million and $4.3 million for Successor '03, Predecessor '03, 2002 and 2001, respectively.

     The Company's retail segment records advertising costs, including promotional materials, and media production costs to expense as incurred. Costs for placement of advertisements and airtime are charged to expense once broadcast. Retail segment advertising expense, net of co-operative advertising receipts, aggregated $0.1 million, $3.1 million, $3.6 million, $4.4 million for Successor '03, Predecessor '03, 2002 and 2001, respectively. Co-op advertising receipts are recognized when vendor product is purchased. Co-op advertising receipts were not material, $2.9 million, $2.6 million and $1.9 million for Successor '03, Predecessor '03, 2002 and 2001, respectively.

  INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established, when necessary, to reduce deferred tax assets to amounts expected to be realized.

  WARRANTIES

     The Company's wholesale segment warranty policy provides a 10-year non-prorated warranty service period on all first quality products, except for certain products for the hospitality industry which have varying non-prorated warranty periods generally ranging from five to ten years. The Company's policy is to accrue the estimated cost of warranty coverage at the time the sale is recorded. The following table presents a reconciliation of the Company's warranty liability for Successor '03, Predecessor '03, 2002 and 2001 (amounts in thousands):

                             SUCCESSOR '03   PREDECESSOR '03   DECEMBER 28, 2002   DECEMBER 29, 2001
                             -------------   ---------------   -----------------   -----------------
Balance at beginning of
  period...................     $3,680           $ 3,434            $ 3,162             $ 2,651
Accrual for warranties
  issued...................         16             3,850              3,009               4,461
Warranty settlements.......        (27)           (3,580)            (2,984)             (4,653)
Revisions of estimate......        134               (24)               247                 703
                                ------           -------            -------             -------
Balance at end of period...     $3,803           $ 3,680            $ 3,434             $ 3,162
                                ======           =======            =======             =======

  ENVIRONMENTAL COSTS

     Environmental expenditures that relate to current operations are expensed or capitalized when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. Remediation costs that relate to an existing condition caused by past operations are accrued when it is probable that the costs will be incurred and can be reasonably estimated.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

  INCOME (LOSS) PER SHARE

     Basic income (loss) per share is computed by dividing net income (loss), by the weighted average number of common shares outstanding for the period. Except when the effect would be anti-dilutive, the diluted earnings per share calculation includes the impact of restricted Class B common stock, shares that could be issued under the deferred compensation plan and shares that could be issued as a result of conversion of the cumulative dividend on Class A common stock into common stock.

     The computation of basic per share is as follows:

                                                              FOR THE PERIOD FROM
                                                               DECEMBER 20, 2003
                                                              THROUGH DECEMBER 27,
(IN THOUSANDS, EXCEPT PER SHARE DATA)                                 2003
-------------------------------------                         --------------------
Net loss....................................................       $   (7,190)
Loss per share:
  Basic:....................................................       $    (1.95)
Weighted average number of shares outstanding...............        3,680,308

     Restricted Class B common stock outstanding was 634,869 as of December 27, 2003. There were 197,998 of Class A common stock under the deferred compensation plan as of December 27, 2003. Shares that could be issued as a result of the Cumulative dividend were 4,853 as of December 27, 2003. All these shares were not included in the computation of diluted earnings per share since they would have been antidilutive.

  DERIVATIVE INSTRUMENTS

     Effective January 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). This statement, as amended, standardized the accounting for derivative instruments, including derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the balance sheet and measure them at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or in other comprehensive income, depending on whether a derivative is designated as part of a hedging relationship and, if it is, depending on the type of the hedging relationship. The cumulative effect upon prior years of adopting SFAS 133 was not material.

  SIGNIFICANT CONCENTRATIONS OF RISK

     Cash and cash equivalents are maintained with several major financial institutions in the U.S., Puerto Rico and Canada. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand. Additionally, the Company monitors the financial condition of such institutions and considers the risk of loss remote.

     The Company's wholesale bedding segment manufactures and markets sleep products, including mattresses and foundations to retail establishments primarily in the U.S. The wholesale bedding segment performs periodic credit evaluations of its customers' financial condition and generally does not, in most cases, require collateral. Shipments to the wholesale bedding segment's five largest customers aggregated approximately 19%, 17% and 17% of total wholesale shipments for each of 2003, 2002 and 2001, respectively, and no single customer accounted for over 10% of the wholesale bedding segment's net sales.

     Purchases of raw materials from one vendor represented approximately 21%, 21% and 20% of the wholesale bedding segment cost of products sold for 2003, 2002 and 2001, respectively. The wholesale

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES bedding segment also primarily utilizes two third-party logistics providers which, in the aggregate, accounted for 74%, 66% and 63% of outbound wholesale shipments in 2003, 2002 and 2001, respectively.

  ACCOUNTING PRONOUNCEMENTS

     In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), principally to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or "VIEs") and how to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 was effective for the Company's first quarter 2003 with transitional disclosure required with these financial statements. The Company does not have any variable interest entities.

     In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 113 on Derivative Instruments and Hedging Activities ("SFAS 149"). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS
133. The amendments set forth by SFAS 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003. The guidance is to be applied prospectively. The adoption of this Statement did not have a significant impact on the Company's consolidated financial statements.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS 150"). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new guidance requires that those instruments be classified as liabilities in statements of financial position. The adoption of this Statement did not have a significant impact on the Company's consolidated financial statements.

     In December 2003, The FASB issued SFAS No. 132 (Revised), Employers' Disclosure about Pensions and Other Postretirement Benefits ("SFAS 132R"). A revision of the pronouncement originally issued in 1998, SFAS 132R expands employers' disclosure requirements for pension and postretirement benefits to enhance information about plan assets, obligations, benefit payments, contributions, and net benefit cost. SFAS 132R does not change the accounting requirements for pensions and other postretirement benefits. This statement is effective for fiscal years ending after December 15, 2003, with interim-period disclosure requirements effective for interim periods beginning after December 15, 2003. The adoption of this Statement did not have a significant impact on the Company's consolidated financial statements.

NOTE C -- SEGMENT INFORMATION

     Operating segments are generally organized internally by whether the products are sold to a reseller or to an end consumer. The Company operates in two business segments, (1) wholesale bedding and (2) retail bedding. The wholesale bedding segment consists of (i) the manufacture, sale and distribution of premium branded bedding products; (ii) the licensing of intellectual property to companies that manufacture and sell products which complement the bedding products manufactured by the Company; and (iii) the sale of product returns, off-quality product and excess inventory through retail outlet stores.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

The retail bedding segment operates specialty sleep stores in California, Oregon and Washington, that sell to consumers principally premium branded bedding products.

     The Company is currently pursuing the sale of one of its retail bedding subsidiaries, Mattress Gallery, and has classified the assets and liabilities for Mattress Gallery as held for sale in the accompanying balance sheets. The Company has not reflected the results of operations for Mattress Gallery as discontinued operations since the Company believes it will have an ongoing interest in the cash flows of the operations through a long-term supply agreement (see Note D to the consolidated financial statements for further explanation).

     The Company evaluates performance and allocates resources based on net sales and Adjusted EBITDA. Adjusted EBITDA (as defined by our New Senior Credit Facility) differs from the term "EBITDA" as it is commonly used. In addition, to adjusting net income to exclude interest expense, income taxes, depreciation and amortization, Adjusted EBITDA also adjusts net income by excluding items or expenses not typically excluded in the calculation of "EBITDA" such as management fees; variable stock compensation expense; and other unusual or non-recurring items. Management believes the aforementioned is the most informative representation of how management evaluates performance. Adjusted EBITDA does not represent the net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

     The following table summarizes segment information as of and for the Successor '03, Predecessor '03, December 28, 2002 and December 29, 2001 are as follows:

                                                          SUCCESSOR 2003
                                         ------------------------------------------------
                                         WHOLESALE
                                          BEDDING     RETAIL    ELIMINATIONS     TOTALS
                                         ----------   -------   ------------   ----------
                                                          (IN THOUSANDS)
Net sales to external customers........  $    6,509   $ 2,208      $   --      $    8,717
Intersegment net sales.................         346        --        (346)             --
Adjusted EBITDA*.......................        (826)      (85)        307            (604)
Segment assets.........................   1,142,939    38,638       1,542       1,183,119
Depreciation and amortization
  expense..............................         638        18          --             656
Expenditures for long-lived assets.....          --        --          --              --

                                                          PREDECESSOR 2003
                                            ---------------------------------------------
                                            WHOLESALE
                                             BEDDING    RETAIL    ELIMINATIONS    TOTALS
                                            ---------   -------   ------------   --------
                                                           (IN THOUSANDS)
Net sales to external customers...........  $701,935    $95,681     $     --     $797,616
Intersegment net sales....................    32,228         --      (32,228)          --
Adjusted EBITDA*..........................   120,583      5,135         (818)     124,900
Depreciation and amortization expense.....    21,464        595           --       22,059
Expenditures for long-lived assets........     7,130      1,661           --        8,791

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

                                                          DECEMBER 28, 2002
                                            ---------------------------------------------
                                            WHOLESALE
                                             BEDDING    RETAIL    ELIMINATIONS    TOTALS
                                            ---------   -------   ------------   --------
                                                           (IN THOUSANDS)
Net sales to external customers...........  $636,826    $71,769     $     --     $708,595
Intersegment net sales....................    22,131         --      (22,131)          --
Adjusted EBITDA*..........................   104,347       (460)        (990)     102,897
Segment assets............................   405,298     39,733      (34,000)     411,031
Depreciation and amortization expense.....    18,147      1,371         (468)      19,050
Goodwill impairment.......................        --     20,285           --       20,285
Expenditures for long-lived assets........     6,323      1,638           --        7,961

                                                          DECEMBER 29, 2001
                                            ---------------------------------------------
                                            WHOLESALE
                                             BEDDING    RETAIL    ELIMINATIONS    TOTALS
                                            ---------   -------   ------------   --------
                                                           (IN THOUSANDS)
Net sales to external customers...........  $577,793    $77,416     $     --     $655,209
Intersegment net sales....................    24,301         --      (24,301)          --
Adjusted EBITDA*..........................    88,572     (2,684)         350       86,238
Segment assets............................   402,666     58,712      (29,203)     432,175
Depreciation and amortization expense.....    22,823      4,578          428       27,829
Goodwill impairment.......................        --      7,882           --        7,882
Expenditures for long-lived assets........     4,957        772           --        5,729

---------------

* The table above presents "Adjusted EBITDA" which as presented is a financial measure that is used in the credit agreement for the senior secured credit facility. The credit agreement for the senior secured credit facility requires us to comply with a specified debt-to-Adjusted EBITDA leverage ratio and a specified Adjusted EBITDA-to-cash-interest expense ratio for specified periods. Borrowings under the senior secured credit facility will be a key source of our liquidity. Our ability to borrow under the senior secured credit facility depends on, among other things, our compliance with the financial ratio covenants set forth in the credit agreement. Failure to comply with these financial ratio covenants would result in a violation of the credit agreement for the senior secured credit facility and, absent a waiver or an amendment from the lenders under such agreement, permit the acceleration of all outstanding borrowings under such credit agreement.

  EBITDA and Adjusted EBITDA are not defined terms under GAAP and should not be considered as alternatives to operating income or net income as measures of operating results or cash flows as a measure of liquidity. EBITDA represents earnings before interest expense, income tax expense and depreciation and amortization. Adjusted EBITDA differs from the term "EBITDA" as it is commonly used by other companies and by Simmons. Adjusted EBITDA adjusts net income by excluding certain items. EBITDA and Adjusted EBITDA have important limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP.

  For example, EBITDA and Adjusted EBITDA: do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; do not reflect changes in, or cash requirements for, our working capital needs; do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; exclude tax payments that represent a reduction in cash available to us; do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters that we and the lenders under the senior

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES secured credit facility may consider not to be indicative of our ongoing operations. In particular, the definition of Adjusted EBITDA in our senior secured credit facility allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Because of these limitations, we rely primarily on our GAAP results and use EBITDA and Adjusted EBITDA only supplementally.

     In the "Eliminations" column of each period presented above, the segment assets consists primarily of investments in subsidiaries, receivables and payables, and gross wholesale bedding profit in ending retail inventory. The segment Adjusted EBITDA has been adjusted to eliminate the wholesale bedding profit in ending retail inventory.

NOTE D -- ASSETS/LIABILITIES HELD FOR SALE

     In April 2003, the Predecessor Company initiated a sales process of its retail operations in one or more transactions. Following the Acquisitions, the Board of Directors decided to continue a sales process for the Gallery Corp. ("Mattress Gallery") retail operations in California and to continue to operate the Company's Sleep Country Oregon and Washington retail operations. The Company has identified a potential buyer of Mattress Gallery and anticipates a closing in the second quarter of 2004.

     In accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company has reflected assets and liabilities for Mattress Gallery as held for sale in the consolidated balance sheets. The Company has not reflected the results of operations for its Mattress Gallery as discontinued operations since the Company believes it is likely it will have an ongoing interest in the cash flows of the operations through a long-term supply agreement. Mattress Gallery had net sales and Adjusted EBITDA of $0.9 million and $0.1 million, respectively, for the Successor '03 period and net sales and Adjusted EBITDA of $39.1 million and $1.0 million, respectively, for the Predecessor '03 period.

     The components of the assets and liabilities held for sale as of December 27, 2003 are as follows (amounts in thousands):

                              ASSETS HELD FOR SALE

Accounts receivable, net....................................  $1,522
Inventories.................................................   4,996
Other current assets........................................     221
Property, plant and equipment, net..........................   1,057
Other assets................................................     768
                                                              ------
  Total assets held for sale................................  $8,564
                                                              ======

                           LIABILITIES HELD FOR SALE

Accounts payable............................................   $  503
Other current liabilities...................................    1,207
Other long-term liabilities.................................      354
                                                               ------
  Total liabilities held for sale...........................   $2,064
                                                               ======

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

     The carrying amounts of the major classes of assets and liabilities of Mattress Gallery were adjusted to reflect their estimated disposal value in connection with the purchase price allocation related to the transactions.

NOTE E -- EMPLOYEE STOCK OWNERSHIP PLAN

     Prior to the Acquisitions, the Predecessor Company was structured so that many employees of the Predecessor Company had a beneficial ownership interest in the stock of the Predecessor Company through their participation in the ESOP. Through 2002, the Predecessor Company made annual contributions to the ESOP in an amount up to 25% of eligible participant compensation, subject to certain limitations and conditions. The ESOP used all such contributions to repay the ESOP loan. As a result, there were no cash costs associated with the contributions to the ESOP. Following 2002, no further contributions were made to the ESOP.

     ESOP assets are held in trust by State Street Bank and Trust Company, the ESOP trustee. Prior to repayment of the ESOP loan in full in 2002, the ESOP shares were held in a suspense account and were released to the ESOP participants' accounts based on debt service. In 2001, 988,124 shares were released to participants' accounts for the 2000 ESOP allocation. In 2002, 298,006 shares were released to participants' accounts for the 2001 ESOP allocation. At December 28, 2002, all shares of the Predecessor Company's common stock in the ESOP were allocated, resulting in no further scheduled allocation of shares to participants.

     Under the provisions of the ESOP, the Predecessor Company was obligated to repurchase participant shares distributed under the terms of the ESOP, as long as the shares were not publicly traded or the shares were subject to trading limitations. The Predecessor Company regularly repurchased shares from the ESOP to provide liquidity for cash distributions. Prior to the Acquisitions, the Predecessor Company repurchased approximately 26,065 shares and 29,345 shares from the ESOP in 2003 and 2002, respectively, at an average price of $17.8891 and $15.2038 per share, respectively. The ESOP held 3,414,300 shares as of December 28, 2002. In connection with the Acquisitions, the Company repurchased 3,382,740 shares held by the ESOP for $95.9 million which satisfied the redemption obligation.

     Although the ESOP no longer has a beneficial ownership of the stock of the Company, the plan remains in existence. Approximately 35% of the Company's full-time employees are participants in the ESOP.

NOTE F -- INVENTORIES

     Inventories consisted of the following as of December 27, 2003 and December 28, 2002 (amounts in thousands):

                                                               2003      2002
                                                              -------   -------
Raw materials...............................................  $13,005   $11,198
Work-in-progress............................................    1,099     1,240
Finished goods..............................................   12,476     8,611
Inventory held at retail stores.............................    4,775     2,423
                                                              -------   -------
                                                              $31,355   $23,472
                                                              =======   =======

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

NOTE G -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following as of December 27, 2003 and December 28, 2002 (amounts in thousands):

                                                               2003       2002
                                                              -------   --------
Land, buildings and improvements............................  $13,885   $ 11,883
Leasehold improvements......................................    4,322      9,926
Machinery and equipment.....................................   31,383     75,500
Construction in progress....................................    3,799        957
                                                              -------   --------
                                                               53,389     98,266
Less accumulated depreciation...............................     (161)   (56,954)
                                                              -------   --------
                                                              $53,228   $ 41,312
                                                              =======   ========

     Depreciation expense for the Successor '03, Predecessor '03, 2002 and 2001 was $0.3 million, $21.8 million, $13.7 million and $12.2 million, respectively.

NOTE H -- GOODWILL AND OTHER INTANGIBLE ASSETS

     Intangible assets consisted of the following as of December 27, 2003 and December 28, 2002 (amounts in thousands):

                                                       2003                      2002
                                  RANGE OF    -----------------------   -----------------------
                                  WEIGHTED     GROSS                     GROSS
                                   AVERAGE    CARRYING   ACCUMULATED    CARRYING   ACCUMULATED
                                    LIFE       AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION
                                  ---------   --------   ------------   --------   ------------
Definite lived intangible:
  Patents.......................     10       $29,994       $ (66)      $17,647      $(17,049)
  Customer contracts............     11        20,078         (40)           --            --
  Licenses......................      6        15,370         (56)          398            (8)
  Contract sales................      4         8,823         (48)           --            --
  Employment contracts..........      3         3,367         (25)           --            --
  Equipment leases..............      1           660         (14)           --            --
  Software......................      2         2,249         (25)           --            --
  Non-compete agreements........      2         2,838         (32)        1,100          (568)
                                              -------       -----       -------      --------
                                              $83,379       $(306)      $19,145      $(17,625)
                                              =======       =====       =======      ========
Indefinite lives intangibles:
     Brands.....................              $43,505                   $    --
     Trademarks.................               29,573                     5,723
     Supplier lists.............                2,567                        --
     Domain names...............                  480                        --
                                              -------                   -------
                                              $76,125                   $ 5,723
                                              =======                   =======

     On December 30, 2001 (the first day of fiscal year 2002), the Predecessor Company adopted SFAS 142 and ceased to amortize goodwill. Additionally, during 2002 the Predecessor Company acquired $5.7 million of trademarks which the Predecessor Company determined to be indefinite lived. As required by SFAS 142, the Predecessor Company reassessed the expected useful lives of existing intangible assets.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

This reassessment resulted in no changes to the expected useful lives of the Predecessor Company's patents and licenses.

     As a result of the Acquisitions, the Company recorded additions of $150.8 million in intangible assets based upon preliminary valuations. In conjunction with the Acquisitions, the Company conducted a review of its identifiable intangibles, and determined that $76.1 million as detailed above meet the definition of an indefinite lived intangible in accordance with the criteria outlined in SFAS 142.

     As it relates to brands, trademarks and domain names, the Company expects both the renewal by the granting authorities and the cash flows generated from these intangible assets to continue indefinitely. As it relates to supplier list, the Company expects the substantial volume discounts and high level of quality from the select group of suppliers will continue indefinitely.

     Additionally for the indefinite lived intangibles, the Company will perform an annual valuation of the factors supporting the criteria for classification as indefinite lived. Also as required by SFAS 142, the Company reviews its definite lived intangible assets estimated useful lives on an annual basis.

     The following table presents the Company's Successor '03, Predecessor '03, 2002 and 2001 results on a basis comparable to the 2003 results, adjusted to exclude amortization expense (including any related tax effects) related to goodwill (amounts in thousands):

                                                 SUCCESSOR   PREDECESSOR
                                                   2003         2003       2002     2001
                                                 ---------   -----------   -----   -------
Reported net loss..............................   $(7,190)    $(34,096)    $(611)  $(9,637)
Add back: tax effected goodwill amortization...        --           --        --     8,320
                                                  -------     --------     -----   -------
Adjusted net loss..............................   $(7,190)    $(34,096)    $(611)  $(1,317)
                                                  =======     ========     =====   =======

     In connection with the acquisition of substantially all of the retail store locations and other assets of H&H Sleep Centers, Inc. ("H&H") and CBMC Corp. ("CBMC") by Gallery Corp. ("Gallery") in 2000, the Predecessor Company recorded $16.1 million of goodwill. This represented the excess of the purchase price over the fair value of assets acquired and was being amortized on a straight line basis over a twenty year period. Due to various Gallery operating factors, in the fourth quarter of 2001 the Predecessor Company reviewed the carrying value of Gallery's goodwill in accordance with the Predecessor Company's accounting policies and recorded an impairment charge of $7.9 million to write down the Gallery goodwill to its estimated market value. There were no goodwill additions for the year ended December 28, 2002.

     As part of the adoption of SFAS 142, the Predecessor Company performed initial valuations during the first quarter 2002 to determine if any impairment of goodwill and indefinite-lived intangibles existed and determined that no impairment of goodwill and indefinite-lived intangible assets existed. In accordance with SFAS 142, goodwill was again tested at December 28, 2002 for impairment by comparing the fair value of the Predecessor Company's reporting units to their carrying values. Fair values were determined by the assessment of future discounted cash flows. As noted in the following paragraph, based upon the impairment test performed, a goodwill impairment charge was recorded in 2002 for the Predecessor Company's retail segment. This impairment test will be performed each year on the last day of the Company's fiscal year unless circumstances or events necessitate an evaluation at an interim date. Additionally for the indefinite lived intangibles, the Company will perform an annual valuation of the factors supporting the criteria for classification as indefinite lived. Also as required by SFAS 142, the Company reviews its definite lived intangible assets estimated useful lives on an annual basis.

     In connection with the acquisition of 51 retail store locations and other stock of Sleep Country USA, Inc., Sleep Country of Oregon, Inc. and Sleep Train, Inc. by SC Holdings, Inc. ("Sleep Country") in

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

2000, the Predecessor Company recorded $40.5 million of goodwill. The goodwill represented the excess of the purchase price over the fair value of assets acquired and was being amortized on a straight line basis over a fifteen year period prior to the adoption of SFAS 142. In the fourth quarter of 2002, Sleep Country recognized a goodwill impairment of $20.3 million. The review of the goodwill for impairment was necessary due to the continued weakness in the retail economy and the failure of Sleep Country to reach the sales and profit levels included in its original impairment test as of January 1, 2002.

NOTE I -- ACCRUED LIABILITIES

     Accrued liabilities consisted of the following as of December 27, 2003 and December 28, 2002 (amounts in thousands):

                                                               2003      2002
                                                              -------   -------
Accrued wages and benefits..................................  $20,230   $18,051
Accrued advertising and incentives..........................   21,612    18,480
Accrued interest............................................    1,238     6,213
Other accrued expenses......................................   10,868    14,534
                                                              -------   -------
                                                              $53,948   $57,278
                                                              =======   =======

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

NOTE J -- LONG-TERM DEBT

     Long-term debt consisted of the following at December 27, 2003 and December 28, 2002 (amounts in thousands):

                                                                2003       2002
                                                              --------   --------
Senior Credit Facility:
  New Revolving Loan........................................  $  3,275   $     --
  Old Tranche A Term Loan...................................        --     14,500
  Old Tranche B Term Loan...................................        --     42,505
  Old Tranche C Term Loan...................................        --     19,006
  New Tranche B Term Loan...................................   405,000         --
                                                              --------   --------
  Total Senior Credit Facility..............................   408,275     76,011
Sleep Country Senior Credit Facility:
  Term Loan.................................................        --     16,500
  Revolving Loan............................................        --      1,500
                                                              --------   --------
  Total Sleep Country Senior Credit Facility................        --     18,000
Sleep Country Debt to Affiliate.............................        --      8,065
Senior Unsecured Term Loan..................................   140,000         --
Industrial Revenue Bonds, 7.00%, due 2017...................     9,700      9,700
Industrial Revenue Bonds, 3.33%, due 2016...................     4,000      4,200
Banco Santander Loan, 3.42%, due 2013.......................     2,116      2,329
7.875% Senior Subordinated Notes due 2014...................   200,000         --
10.25% Series B Senior Subordinated Notes due 2009..........     5,284    150,000
Notes Payable to former Shareholders........................        --      5,474
17.5% Junior Subordinated Payment-in-Kind Note due 2011, net
  of discount...............................................        --     16,488
Other, including capital lease obligations..................       878        515
                                                              --------   --------
                                                               770,253    290,782
Less current portion........................................    (9,512)   (22,125)
                                                              --------   --------
                                                              $760,741   $268,657
                                                              ========   ========

     In connection with the Acquisitions on December 19, 2003, the Company entered into a new Senior Credit Facility (the "New Senior Credit Facility"), a Senior Unsecured Term Loan Facility, and issued 7.875% Senior Subordinated Notes, the aggregate proceeds of which repaid the outstanding amounts under the old senior credit facility, notes payable to former shareholders, junior subordinated payment-in-kind, and a portion of the Company's 10.25% Senior Subordinated Notes.

     The New Senior Credit Facility provides for a $75.0 million revolving credit facility. The revolving credit facility will expire on the earlier of (a) December 19, 2009 or (b) such other date as the revolving credit commitments thereunder shall terminate in accordance with the terms of the New Senior Credit Facility. The New Senior Credit Facility also provides for a $405.0 million Tranche B term loan facility. The Tranche B term loan has a final scheduled maturity date of December 19, 2011.

     As of December 27, 2003, the Company had availability to borrow $61.2 million under the Revolving Loan Facility after giving effect to $3.3 million of borrowings and $10.5 million that was reserved for the

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

Company's reimbursement obligations with respect to outstanding letters of credit. The remaining availability under the Revolving Loan Facility may be utilized to meet the Company's current working capital requirements, including issuance of stand-by and trade letters of credit. The Company also may utilize the remaining availability under the Revolving Loan Facility to fund distributions, acquisitions and capital expenditures.

     The Senior Unsecured Term Loan Facility which provides for a $140 million Senior Unsecured Term Loan. The Senior Unsecured Term loan has a final scheduled maturity date of June 17, 2012.

     The New Senior Credit Facility and the Senior Unsecured Term Loan bear interest at the Company's choice of Eurodollar Rate or Base Rate (both as defined), plus the following applicable interest rate margins as follows:

                                                              EURODOLLAR   BASE
                                                                 RATE      RATE
                                                              ----------   -----
Revolving Loan Facility.....................................    2.50%      1.50%
Tranche B Term Loan.........................................    2.75%      1.75%
Senior Unsecured Term Loan..................................    3.75%      2.75%

     The weighted average interest rates per annum in effect as of December 27, 2003 for the Revolving Loan Facility, Tranche B Term Loan and Senior Unsecured Term Loan were 3.69%, 3.94% and 4.94%, respectively.

     The use of interest rate risk management instruments, such as collars and swaps, is required under the terms of the New Senior Credit Facility. The Company is required to maintain protection against fluctuations in interest rates, and may do so through utilizing Eurodollar Rate loans having twelve-month interest periods or through one or more interest rate agreements.

     In order to address interest rate risk, the Company has developed and implemented a policy to utilize extended Eurodollar contracts to minimize the impact of near term Eurodollar rate increases. On January 26, 2004, the Company elected to set its interest rate at the twelve-month Eurodollar Rate for approximately $325.0 million of the Tranche B Term Loan and the $140 million Senior Unsecured Term Loan, which fixed the Eurodollar Rate at 1.375% through January 26, 2005 for approximately 84% of floating rate debt outstanding as of December 27, 2003. Additionally, to further address interest rate risk, the Company entered into an interest rate cap agreement on February 11, 2004 for a notional amount of $170.0 million which capped the Eurodollar Rate at 5.0% for the period of January 26, 2005 through January 26, 2006.

     On December 19, 2003, the Company completed a financing, which consisted of the sale of $200.0 million of 7.875% Senior Subordinated Notes due 2014 (the "New Notes") pursuant to a private offering. The New Notes bear interest at the rate of 7.875% per annum, which is payable semi-annually in cash in arrears on January 15 and July 15. The Notes mature on January 15, 2014. The New Notes are subordinated in right of payment to all existing and future senior indebtedness of the Company. The Company plans to issue 7.875% Senior Subordinated Notes due 2014 (the "Exchange Notes") in exchange for all New Notes, pursuant to an exchange offer whereby holders of the New Notes will receive Exchange Notes which have been registered under the Securities Act of 1933, as amended, but are otherwise identical to the New Notes.

     At any time prior to January 17, 2007, the Company may redeem up to 40% of the aggregate principal amount of the New Notes at a price of 107.875% in connection with an Equity Offering, as defined. With the exception of an Equity Offering, the New Notes are redeemable at the option of the Company beginning January 15, 2009 at prices decreasing from 103.938% of the principal amount thereof

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES to par on January 15, 2012 and thereafter. The Company is not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

     The indenture for the New Notes requires the Company and its subsidiaries to comply with certain restrictive covenants, including a restriction on dividends; and limitations on the incurrence of indebtedness, certain payments and distributions, and sales of the Company's assets and stock.

     The 10.25% Series B Senior Subordinated Notes ("Old Notes") bear interest at the rate of 10.25% per annum, which is payable semi-annually in cash in arrears on March 15 and September 15. On November 18, 2003, the Predecessor Company initiated a tender offer for the Old Notes and a consent solicitation to remove substantially all restrictive covenants in the indenture governing the Old Notes. As a result of the tender offer, $144.9 million principal amount of Old Notes were tendered at a premium of $10.4 million. On March 10, 2004, the Company gave notice to tender on April 12, 2004 the remaining $5.1 million of Old Notes outstanding at 105.125% of the principal amount thereof for a total payment of $5.3 million. The Old Notes are subordinated in right of payment to all existing and future senior indebtedness of the Company. As a result of the Transactions, the Company marked the Old Notes to fair market value as of the date of the Transactions.

     The New Notes and Old Notes are fully and unconditionally guaranteed, on a joint and several basis, and on an unsecured, senior subordinated basis by all of the Company's active domestic subsidiaries. All of the subsidiary guarantors are 100% owned by the Company. The following Supplemental Consolidating Condensed Financial Statements provide additional guarantor/non-guarantor information.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS FOR THE PERIOD FROM DECEMBER 20, 2003 THROUGH DECEMBER 27, 2003

                                           NEW ISSUER AND
                                             GUARANTORS
                               THL     ----------------------
                             BEDDING                 NEW          NEW NON-
                             HOLDING   SIMMONS    GUARANTOR      GUARANTOR
                             COMPANY   COMPANY   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                             -------   -------   ------------   ------------   ------------   ------------
                                                            (IN THOUSANDS)
Net sales..................  $    --   $(1,363)     $9,946          $134         $    --        $ 8,717
Cost of goods sold.........       --        26       7,472            98              --          7,596
                             -------   -------      ------          ----         -------        -------
     Gross profit..........       --    (1,389)      2,474            36              --          1,121
                             -------   -------      ------          ----         -------        -------
Operating expenses:
  Selling, general and
     administrative
     expenses..............       --     2,262       2,090            90              --          4,442
  Amortization of
     intangible assets.....       --       305           6            --              --            311
  Intercompany fees........       --       126        (134)            8              --             --
  Licensing fees...........       --        --        (276)           --              --           (276)
                             -------   -------      ------          ----         -------        -------
                                  --     2,693       1,686            98              --          4,477
                             -------   -------      ------          ----         -------        -------
     Operating income
       (loss)..............       --    (4,082)        788           (62)             --         (3,356)
Interest expense, net......       --     4,537         123             1              --          4,661
Loss from subsidiaries.....   (7,190)      246          --            --           6,944             --
                             -------   -------      ------          ----         -------        -------
     Income (loss) before
       income taxes........   (7,190)   (8,373)        665           (63)         (6,944)        (8,017)
Income tax expense
  (benefit)................       --    (1,183)        355             1              --           (827)
                             -------   -------      ------          ----         -------        -------
     Net income (loss).....  $(7,190)  $(7,190)     $  310          $(64)        $(6,944)       $(7,190)
                             =======   =======      ======          ====         =======        =======

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS FOR THE PERIOD FROM DECEMBER 29, 2002 THROUGH DECEMBER 19, 2003

                                     NEW ISSUER AND GUARANTORS
                                     --------------------------
                                                       NEW          NEW NON-
                                      SIMMONS       GUARANTOR      GUARANTOR
                                      COMPANY     SUBSIDIARIES    SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                     ----------   -------------   ------------   ------------   ------------
                                                                 (IN THOUSANDS)
Net sales..........................  $ (46,100)     $832,212        $11,504        $     --       $797,616
Cost of goods sold.................      1,116       400,774          8,191              --        410,081
                                     ---------      --------        -------        --------       --------
     Gross profit..................    (47,216)      431,438          3,313              --        387,535
                                     ---------      --------        -------        --------       --------
Operating expenses:
  Selling, general and
     administrative expenses.......    194,115       108,535          1,975              --        304,625
  Variable stock compensation
     expense.......................     63,402         4,734            279              --         68,415
  Amortization of intangible
     assets........................         --           306             --              --            306
  Transaction expenses.............     22,399            --             --              --         22,399
  Intercompany fees................   (255,065)      254,101            964                             --
  Licensing fees...................     (1,007)       (8,649)          (705)             --        (10,361)
                                     ---------      --------        -------        --------       --------
                                        23,844       359,027          2,513              --        385,384
                                     ---------      --------        -------        --------       --------
     Operating income (loss).......    (71,060)       72,411            800              --          2,151
Interest expense, net..............     44,003         1,079             10              --         45,092
Income from subsidiaries...........    (47,142)           --             --          47,142             --
                                     ---------      --------        -------        --------       --------
     Income (loss) before income
       taxes.......................    (67,921)       71,332            790         (47,142)       (42,941)
Income tax expense (benefit).......    (33,825)       24,734            246              --         (8,845)
                                     ---------      --------        -------        --------       --------
     Net income (loss).............  $ (34,096)     $ 46,598        $   544        $(47,142)      $(34,096)
                                     =========      ========        =======        ========       ========

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 29, 2002

                                     NEW ISSUER AND GUARANTORS
                                     --------------------------
                                                       NEW          NEW NON-
                                      SIMMONS       GUARANTOR      GUARANTOR
                                      COMPANY     SUBSIDIARIES    SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                     ----------   -------------   ------------   ------------   ------------
                                                                 (IN THOUSANDS)
Net sales..........................  $ (48,065)     $743,047        $13,613        $    --        $708,595
Cost of goods sold.................        492       360,019          9,106             --         369,617
                                     ---------      --------        -------        -------        --------
     Gross profit..................    (48,557)      383,028          4,507             --         338,978
                                     ---------      --------        -------        -------        --------
Operating expenses:
  Selling, general and
     administrative expenses.......    169,892        96,133          2,578             --         268,603
  Variable stock compensation
     expense.......................     14,370         1,156             35             --          15,561
  Goodwill impairment..............         --        20,285             --             --          20,285
  Amortization of intangible
     assets........................         --           981            265             --           1,246
  Intercompany fees................   (260,419)      259,321          1,098             --              --
  Licensing fees...................       (874)       (7,633)          (495)            --          (9,002)
                                     ---------      --------        -------        -------        --------
                                       (77,031)      370,243          3,481             --         296,693
                                     ---------      --------        -------        -------        --------
     Operating income..............     28,474        12,785          1,026             --          42,285
Interest expense, net..............     29,142         2,827             31             --          32,000
Income from subsidiaries...........      1,024            --             --         (1,024)             --
                                     ---------      --------        -------        -------        --------
     Income before income taxes....     (1,692)        9,958            995          1,024          10,285
Income tax expense (benefit).......     (1,081)       12,569            517             --          12,005
                                     ---------      --------        -------        -------        --------
     Income (loss) before minority
       interest....................       (611)       (2,611)           478          1,024          (1,720)
                                     ---------      --------        -------        -------        --------
Minority interest in loss..........         --        (1,109)            --             --          (1,109)
                                     ---------      --------        -------        -------        --------
     Net income (loss).............  $    (611)     $ (1,502)       $   478        $ 1,024        $   (611)
                                     =========      ========        =======        =======        ========

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 28, 2001

                                     NEW ISSUER AND GUARANTORS
                                     --------------------------
                                                       NEW          NEW NON-
                                      SIMMONS       GUARANTOR      GUARANTOR
                                      COMPANY     SUBSIDIARIES    SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                     ---------    -------------   ------------   ------------   ------------
                                                                 (IN THOUSANDS)
Net sales..........................  $590,573       $ 53,385        $11,251        $     --       $655,209
Cost of goods sold.................   357,044         15,371          6,716              --        379,131
                                     --------       --------        -------        --------       --------
     Gross profit..................   233,529         38,014          4,535              --        276,078
                                     --------       --------        -------        --------       --------
Operating expenses:
  Selling, general and
     administrative expenses.......   180,383         43,290          3,280              --        226,953
  Variable stock compensation
     expense.......................    14,649             --            198                         14,847
  ESOP expense.....................     2,816             --             --              --          2,816
  Goodwill impairment..............        --          7,882             --              --          7,882
  Amortization of intangible
     assets........................     7,472          3,859             83              --         11,414
  Licensing fees...................    (9,075)            --           (426)                        (9,501)
                                     --------       --------        -------        --------       --------
                                      196,245         55,031          3,135              --        254,411
                                     --------       --------        -------        --------       --------
     Operating income (loss).......    37,284        (17,017)         1,400              --         42,285
Interest expense, net..............    36,407          2,925            118              --         39,450
Income from subsidiaries...........    18,686             --             --         (18,686)            --
                                     --------       --------        -------        --------       --------
     Income (loss) before income
       taxes.......................   (17,809)       (19,942)         1,282          18,686        (17,783)
Income tax expense (benefit).......    (8,172)            --            496              --         (7,676)
                                     --------       --------        -------        --------       --------
     Income (loss) before minority
       interest....................    (9,637)       (19,942)           786         (18,686)       (10,107)
                                     --------       --------        -------        --------       --------
Minority interest in loss..........        --           (470)            --              --           (470)
                                     --------       --------        -------        --------       --------
     Net income (loss).............  $ (9,637)      $(19,472)       $   786        $(18,686)      $ (9,637)
                                     ========       ========        =======        ========       ========

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

              SUPPLEMENTAL CONSOLIDATING CONDENSED BALANCE SHEETS
                            AS OF DECEMBER 27, 2003

                                       NEW ISSUER AND GUARANTORS
                              THL      -------------------------
                            BEDDING                     NEW          NEW NON-
                            HOLDING     SIMMONS      GUARANTOR      GUARANTOR
                            COMPANY     COMPANY     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                            --------   ----------   ------------   ------------   ------------   ------------
                                                             (IN THOUSANDS)
                                                   ASSETS
Cash and cash
  equivalents.............  $     --   $      615     $    667       $ 2,388       $      --      $    3,670
Accounts receivable.......        --          784       62,934         2,150              --          65,868
Inventories...............        --           --       30,495           860              --          31,355
Other.....................        --        9,898       20,795         1,460              --          32,153
                            --------   ----------     --------       -------       ---------      ----------
  Total current assets....        --       11,297      114,891         6,858              --         133,046
                            --------   ----------     --------       -------       ---------      ----------
Property, plant and
  equipment, net..........        --        9,500       39,353         4,375              --          53,228
Goodwill and other
  intangibles, net........        --      926,090       25,338            --              --         951,428
Other assets..............        --       22,722       22,695            --              --          45,417
Net investment in and
  advances to
  subsidiaries............   280,277      164,895       54,868            --        (500,040)             --
                            --------   ----------     --------       -------       ---------      ----------
                            $280,277   $1,134,504     $257,145       $11,233       $(500,040)     $1,183,119
                            ========   ==========     ========       =======       =========      ==========

                                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of
  long-term debt..........  $     --   $    8,322     $    958       $   232       $      --      $    9,512
Accounts payable and
  accrued liabilities.....        --       12,428       79,535         4,005              --          95,968
                            --------   ----------     --------       -------       ---------      ----------
  Total current
     liabilities..........        --       20,750       80,493         4,237              --         105,480
Long-term debt............        --      745,238       13,575         1,928              --         760,741
Deferred income taxes.....        --       24,545       (1,222)          396              --          23,719
Other long-term
  liabilities.............        --        9,532        2,955           415              --          12,902
Net due to subsidiaries...        --       54,162           --           706         (54,868)             --
                            --------   ----------     --------       -------       ---------      ----------
  Total liabilities.......        --      854,227       95,801         7,682         (54,868)        902,842
                            --------   ----------     --------       -------       ---------      ----------
Deferred compensation.....    19,800           --           --            --              --          19,800
Stockholders' equity......   260,477      280,277      161,344         3,551        (445,172)        260,477
                            --------   ----------     --------       -------       ---------      ----------
                            $280,277   $1,134,504     $257,145       $11,233       $(500,040)     $1,183,119
                            ========   ==========     ========       =======       =========      ==========

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

              SUPPLEMENTAL CONSOLIDATING CONDENSED BALANCE SHEETS
                            AS OF DECEMBER 28, 2002

                                          NEW ISSUER AND
                                            GUARANTORS
                                      -----------------------
                                                     NEW          NEW NON-
                                      SIMMONS     GUARANTOR      GUARANTOR
                                      COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                      --------   ------------   ------------   ------------   ------------
                                                                 (IN THOUSANDS)
                                                  ASSETS
Cash and cash equivalents...........  $  2,316     $  2,821       $ 1,971       $      --       $  7,108
Accounts receivable.................       271       63,581         3,563              --         67,415
Inventories.........................        --       22,632           840              --         23,472
Other...............................     8,028       23,679         1,224              --         32,931
                                      --------     --------       -------       ---------       --------
Total current assets................    10,615      112,713         7,598              --        130,926
                                      --------     --------       -------       ---------       --------
Property, plant and equipment,
  net...............................    10,435       27,637         3,240              --         41,312
Goodwill and other intangibles,
  net...............................   165,519       22,503            --              --        188,022
Other assets........................    57,297       (6,553)           27              --         50,771
Net investment in and advances to
  subsidiaries......................    58,608      115,474         1,211        (175,293)            --
                                      --------     --------       -------       ---------       --------
                                      $302,474     $271,774       $12,076       $(175,293)      $411,031
                                      ========     ========       =======       =========       ========

                              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current maturities of long-term
  debt..............................  $  2,774     $ 19,113       $   238       $      --       $ 22,125
Accounts payable and accrued
  liabilities.......................    43,608       59,551         2,687              --        105,846
                                      --------     --------       -------       ---------       --------
Total current liabilities...........    46,382       78,664         2,925              --        127,971
                                      --------     --------       -------       ---------       --------
Long-term debt......................   245,201       21,296         2,160              --        268,657
Other long-term liabilities.........    31,009        3,037           475              --         34,521
                                      --------     --------       -------       ---------       --------
Total liabilities...................   322,592      102,997         5,560                        431,149
                                      --------     --------       -------       ---------       --------
Redemption obligation -- ESOP.......    61,218           --            --              --         61,218
Stockholders' equity (deficit)......   (81,336)     168,777         6,516        (175,293)       (81,336)
                                      --------     --------       -------       ---------       --------
                                      $302,474     $271,774       $12,076       $(175,293)      $411,031
                                      ========     ========       =======       =========       ========

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM DECEMBER 20, 2003 THROUGH DECEMBER 27, 2003

                                           NEW ISSUER AND
                                             GUARANTORS
                                      ------------------------
                        THL BEDDING                   NEW          NEW NON-
                          HOLDING      SIMMONS     GUARANTOR      GUARANTOR
                          COMPANY      COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                        -----------   ---------   ------------   ------------   ------------   ------------
                                                          (IN THOUSANDS)
Net cash provided by
  (used in) operating
  activities..........   $      --    $  (4,624)     $ 991          $  140       $      --      $  (3,493)
                         ---------    ---------      -----          ------       ---------      ---------
Cash flows from
  investing
  activities:
  Payments to the
     sellers..........    (327,553)    (697,883)        --              --         327,553       (697,883)
  Payments to option
     holders..........          --      (73,545)        --              --              --        (73,545)
  Payment of
     acquisition
     costs............          --      (44,452)        --              --              --        (44,452)
                         ---------    ---------      -----          ------       ---------      ---------
  Net cash used in
     investing
     activities.......    (327,553)    (815,880)        --              --         327,553       (815,880)
                         ---------    ---------      -----          ------       ---------      ---------
Cash flows from
  financing
  activities:
  Borrowings on long-
     term
     obligations......          --      525,020         --              --              --        525,020
  Equity
     transactions.....     327,553      327,553         --              --        (327,553)       327,553
  Debt issuance
     costs............          --      (31,090)        --              --              --        (31,090)
                         ---------    ---------      -----          ------       ---------      ---------
Net cash provided by
  financing
  activities..........     327,553      821,483         --              --        (327,553)       821,483
                         ---------    ---------      -----          ------       ---------      ---------
Net effect of exchange
  rate change.........          --           --         --              17              --             17
Change in cash and
  cash equivalents....          --          979        991             157              --          2,127
Cash and cash
  equivalents:
     Beginning of
       period.........          --         (364)      (324)          2,231              --          1,543
                         ---------    ---------      -----          ------       ---------      ---------
     End of period....   $      --    $     615      $ 667          $2,388       $      --      $   3,670
                         =========    =========      =====          ======       =========      =========

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM DECEMBER 29, 2002 THROUGH DECEMBER 19, 2003

                                     NEW ISSUER AND GUARANTORS
                                     --------------------------
                                                       NEW          NEW NON-
                                      SIMMONS       GUARANTOR      GUARANTOR
                                      COMPANY     SUBSIDIARIES    SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                     ---------    -------------   ------------   ------------   ------------
                                                                 (IN THOUSANDS)
Net cash provided by operating
  activities.......................  $ 35,222       $ 21,493        $ 3,314          $ --         $ 60,029
                                     --------       --------        -------          ----         --------
Cash flows from investing
  activities:
  Purchase of property, plant and
     equipment, net................    (4,657)        (4,057)           (39)           --           (8,753)
  Purchase of intangible assets....        --         (1,720)            --                         (1,720)
                                     --------       --------        -------          ----         --------
  Net cash used in investing
     activities....................    (4,657)        (5,777)           (39)           --          (10,473)
                                     --------       --------        -------          ----         --------
Cash flows from financing
  activities:
  Repayment of long-term
     obligations...................   (28,846)       (18,861)          (238)           --          (47,945)
  Equity transactions..............    (4,399)            --         (2,984)           --           (7,383)
                                     --------       --------        -------          ----         --------
Net cash used in financing
  activities.......................   (33,245)       (18,861)        (3,222)           --          (55,328)
                                     --------       --------        -------          ----         --------
Net effect of exchange rate
  change...........................        --             --            207                            207
Change in cash and cash
  equivalents......................    (2,680)        (3,145)           260            --           (5,565)
Cash and cash equivalents:
     Beginning of period...........     2,316          2,821          1,971            --            7,108
                                     --------       --------        -------          ----         --------
     End of period.................  $   (364)      $   (324)       $ 2,231          $ --         $  1,543
                                     ========       ========        =======          ====         ========

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 28, 2002

                                          NEW ISSUER AND
                                            GUARANTORS
                                      -----------------------
                                                     NEW          NEW NON-
                                      SIMMONS     GUARANTOR      GUARANTOR
                                      COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                      --------   ------------   ------------   ------------   ------------
                                                                 (IN THOUSANDS)
Net cash provided by operating
  activities........................  $ 38,935     $ 30,605       $ 6,065         $  --         $ 75,605
                                      --------     --------       -------         -----         --------
Cash flows from investing
  activities:
  Purchase of property, plant and
     equipment, net.................    (4,804)      (3,061)          (96)           --           (7,961)
  Other, net........................    (3,460)          --            --            --           (3,460)
                                      --------     --------       -------         -----         --------
  Net cash used in investing
     activities.....................    (8,264)      (3,061)          (96)           --          (11,421)
                                      --------     --------       -------         -----         --------
Cash flows from financing
  activities:
  Repayment of long-term
     obligations....................   (49,302)      (8,200)       (1,126)           --          (58,628)
  Proceeds from long-term debt......     1,123           --            --            --            1,123
  Receipt from (distribution to)
     subsidiaries...................    23,332      (19,911)       (3,421)           --               --
  Repurchase of common stock........    (2,246)          --            --            --           (2,246)
  Payments of financing costs.......      (570)          --            --            --             (570)
                                      --------     --------       -------         -----         --------
Net cash used in financing
  activities........................   (27,663)     (28,111)       (4,547)           --          (60,321)
                                      --------     --------       -------         -----         --------
Net effect of exchange rate
  change............................        --           --           (19)           --              (19)
Change in cash and cash
  equivalents.......................     3,008         (567)        1,403            --            3,844
Cash and cash equivalents:
  Beginning of period...............      (692)       3,388           568            --            3,264
                                      --------     --------       -------         -----         --------
  End of period.....................  $  2,316     $  2,821       $ 1,971         $  --         $  7,108
                                      ========     ========       =======         =====         ========

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 29, 2001

                                          NEW ISSUER AND
                                            GUARANTORS
                                      -----------------------
                                                     NEW          NEW NON-
                                      SIMMONS     GUARANTOR      GUARANTOR
                                      COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                      --------   ------------   ------------   ------------   ------------
                                                                 (IN THOUSANDS)
Net cash provided by (used in)
  operating activities..............  $ 41,652     $(3,664)       $(2,077)        $  --         $ 35,911
                                      --------     -------        -------         -----         --------
Cash flows from investing
  activities:
  Purchase of property, plant and
     equipment, net.................    (4,757)       (532)             4            --           (5,285)
  Purchase of intangible assets.....    (2,924)         --             --            --           (2,924)
                                      --------     -------        -------         -----         --------
  Net cash provided by (used in)
     investing activities...........    (7,681)       (532)             4            --           (8,209)
                                      --------     -------        -------         -----         --------
Cash flows from financing
  activities:
  Repayment of long-term
     obligations....................   (29,025)     (3,242)            --            --          (32,267)
  Proceeds from long-term debt......     2,986          --            770            --            3,756
  Receipt from (distribution to)
     subsidiaries...................    (8,123)      8,123             --            --               --
  Repurchase of common stock........      (917)         --             --            --             (917)
  Payment of financing costs........      (714)         --             --            --             (714)
                                      --------     -------        -------         -----         --------
Net cash (used in) provided by
  financing activities..............   (35,793)      4,881            770                        (30,142)
                                      --------     -------        -------         -----         --------
Net effect of exchange rate
  change............................        --          --            (61)           --              (61)
Change in cash and cash
  equivalents.......................    (1,822)        685         (1,364)           --           (2,501)
Cash and cash equivalents:
     Beginning of period............     1,130       2,703          1,932            --            5,765
                                      --------     -------        -------         -----         --------
     End of period..................  $   (692)    $ 3,388        $   568         $  --         $  3,264
                                      ========     =======        =======         =====         ========

     The PIK note relates to a loan from the Predecessor Company's previous majority owner. The PIK note had a stated interest rate of 17.5%, with detachable warrants. The warrants were valued in accordance with APB 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, recorded as discount on the PIK note and amortized as interest expense over the repayment term of the note. There were 1,653,703 warrants to purchase shares of the Predecessor Company, exercisable over seven years, with an exercise price of $6.73 per warrant. The warrants were exercised and the PIK note, with accrued interest, was repaid in connection with the Acquisitions.

     The New Senior Credit Facility requires the Company to maintain certain financial ratios including cash interest coverage and total leverage ratios. The New Senior Credit Facility also contains covenants which, among other things, limit capital expenditures, the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. As of December 27, 2003, the Company was in compliance with all of its financial covenants.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

     Future maturities of long-term debt as of December 27, 2003 are as follows (amounts in thousands):

2004........................................................  $  9,512
2005........................................................     5,571
2006........................................................     3,457
2007........................................................     4,463
2008........................................................     4,463
Thereafter..................................................   742,787
                                                              --------
                                                              $770,253
                                                              ========

     The fair value of the Company's long-term debt is estimated based on the current rates offered for debt of similar terms and maturities. All long-term debt approximates fair value as of December 27, 2003.

NOTE K -- LICENSING

     The Company licenses internationally the Simmons(R) mark and many of its other trademarks, processes and patents generally on an exclusive long-term basis to third-party manufacturers which produce and distribute conventional bedding products within their designated territories. These licensing agreements allow the Company to reduce exposure to political and economic risks abroad by minimizing investments in those markets. The Company has eighteen foreign licensees and fourteen sub-licensees with operations in Argentina, Australia, Brazil, Canada, Chile, Colombia, Dominican Republic, Ecuador, El Salvador, England, France, Hong Kong, Israel, Italy, Jamaica, Japan, Korea, Mexico, Morocco, New Zealand, Oman, Panama, Singapore, South Africa, Sweden, Taiwan, and Venezuela. These foreign licensees have rights to sell Simmons-branded products in approximately 100 countries.

     Additionally, the Company has eleven domestic third-party licensees. Some of these licensees manufacture and distribute juvenile furniture and bedding and healthcare-related furniture, primarily on long-term or automatically renewable terms. Additionally, the Company has licensed the Simmons(R) mark and other trademarks, generally for limited terms, to manufacturers of upholstered furniture, airbeds, feather and down comforters, sheets, synthetic comforter sets, pillows, mattress pads, blankets, bed frames, metal beds, futons, and other related products.

     Licensing fees are recorded as earned, based upon the sales of licensed products by the Company's licensees. For Successor '03, Predecessor '03, 2002 and 2001 the Company's licensing agreements as a whole generated royalties and technology fees of approximately $0.2 million, $10.4 million, $9.0 million and $9.5 million.

NOTE L -- LEASES AND OTHER COMMITMENTS

     The Company leases certain manufacturing facilities, retail locations and equipment under operating leases. The Company's commitments under capital leases are not material enough to necessitate separate disclosure. The Company's wholesale segment rent expense was $0.5 million, $18.7 million, $17.8 million, and $16.2 million for Successor '03, Predecessor '03, 2002 and 2001, respectively. The Company's retail segment rent expense was $0.4 million, $15.0 million, $10.6 million and $9.9 million for Successor '03, Predecessor '03, 2002 and 2001, respectively.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

     The following is a schedule of the future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 27, 2003 (amounts in thousands):

                                                              WHOLESALE   RETAIL
                                                               SEGMENT    SEGMENT
                                                              ---------   -------
2004........................................................   $14,504    $10,216
2005........................................................    12,511      8,599
2006........................................................     9,936      6,465
2007........................................................     7,714      4,298
2008........................................................     4,036      3,125
Thereafter..................................................     8,478      3,664
                                                               -------    -------
                                                               $57,179    $36,367
                                                               =======    =======

     The Company has the option to renew certain manufacturing facility leases, with the longest renewal period extending through 2023. Most of the operating leases provide for increased rent through increases in general price levels.

     The Company's wholesale segment has various purchase commitments with certain suppliers in which the Company is committed to purchase approximately $55 million of raw materials from these vendors in 2004. If the Company does not reach the committed level of purchases, various additional payments could be required to be paid to these suppliers or certain sales volume rebates could be lost.

NOTE M -- STOCK OPTION PLANS

     In 1996, the board of directors established a management stock incentive plan (the "1996 Plan"), which provided for the granting of non-qualified options for Class C common stock of the Predecessor Company to members of management and certain key employees. The options outstanding under the 1996 Plan were granted at prices which were equal to or above the market value of the Class C stock on the date of grant. As a result of the Recapitalization, the vesting of the issued and outstanding stock options under the 1996 plan was accelerated.

     During 1999, the Predecessor Company established the 1999 Stock Option Plan ("1999 Plan"), which provided for the granting of up to 4,902,878 options for shares of common stock to directors (including those who are not employees), all executive officers and other employees, consultants and advisors. Under the terms of the 1999 Plan, options could be either incentive or non-qualified. Generally, the options outstanding under the 1999 Plan were granted at prices which equate to or are above the market value of the common stock on the date of grant, expired after ten years, and vested ratably over a four or five year period based upon the achievement of an annual Adjusted EBITDA target, as defined in the 1999 Plan, or as otherwise established by the Predecessor Company's Compensation Committee of the board of directors. The incentive plan provided for issuance of regular options ("Regular Options") and superincentive options ("Superincentive Options"). Regular Options were subject to certain time and performance vesting restrictions and Superincentive Options vested only in connection with the consummation of a change of control or initial public offering of the Predecessor Company and the attainment by stockholders affiliated with Fenway of certain internal rate of return objectives.

     In 2000, Sleep Country adopted the 2000 Stock Option Plan ("2000 Plan"). The 2000 Plan provided for the granting of 26,304 options for shares of Sleep Country common stock. Since inception of the 2000 Plan, 11,833 incentive based options were issued, net of cancellations, with specific performance targets. As of December 27, 2003, no performance targets had been met, and thus, none of the options had vested or

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES became exercisable. Since the 2000 Plan inception, no compensation expense has been recorded for the 2000 Plan.

     In 2002, the Predecessor Company established the 2002 Stock Option Plan ("2002 Plan"), which provided for the granting of up to 1,053,122 options for shares of common stock to directors (including those who are not employees), all executive officers and other employees, consultants and advisors. Under the terms of the 2002 Plan, options could be either incentive or non-qualified. Generally, the options outstanding under the 2002 Plan were granted at prices which were equal to the market value of the common stock on the date of grant, expired after ten years, and vested based upon conditions specified by the Predecessor Company. This plan provided for the issuance of Regular Options and Superincentive Options. Regular Options were subject to certain time and performance vesting restrictions and Superincentive Options vested only in connection with the consummation of a change of control or initial public offering of the Predecessor Company and the attainment by stockholders affiliated with Fenway of certain internal rate of return objectives.

     Under APB 25, because the vesting of the plan options was dependent upon achieving an annual Adjusted EBITDA target or as otherwise established by the Predecessor Company Compensation Committee of the board of directors, the ultimate number of vested shares, and therefore the measurement date, was not currently determinable. Accordingly, pursuant to APB 25, the Predecessor Company recorded estimated compensation expense as variable stock compensation expense over the service period based upon the intrinsic value of the options as they were earned by the employees.

     Additionally, the 2002, 1999 and 1996 Plans provided that the option holders could, under certain circumstances, require the Predecessor Company to repurchase the shares underlying vested options. Therefore, pursuant to APB 25 and its interpretations, the Predecessor Company recorded additional adjustments to variable stock compensation expense for changes in the intrinsic value of vested Regular Options under the 1996, 1999 and 2002 Plans in a manner similar to a stock appreciation right. The accounting for awards of stock-based compensation where an employee can compel the entity to settle the award by transferring cash or other assets to employees rather than by issuing equity instruments is substantially the same under SFAS 123 and APB 25. Accordingly, SFAS 123 pro-forma disclosures were not presented.

     As a result of the Acquisitions, the vesting of the issued and outstanding Regular and Superincentive stock options under the 2002, 1999 and 1996 plans was accelerated. On December 19, 2003, the Company repurchased the vested options for $95.4 million which satisfied the accrued stock compensation liability of the Company. The Predecessor Company recorded variable stock compensation expense of approximately $68.4 million, $15.6 million and $14.8 million during Predecessor '03, 2002 and 2001, respectively. In conjunction with the Acquisitions, all stock option plans were terminated.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

     Activity for Regular and Superincentive Options (all non-qualified stock options) during 2003, 2002 and 2001 follows:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                              NUMBER OF    EXERCISE
                                                                SHARES      PRICE
                                                              ----------   --------
Shares outstanding at December 30, 2000.....................   5,904,296    $6.50
Granted.....................................................     503,878    $7.67
Forfeited...................................................    (740,861)   $6.73
Cancelled...................................................    (148,371)   $6.16
                                                              ----------
Shares outstanding at December 29, 2001.....................   5,518,942    $6.58
Granted.....................................................     410,750    $13.45
Forfeited...................................................    (862,064)   $6.78
Cancelled...................................................    (219,404)   $4.39
                                                              ----------
Shares outstanding at December 28, 2002.....................   4,848,224    $7.23
Granted.....................................................          --    $  --
Forfeited...................................................    (178,125)   $7.08
Cancelled...................................................    (166,875)   $7.11
                                                              ----------
Shares outstanding at December 19, 2003.....................  (4,503,224)   $7.24
                                                              ==========

     In connection with the Transactions, the shares outstanding at December 19, 2003 were cancelled.

NOTE N -- INCOME TAXES

     The components of the provision for income taxes are as follows (amounts in thousands):

                                               SUCCESSOR   PREDECESSOR
                                                 2003         2003        2002      2001
                                               ---------   -----------   -------   -------
Current tax provision:
  Federal....................................    $  --       $    --     $    --   $    --
  State......................................       --            --         250        --
  Foreign....................................       --           241         475       496
                                                 -----       -------     -------   -------
                                                    --           241         725       496
                                                 -----       -------     -------   -------
Deferred tax provision:
  Federal....................................     (762)       (8,037)     10,014    (7,728)
  State......................................      (65)       (1,055)      1,225      (444)
  Foreign....................................       --             6          41        --
                                                 -----       -------     -------   -------
                                                  (827)       (9,086)     11,280    (8,172)
                                                 -----       -------     -------   -------
Income tax expense (benefit).................    $(827)      $(8,845)    $12,005   $(7,676)
                                                 =====       =======     =======   =======

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

     The reconciliation of the statutory federal income tax rate to the effective income tax rate for Successor '03, Predecessor '03, 2002 and 2001 provision for income taxes is as follows (amounts in thousands):

                                               SUCCESSOR   PREDECESSOR
                                                 2003         2003        2002      2001
                                               ---------   -----------   -------   -------
Income taxes at federal statutory rate.......   $(2,806)    $(15,029)    $ 3,600   $(6,224)
State income taxes, net of federal benefit...       (67)        (705)      1,433      (229)
General business tax credits.................        --           --      (1,500)       --
Valuation allowance, net of reversals........       159       (1,033)      7,915    (1,681)
Goodwill amortization........................        --           --          --     1,691
State net operating loss benefit.............        --           --          --      (655)
Foreign tax credits..........................        --           --        (137)     (529)
Non-deductible interest expense..............     1,225        4,309         454       366
Foreign intercompany dividends...............       630        1,041          --        --
Non-deductible transaction costs.............        --        6,742          --        --
Tax loss benefits not previously provided....        --       (4,354)         --        --
Other, net...................................        32          184         240      (415)
                                                -------     --------     -------   -------
                                                $  (827)    $ (8,845)    $12,005   $(7,676)
                                                =======     ========     =======   =======

     Components of the Company's net deferred income tax liability as of December 27, 2003 and net deferred income tax asset as of December 28, 2002 are as follows (amounts in thousands):

                                                                2003       2002
                                                              --------   --------
Current deferred income taxes:
  Accounts receivable and inventory reserves................  $  1,030   $  1,314
  Accrued liabilities, not currently deductible.............     4,674      5,405
  Prepaids and other assets, not currently taxable..........    (1,790)    (3,612)
  Inventory bases differences...............................    (2,941)        34
                                                              --------   --------
     Current deferred income tax assets.....................       973      3,141
Noncurrent deferred income taxes:
  Property bases differences................................    (3,555)     1,678
  Intangibles bases differences.............................   (52,290)     5,980
  Accrued stock option compensation, not currently
     deductible.............................................        --     10,314
  Retirement accruals.......................................     1,578         --
  Net operating loss carryforwards..........................    38,303     15,847
  Income tax credit carryforwards...........................     2,183      2,204
  Deferred interest expense.................................        --      1,519
  Other noncurrent accrued liabilities, not currently
     deductible.............................................        31      2,077
  Valuation allowance.......................................    (9,969)   (11,364)
                                                              --------   --------
     Noncurrent deferred income tax assets (liabilities)....   (23,719)    28,255
                                                              --------   --------
  Net deferred income tax asset (liability).................  $(22,746)  $ 31,396
                                                              ========   ========

     At December 27, 2003, the Company had net operating loss carryforwards for federal income tax purposes of approximately $94.1 million, including approximately $14.6 million of loss carryforwards

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES generated by Sleep Country. The Sleep Country carryforward losses are subject to use limitations imposed by the Internal Revenue Code. The net operating loss carryforwards expire on various dates through 2022. As of December 27, 2003, the Company had approximately $1.7 million of general business tax credits and $1.8 million of foreign tax credits available to offset future payments of federal income taxes. These credits will expire in varying amounts between 2004 and 2022.

     Realization of net deferred tax assets is dependent upon future profitable operations and future reversals of existing temporary differences. Although realization is not assured, the Company believes it is more likely than not that most of the net recorded benefits will be realized through the reduction of future taxable income. However, due to the uncertainty regarding the realization of Sleep Country's net tax benefits for the years ended December 27, 2003 and December 28, 2002, the Company recorded valuation allowances of $10.0 million and $11.4 million, respectively, against Sleep Country's net deferred tax assets, which consist primarily of net operating loss carryforwards.

     Cumulative undistributed earnings of the Company's international subsidiaries totaled approximately $2.7 million at December 27, 2003. No United States income taxes have been provided on these earnings. Foreign tax credits are available to reduce all or a portion of the tax liability that would arise if these earnings were remitted; any residual tax due should not be material.

NOTE O -- RETIREMENT PLANS

  SIMMONS 401(k) PLAN

     The Company has a defined contribution 401(k) plan for substantially all employees other than employees subject to collective bargaining agreements. Employees with 12 weeks of employment who have reached age 18 are permitted to participate in the plan. Generally, employees covered by collective bargaining agreements are not permitted to participate in the plan, unless the collective bargaining agreement expressly provides for participation. Eligible participants may make salary deferral contributions up to 17% of eligible compensation, subject to applicable tax limitations. The Company makes employer non-elective contributions, currently 3% of an employee's eligible compensation, once an employee completes one year of service. All employer non-elective contributions are immediately vested and not subject to forfeiture.

     In 2002, the Predecessor Company amended the plan to provide for an additional employer matching contribution of 50 cents on each employee dollar contributed up to 6% of the employee's pay (subject to current tax limitations). The additional matching contribution is provided to participants who complete 1,000 hours of service and are employed on the last day of each plan year. The additional matching contribution will vest 20% per year over five years.

     In Successor '03, Predecessor '03, 2002 and 2001, the Company made contributions to the plan of $0.1 million, $3.9 million, $3.0 million and $2.0 million, respectively, in the aggregate.

  SLEEP COUNTRY 401(k) PLAN AND PROFIT SHARING PLAN

     The Company sponsors a 401(k) savings plan and profit sharing plan for all full-time employees of Sleep Country with three months of service. Annually, the Company may contribute a discretionary match based on a percentage of the employee's 401(k) deferral. The Company's contributions to these plans for Successor '03, Predecessor '03, 2002 and 2001 were not material.

  OTHER PLANS

     Certain union employees participate in multi-employer pension plans sponsored by their respective unions. Amounts charged to pension cost, representing the Company's required contributions to these plans

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES for Successor '03, Predecessor '03, 2002 and 2001 were not material, $2.1 million, $2.0 million and $2.1 million, respectively.

     The Company had accrued $3.0 million at December 27, 2003 and $2.5 million at December 28, 2002 for a supplemental executive retirement plan for a former executive. Such amounts are included in other non-current liabilities in the accompanying consolidated balance sheets.

  RETIREE HEALTH AND LIFE INSURANCE COVERAGE

     The Company accrues the cost of providing postretirement benefits, including medical and life insurance coverage, during the active service period of the employee. Such amounts are included in other non-current liabilities in the accompanying consolidated balance sheets.

     In 2000, the Predecessor Company limited eligibility for retiree health care benefits to employees who had become or did become eligible (by reaching age 55 with 15 years of service) by December 31, 2001. The effect of this change was a decrease in the benefit obligation of approximately $1.1 million. In 2001, the Predecessor Company made benefit payments of approximately $2.5 million to settle a portion of this obligation. As a result of the settlement, the Predecessor Company recorded a gain of approximately $2.1 million during 2001 related to the reduction of the accumulated post-retirement benefit obligation. Approximately $0.5 million and $1.6 million of this gain is reflected in cost of products sold and selling, general and administrative expenses, respectively, in the accompanying 2001 Consolidated Statement of Operations.

     The Company currently allows former non-union employees who obtained age 55 and had 15 years of service as of December 31, 2001, and their spouses, to continue to receive health insurance coverage under our self-insured medical plan through age 65. The premiums for such coverage are paid by the former non-union employees. There is no current retiree health coverage for participants age 65 and over. This plan is unfunded.

     The Company also provides for the continuance of term life insurance under our group life insurance for a grandfathered group of former employees. The aggregate annual premiums for this coverage is not significant and are paid by the Company. This liability is unfunded.

     The Company had an accrued postretirement benefit obligation of $0.7 million and $0.5 million as of December 27, 2003 and December 28, 2002, respectively. In connection with the Acquisitions, the accrued postretirement benefit obligation was adjusted to the difference between the projected benefit obligation and the fair value of the plan assets as of December 19, 2003. The Company had postretirement benefit income of $0.3 million for both Predecessor '03 and 2002.

NOTE P -- CONTINGENCIES

     From time to time, the Company has been involved in various legal proceedings. The Company believes that all other litigation is routine in nature and incidental to the conduct of the Company's business, and that none of this other litigation, if determined adversely to the Company, would have a material adverse effect on the Company's financial condition or results of its operations.

NOTE Q -- RELATED PARTY TRANSACTIONS

     In connection with the Transactions, the Company entered into a management agreement ("THL management agreement") with an affiliate of THL pursuant to which THL renders certain advisory and consulting services to the Company and each of its subsidiaries. In consideration of those services, the Company agreed to pay THL management fees equal to the greater of $1.5 million or an amount equal to

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

1.0% of the consolidated earnings before interest, taxes, depreciation and amortization of the Company for such fiscal year, but before deduction of any such fee. The fees are paid semi-annually.

     The Predecessor Company and Fenway had entered into a management agreement (the "Fenway Advisory Agreement") pursuant to which Fenway provided strategic advisory services to the Predecessor Company. The Fenway Advisory Agreement was amended on October 21, 2002 to change the calculation of the annual management fee. In exchange for advisory services, the Predecessor Company had agreed to pay Fenway (i) annual management fees of the greater of 0.25% of net sales for the prior fiscal year or 2.5% of Adjusted EBITDA for the prior fiscal year, not to exceed $3.0 million; (ii) fees in connection with the consummation of any acquisition transactions for Fenway's assistance in negotiating such transactions; and (iii) certain fees and expenses, including legal and accounting fees and any out-of-pocket expenses, incurred by Fenway in connection with providing services to the Predecessor Company. Prior to October 21, 2002, the annual management fee to Fenway was calculated as 0.25% of net sales for the prior year. In conjunction with the Acquisitions, the Fenway Advisory Agreement was terminated.

     Sleep Country, Fenway and Boston Gardens Advisors, LLC ("Boston Gardens") entered into a management agreement (the "Sleep Country Advisory Agreement") pursuant to which Fenway and Boston Gardens provided strategic advisory services to Sleep Country. In conjunction with the merger of the Predecessor Company and Sleep Country on February 28, 2003, the Sleep Country Advisory Agreement was terminated.

     Included in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations for Successor '03, Predecessor '03, 2002 and 2001 is $0.1 million, $2.8 million, $2.4 million and $2.5 million, respectively, related to the management fees for services provided by THL and Fenway to the Company and its subsidiaries.

     In connection with the Transactions, the Company agreed to pay an affiliate of THL a transaction fee equal to $20,000,000 plus all out-of-pocket expenses incurred by THL relating to the Transactions and the related financing.

     Mr. Eitel owns a motor yacht, which as of November 1, 2003, he has agreed to make available to the Company for 30 days each year for use as a venue for corporate and other functions. As compensation for the use of Mr. Eitel's motor yacht, commencing November 1, 2003, we have agreed to pay compensation to the captain of Mr. Eitel's motor yacht in the amount of $80 thousand per year, plus benefits. In fiscal year 2003, the total amount of salary and benefits paid under this agreement was approximately $15 thousand. We estimate that payments in 2004 for the services of the captain of Mr. Eitel's motor yacht will total approximately $93 thousand.

     During fiscal 2003, Rousch Consulting Group, Inc. provided consulting services to the Company for aggregate payments of approximately $160 thousand, inclusive of out-of-pocket expenses of approximately $45 thousand. Rousch Consulting Group, Inc. is wholly owned by our Executive Vice President -- Human Resources, husband of the Company's Executive Vice President -- Human Resources and Assistant Secretary, Rhonda C. Rousch.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

NOTE R -- SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)

     Although not required, the following is a condensed summary of consolidated quarterly results for 2003. The results of operations for the Combined Fourth Quarter represent the mathematical addition of the historical amounts for the Predecessor period (September 28, 2003 through December 19, 2003) and the Successor period (December 20, 2003 through December 27, 2003) and are not indicative of the results that would have actually been obtained if the Acquisitions had occurred on September 28, 2003.

                                    PREDECESSOR     PREDECESSOR      PREDECESSOR       COMBINED
                                   FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                   -------------   --------------   -------------   --------------
                                                           (IN THOUSANDS)
Net sales........................    $186,615         $199,299        $217,924         $202,495
Gross profit.....................      88,382           94,561         104,491          101,222
Operating income (loss)..........      20,784           13,307          25,415          (57,418)
Net income (loss)................       7,480            3,485          15,573          (67,824)
Adjusted EBITDA..................      29,066           30,212          37,117           27,901

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                            AND COMPREHENSIVE INCOME

                                                                 SUCCESSOR        PREDECESSOR
                                                              ---------------   ---------------
                                                               QUARTER ENDED     QUARTER ENDED
                                                              MARCH 27, 2004    MARCH 29, 2003
                                                              ---------------   ---------------
                                                              (IN THOUSANDS EXCEPT SHARE DATA)
                                                                         (UNAUDITED)
Net sales...................................................     $223,320          $186,615
Cost of products sold.......................................      119,865            98,233
                                                                 --------          --------
     Gross profit...........................................      103,455            88,382
                                                                 --------          --------
Operating expenses:
  Selling, general and administrative expenses..............       81,953            69,414
  Variable stock compensation expense.......................        3,308               830
  Amortization of intangibles...............................        3,486                72
  Transaction expenses......................................           --               772
  Licensing fees............................................       (2,581)           (2,614)
                                                                 --------          --------
                                                                   86,166            68,474
                                                                 --------          --------
     Operating income.......................................       17,289            19,908
  Interest expense, net.....................................       11,093             7,379
                                                                 --------          --------
     Income before income taxes.............................        6,196            12,529
Income tax expense..........................................        2,231             5,049
                                                                 --------          --------
     Net income.............................................        3,965             7,480
Other comprehensive income:
  Foreign currency translation adjustment...................           (2)               91
                                                                 --------          --------
     Comprehensive income...................................     $  3,963          $  7,571
                                                                 ========          ========
Earnings per share:
  Weighted average of shares outstanding:
     Basic..................................................    3,680,308
     Diluted................................................    4,565,011
  Net income per share:
     Basic..................................................     $   1.08
     Diluted................................................     $   0.87

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                 MARCH 27,
                                                                    2004
                                                               --------------
                                                               (IN THOUSANDS)
                                                                (UNAUDITED)
                                   ASSETS
Current assets:
  Cash and cash equivalents.................................     $      859
  Accounts receivable, less allowances for doubtful
     receivables, discounts, returns and allowances of
     $5,913.................................................         83,506
  Inventories...............................................         29,445
  Deferred income taxes.....................................            778
  Other current assets......................................         17,931
  Assets held for sale......................................          5,823
                                                                 ----------
     Total current assets...................................        138,342
                                                                 ----------
Property, plant and equipment, net..........................         53,097
Goodwill, net...............................................        789,818
Intangible assets, net......................................        155,712
Other assets................................................         46,697
                                                                 ----------
                                                                 $1,183,666
                                                                 ==========
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................     $    5,916
  Accounts payable..........................................         43,321
  Accrued wages and benefits................................         13,569
  Accrued advertising and incentives........................         21,092
  Accrued interest..........................................          9,325
  Other accrued expenses....................................         12,388
  Liabilities held for sale.................................          2,641
                                                                 ----------
     Total current liabilities..............................        108,252
                                                                 ----------
Non-current liabilities:
  Long-term debt............................................        752,021
  Deferred income taxes.....................................         21,556
  Other.....................................................         14,289
                                                                 ----------
     Total liabilities......................................        896,118
                                                                 ----------
Deferred compensation.......................................         23,108
Commitments and contingencies
Common stockholders' equity:
  Common stock A, $.01 par value; shares authorized; issued
     and outstanding........................................             37
  Common stock B, $.01 par value; shares authorized; issued
     and outstanding........................................              6
  Additional paid-in capital................................        267,607
  Accumulated deficit.......................................         (3,225)
  Accumulated other comprehensive income....................             15
                                                                 ----------
     Total common stockholders' equity......................        264,440
                                                                 ----------
                                                                 $1,183,666
                                                                 ==========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              SUCCESSOR   PREDECESSOR
                                                              ---------   -----------
                                                               QUARTER      QUARTER
                                                                ENDED        ENDED
                                                              MARCH 27,    MARCH 29,
                                                                2004         2003
                                                              ---------   -----------
                                                                  (IN THOUSANDS)
                                                                    (UNAUDITED)
Cash flows from operating activities:
Net income..................................................  $   3,965    $   7,480
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Depreciation and amortization.............................      7,621        5,740
  Provision for bad debts...................................        915          918
  Provision for deferred income taxes.......................      1,435        2,875
  Non-cash interest expense.................................        472          740
  Non-cash stock compensation expense.......................      3,308          830
  Other, net................................................         --         (250)
Net changes in operating assets and liabilities:
  Accounts receivable.......................................    (17,946)      (6,759)
  Inventories...............................................      4,285       (2,934)
  Other current assets......................................      4,524       (8,237)
  Accounts payable..........................................      3,993       (6,504)
  Accrued liabilities.......................................      2,392       (7,879)
  Other, net................................................     (3,408)       3,866
                                                              ---------    ---------
  Net cash provided by (used in) operating activities.......     11,556      (10,114)
                                                              ---------    ---------
Cash flows from investing activities:
  Purchases of property, plant and equipment................     (1,817)        (442)
  Other, net................................................          6         (111)
                                                              ---------    ---------
  Net cash used in investing activities.....................     (1,811)        (553)
                                                              ---------    ---------
Cash flows from financing activities:
  Payments of Successor Senior Credit Facility, net.........    (11,675)          --
  Payments of other Successor debt..........................       (641)          --
  Repurchase of SC Holdings, Inc. minority interest and
     payment of SC Holdings, Inc. debt......................         --      (18,653)
  Proceeds from Predecessor Senior Credit Facility, net.....         --       26,200
  Payments of other Predecessor debt........................         --       (2,306)
  Payments of financing fees................................       (238)          --
                                                              ---------    ---------
  Net cash provided by (used in) financing activities.......    (12,554)       5,241
                                                              ---------    ---------
Net effect of exchange rate changes on cash.................         (2)          91
                                                              ---------    ---------
Change in cash and cash equivalents.........................     (2,811)      (5,335)
Cash and cash equivalents, beginning of period..............      3,670        7,108
                                                              ---------    ---------
Cash and cash equivalents, end of period....................  $     859    $   1,773
                                                              =========    =========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

A.  BASIS OF PRESENTATION

     THL Bedding Holding Company ("THL Holding" or "the Company") is the direct parent of THL-SC Bedding Company, which is the direct parent of Simmons Company ("Simmons"). All of THL Holding's business operations are conducted by Simmons and its direct and indirect subsidiaries. THL Holding was formed by Thomas H. Lee Equity Fund V, L.P., an affiliate of Thomas H. Lee Partners, L.P.

     The Condensed Consolidated Financial Statements of the Company are unaudited, and have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and the rules and regulations of the Securities and Exchange Commission (the "Commission"). The accompanying unaudited condensed consolidated financial statements contain all adjustments, which, in the opinion of management, are necessary to present fairly the financial position of the Company as of March 27, 2004, and its results of operations and cash flows for the periods presented herein. All adjustments in the periods presented herein are normal and recurring in nature unless otherwise disclosed. These unaudited condensed consolidated financial statements should be read in conjunction with the Simmons (the Predecessor Company) Annual Report on Form 10-K for the year ended December 27, 2003. Operating results for the period ended March 27, 2004 are not necessarily indicative of future results that may be expected for the year ending December 25, 2004.

     The preparation of unaudited condensed consolidated financial statements in conformity with GAAP includes some amounts that are based upon management estimates and judgments. Future actual results could differ from such current estimates.

B.  ASSETS/LIABILITIES HELD FOR SALE

     In April 2003, the Predecessor Company initiated a sales process of its retail operations. Following the Acquisitions, the Predecessor Board of Directors decided to continue a sales process for the Gallery Corp. ("Mattress Gallery") retail operations in California and to continue to operate the Company's Sleep Country retail operations in Oregon and Washington. The Company completed a sale of its Mattress Gallery stock on May 1, 2004 for cash proceeds of $6.5 million to Pacific Coast Mattress, Inc. ("PCM"). In connection with the sale, the Company entered into a five-year supply agreement with PCM.

     In accordance with the provisions of Statement of Financial Accounting Standard ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company has reflected assets and liabilities for Mattress Gallery as held for sale in the consolidated balance sheets. The Company has not reflected the results of operations for Mattress Gallery as discontinued operations since the Company will have an ongoing interest in the cash flows of the operations through a long-term supply agreement. For the quarter ended March 27, 2004, Mattress Gallery's net sales and Adjusted EBITDA were $9.9 million and $0.2 million, respectively. For the quarter ended March 29, 2003, Mattress Gallery's net sales were $8.3 million and Mattress Gallery has no Adjusted EBITDA.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

     The components of the assets and liabilities held for sale are as follows (amounts in thousands):

                                                              MARCH 27,
                                                                2004
                                                              ---------
                         ASSETS HELD FOR SALE
Accounts receivable, net....................................   $  915
Inventories.................................................    2,621
Other current assets........................................      382
Property, plant and equipment, net..........................    1,083
Other assets................................................      822
                                                               ------
  Total assets held for sale................................   $5,823
                                                               ======
                       LIABILITIES HELD FOR SALE
Accounts payable............................................   $1,131
Other current liabilities...................................    1,156
Other long-term liabilities.................................      354
                                                               ------
  Total liabilities held for sale...........................   $2,641
                                                               ======

C.  INVENTORIES

     A summary of inventories, exclusive of inventories included in assets held for sale, follows (amounts in thousands):

                                                              MARCH 27,
                                                                2004
                                                              ---------
Raw materials...............................................   $14,755
Work-in-progress............................................       976
Finished goods..............................................    10,853
Inventory held at retail stores.............................     2,861
                                                               -------
                                                               $29,445
                                                               =======

D.  WARRANTIES

     The Company's warranty policy provides a 10-year non-prorated warranty service period on all first quality products, except for certain products for the hospitality industry which have varying non-prorated warranty periods generally ranging from five to ten years. The Company's policy is to accrue the estimated costs of warranty coverage at the time a sale is recorded. The following table presents a reconciliation of the Company's warranty liability as of March 27, 2004 and March 29, 2003 (amounts in thousands):

                                                                     FOR THE
                                                                 QUARTERS ENDED
                                                              ---------------------
                                                              MARCH 27,   MARCH 29,
                                                                2004        2003
                                                              ---------   ---------
Balance at beginning of period..............................   $3,803      $3,434
Additional warranties issued................................      914       1,048
Warranty settlements........................................     (886)       (865)
                                                               ------      ------
Balance at end of period....................................   $3,831      $3,617
                                                               ======      ======

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

     The Company had no revisions in the estimate of the warranty accrual for the quarters ended March 27, 2004 and March 29, 2003.

E.  LONG-TERM DEBT

     A summary of long-term debt follows (amounts in thousands):

                                                              MARCH 27,
                                                                2004
                                                              ---------
Senior Credit Facility:
  New Revolving Loan........................................  $      --
  New Tranche B Term Loan...................................    396,600
                                                              ---------
     Total Senior Credit Facility...........................    396,600
Senior Unsecured Term Loan..................................    140,000
Industrial Revenue Bonds, 7.00%, due 2017...................      9,700
Industrial Revenue Bonds, 3.24%, due 2016...................      4,000
Banco Santander Loan, 3.15%, due 2013.......................      2,044
7.875% Senior Subordinated Notes due 2014...................    200,000
10.25% Series B Senior Subordinated Notes due 2009..........      5,284
Other, including capital lease obligations..................        309
                                                              ---------
                                                                757,937
Less current portion........................................     (5,916)
                                                              ---------
                                                              $ 752,021
                                                              =========

     In connection with the Acquisitions on December 19, 2003, the Company entered into a new Senior Credit Facility (the "Senior Credit Facility"), a Senior Unsecured Term Loan Facility, and issued 7.875% Senior Subordinated Notes, the aggregate proceeds of which repaid the outstanding amounts under the old senior credit facility, notes payable to former shareholders, junior subordinated payment-in-kind notes, and a portion of the Company's 10.25% Senior Subordinated Notes.

     The Senior Credit Facility provides for a $75.0 million revolving credit facility. The revolving credit facility will expire on the earlier of (a) December 19, 2009 or (b) such other date as the revolving credit commitments thereunder shall terminate in accordance with the terms of the Senior Credit Facility. The Senior Credit Facility also provided for a $405.0 million Tranche B term loan facility. The Company prepaid $8.4 million of the Tranche B term loan in the first quarter of 2004. The Tranche B term loan has a final scheduled maturity date of December 19, 2011.

     As of March 27, 2004, the Company had availability to borrow $64.5 million under the Revolving Loan Facility after giving effect to $10.5 million that was reserved for the Company's reimbursement obligations with respect to outstanding letters of credit. The remaining availability under the Revolving Loan Facility may be utilized to meet the Company's current working capital requirements, including issuance of stand-by and trade letters of credit. The Company also may utilize the remaining availability under the Revolving Loan Facility to fund distributions, acquisitions and capital expenditures.

     The Senior Unsecured Term Loan Facility provides for a $140 million Senior Unsecured Term Loan. The Senior Unsecured Term loan has a final scheduled maturity date of June 17, 2012.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

     The Senior Credit Facility and the Senior Unsecured Term Loan bear interest at the Company's choice of the Eurodollar Rate or Base Rate (both as defined), plus the applicable interest rate margins as follows:

                                                              EURODOLLAR   BASE
                                                                 RATE      RATE
                                                              ----------   -----
Revolving Loan Facility.....................................    2.50%      1.50%
Tranche B Term Loan.........................................    2.75%      1.75%
Senior Unsecured Term Loan..................................    3.75%      2.75%

     The weighted average interest rates per annum in effect as of March 27, 2004 for the Tranche B Term Loan and Senior Unsecured Term Loan were 4.14% and 5.13%, respectively.

     The use of interest rate risk management instruments, such as collars and swaps, is required under the terms of the Senior Credit Facility. The Company is required to maintain protection against fluctuations in interest rates, and may do so through utilizing Eurodollar Rate loans having twelve-month interest periods or through one or more interest rate agreements. In order to address interest rate risk, the Company has developed and implemented a policy to utilize extended Eurodollar contracts to minimize the impact of near term Eurodollar rate increases. On January 26, 2004, the Company elected to set its interest rate at the twelve-month Eurodollar Rate for approximately $325.0 million of the Tranche B Term Loan and for the $140 million Senior Unsecured Term Loan, which fixed the Eurodollar Rate at 1.375% through January 26, 2005 for approximately 86% of floating rate debt outstanding as of March 27, 2004. Additionally, to further address interest rate risk, the Company entered into an interest rate cap agreement on February 11, 2004 for a notional amount of $170.0 million which capped the Eurodollar Rate, plus margin, at 5.0% for the period from January 26, 2005 through January 26, 2006.

     On April 12, 2004 the remaining 10.25% Series B Senior Subordinated Notes outstanding were repurchased at 105.125% of the principal amount thereof for a total payment of $5.3 million.

     On December 19, 2003 in connection with the Acquisitions, the Company completed a financing, which consisted of the sale of $200.0 million of 7.875% Senior Subordinated Notes due 2014 (the "New Notes") pursuant to a private offering. The New Notes bear interest at the rate of 7.875% per annum, which is payable semi-annually in cash in arrears on January 15 and July 15. The New Notes mature on January 15, 2014. The New Notes are subordinated in right of payment to all existing and future senior indebtedness of the Company. The Company plans to issue 7.875% Senior Subordinated Notes due 2014 (the "Exchange Notes") in exchange for all New Notes, pursuant to an exchange offer whereby holders of the New Notes will receive Exchange Notes which have been registered under the Securities Act of 1933, as amended, but are otherwise identical to the New Notes.

     At any time prior to January 17, 2007, the Company may redeem up to 40% of the aggregate principal amount of the New Notes at a price of 107.875% in connection with an Equity Offering, as defined. With the exception of an Equity Offering, the New Notes are redeemable at the option of the Company beginning January 15, 2009 at prices decreasing from 103.938% of the principal amount thereof to par on January 15, 2012 and thereafter. The Company is not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

     The indenture for the New Notes requires the Company and its subsidiaries to comply with certain restrictive covenants, including a restriction on dividends; and limitations on the incurrence of indebtedness, certain payments and distributions, and sales of the Company's assets and stock.

     The New Notes are fully and unconditionally guaranteed, on a joint and several basis, and on an unsecured, senior subordinated basis by all of the Company's active domestic subsidiaries. All of the subsidiary guarantors are 100% owned by the Company. The following Supplemental Consolidating Condensed Financial Statements provide additional guarantor/non-guarantor information.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS

                      FOR THE QUARTER ENDED MARCH 27, 2004

                                                              SUCCESSOR
                            ------------------------------------------------------------------------------
                              THL      ISSUER AND GUARANTORS
                            BEDDING   -----------------------       NON-
                            HOLDING   SIMMONS     GUARANTOR      GUARANTOR
                            COMPANY   COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                            -------   --------   ------------   ------------   ------------   ------------
                                                            (IN THOUSANDS)
Net sales.................  $    --   $(12,166)    $233,061        $2,425        $     --       $223,320
Cost of products sold.....       --        313      117,699         1,853              --        119,865
                            -------   --------     --------        ------        --------       --------
Gross profit..............       --    (12,479)     115,362           572              --        103,455
                            -------   --------     --------        ------        --------       --------
Operating expenses:
Selling, general and
  administrative
  expenses................       --     56,019       28,697           545              --         85,261
Amortization of
  intangibles.............       --      2,669          817            --              --          3,486
Intercompany fees.........       --    (53,929)      53,708           221              --             --
Licensing fees............       --       (346)      (2,098)         (137)             --         (2,581)
                            -------   --------     --------        ------        --------       --------
                                 --      4,413       81,124           629              --         86,166
                            -------   --------     --------        ------        --------       --------
  Operating income
     (loss)...............       --    (16,892)      34,238           (57)             --         17,289
Interest expense, net.....       --     10,888          196             9              --         11,093
Income from
  subsidiaries............   (3,965)   (20,690)          --            --          24,655             --
                            -------   --------     --------        ------        --------       --------
  Income (loss) before
     income taxes.........    3,965     (7,090)      34,042           (66)        (24,655)         6,196
Income tax expense
  (benefit)...............       --    (11,055)      13,279             7              --          2,231
                            -------   --------     --------        ------        --------       --------
  Net income (loss).......  $ 3,965   $  3,965     $ 20,763        $  (73)       $(24,655)      $  3,965
                            =======   ========     ========        ======        ========       ========

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS

                      FOR THE QUARTER ENDED MARCH 29, 2003

                                                                  PREDECESSOR
                                      --------------------------------------------------------------------
                                       ISSUER AND GUARANTORS
                                      -----------------------       NON-
                                      SIMMONS     GUARANTOR      GUARANTOR
                                      COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                      --------   ------------   ------------   ------------   ------------
                                                                 (IN THOUSANDS)
Net sales...........................  $(12,552)    $197,025        $2,142        $     --       $186,615
Cost of products sold...............       215       96,427         1,591              --         98,233
                                      --------     --------        ------        --------       --------
  Gross profit......................   (12,767)     100,598           551              --         88,382
                                      --------     --------        ------        --------       --------
Operating expenses:
  Selling, general and
     administrative expenses........    43,908       25,867           469              --         70,244
  Amortization of intangibles.......        --           72            --              --             72
  Transaction expenses..............       586          186            --              --            772
  Intercompany fees.................   (57,397)      57,199           198              --             --
  Licensing fees....................      (272)      (2,222)         (120)             --         (2,614)
                                      --------     --------        ------        --------       --------
                                       (13,175)      81,102           547              --         68,474
                                      --------     --------        ------        --------       --------
     Operating income (loss)........       408       19,496             4              --         19,908
Interest expense (income), net......     6,707          677            (5)             --          7,379
Income from subsidiaries............   (11,489)          --            --          11,489             --
                                      --------     --------        ------        --------       --------
     Income (loss) before income
       taxes........................     5,190       18,819             9         (11,489)        12,529
Income tax expense (benefit)........    (2,290)       7,328            11              --          5,049
                                      --------     --------        ------        --------       --------
     Net income (loss)..............  $  7,480     $ 11,491        $   (2)       $(11,489)      $  7,480
                                      ========     ========        ======        ========       ========

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

              SUPPLEMENTAL CONSOLIDATING CONDENSED BALANCE SHEETS
                              AS OF MARCH 27, 2004

                                 ISSUER AND GUARANTORS
                        ---------------------------------------
                        THL BEDDING                                   NON-
                          HOLDING      SIMMONS      GUARANTOR      GUARANTOR
                          COMPANY      COMPANY     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                        -----------   ----------   ------------   ------------   ------------   ------------
                                                   (IN THOUSANDS)
                                                   ASSETS
Current assets:
  Cash and cash
     equivalents......   $     --     $      809     $   (602)       $  652       $      --      $      859
  Accounts
     receivable.......         --            148       81,777         1,581              --          83,506
  Inventories.........         --             --       28,683           762              --          29,445
  Other...............         --          7,758       16,399           375              --          24,532
                         --------     ----------     --------        ------       ---------      ----------
     Total current
       assets.........         --          8,715      126,257         3,370              --         138,342
                         --------     ----------     --------        ------       ---------      ----------
Property, plant and
  equipment, net......         --         12,701       36,094         4,302              --          53,097
Goodwill and other
  intangibles, net....         --        924,277       21,262            --              --         945,539
Other assets..........         --         22,612       23,288           788              --          46,688
Net investment in and
  advances to (from)
  subsidiaries........    284,240        137,528       48,900          (843)       (469,825)             --
                         --------     ----------     --------        ------       ---------      ----------
                         $284,240     $1,105,833     $255,801        $7,617       $(469,825)     $1,183,666
                         ========     ==========     ========        ======       =========      ==========

                                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities
     of long-term
     debt.............   $     --     $    5,285     $    399        $  232       $      --      $    5,916
  Accounts payable and
     accrued
     liabilities......         --         40,067       61,027         1,242              --         102,336
                         --------     ----------     --------        ------       ---------      ----------
     Total current
       liabilities....         --         45,352       61,426         1,474              --         108,252
Long-term debt........         --        736,600       13,570         1,851              --         752,021
Deferred income
  taxes...............         --         25,514       (4,344)          386              --          21,556
Other non-current
  liabilities.........         --         10,819        3,042           428              --          14,289
                         --------     ----------     --------        ------       ---------      ----------
     Total
       liabilities....         --        818,285       73,694         4,139              --         896,118
                         --------     ----------     --------        ------       ---------      ----------
Deferred
  compensation........     19,800          3,308           --            --              --          23,108
Stockholders'
  equity..............    264,440        284,240      182,107         3,478        (469,825)        264,440
                         --------     ----------     --------        ------       ---------      ----------
                         $284,240     $1,105,833     $255,801        $7,617       $(469,825)     $1,183,666
                         ========     ==========     ========        ======       =========      ==========

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
                      FOR THE QUARTER ENDED MARCH 27, 2004

                                                                  SUCCESSOR
                              ----------------------------------------------------------------------------------
                                             ISSUER AND GUARANTORS
                              THL BEDDING   -----------------------       NON-
                                HOLDING     SIMMONS     GUARANTOR      GUARANTOR
                                COMPANY     COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                              -----------   --------   ------------   ------------   ------------   ------------
                                                                (IN THOUSANDS)
Net cash provided by
  operating activities......     $  --      $    959     $ 10,454       $   143         $  --         $ 11,556
                                 -----      --------     --------       -------         -----         --------
Cash flows from investing
  activities:
  Purchase of property,
     plant and equipment,
     net....................        --          (617)      (1,200)           --            --           (1,817)
  Other, net................        --            --            6            --            --                6
                                 -----      --------     --------       -------         -----         --------
  Net cash used in investing
     activities.............        --          (617)      (1,194)           --            --           (1,811)
                                 -----      --------     --------       -------         -----         --------
Cash flows from financing
  activities:
  Repayment of long-term
     obligations............        --       (11,676)        (563)          (77)           --          (12,316)
  Receipt from (distribution
     to) subsidiaries.......        --        11,766       (9,966)       (1,800)           --               --
  Debt issuance costs.......        --          (238)          --            --            --             (238)
                                 -----      --------     --------       -------         -----         --------
Net cash used in financing
  activities................        --          (148)     (10,529)       (1,877)           --          (12,554)
                                 -----      --------     --------       -------         -----         --------
Net effect of exchange rate
  change....................        --            --           --            (2)           --               (2)
Change in cash and cash
  equivalents...............        --           194       (1,269)       (1,736)           --           (2,811)
Cash and cash equivalents:
  Beginning of period.......        --           615          667         2,388            --            3,670
                                 -----      --------     --------       -------         -----         --------
  End of period.............     $  --      $    809     $   (602)      $   652         $  --         $    859
                                 =====      ========     ========       =======         =====         ========

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

         SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
                      FOR THE QUARTER ENDED MARCH 29, 2003

                                                                      PREDECESSOR
                                          --------------------------------------------------------------------
                                           ISSUER AND GUARANTORS
                                          -----------------------       NON-
                                          SIMMONS     GUARANTOR      GUARANTOR
                                          COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                          --------   ------------   ------------   ------------   ------------
                                                                     (IN THOUSANDS)
Net cash provided by (used in) operating
  activities............................  $(27,610)    $ 17,154       $   342         $  --         $(10,114)
                                          --------     --------       -------         -----         --------
Cash flows from investing activities:
  Purchase of property, plant and
     equipment, net.....................      (159)        (250)          (33)           --             (442)
  Purchase of intangible assets.........        --         (111)           --            --             (111)
                                          --------     --------       -------         -----         --------
  Net cash used in investing
     activities.........................      (159)        (361)          (33)           --             (553)
                                          --------     --------       -------         -----         --------
Cash flows from financing activities:
  Borrowings on long-term obligations,
     net................................    23,953      (18,653)          (59)           --            5,241
Receipt from (distribution to)
  subsidiary............................     1,500           --        (1,500)           --               --
                                          --------     --------       -------         -----         --------
Net cash (used in) provided by financing
  activities............................    25,453      (18,653)       (1,559)           --            5,241
                                          --------     --------       -------         -----         --------
Net effect of exchange rate change......        --           --            91                             91
Change in cash and cash equivalents.....    (2,316)      (1,860)       (1,159)           --           (5,335)
Cash and cash equivalents:
  Beginning of period...................     2,316        2,821         1,971            --            7,108
                                          --------     --------       -------         -----         --------
  End of period.........................  $     --     $    961       $   812         $  --         $  1,773
                                          ========     ========       =======         =====         ========

F.  SEGMENT INFORMATION

     Operating segments are generally organized internally by whether the products are sold to a reseller or to an end consumer. The Company operates in two business segments, (1) wholesale bedding and (2) retail bedding. The wholesale bedding segment consists of (i) the manufacture, sale and distribution of premium branded bedding products to retail customers and institutional users of bedding products, such as the hospitality industry; (ii) the licensing of intellectual property to companies that manufacture and sale products which complement the bedding products manufactured by the Company; and (iii) the sale of product returns, off-quality product and excess inventory through retail outlet stores to consumers. The retail bedding segment operates specialty sleep stores in California, Oregon and Washington, that sell to consumers principally premium branded bedding products.

     On May 1, 2004, the Company sold one of its retail bedding subsidiaries. The assets and liabilities for this subsidiary were classified as held for sale in the accompanying balance sheets (see Note B to the consolidated financial statements for further explanation).

     The Company evaluates segment performance and allocates resources based on net sales and Adjusted EBITDA. Adjusted EBITDA differs from the term "EBITDA" as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes, depreciation and amortization, Adjusted EBITDA also adjusts net income by excluding items or expenses not typically excluded in the calculation of "EBITDA" such as management fees; non-cash stock compensation expenses; and other unusual or non-recurring items. Management believes the aforementioned is the most informative representation of how management evaluates performance. Adjusted EBITDA does not represent net income or cash flow

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

     The following table summarizes segment information:

                                                            SUCCESSOR
                                                          MARCH 27, 2004
                                         ------------------------------------------------
                                         WHOLESALE
                                          BEDDING     RETAIL    ELIMINATIONS     TOTALS
                                         ----------   -------   ------------   ----------
                                                          (IN THOUSANDS)
Net sales for external customers.......  $  198,213   $25,107     $     --     $  223,320
Intersegment net sales.................       8,889        --       (8,889)            --
Adjusted EBITDA........................      36,755     1,106         (561)        37,300
Depreciation and amortization
  expense..............................       7,304       317           --          7,621
Expenditures for long-lived assets.....       1,351       466           --          1,817
Segment assets.........................   1,147,918    34,936          812      1,183,666

                                                           PREDECESSOR
                                                          MARCH 27, 2004
                                         ------------------------------------------------
                                         WHOLESALE
                                          BEDDING     RETAIL    ELIMINATIONS     TOTALS
                                         ----------   -------   ------------   ----------
                                                          (IN THOUSANDS)
Net sales for external customers.......  $  164,354   $22,261     $     --     $  186,615
Intersegment net sales.................       7,789        --       (7,789)            --
Adjusted EBITDA........................      28,387       867         (189)        29,066
Depreciation and amortization
  expense..............................       5,305       435           --          5,740
Expenditures for long-lived assets.....         247       195           --            442
Segment assets.........................     417,157    40,441      (46,167)       411,431

     In the "Eliminations" column of each period presented above, the segment assets consist primarily of investments in subsidiaries, receivables and payables, and gross wholesale bedding profit in ending retail inventory. The segment Adjusted EBITDA elimination has been adjusted to eliminate the wholesale bedding profit in ending retail inventory.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

     The following is a reconciliation of our adjusted EBITDA for the quarters ended March 27, 2004 and March 29, 2003 to net income and cash flows from operating activities:

                                                                2004       2003
                                                              --------   --------
Net income..................................................  $  3,965   $  7,480
Income taxes................................................     2,231      5,049
Interest expense............................................    11,093      7,379
Depreciation and amortization...............................     7,621      5,740
                                                              --------   --------
  EBITDA....................................................    24,910     25,648
Non-cash stock compensation expense.........................     3,308        830
Transaction related expenditures, including cost of products
  sold......................................................     6,453        772
Plant opening, closing charges..............................     2,229         --
Litigation and insurance....................................        --        777
Management fees.............................................       400        676
Other expenses..............................................        --        363
                                                              --------   --------
  Adjusted EBITDA...........................................    37,300     29,066
Cash taxes..................................................      (796)    (2,174)
Cash interest expense.......................................   (10,621)    (6,639)
Transaction related expenditures, including cost of products
  sold......................................................    (6,453)      (772)
Plant opening, closing charges..............................    (2,229)        --
Litigation and insurance....................................        --       (777)
Management fees.............................................      (400)      (676)
Provision for doubtful accounts.............................       915        918
Other, net..................................................        --       (613)
Changes in operating assets and liabilities.................    (6,160)   (28,447)
                                                              --------   --------
  Cash flows from (used in) operations......................  $ 11,556   $(10,114)
                                                              ========   ========

G.  CONTINGENCIES

     From time to time, the Company has been involved in various legal proceedings. The Company believes that all current litigation is routine in nature and incidental to the conduct of the Company's business, and that none of this litigation, if determined adversely to the Company, would have a material adverse effect on the Company's financial condition or results of its operations.

H.  ACCOUNTING PRONOUNCEMENTS

     In December 2003, the FASB issued SFAS No. 132 (Revised), Employers' Disclosure about Pensions and Other Postretirement Benefits ("SFAS 132R"). A revision of the pronouncement originally issued in 1998, SFAS 132R expands employers' disclosure requirements for pension and postretirement benefits to enhance information about plan assets, obligations, benefit payments, contributions, and net benefit cost. SFAS 132R does not change the accounting requirements for pensions and other postretirement benefits. This statement was effective for fiscal years ending after December 15, 2003, with interim-period disclosure requirements effective for interim periods beginning after December 15, 2003. The adoption of this Statement did not have any impact on the Company's consolidated financial statements.

                  THL BEDDING HOLDING COMPANY AND SUBSIDIARIES

I.  INCOME (LOSS) PER SHARE

     Basic income (loss) per share is computed by dividing net income (loss), by the weighted average number of common shares outstanding for the period. Except when the effect would be anti-dilutive, the diluted earnings per share calculation includes the impact of restricted Class B common stock shares that could be issued under the deferred compensation plan and shares that could be issued as a result of conversion of the cumulative dividend on Class A common stock into common stock.

     The computation of basic and diluted earnings per share is as follows:

                                                              QUARTER ENDED
                                                              MARCH 29, 2004
                                                              --------------
                                                              (IN THOUSANDS,
                                                                EXCEPT PER
                                                               SHARE DATA)
Net income..................................................    $    3,965
Loss per share:
  Basic.....................................................          1.08
  Diluted...................................................           .87
Weighted average number of shares outstanding:
  Basic.....................................................     3,680,308
  Diluted...................................................     4,565,011

     Restricted Class B common stock outstanding was 634,869 as of March 29, 2004. There were 197,998 of Class A common stock under the deferred compensation plan, as of March 29, 2004. Share that could be issued as a result of the cumulative dividend were 51,836 as of March 29, 2004.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                         SHARES

                          THL BEDDING HOLDING COMPANY
                                  COMMON STOCK

                                 (SIMMONS LOGO)
                             ---------------------

                                   PROSPECTUS

                                          , 2004

                             ---------------------

                          Joint Book-Running Managers

GOLDMAN, SACHS & CO.                                                   CITIGROUP

DEUTSCHE BANK SECURITIES           LEHMAN BROTHERS           UBS INVESTMENT BANK

                           SUNTRUST ROBINSON HUMPHREY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the NYSE listing fee.

SEC Registration Fee........................................  $43,712
NASD Filing Fee.............................................
NYSE Listing Fee............................................
Printing Costs..............................................
Legal Fees and Expenses.....................................
Accounting Fees and Expenses................................
Blue Sky Fees and Expenses..................................
Transfer Agent and Registrar Fees...........................
Miscellaneous...............................................
  Total.....................................................  $
                                                              -------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of our officers and directors under certain conditions and subject to certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

     Article      , Section      , of the Registrant's Bylaws provides for
mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant's request as a director or officer of another corporation) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the Delaware General Corporation Law.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, pursuant to Section 102(b)(7) of the Delaware General Corporation Law each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omission not in good faith or involving international misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of Stock repurchases or redemptions that are unlawful under Section 174 of the Delaware General Corporation Law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The Registrant has entered into indemnification agreements with each of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Registrant (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Registrant or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Registrant to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

     The Registrant intends to enter into additional indemnification agreements with each of its directors and executive officers to effectuate these indemnity provisions and to purchase directors' and officers' liability insurance.

     In addition to the foregoing, the Underwriting Agreement contains certain provisions by which the Underwriters have agreed to indemnify the Registrant, each person, if any, who controls the Registrant within the meaning of Section 15 of the Securities Act, each director of the Registrant, each officer of the Registrant who signs the Registration Statement, with respect to information furnished in writing by or on behalf of the Underwriters for use in the Registration Statement.

     At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since our date of incorporation, we have sold and issued the following securities:

COMMON STOCK AND DEBT FINANCINGS

     In connection with the Acquisition, we sold an aggregate of 3,680,308.49 shares of our Class A stock for $100 a share, and 634,869.00 shares of our Class B common stock for $0.01 per share. The Class A shares were issued to affiliates of THL and Fenway, members of management and directors. The Class B shares were issued to some members of our management team and our board of directors.

     On February 24, 2004, we issued an aggregate of 22,270.00 shares of our Class B common stock to management of Sleep Country USA, Inc. one of our subsidiaries for $0.01 per share under our equity incentive plans.

     The sales of the above securities were deemed to be exempt from registration in reliance on Section 4(2) of the Securities Act or Regulation D or Regulation S promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

CLASS A COMMON STOCK EXCHANGE

     In connection with the offering covered by this registration statement, our outstanding shares of Class A common stock will be exchanged into approximately shares of our Class B common stock, which will be renamed our common stock in connection with the offering. The issuance of such securities is not subject to registration under the Securities Act pursuant to Section 3(a)(9) thereof.

STOCK OPTIONS AND STOCK PURCHASE RIGHTS

     In connection with the Acquisition, we established a deferred compensation plan for management pursuant to which we established accounts that we credited a deemed investment (no actual shares were issued) in an aggregate of 197,998.36 shares of our Class A common stock to members of our management team and our board of directors of $100 per share. The deemed issuance did not, during any period, represent in excess of 15% of the outstanding shares of our Class A common stock. On June 3, 2004, 197,998.36 shares of our Class A common stock were issued to participants in the deferred compensation plan in connection with the plan's termination.

     The sales of the above securities were deemed to be exempt from registration in reliance on Section 4(2) of the Securities Act as transactions by an issue not involving a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1.1      Form of Underwriting Agreement.+
 3.1      Certificate of Incorporation of the Registrant.+
 3.2      By-laws of the Registrant.+
 3.3      Form of Amended and Restated Certificate of Incorporation of
          the Registrant to be in effect after the closing of the
          offering made under this Registration Statement.+
 3.4      Form of Amended and Restated Bylaws of the Registrant to be
          in effect after the closing of the offering made under this
          Registration Statement.+
 4.1      Specimen Common Stock Certificate.+
 5.1      Opinion of Weil, Gotshal & Manges LLP.+
10.1      Labor Agreement between Simmons Company and The United
          Furniture Workers of America, Local No. 262 for all
          employees at the San Leandro, California plant of Simmons
          Company excluding executives, sales employees, office
          workers, supervisors, foremen, timekeepers, watchmen,
          Teamsters or persons in any way identified with management for the period from April 1, 2002 to April 1, 2004
          (incorporated herein by reference to the Quarterly Report on
          Form 10-Q of Simmons Company for the quarter ended June 29,
          2002).
10.2      Labor Agreement between Simmons Company and The United Steel
          Workers of America, Local No. 13-02, for all employees at
          the Shawnee, Kansas plant of Simmons Company excluding
          executives, sales employees, office employees, supervisors, timekeepers and mechanics, for the period from April 22,
          2002 to April 19, 2004 (incorporated herein by reference to the Quarterly Report on Form 10-Q of Simmons Company for the
          quarter ended September 28, 2002).
10.3      Labor Agreement between Simmons Company and The United Steel
          Workers, Local No. 422 for all production and maintenance
          employees at the Dallas, Texas plant of Simmons Company
          excluding supervisors, foremen, factory clerks, office
          employees, time keepers, watchmen or persons in any way
          identified with management for the period from October 16,
          2001 to October 15, 2004 (incorporated herein by reference to the Annual Report on Form 10-K of Simmons Company for the
          year ended December 29, 2001).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.4      Labor Agreement between Simmons Company and The United Steel
          Workers, Local No. 2401 for all production at the Atlanta,
          Georgia plant of Simmons Company excluding office workers, supervisors, foremen, inspectors, watchmen, plant guards,
          departmental coordinators, carload checkers or persons in
          any way identified with management for the period from
          October 16, 2001 to October 15, 2005 (incorporated herein by reference to the Annual Report on Form 10-K of Simmons
          Company for the year ended December 29, 2001).
10.5      Labor Agreement between Simmons Company and The United Steel
          Workers, Local No. 515U for all employees at the Los
          Angeles, California plant of Simmons Company excluding
          executives, sales employees, office workers and supervisors for the period from October 16, 2001 to October 15, 2005
          (incorporated herein by reference to the Annual Report on
          Form 10-K of Simmons Company for the year ended December 29,
          2001).
10.6      Labor Agreement between Simmons Company and The United Steel
          Workers, Local No. 420 for employees at the Piscataway, New
          Jersey plant of Simmons Company excluding watchmen, office janitors, maintenance department employees, truck drivers, tool makers, machinists, supervisors, porters, matrons, main office, clerical and maintenance helpers for the period of
          October 16, 2001 to October 15, 2005 (incorporated herein by reference to the Annual Report on Form 10-K of Simmons
          Company for the year ended December 29, 2001).
10.7      Labor Agreement between Simmons Company and The United Steel
          Workers, Local No. 424 for all production employees at the
          Columbus, Ohio plant of Simmons Company excluding
          executives, sales employees, office workers, timekeepers,
          watchmen, office janitors, maintenance department employees, truck drivers, foremen, supervisors, private chauffeurs,
          main office, clerical and engine room and power plant
          employees for the period from October 16, 2001 to October
          15, 2004 (incorporated herein by reference to the Annual
          Report on Form 10-K of Simmons Company for the year ended
          December 29, 2001).
10.8      Lease Agreement at Concourse between Concourse I, Ltd., as
          Landlord, and Simmons Company, as Tenant, dated as of April
          20, 2000, as amended (incorporated herein by reference to
          the Quarterly Report on Form 10-Q of Simmons Company for the
          quarter ended September 30, 2000).
10.9      Lease between Beaver Ruin Business Center-Phase V between
          St. Paul Properties, Inc., as Landlord, and Simmons Company,
          as Tenant, dated as of October 19, 1994, as amended by
          Addendum to Lease, dated as of September 1, 1995
          (incorporated herein by reference to the Registration
          Statement on Form S-4 under the Securities Act of 1933 for
          Simmons Company, file No. 333-76723).
10.10     Loan Agreement, dated as of November 1, 1982, between the
          City of Janesville, Wisconsin and Simmons Company, as
          successor by merger to Simmons Manufacturing Company, Inc., relating to $9,700,000 City of Janesville, Wisconsin
          Industrial Development Revenue Bond, Series A (incorporated herein by reference to the Registration Statement on Form
          S-4 under the Securities Act of 1933 for Simmons Company,
          file No. 333-76723).
10.11     Lease Agreement between the City of Shawnee and Simmons
          Company relating to the Indenture of Trust between City of
          Shawnee, Kansas and State Street Bank and Trust Company of
          Missouri, N.A., as Trustee, dated as of December 1, 1996
          relating to $5,000,000 Private Activity Revenue Bonds,
          Series 1996 (incorporated herein by reference to the
          Registration Statement on Form S-4 under the Securities Act of 1933 for Simmons Company, file No. 333-76723).
10.12     Loan Agreement dated as of December 12, 1997 between Simmons
          Caribbean Bedding, Inc. and Banco Santander Puerto Rico
          (incorporated herein by reference to the Registration
          Statement on Form S-4 under the Securities Act of 1933 for
          Simmons Company, file No. 333-76723).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.12.1   English Language Summary of Appendix to Exhibit 10.23.1
          (incorporated herein by reference to the Registration
          Statement on Form S-4 under the Securities Act of 1933 for
          Simmons Company, file No. 333-76723).
10.13     Simmons Retirement Savings Plan adopted February 1, 1987, as amended and restated January 1, 2002 (incorporated herein by reference to the Quarterly Report on Form 10-Q of Simmons
          Company for the quarter ended March 30, 2002).
10.13.1   First Amendment to the Simmons Retirement Savings Plan
          effective for years beginning after December 31, 2001
          (incorporated herein by reference to the Quarterly Report on
          Form 10-Q of Simmons Company for the quarter ended March 30,
          2002).
10.14     Retirement Plan for Simmons Company Employees adopted
          October 31, 1987, as amended and restated May 1, 1997
          (incorporated herein by reference to the Quarterly Report on
          Form 10-Q of Simmons Company for the quarter ended March 30,
          2002).
10.14.1   First Amendment to the Retirement Plan for Simmons Company
          Employees effective for years ending after December 31, 2001
          (incorporated herein by reference to the Quarterly Report on
          Form 10-Q of Simmons Company for the quarter ended March 30,
          2002).
10.15     Stock Purchase Agreement dated as of November 17, 2003, by and among Simmons Holdings. Inc., THL Bedding Company and
          the sellers named therein (incorporated herein by reference to the Annual Report on Form 10-K of Simmons Company for the
          year ended December 27, 2003).
10.16     ESOP Stock Sale Agreement dated as of November 21, 2003, by and among Simmons Holdings, Inc., State Street Bank and
          Trust company, solely in its capacity as trustee, of the
          Simmons Company Employee Stock Ownership Trust and THL
          Bedding Company (incorporated herein by reference to the
          Annual Report on Form 10-K of Simmons Company for the year ended December 27, 2003).
10.17     Amendment to Employee Stock Ownership Plan Trust Agreement
          dated as of December 16, 2003, between Simmons Company and
          State Street Bank and Trust Company. as trustee under the
          Trust Agreement (incorporated herein by reference to the
          Annual Report on Form 10-K of Simmons Company for the year ended December 27, 2003).
10.18     Management Agreement dated as of December 19, 2003, by and between Simmons Company and THL Managers V, LLC
          (incorporated herein by reference to the Annual Report on
          Form 10-K of Simmons Company for the year ended December 27,
          2003).
10.19     Senior Manager Restricted Stock Agreement dated as of
          December 19, 2003, between THL Bedding Company and Charles
          R. Eitel (incorporated herein by reference to the Annual
          Report on Form 10-K of Simmons Company for the year ended
          December 27, 2003).
10.20     Senior Manager Restricted Stock Agreement dated as of
          December 19, 2003, between THL Bedding Company and Robert W.
          Hellyer (incorporated herein by reference to the Annual
          Report on Form 10-K of Simmons Company for the year ended
          December 27, 2003).
10.21     Senior Manager Restricted Stock Agreement dated as of
          December 19, 2003, between THL Bedding Company and William
          S. Creekmuir (incorporated herein by reference to the Annual
          Report on Form 10-K of Simmons Company for the year ended
          December 27, 2003).
10.22     Senior Manager Restricted Stock Agreement dated as of
          December 19, 2003, between THL Bedding Company and Rhonda C.
          Rousch (incorporated herein by reference to the Annual
          Report on Form 10-K of Simmons Company for the year ended
          December 27, 2003).
10.23     Restricted Stock Agreement dated am of December 19, 2003,
          between THL Bedding Holding Company and the Persons named
          therein (incorporated herein by reference to the Annual
          Report on Form 10-K of Simmons Company for the year ended
          December 27, 2003).
10.24     THL Bedding Holding Company Equity Incentive Plan
          (incorporated herein by reference to the Annual Report on
          Form 10-K of Simmons Company for the year ended December 27,
          2003).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.25     THL Bedding Holding Company Deferred Compensation Plan
          (incorporated herein by reference to the Annual Report on
          Form 10-K of Simmons Company for the year ended December 27,
          2003).
10.26     Employment Agreement dated as of December 19, 2003, among
          THL Bedding Holding Company, Simmons Company and Charles R.
          Eitel (incorporated herein by reference to the Annual Report on Form 10-K of Simmons Company for the year ended December
          27, 2003).
10.27     Employment Agreement dated as of December 19, 2003, among
          THL Bedding Holding Company, Simmons Company and Robert W.
          Hellyer (incorporated herein by reference to the Annual
          Report on Form 10-K of Simmons Company for the year ended
          December 27, 2003).
10.28     Employment Agreement dated as of December 19, 2003, among
          THL Bedding Holding Company, Simmons Company and William S.
          Creekmuir (incorporated herein by reference to the Annual
          Report on Form 10-K of Simmons Company for the year ended
          December 27, 2003).
10.29     Employment Agreement dated as of December 19, 2003, among
          THL Bedding Holding Company, Simmons Company and Rhonda C.
          Rousch (incorporated herein by reference to the Annual
          Report on Form 10-K of Simmons Company for the year ended
          December 27, 2003).
10.30     Management Subscription and Stock Purchase Agreement dated as of December 19, 2003, by and among THL Bedding Holding
          Company and the Persons named therein (incorporated herein by reference to the Annual Report on Form 10-K of Simmons
          Company for the year ended December 27, 2003).
10.31     Credit and Guaranty Agreement, dated as of December 19,
          2003, among THL Bedding Company, as Company, THL-SC Bedding
          Company and certain subsidiaries of Simmons Company, as
          Guarantors, the financial institutions listed therein, as
          Lenders, UBS Securities LLC, as Joint Lead Arranger and as
          Co-Syndication Agent, Deutsche Bank AG, New York Branch, as
          Administrative Agent, General Electric Capital Corporation,
          as Co-Documentation Agent, CIT Lending Services Corporation,
          as Co-Documentation Agent and Goldman Sachs Credit Partners
          L.P., as Sole Bookrunner, a Joint Lead Arranger and as
          Co-Syndication Agent (incorporated herein by reference to
          the Annual Report on Form 10-K of Simmons Company for the
          year ended December 27, 2003).
10.32     Senior Unsecured Term Loan and Guaranty Agreement, dated
          December 19, 2003, among THL Bedding Company, as Company,
          THL-SC Bedding Company and certain subsidiaries of Simmons
          Company, as Guarantors, the financial institutions listed
          therein, as Lenders, Goldman Sachs Credit Partners, L.P., as
          Sole Bookrunner, a Joint Lead Arranger and as Co-Syndication
          Agent, UBS Securities LLC, as Joint Lead Arranger and as
          Co-Syndication Agent, and Deutsche Bank AG, New York Branch,
          as Administrative Agent (incorporated herein by reference to the Annual Report on Form 10-K of Simmons Company for the
          year ended December 27, 2003).
10.33     Assumption Agreement, dated December 19, 2003, made by
          Simmons Holdings, Inc., Simmons Company and certain
          subsidiaries of Simmons, as Guarantors, in favor of Deutsche
          Bank, AG, New York Branch, as Administrative Agent for banks and other financial institutions or entities, the Lenders, parties to the Credit Agreement and Term Loan Agreement
          (incorporated herein by reference to the Annual Report on
          Form 10-K of Simmons Company for the year ended December 27,
          2003).
10.34     Pledge and Security Agreement dated December 19, 2003,
          between each of the grantors party thereto and Deutsche Bank
          AG, New York Branch, as the Collateral Agent (incorporated herein by reference to the Annual Report on Form 10-K of
          Simmons Company for the year ended December 27, 2003).
10.35     2002 Stock Option Plan (incorporated herein by reference to the Annual Report on Form 10-K of Simmons Company for the
          year ended December 28, 2002).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.36     Simmons Company Employee Stock Ownership Plan adopted
          January 31, 1998, as amended and restated December 29, 2001
          (incorporated herein by reference to the Quarterly Report on
          Form 10-Q of Simmons Company for the quarter ended March 30,
          2002).
10.36.1   First Amendment to the Simmons Company Employee Stock
          Ownership Plan effective for years ending after December 31,
          2001 (incorporated herein by reference to the Quarterly
          Report on Form 10-Q of Simmons Company for the quarter ended
          March 30, 2002).
23.1      Consent of PricewaterhouseCoopers LLP, Independent
          Registered Public Accounting Firm.
23.2      Consent of Counsel (included in Exhibit 5.1).
24.1      Power of Attorney (see signature page).

---------------

+ To be filed by amendment.

     (b) Financial Statement Schedules
         Schedule II -- Valuation Accounts

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 4, 2004.

                                          THL BEDDING HOLDING COMPANY

                                          By:   /s/ WILLIAM S. CREEKMUIR
                                            ------------------------------------
                                                   William S. Creekmuir,
                                                Executive Vice President and
                                                  Chief Financial Officer
                                                    (principal financial
                                                   officer) and Director

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William S. Creekmuir his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 4th day of June, 2004.

                    SIGNATURE                                       TITLE                      DATE
                    ---------                                       -----                      ----

               /s/ CHARLES R. EITEL                  Chairman of the Board of Directors;   June 4, 2004
 ------------------------------------------------       Director; and Chief Executive
                 Charles R. Eitel                       Officer (principal executive
                                                                  officer)


               /s/ TODD M. ABBRECHT                               Director                 June 4, 2004
 ------------------------------------------------
                 Todd M. Abbrecht


            /s/ WILLIAM P. CARMICHAEL                             Director                 June 4, 2004
 ------------------------------------------------
              William P. Carmichael


              /s/ ROBERT W. HELLYER                               Director                 June 4, 2004
 ------------------------------------------------
                Robert W. Hellyer

                    SIGNATURE                                       TITLE                      DATE
                    ---------                                       -----                      ----


                                                                  Director                 June 4, 2004
 ------------------------------------------------
                  David A. Jones


                                                                  Director                 June 4, 2004
 ------------------------------------------------
               Albert L. Prillaman


                                                                  Director                 June 4, 2004
 ------------------------------------------------
                 Scott A. Schoen


               /s/ GEORGE R. TAYLOR                               Director                 June 4, 2004
 ------------------------------------------------
                 George R. Taylor


              /s/ MARK F. CHAMBLESS                      Vice President & Corporate        June 4, 2004
 ------------------------------------------------     Controller (principal accounting
                Mark F. Chambless                                 officer)

                          THL BEDDING HOLDING COMPANY

                       SCHEDULE II -- VALUATION ACCOUNTS

COL. A                                                 COL. B       COL. C       COL. D       COL. E
------                                              ------------   ---------   ----------   ----------
                                                     BALANCE AT                             BALANCE AT
                                                    BEGINNING OF                              END OF
DESCRIPTION                                            PERIOD      ADDITIONS   DEDUCTIONS     PERIOD
-----------                                         ------------   ---------   ----------   ----------
Fiscal year ended December 27, 2003
  Doubtful accounts...............................    $ 3,134       $3,840      $ 4,054       $2,920
  Discounts and returns, net......................      2,152           --          112        2,040
                                                      -------       ------      -------       ------
                                                      $ 5,286       $3,840      $ 4,166       $4,960
                                                      =======       ======      =======       ======
Fiscal year ended December 28, 2002
  Doubtful accounts...............................    $ 1,879       $3,082      $ 1,827       $3,134
  Discounts and returns, net......................      2,885           --          733        2,152
                                                      -------       ------      -------       ------
                                                      $ 4,764       $3,082      $ 2,560       $5,286
                                                      =======       ======      =======       ======
Fiscal year ended December 29, 2001
  Doubtful accounts...............................    $ 4,312       $6,172      $ 8,605       $1,879
  Discounts and returns, net......................      5,190           --        2,305        2,885
  Tax valuation allowance.........................      3,999           --        3,999           --
                                                      -------       ------      -------       ------
                                                      $13,501       $6,172      $14,909       $4,764
                                                      =======       ======      =======       ======

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1.1      Form of Underwriting Agreement.+
 3.1      Certificate of Incorporation of the Registrant.+
 3.2      By-laws of the Registrant.+
 3.3      Form of Amended and Restated Certificate of Incorporation of
          the Registrant to be in effect after the closing of the
          offering made under this Registration Statement.+
 3.4      Form of Amended and Restated Bylaws of the Registrant to be
          in effect after the closing of the offering made under this
          Registration Statement.+
 4.1      Specimen Common Stock Certificate.+
 5.1      Opinion of Weil, Gotshal & Manges LLP.+
10.1      Labor Agreement between Simmons Company and The United
          Furniture Workers of America, Local No. 262 for all
          employees at the San Leandro, California plant of Simmons
          Company excluding executives, sales employees, office
          workers, supervisors, foremen, timekeepers, watchmen,
          Teamsters or persons in any way identified with management for the period from April 1, 2002 to April 1, 2004
          (incorporated herein by reference to the Quarterly Report on
          Form 10-Q of Simmons Company for the quarter ended June 29,
          2002).
10.2      Labor Agreement between Simmons Company and The United Steel
          Workers of America, Local No. 13-02, for all employees at
          the Shawnee, Kansas plant of Simmons Company excluding
          executives, sales employees, office employees, supervisors, timekeepers and mechanics, for the period from April 22,
          2002 to April 19, 2004 (incorporated herein by reference to the Quarterly Report on Form 10-Q of Simmons Company for the
          quarter ended September 28, 2002).
10.3      Labor Agreement between Simmons Company and The United Steel
          Workers, Local No. 422 for all production and maintenance
          employees at the Dallas, Texas plant of Simmons Company
          excluding supervisors, foremen, factory clerks, office
          employees, time keepers, watchmen or persons in any way
          identified with management for the period from October 16,
          2001 to October 15, 2004 (incorporated herein by reference to the Annual Report on Form 10-K of Simmons Company for the
          year ended December 29, 2001).
10.4      Labor Agreement between Simmons Company and The United Steel
          Workers, Local No. 2401 for all production at the Atlanta,
          Georgia plant of Simmons Company excluding office workers, supervisors, foremen, inspectors, watchmen, plant guards,
          departmental coordinators, carload checkers or persons in
          any way identified with management for the period from
          October 16, 2001 to October 15, 2005 (incorporated herein by reference to the Annual Report on Form 10-K of Simmons
          Company for the year ended December 29, 2001).
10.5      Labor Agreement between Simmons Company and The United Steel
          Workers, Local No. 515U for all employees at the Los
          Angeles, California plant of Simmons Company excluding
          executives, sales employees, office workers and supervisors for the period from October 16, 2001 to October 15, 2005
          (incorporated herein by reference to the Annual Report on
          Form 10-K of Simmons Company for the year ended December 29,
          2001).
10.6      Labor Agreement between Simmons Company and The United Steel
          Workers, Local No. 420 for employees at the Piscataway, New
          Jersey plant of Simmons Company excluding watchmen, office janitors, maintenance department employees, truck drivers, tool makers, machinists, supervisors, porters, matrons, main office, clerical and maintenance helpers for the period of
          October 16, 2001 to October 15, 2005 (incorporated herein by reference to the Annual Report on Form 10-K of Simmons
          Company for the year ended December 29, 2001).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.7      Labor Agreement between Simmons Company and The United Steel
          Workers, Local No. 424 for all production employees at the
          Columbus, Ohio plant of Simmons Company excluding
          executives, sales employees, office workers, timekeepers,
          watchmen, office janitors, maintenance department employees, truck drivers, foremen, supervisors, private chauffeurs,
          main office, clerical and engine room and power plant
          employees for the period from October 16, 2001 to October
          15, 2004 (incorporated herein by reference to the Annual
          Report on Form 10-K of Simmons Company for the year ended
          December 29, 2001).
10.8      Lease Agreement at Concourse between Concourse I, Ltd., as
          Landlord, and Simmons Company, as Tenant, dated as of April
          20, 2000, as amended (incorporated herein by reference to
          the Quarterly Report on Form 10-Q of Simmons Company for the
          quarter ended September 30, 2000).
10.9      Lease between Beaver Ruin Business Center-Phase V between
          St. Paul Properties, Inc., as Landlord, and Simmons Company,
          as Tenant, dated as of October 19, 1994, as amended by
          Addendum to Lease, dated as of September 1, 1995
          (incorporated herein by reference to the Registration
          Statement on Form S-4 under the Securities Act of 1933 for
          Simmons Company, file No. 333-76723).
10.10     Loan Agreement, dated as of November 1, 1982, between the
          City of Janesville, Wisconsin and Simmons Company, as
          successor by merger to Simmons Manufacturing Company, Inc., relating to $9,700,000 City of Janesville, Wisconsin
          Industrial Development Revenue Bond, Series A (incorporated herein by reference to the Registration Statement on Form
          S-4 under the Securities Act of 1933 for Simmons Company,
          file No. 333-76723).
10.11     Lease Agreement between the City of Shawnee and Simmons
          Company relating to the Indenture of Trust between City of
          Shawnee, Kansas and State Street Bank and Trust Company of
          Missouri, N.A., as Trustee, dated as of December 1, 1996
          relating to $5,000,000 Private Activity Revenue Bonds,
          Series 1996 (incorporated herein by reference to the
          Registration Statement on Form S-4 under the Securities Act of 1933 for Simmons Company, file No. 333-76723).
10.12     Loan Agreement dated as of December 12, 1997 between Simmons
          Caribbean Bedding, Inc. and Banco Santander Puerto Rico
          (incorporated herein by reference to the Registration
          Statement on Form S-4 under the Securities Act of 1933 for
          Simmons Company, file No. 333-76723).
10.12.1   English Language Summary of Appendix to Exhibit 10.23.1
          (incorporated herein by reference to the Registration
          Statement on Form S-4 under the Securities Act of 1933 for
          Simmons Company, file No. 333-76723).
10.13     Simmons Retirement Savings Plan adopted February 1, 1987, as amended and restated January 1, 2002 (incorporated herein by reference to the Quarterly Report on Form 10-Q of Simmons
          Company for the quarter ended March 30, 2002).
10.13.1   First Amendment to the Simmons Retirement Savings Plan
          effective for years beginning after December 31, 2001
          (incorporated herein by reference to the Quarterly Report on
          Form 10-Q of Simmons Company for the quarter ended March 30,
          2002).
10.14     Retirement Plan for Simmons Company Employees adopted
          October 31, 1987, as amended and restated May 1, 1997
          (incorporated herein by reference to the Quarterly Report on
          Form 10-Q of Simmons Company for the quarter ended March 30,
          2002).
10.14.1   First Amendment to the Retirement Plan for Simmons Company
          Employees effective for years ending after December 31, 2001
          (incorporated herein by reference to the Quarterly Report on
          Form 10-Q of Simmons Company for the quarter ended March 30,
          2002).
10.15     Stock Purchase Agreement dated as of November 17, 2003, by and among Simmons Holdings. Inc., THL Bedding Company and
          the sellers named therein (incorporated herein by reference to the Annual Report on Form 10-K of Simmons Company for the
          year ended December 27, 2003).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.16     ESOP Stock Sale Agreement dated as of November 21, 2003, by and among Simmons Holdings, Inc., State Street Bank and
          Trust company, solely in its capacity as trustee, of the
          Simmons Company Employee Stock Ownership Trust and THL
          Bedding Company (incorporated herein by reference to the
          Annual Report on Form 10-K of Simmons Company for the year ended December 27, 2003).
10.17     Amendment to Employee Stock Ownership Plan Trust Agreement
          dated as of December 16, 2003, between Simmons Company and
          State Street Bank and Trust Company. as trustee under the
          Trust Agreement (incorporated herein by reference to the
          Annual Report on Form 10-K of Simmons Company for the year ended December 27, 2003).
10.18     Management Agreement dated as of December 19, 2003, by and between Simmons Company and THL Managers V, LLC
          (incorporated herein by reference to the Annual Report on
          Form 10-K of Simmons Company for the year ended December 27,
          2003).
10.19     Senior Manager Restricted Stock Agreement dated as of
          December 19, 2003, between THL Bedding Company and Charles
          R. Eitel (incorporated herein by reference to the Annual
          Report on Form 10-K of Simmons Company for the year ended
          December 27, 2003).
10.20     Senior Manager Restricted Stock Agreement dated as of
          December 19, 2003, between THL Bedding Company and Robert W.
          Hellyer (incorporated herein by reference to the Annual
          Report on Form 10-K of Simmons Company for the year ended
          December 27, 2003).
10.21     Senior Manager Restricted Stock Agreement dated as of
          December 19, 2003, between THL Bedding Company and William
          S. Creekmuir (incorporated herein by reference to the Annual
          Report on Form 10-K of Simmons Company for the year ended
          December 27, 2003).
10.22     Senior Manager Restricted Stock Agreement dated as of
          December 19, 2003, between THL Bedding Company and Rhonda C.
          Rousch (incorporated herein by reference to the Annual
          Report on Form 10-K of Simmons Company for the year ended
          December 27, 2003).
10.23     Restricted Stock Agreement dated am of December 19, 2003,
          between THL Bedding Holding Company and the Persons named
          therein (incorporated herein by reference to the Annual
          Report on Form 10-K of Simmons Company for the year ended
          December 27, 2003).
10.24     THL Bedding Holding Company Equity Incentive Plan
          (incorporated herein by reference to the Annual Report on
          Form 10-K of Simmons Company for the year ended December 27,
          2003).
10.25     THL Bedding Holding Company Deferred Compensation Plan
          (incorporated herein by reference to the Annual Report on
          Form 10-K of Simmons Company for the year ended December 27,
          2003).
10.26     Employment Agreement dated as of December 19, 2003, among
          THL Bedding Holding Company, Simmons Company and Charles R.
          Eitel (incorporated herein by reference to the Annual Report on Form 10-K of Simmons Company for the year ended December
          27, 2003).
10.27     Employment Agreement dated as of December 19, 2003, among
          THL Bedding Holding Company, Simmons Company and Robert W.
          Hellyer (incorporated herein by reference to the Annual
          Report on Form 10-K of Simmons Company for the year ended
          December 27, 2003).
10.28     Employment Agreement dated as of December 19, 2003, among
          THL Bedding Holding Company, Simmons Company and William S.
          Creekmuir (incorporated herein by reference to the Annual
          Report on Form 10-K of Simmons Company for the year ended
          December 27, 2003).
10.29     Employment Agreement dated as of December 19, 2003, among
          THL Bedding Holding Company, Simmons Company and Rhonda C.
          Rousch (incorporated herein by reference to the Annual
          Report on Form 10-K of Simmons Company for the year ended
          December 27, 2003).
10.30     Management Subscription and Stock Purchase Agreement dated as of December 19, 2003, by and among THL Bedding Holding
          Company and the Persons named therein (incorporated herein by reference to the Annual Report on Form 10-K of Simmons
          Company for the year ended December 27, 2003).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.31     Credit and Guaranty Agreement, dated as of December 19,
          2003, among THL Bedding Company, as Company, THL-SC Bedding
          Company and certain subsidiaries of Simmons Company, as
          Guarantors, the financial institutions listed therein, as
          Lenders, UBS Securities LLC, as Joint Lead Arranger and as
          Co-Syndication Agent, Deutsche Bank AG, New York Branch, as
          Administrative Agent, General Electric Capital Corporation,
          as Co-Documentation Agent, CIT Lending Services Corporation,
          as Co-Documentation Agent and Goldman Sachs Credit Partners
          L.P., as Sole Bookrunner, a Joint Lead Arranger and as
          Co-Syndication Agent (incorporated herein by reference to
          the Annual Report on Form 10-K of Simmons Company for the
          year ended December 27, 2003).
10.32     Senior Unsecured Term Loan and Guaranty Agreement, dated
          December 19, 2003, among THL Bedding Company, as Company,
          THL-SC Bedding Company and certain subsidiaries of Simmons
          Company, as Guarantors, the financial institutions listed
          therein, as Lenders, Goldman Sachs Credit Partners, L.P., as
          Sole Bookrunner, a Joint Lead Arranger and as Co-Syndication
          Agent, UBS Securities LLC, as Joint Lead Arranger and as
          Co-Syndication Agent, and Deutsche Bank AG, New York Branch,
          as Administrative Agent (incorporated herein by reference to the Annual Report on Form 10-K of Simmons Company for the
          year ended December 27, 2003).
10.33     Assumption Agreement, dated December 19, 2003, made by
          Simmons Holdings, Inc., Simmons Company and certain
          subsidiaries of Simmons, as Guarantors, in favor of Deutsche
          Bank, AG, New York Branch, as Administrative Agent for banks and other financial institutions or entities, the Lenders, parties to the Credit Agreement and Term Loan Agreement
          (incorporated herein by reference to the Annual Report on
          Form 10-K of Simmons Company for the year ended December 27,
          2003).
10.34     Pledge and Security Agreement dated December 19, 2003,
          between each of the grantors party thereto and Deutsche Bank
          AG, New York Branch, as the Collateral Agent (incorporated herein by reference to the Annual Report on Form 10-K of
          Simmons Company for the year ended December 27, 2003).
10.35     2002 Stock Option Plan (incorporated herein by reference to the Annual Report on Form 10-K of Simmons Company for the
          year ended December 28, 2002).
10.36     Simmons Company Employee Stock Ownership Plan adopted
          January 31, 1998, as amended and restated December 29, 2001
          (incorporated herein by reference to the Quarterly Report on
          Form 10-Q of Simmons Company for the quarter ended March 30,
          2002).
10.36.1   First Amendment to the Simmons Company Employee Stock
          Ownership Plan effective for years ending after December 31,
          2001 (incorporated herein by reference to the Quarterly
          Report on Form 10-Q of Simmons Company for the quarter ended
          March 30, 2002).
23.1      Consent of PricewaterhouseCoopers LLP, Independent
          Registered Public Accounting Firm.
23.2      Consent of Counsel (included in Exhibit 5.1).
24.1      Power of Attorney (see signature page).

---------------

+ To be filed by amendment.